EXHIBIT 99(b)
Hearing Date And Time: November 8, 2007 at 10:00 am
                           “Potential Objectors’” Objection Deadline: November 2, 2007 at 4:00 pm
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(312) 407-0700
John Wm. Butler, Jr. (JB 4711)
George N. Panagakis (GP 0770)
Ron E. Meisler (RM 3026)
- and -
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036
(212) 735-3000
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Attorneys for Delphi Corporation, et al.,
     Debtors and Debtors-in-Possession
Delphi Legal Information Hotline:
Toll Free: (800) 718-5305
International: (248) 813-2698
Delphi Legal Information Website:
http://www.delphidocket.com
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:	Chapter 11
:
DELPHI CORPORATION, et al.,	:	Case No. 05-44481 (RDD)
:
	:	(Jointly Administered)
Debtors.	:
x
NOTICE OF POTENTIAL AMENDMENTS TO DEBTORS’ DISCLOSURE STATEMENT WITH
RESPECT TO JOINT PLAN OF REORGANIZATION OF DELPHI CORPORATION AND
CERTAIN AFFILIATES, DEBTORS AND DEBTORS-IN-POSSESSION AND
CERTAIN APPENDICES AND EXHIBITS RELATED THERETO
(“POTENTIAL DISCLOSURE STATEMENT AMENDMENTS NOTICE”)

          1. On March 31, 2006, Delphi Corporation and its affiliated debtors-in-possession and global non-debtor affiliates outlined the key tenets of a transformation plan that the Company believes would enable Delphi to return to stable, profitable business operations on a consolidated basis. The Debtors believe that the majority of goals outlined in the March, 2006 transformation plan have been completed, and that the benefits to be obtained by the Debtors in their chapter 11 reorganization have been largely realized. Consequently, the Debtors believe that the macroeconomic and automotive-centric “deal risks” that potentially face the Debtors in continuing in their chapter 11 cases on a voluntary basis for an extended period of time, when combined with the liquidity requirements of the Debtors’ now-implemented five year business plan, make a prompt emergence from chapter 11 during the first quarter of 2008 the most prudent and value maximizing course of action for Delphi and its stakeholders.
          2. Since the Debtors filed the Plan on September 6, 2007, the availability of the financing terms assumed in the Plan have not been realized (which has resulted in the Debtors pursuing a modified exit financing strategy that will result in less cash available for use as “currency” in the Plan. In addition, the 2008 business plan has been revised to reflect reduced volume production forecasts for General Motors North America and to account for the revised capital structure developed consensually with the Creditors’ Committee, Plan Investors and GM and which is necessary to obtain their support. As a result, Delphi undertook discussions with several of its constituencies following the filing of the Plan and Disclosure Statement during September and October, 2007. These discussions led to the Potential Amendments that are the subject of this notice filing.
          3. Except for a junior claims class and an interests class, the proposed changes in Plan treatment are largely based on the change in Plan currency. These changes,

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which do not generally affect the amount of recoveries for the various stakeholders (except several of the most junior classes) are a result of the Debtors’ need to preserve and maximize business enterprise value by consummating the Plan, the settlements embodied in the Plan, and the ability of the Plan Investors to make contributions to the Debtors’ reorganization. Each of the Debtors’ stakeholders places a different value on the settlements embodied in the Plan, but the Debtors believe that a prompt consummation of the Plan is in the best interests of the Debtors, the estates, and their stakeholders. When evaluated in reasonable context, the Debtors believe that the Potential Amendments constitute a rational solution set for the challenges confronting the Debtors and result in the least disruption to value and value allocation that an be achieved on a consensual basis with creditors, settling parties, and plan investors.
Procedural Background
          4. On September 6, 2007, Delphi Corporation (“Delphi” or the “Company”) and certain of its subsidiaries and affiliates, debtors and debtors-in-possession in the above-captioned cases (the “Debtors”), filed their Motion For Order Approving (I) Disclosure Statement, (II) Record Date, Voting Deadline, And Procedures For Temporary Allowance Of Certain Claims, (III) Hearing Date To Consider Confirmation Of Plan, (IV) Procedures For Filing Objections To Plan, (V) Solicitation Procedures For Voting On Plan, (VI) Cure Claim Procedures, (VII) Procedures For Resolving Disputes Relating To Postpetition Interest, And (VIII) Reclamation Claim Procedures, dated September 6, 2007 (Docket No. 9266) (the “Solicitation Procedures Motion”). On the same date, the Debtors also filed the Joint Plan of Reorganization of Delphi Corporation and Certain Affiliates, Debtors and Debtors-in-Possession, dated September 6, 2007 (Docket No. 9263) (the “Plan”), and the Disclosure Statement With Respect To Joint Plan Of Reorganization Of Delphi Corporation And Certain Affiliates, Debtors

3

And Debtors-In-Possession (Docket No. 9264), dated September 6, 2007 (the “Disclosure Statement”). The hearing to consider the Solicitation Procedures Motion and the adequacy of the Debtors’ Disclosure Statement was scheduled for October 3, 2007, with an objection deadline of September 28, 2007.
          5. The hearing on the Solicitation Procedures Motion commenced on October 3, 2007. At the hearing, several potential objectors were granted additional time to evaluate the Solicitation Procedures Motion and the Disclosure Statement.1 The Debtors also advised the Court that certain amendments to the Plan and Disclosure Statement were being considered by the Debtors in connection with exit financing and key stakeholder discussions (the “Potential Amendments”). Several objections to the adequacy of the Disclosure Statement were resolved or overruled at the October 3, 2007 hearing, and the hearing was continued to October 25, 2007.2
          6. After the hearing on October 3, discussions continued between the Debtors, their stakeholders (including the Creditors’ Committee and the Equity Committee), the Plan Investors, and GM. As noted above, the discussions among the stakeholders were necessitated by, among other things, a severe shift in the capital markets that forced the Debtors to review their proposed emergence capital structure. These discussion continued for several weeks in October, which led the Debtors to request a continuance of the second day of the hearing on the Solicitation Procedures Motion and the adequacy of the Disclosure Statement to

1	The remaining Objectors are the Creditors’ Committee, the Equity Committee, A-D Acquisition Holdings, LLC (an affiliate of Appaloosa Management L.P.) as lead plan investor under the Plan, GM, the Ad Hoc Committee of Trade Creditors, Wilmington Trust Company as indenture trustee, and a group of bondholders represented by common counsel consisting of DK Acquisition Co., Silverpoint Capital, Sandell Management Co., Elliott Management Company, and CR Intrinsic as well as the Lead Plaintiffs (but only to the extent of matters raised in the Lead Plaintiffs’ Response or any Potential Amendments) (collectively, the “Potential Objectors”)

2	See Order (A) Disposing Of Certain Objections To Debtors’ Disclosure Statement And Solicitation Procedures Motion and (B) Setting Further Non-Omnibus Hearing Date And Related Procedures, dated October 9, 2007 (Docket No. 9266).

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November 8, 2007. The Debtors advised the Court that the intervening time would be used by the Debtors to continue discussions with certain of the Potential Objectors regarding the Potential Amendments, as well as to provide additional time for the Potential Objectors to receive and evaluate the Potential Amendments, and for the Debtors to prepare and potentially file motions to approve amendments to the Debtors’ Investment Agreement with the Plan Investors (the “Amended Investment Agreement Approval Motion”) and to approve exit financing arrangements (the “Exit Financing Approval Motion”).
          7. On October 19, the Court entered the Supplemental Order (A) Establishing Revised Hearing Date And Related Procedures On Disclosure Statement And Solicitation Procedures Motion And (B) Setting Hearing Date And Related Procedures For Potential Motions Amending Investment Agreements And Approving Certain Exit Financing Agreements (Docket No. 10662) (the “Supplemental Scheduling Order”). Under the terms of the Supplemental Scheduling Order, the Debtors were required to use commercially reasonable efforts to file a notice of the proposed changes to the Plan and Disclosure Statement, as well as certain appendices and exhibits. In compliance with the Supplemental Scheduling Order, attached hereto are Exhibit A containing blacklined changed pages to the Disclosure Statement, Exhibit B containing blacklined changed pages to the Plan (Appendix A to the Disclosure Statement), Exhibit C containing blacklined changed pages to Historical Financial Results (Appendix B-2 to the Disclosure Statement); Exhibit D containing blacklined changed pages to the Financial Projections (Appendix C to the Disclosure Statement), Exhibit E containing blacklined changed pages to the Valuation Analysis (Appendix D to the Disclosure Statement), Exhibit F containing blacklined changed pages to Liquidation Analysis (Appendix E to the Disclosure Statement), Exhibit G containing the Management Compensation Plan to be included

5

in Plan Exhibit 7.8, Exhibit H containing the amendment to the Investment Agreement to be included in Plan Exhibit 7.11, Exhibit I containing blacklined changed pages to the list of executory contracts to be rejected and to be included in Plan Exhibit 8.1(a), Exhibit J containing the amendment to the Delphi-GM Global Settlement Agreement to be included in Plan Exhibit 7.20(a), and Exhibit K containing the amendment to the Delphi-GM Master Restructuring Agreement to be included in Plan Exhibit 7.20(b).

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Notice Of Potential Amendments
          8. Notice of the Proposed Changes will be provided in accordance with the Supplement Scheduling Order. In light of the nature of the Potential Amendments when reasonably evaluated in the context of the entirety of the materials filed as part of the September 6, 2007 filing of the Disclosure Statement and Plan, the Debtors submit that no other or further notice is necessary or required.

Dated:	New York, New York
October 29, 2007

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

By:	/s/ John Wm. Butler, Jr.

John Wm. Butler, Jr. (JB 4711)
George N. Panagakis (GP 0770)
Ron E. Meisler (RM 3026)
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(312) 407-0700

- and -

By:	/s/ Kayalyn A. Marafioti

Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Four Times Square
New York, New York 10036
(212) 735-3000

Attorneys for Delphi Corporation, et al.,
Debtors and Debtors-in-Possession

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Exhibit A
Disclosure Statement changed pages, blacklined against version filed on September 6, 2007

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x

:
In re	:	Chapter 11
:
DELPHI CORPORATION, et al.,	:	Case No. 05-44481 (RDD)
:
	:	(Jointly Administered)
Debtors.	:
x

FIRST AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
FIRST AMENDED JOINT PLAN OF
 REORGANIZATION OF DELPHI CORPORATION AND
 CERTAIN AFFILIATES, DEBTORS AND DEBTORS-IN-POSSESSION

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(800) 718-5305
(248) 813-2698 (International)
John Wm. Butler, Jr. (JB 4711)
George N. Panagakis (GP 0770)
Ron E. Meisler (RM 3026)
Nathan L. Stuart (NS 7872)

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP Four Times Square New York, New York 10036 Kayalyn A. Marafioti (KM 9632) Thomas J. Matz (TM 5986)	Of Counsel DELPHI CORPORATION 5725 Delphi Drive Troy, Michigan 48098 David M. Sherbin Sean P. Corcoran Karen J. Craft

Attorneys for Debtors and Debtors-in-Possession

Dated: New York, New York
             ~~September 6~~ November •, 2007

DISCLAIMER
THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL THE BANKRUPTCY COURT HAS APPROVED THIS DISCLOSURE STATEMENT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE COURT.

EXECUTIVE SUMMARY
     On October 8 and 14, 2005, Delphi Corporation ~~and~~(“Delphi” or the “Company”) and 41 of its direct and indirect United States subsidiaries and affiliates (the “Affiliate Debtors”), debtors and debtors-in-possession (collectively, the “Debtors”), filed petitions under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. Chapter 11 of the Bankruptcy Code allows a debtor to sponsor a plan of reorganization that proposes how to treat claims against, and interests in, such debtor. A plan of reorganization must be voted on by holders of claims and interests and then must meet various standards to be confirmed by the Bankruptcy Court. Consummation of a confirmed plan of reorganization is how a debtor emerges from chapter 11.
     On September 6, 2007, the Debtors filed their Joint Plan Of Reorganization Of Delphi Corporation And Certain Affiliates, Debtors And Debtors-In-Possession (the “September 6 Plan”) and on November •, 2007, the Debtors filed their First Amended Joint Plan Of Reorganization Of Delphi Corporation And Certain Affiliates, Debtors And Debtors-In-Possession (the “Plan”). The purpose of this Disclosure Statement is to provide to the holders of Claims against, and Interests in, the Debtors adequate information to make an informed judgment about the Plan.
     The following introduction and summary is a general overview only and is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information, and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plan. All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to them in the Plan, unless otherwise noted.
     This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan being proposed by Delphi Corporation and 41 of its direct and indirect United States subsidiaries and affiliates, debtors and debtors-in-possession, which filed petitions for chapter 11 relief on October 8 and October 14, 2005 (the “Petition Date”) with the United States Bankruptcy Court for the Southern District of New York.
     Certain of Delphi’s U.S. affiliates are not debtors in these Chapter 11 Cases and, with the exception of one of Delphi’s wholly-owned indirect Spanish subsidiaries, none of the Delphi affiliates located outside of the U.S. has commenced chapter 11 cases or similar proceedings in any other jurisdictions. These non-Debtor affiliates are not necessarily affected by the Plan to the same extent as are Delphi and the Affiliate Debtors. Certain provisions of the Plan, and thus the descriptions and summaries contained herein, may be the subject of continuing negotiations among the Debtors and various parties, have not been finally agreed upon, and may be modified. Such modifications, however, will not have a material effect on the distributions contemplated by the Plan.
     A copy of the Plan is annexed hereto as Appendix A. Historical financial results of the Company are attached hereto as Appendix B. Financial projections for the reorganized
Notice of Proposed Amendments
October 29, 2007

DS-iv

D. Business Plan
     The Debtors’ substantial progress on their Transformation Plan provides the foundation for the Company’s 2007-2011 business plan (the “Business Plan”). When developing the Business Plan, Delphi considered the impact that elements of the Transformation Plan would have on its operations, including the transformation of its hourly workforce, Delphi’s relationship with its largest customer, GM, the impact of changes in Delphi’s production portfolio and manufacturing footprint, cost reductions achieved as a result of the SG&A restructuring, and pension funding strategies with the Internal Revenue Service (the “IRS”) and the Pension Benefit Guaranty Corporation (the “PBGC”).
     Delphi’s financial projections for 2007-2011 are attached hereto as Appendix C. The Business Plan projects that in 2008, revenue will decline as Delphi continues to exit certain of its product lines as part of the portfolio transformation. ~~The disposition~~As a result of ~~product lines is expected to be substantially completed~~revised volume production forecasts for GM North America (“GMNA”) by ~~the end of 2008,~~ Delphi and ~~thereafter the Business Plan projects that revenue increases in~~ Global Insight (“GI/DRI”) (formerly known as Data Resources, Inc.), an industry expert that publishes reports on vehicle production forecasts, as well as the revised capital structure of the reorganized company necessitated by the recent dislocation in the ~~remaining years of the~~capital markets, Delphi has revised its Business Plan. Although the revised Business Plan calls for a further decline in revenue in 2008, the revised Business Plan projects that revenue increases in 2008-2011 by a compound annual growth rate of ~~5.7~~6.3%. In the final years of the Business Plan, it is expected that margins will expand to industry-competitive levels as Delphi expands its current business lines and grows into new markets.
     The Business Plan demonstrates that a significant amount of cash will be spent in connection with restructuring activities. Each division has contemplated a significant number of restructuring activities, the scope, timing, and cost of which were included in the Business Plan and affect the forecast. As a result of the restructuring, the Business Plan financials also reflect expected cost savings in manufacturing, that are the product of the labor transformation and global restructuring initiatives. As manufacturing and engineering operations are migrated from high cost to low cost locations, savings are generated, resulting in Delphi’s belief that it will be well positioned to meet customer expectations and achieve competitive margins. Beyond the impact of these manufacturing cost initiatives, further savings in material costs are expected to be realized through engineering activities, supplier price reductions, and the continued shift in the supplier footprint to lower cost locations following Delphi’s own manufacturing footprint migration. The resulting transformation and growth results in a plan under which Delphi continues to expand its revenue expectations in Asia, Europe, and South America while expecting revenue declines in North America.
E. Plan Investor And Exit Financing
     ~~The description below is based on the Debtors’ current status of  discussions with third parties and will be updated as such discussions evolve~~.
Notice of Proposed Amendments
October 29, 2007

DS-ix

     ~~To support the Company’s Transformation Plan and Business Plan, the Debtors entered into an Equity Purchase and Commitment Agreement with Plan Investors led by A-D Acquisition Holdings, LLC, an affiliate of Appaloosa Management L.P. On the terms and subject to the conditions of the Investment Agreement, the Plan Investors committed to purchase $800 million of convertible preferred stock and approximately $175 million of common stock in Reorganized Delphi~~.
     ~~The Plan Investors also agreed to purchase any unsubscribed shares of New Common Stock of Reorganized Delphi in connection with a $1.575 billion Discount Rights Offering (as defined below) that will be made available to Delphi’s common stockholders who are holders of shares of Delphi common stock as of the date the Confirmation Hearing commences.~~
     ~~In addition to the proceeds from the Investment Agreement and the Discount Rights Offering, the Company will need to obtain funded debt of $7 billion to $7.5 billion to emerge from chapter 11 successfully. The Company has identified and commenced discussions with six of the top ten lenders based on 2006 syndicated loans in the U.S. and seven of the top ten lenders based on 2006 corporate high-yield debt in the U.S. and global markets. The Company expects to file a commitment letter for this exit financing early in the Fourth Quarter of 2007.~~
~~F. Summary Of The Plan Of Reorganization~~
     ~~The Plan is based upon a series of global settlements and compromises that involve every major group of constituents in the Debtors’ reorganization cases. The Debtors, all of the Debtors’ principal U.S. labor unions, GM, the Creditors’ Committee, the lead plaintiffs in certain security actions (on behalf of holders of various claims based on alleged violations of federal securities law and ERISA), and the Equity Committee have contributed to global settlements and compromises that provide for a recovery through a plan distribution amounting to the principal amount of the claim plus accrued interest, at a negotiated plan value for general unsecured creditors, and agreed upon distributions to other classes of creditors and interests. The Plan is supported by the Creditors’ Committee on behalf of unsecured creditors, the Equity Committee on behalf of holders of Delphi’s common stock, and GM.~~
     ~~Under the Plan, cash and shares of New Common Stock of Reorganized Delphi will be distributed to holders of General Unsecured Claims amounting, in the aggregate, to the principal amount of such claims plus accrued interest, a “par plus accrued recovery at Plan value”. GM will receive a cash distribution on account of certain of its claims against the Debtors. Certain plaintiffs in a multi-district securities litigation will receive, through a settlement with the Debtors, cash and shares of New Common Stock of Reorganized Delphi in approximately the same proportion as the general unsecured creditors. Holders of existing Delphi common stock will receive a distribution of shares of New Common Stock of Reorganized Delphi, five-year warrants exercisable to purchase shares of New Common Stock of Reorganized Delphi, and transferable and non-transferable subscription Rights to purchase shares of New Common Stock of Reorganized Delphi.~~
Notice of Proposed Amendments
October 29, 2007

DS-x

     ~~The settlements embodied by the Plan feature Rights Offerings that will be conducted after confirmation of the Plan and will allow Delphi’s common stockholders, who are holders of shares of Delphi common stock as of the date when the Confirmation Hearing commences, to purchase (i) through the exercise of transferable Rights, 40,845,016 shares of the New Common Stock of Reorganized Delphi at a price per share of $38.56 (reflecting a discount to the negotiated plan enterprise value of Reorganized Delphi) generating gross proceeds of up to $1.575 billion, and (ii) through the exercise of non-transferable Rights, up to $572 million worth of shares in the aggregate of New Common Stock of Reorganized Delphi, at a price per share of $45.00 (reflecting the negotiated plan enterprise value of Reorganized Delphi). Holders of existing common stock will also receive their pro rata share of $66 million of New Common Stock (1,476,000 of a total of 147,627,046) and New Warrants to purchase an aggregate of 5% of New Common Stock of Reorganized Delphi at an exercise price of $45 per share. The Rights will be issued only to those individuals who are holders of Delphi’s common stock as of the close of business on the date the Confirmation Hearing commences. The Rights will be issued to those common stock holders after the Bankruptcy Court has confirmed the Debtors’ Plan and Delphi’s Registration Statement for the Rights Offerings has been declared effective by the SEC. Appaloosa and the other Plan Investors, if any, which have agreed not to participate in the Par Value Rights Offering, will not participate in the Par Value Rights Offering and Rights that would otherwise be distributed to such parties pursuant to the Par Value Rights Offering by virtue of their current common stock holdings will be distributed to the other holders of Existing Common Stock.~~
     ~~Current stockholders of Delphi who receive, but decide not to exercise, their transferable and non-transferable Rights can sell their existing shares of Delphi common stock and/or their transferable Rights subject to applicable law and realize value by selling their shares and/or their transferable Rights. Sale of shares prior to the date the Confirmation Hearing commences will effectively also result in the sale of the transferable and non-transferable rights. Neither Delphi nor its Board of Directors makes any recommendation with respect to any exercise or sale of Rights or sale of shares of common stock. See Section VII.C. – Rights Offerings for additional information regarding the Rights Offerings.~~
     To support the Company’s Transformation Plan and Business Plan, the Debtors entered into an Equity Purchase and Commitment Agreement (the “Investment Agreement”) with Plan Investors led by A-D Acquisition Holdings, LLC, an affiliate of Appaloosa Management L.P. (“Appaloosa”). On the terms and subject to the conditions of the Investment Agreement, the Plan Investors committed to purchase $800 million of convertible preferred stock and approximately $175 million of common stock in Reorganized Delphi. The Debtors will amend the Investment Agreement, pending Bankruptcy Court approval, in November 2007. The Investment Agreement amendment will reflect certain adjustments to the proposed investments by the Plan Investors.
     In addition, the amended Investment Agreement will provide for a $1.575 billion Discount Rights Offering (as described below) that will be made available to Delphi’s unsecured creditors.
Notice of Proposed Amendments
October 29, 2007

DS-xi

     In addition to the proceeds from the Investment Agreement and the Discount Rights Offering, the Company will need to obtain funded debt to emerge from chapter 11 successfully. Initially, the Company sought financing of up to $7.5 billion in funded debt and a $1.6 billion asset-based revolving loan. Because of the dynamics of the capital markets in the third quarter of 2007, however, the Debtors reduced proposed debt levels under the Plan by $1.9 billion to facilitate an emergence financing package that could be executed under existing market conditions. Based on recent improvements in the capital markets, including the leveraged loan market, the Debtors, after consultation with the Creditors’ Committee, the Plan Investors, and GM, plan to move forward with an asset-based revolving loan in the amount of $1.6 billion, $3.7 billion of first-lien funded financing (possibly in conjunction with the extension of their debtor-in-possession financing facility), and second lien funded financing in the amount of $1.5 billion. The Debtors intend to enter into a “best efforts” financing arrangement with one or more nationally recognized investment banks on or before November 7, 2007, and to seek approval of such exit financing at the Debtors’ November 29, 2007 omnibus hearing.
F. Summary Of The First Amended Plan Of Reorganization
     The Plan is based upon a series of global settlements and compromises that involve nearly every major group of constituents in the Debtors’ reorganization cases. The Debtors, all of the Debtors’ principal U.S. labor unions, GM, the Creditors’ Committee, and the lead plaintiffs in certain security actions (on behalf of holders of various claims based on alleged violations of federal securities law and ERISA) have contributed to global settlements and compromises that provide for a recovery to general unsecured creditors (other than holders of TOPrS, as defined below) through a plan distribution amounting to the principal amount of the claim plus accrued interest, at a negotiated plan value, and agreed upon distributions to other classes of creditors and interests. The Plan is supported by the Creditors’ Committee on behalf of unsecured creditors and GM.
     Under the Plan, holders of General Unsecured Claims will receive a combination of shares of New Common Stock of Reorganized Delphi and subscription rights to participate in a discount rights offering (as described below) to acquire shares of New Common Stock. The recovery for holders of General Unsecured Claims (other than holders of TOPrS, as defined below) will amount, in the aggregate, to the principal amount of such holders’ claims plus accrued postpetition interest at negotiated Plan value, a “par plus accrued recovery at Plan value.” For holders of claims arising from subordinated notes issued in connection with trust preferred securities issued in 2003 by Delphi Trust I and Delphi Trust II (the “TOPrS”), the recovery will amount, in the aggregate, to 100% of total prepetition claims (which claims include principal plus accrued prepetition interest) at negotiated Plan value. The TOPrS claims, which are subordinate to other General Unsecured Claims, will be allowed in the amount of $421 million will not receive accrued postpetition interest. GM will receive cash, a second lien note, and junior preferred convertible stock on account of certain of its claims against the Debtors. Subject to approval by the Bankruptcy Court and the District Court presiding over the matter, certain lead plaintiffs in a multi-district securities class action litigation through a settlement with the Debtors will receive, on behalf of themselves and the class they represent, shares of New Common Stock of Reorganized Delphi and subscription rights to participate in the discount rights offering in
Notice of Proposed Amendments
October 29, 2007

DS-xii

the same proportion as the general unsecured creditors. Holders of existing Delphi common stock will receive a distribution of subscription rights to purchase shares of New Common Stock of Reorganized Delphi through a par value rights offering and warrants exercisable for six months following the Debtors’ emergence from chapter 11 to purchase shares of New Common Stock of Reorganized Delphi.
     The settlements embodied in and by the Plan feature Rights Offerings that will be conducted after confirmation of the Plan. Delphi’s general unsecured creditors will have the ability to purchase through the exercise of non-transferable rights, 45,026,801 shares of the New Common Stock of Reorganized Delphi at a price per share of $34.98 (reflecting a discount to the negotiated plan enterprise value of Reorganized Delphi) generating gross proceeds of up to $1.575 billion (the “Discount Rights Offering”). The Discount Rights Offering will include oversubscription rights.
     Delphi’s existing common stockholders, who are holders of shares of Delphi common stock as of the date when the Confirmation Hearing commences, may purchase through the exercise of non-transferable Rights, up to 12,711,111 shares in the aggregate of New Common Stock of Reorganized Delphi, at a price per share of $41.58 (reflecting the negotiated plan enterprise value of Reorganized Delphi) (the “Par Value Rights Offering”). Holders of existing common stock will also receive New Warrants to purchase an aggregate of $1.0 billion of New Common Stock of Reorganized Delphi at an exercise price of $45 per share. The Par Value Rights will be issued only to those individuals who are holders of Delphi’s common stock as of the close of business on the date the Confirmation Hearing commences. The Par Value Rights will be issued to those common stock holders after the Bankruptcy Court has confirmed the Debtors’ Plan and Delphi’s Registration Statement for the Par Value Rights Offering has been declared effective by the SEC. The shares available to Delphi common stockholders through the Par Value Rights Offering would otherwise have been issued to Unsecured Creditors and Appaloosa. Appaloosa and the other Plan Investors, if any, which have agreed not to participate in the Par Value Rights Offering, will not participate in the Par Value Rights Offering and Par Value Rights that would otherwise be distributed to such parties pursuant to the Par Value Rights Offering by virtue of their current common stock holdings will be distributed to the other holders of Existing Common Stock.
     Current stockholders of Delphi who may receive, but do not desire to exercise, their non-transferable Par Value Rights can sell their existing shares of Delphi common stock subject to applicable law and realize value by selling their shares. Sale of shares prior to the date the Confirmation Hearing commences will effectively also result in the sale of the Par Value Rights and the right to receive New Warrants. Neither Delphi nor its Board of Directors makes any recommendation with respect to any exercise or sale of shares of common stock. See Section VII.C. – Rights Offerings for additional information regarding the Rights Offerings.
     Each of Delphi and its 41 Affiliate Debtors is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan provides for the substantive consolidation of certain of the Debtors’ Estates for voting and distribution purposes only. The Plan contains separate classes and proposes recoveries for holders of Claims against
Notice of Proposed Amendments
October 29, 2007

DS-xiii

and Interests in the Debtors. After careful review of the Debtors’ current business operations, estimated recoveries in a liquidation scenario, and the prospects of ongoing business, the Debtors have concluded that the recovery to the Debtors’ creditors and equityholders will be maximized by the reorganization of the Debtors as contemplated by the Plan.
     Although the Debtors need only to establish that the stakeholders will receive at least as much under the proposed Plan as in a liquidation under chapter 7 of the Bankruptcy Code, the Debtors believe that the recoveries provided by the Plan will be significantly better than those realized through a liquidation. Specifically, the Debtors believe that their businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part. According to the valuation analysis prepared by the Debtors’ investment banker and financial advisor, Rothschild, Inc., and the liquidation analysis prepared by the Company, with the assistance of the Debtors’ restructuring and financial advisor, FTI Consulting, Inc., the Debtors believe that the value of the Estates of the Debtors is significantly greater in the proposed reorganization than in a liquidation.
     The effectiveness of the Plan, and thus the consummation of the Plan, is subject to a number of conditions precedent. There can be no assurances that these conditions will be satisfied. In addition, the Debtors have reserved the right to amend or modify the Plan as it applies to any of the Debtors.
G. Summary Of Changes To The Plan

Party	September 6, 2007 Plan	Amended Plan
Plan Investors	Direct Investment

– Purchase $400 million of preferred stock convertible at an assumed enterprise value of $11.75 billion
– Purchase $400 million of preferred stock convertible at an assumed enterprise value of $12.80 billion
– Purchase $175 million of New Common Stock at an assumed enterprise value of $13.9 billion	Direct Investment

– Purchase $400 million of preferred stock convertible at an assumed enterprise value of $10.80 billion
– Purchase $400 million of preferred stock convertible at an assumed enterprise value of $11.80 billion
– Purchase $175 million of New Common Stock at an assumed enterprise value of $13.0 billion

GM	$2.7 billion – $2.7 billion in Cash	$ 2.7 billion – $750 million in Cash – $750 million in a second lien note – $1.2 billion in junior convertible preferred stock
Notice of Proposed Amendments
October 29, 2007

DS-xiv

Party	September 6, 2007 Plan	Amended Plan
Unsecured Creditors	Par plus accrued recovery at Plan value – 80% in New Common Stock valued at $45 per share – 20% in Cash	Par plus accrued recovery at Plan value – 92.4% in New Common Stock valued at $41.58 per share – 7.6% through pro rata participation in the Discount Rights Offering

TOPrS	Par plus accrued recovery at Plan value – 100% in New Common Stock valued at $45 per share	Par recovery at Plan value – 92.4% in New Common Stock valued at $41.58 per share – 7.6% through pro rata participation in the Discount Rights Offering

Existing Common Stockholders	Par Value Rights – Right to acquire approximately 12,711,111 shares of New Common Stock at a purchase price of $45.00 per share	Par Value Rights – Right to acquire approximately 12,711,111 shares of New Common Stock at a purchase price of $41.58 per share

	Warrants	Warrants
	– Warrants to acquire an additional 5% of New Common Stock at $45.00 per share exercisable for five years after emergence	– Warrants to acquire $1.0 billion of New Common Stock at $45.00 per share exercisable for six months after emergence

Direct Distribution
– 1,476,000 shares of New Common Stock

Discount Rights
– Right to purchase 40,845,016 shares of New Common Stock at a purchase price of $38.56 per share
H. Summary Of Treatment Of Claims And Interests Under The Plan
     The Plan contains separate classes for holders of Claims against and Interests in the Debtors. As required by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified. The table below summarizes the treatment of certain administrative and priority claims and sets forth the Debtors’ estimates of the amount of Claims that will ultimately be Allowed in each category.
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DIP Claims, Administrative Claims, And Priority Tax Claims

Description	Treatment Under Plan
DIP Claims	DIP Claims consist of the DIP Facility Revolver Claim in the approximate amount of $682 million, the DIP Facility First Priority Term Claim in the approximate amount of $250 million, and the DIP Facility Second Priority Term Claim in the approximate amount of $2.495 billion. Under the Plan the DIP Claim will be paid on the Effective Date in full in Cash.

Estimated Amount of Claims:	$3.427 billion
Percentage Recovery:	100%

Administrative Claims	An administrative claim is a claim for payment of an expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Cases, Professional Claims, and certain other Claims. For illustrative purposes, the estimated amounts of Administrative Claims include Cure Claims. Under the Plan and the procedures provided therein, Administrative Claims will be paid in full in Cash in the ordinary course or as otherwise agreed.

Estimated Amount of Claims:	~~$735~~332 million to $700 million plus other Administrative Claims in the ordinary course of business
Percentage Recovery:	100%
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Description	Treatment Under Plan
Priority Tax Claims	A priority tax claim is a claim for payment of taxes by governmental units as specified in section 507(a)(8) of the Bankruptcy Code. Under the Plan, Priority Tax Claims will be paid (1) equal cash payments, including postpetition interest, over a period not to exceed six years after the assessment of the tax totaling the aggregate amount of the claim, (2) other treatment that is agreed between the Debtors and the holder of the priority tax claim, or (3) payment in full in Cash plus postpetition interest.

Estimated Amount of Claims:	$20 million to $73 million
Percentage Recovery:	100%
     The table below summarizes the classification and treatment of the principal prepetition Claims and Interests in the Plan. The classification and treatment for all Classes are described in more detail in Section IX—Summary Of The Reorganization Plan. The table below also sets forth the Debtors’ estimates of the amount of Claims that will ultimately be Allowed in each Class based upon the Debtors’ review of all proofs of claim and schedules not superseded by proofs of claim, and consideration of the provisions of the Plan that affect the allowance of certain Claims.
     The Debtors’ investment banker and financial advisor, Rothschild, performed a valuation of the Reorganized Debtors and the New Common Stock as a going concern based on information and financial projections provided by the Debtors. Rothschild estimated the total enterprise value range of Reorganized Delphi to be between $11.~~4~~ 2 billion and $14.~~4~~ 1 billion with a midpoint of approximately $12.~~9~~7 billion as of December 31, 2007, as discussed more fully in the Valuation Analysis attached hereto as Appendix D. As part of the Plan, and for the purpose of making distributions to allow a par plus accrued at Plan value recovery for holders of general unsecured claims, the Debtors, Creditors’ Committee, ~~Equity Committee,~~ GM, and Plan Investors, negotiated an agreed deemed value of the reorganized debtors’ equity at ~~$45.00~~41.58 per share, which amounts to an implied enterprise value of approximately $13.0 billion. The total enterprise value is assumed to be ~~$12.~~11.8 billion for purposes of setting the price of New Common Stock for the Discount Rights Offering and for setting the initial conversion price of the new Series B Senior Convertible Preferred Stock, par value $0.01 per share, of Reorganized Delphi. For setting the initial conversion price of the new Series A~~-1 Senior Convertible Preferred Stock of Reorganized Delphi, par value $0.01 per share, and the new Series A-2~~ Senior Convertible Preferred Stock of Reorganized Delphi, par value $0.01 per share, the total enterprise value is assumed to be ~~$11.75~~10.8 billion.
     The valuation of the Reorganized Debtors and the New Common Stock conducted by Rothschild was based on certain assumptions including, among other things, an assumption that the results projected for the Reorganized Debtors will be achieved in all material respects. No assurance can be given, however, that the projected results will be achieved. To the extent that the valuation assumptions are dependent upon the
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achievement of the results projected by the Debtors, the valuation assumptions must be considered speculative. The valuation assumptions also consider, among other matters, (i) market valuation information concerning certain publicly-traded securities of certain other companies that are considered relevant, (ii) certain general economic and industry information considered relevant to the business of the Reorganized Debtors, and (iii) such other investigations and analyses as Rothschild deemed necessary or appropriate. The Debtors and Rothschild believe that these valuation assumptions are reasonable.
     The foregoing valuation assumptions are not a prediction or reflection of post-confirmation trading prices of the New Common Stock or any other securities. Such securities may trade at substantially higher or lower prices because of a number of factors, including those discussed in Section X—General Considerations And Risk Factors To Be Considered. The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.
     In addition, for certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. For example, a counterparty to an executory contract that is assumed by the Debtors has the option of electing one of two cure treatments, which may change the amount of administrative claims or general unsecured claims, and for the illustrative estimated amounts, Cure Claims are included in both the Administrative Claim and General Unsecured Claim categories. Accordingly, for these reasons, no representation can be or is being made with respect to whether the estimated percentage recoveries shown in the table below will actually be realized by the holders of Allowed Claims in any particular Class. ~~Furthermore, the illustrative estimated amounts shown in the table below do not include prepetition interest amounts.~~
Classified Claims

Class Description	Treatment Under Plan
Secured Claims	Secured Claims are claims, other than DIP Lender Claims (which are treated as Administrative Claims), that are secured by liens on property in which the Debtors have an interest. Under the Plan, the legal, equitable, and contractual rights of each holder of a Secured Claim will be, at the option of the Debtor, paid in full or be unimpaired and reinstated (which means that the claim holder’s rights will be unaltered by the Plan and that Delphi will cure outstanding payment defaults, if any).

Estimated Amount of Claims:	$~~29~~20 million to $~~34~~30 million
Estimated Percentage Recovery:	100%
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Class Description	Treatment Under Plan
General Unsecured Claims	General Unsecured Claims include claims arising as a result of trade claims (other than GM’s claims, which are treated below), claims arising from the Delphi’s Senior Notes, TOPrS Claims, and other general unsecured claims that might result from, for example, the rejection of executory contracts or unexpired leases. Delphi cannot predict with certainty the total amount of General Unsecured Claims that ultimately may be allowed. Under the Plan, general unsecured creditors ~~(other than TOPrS)~~ will receive ~~cash in an amount equal to 20% of the claim and~~ the number of shares of New Common Stock in Reorganized Delphi equal to ~~80~~92.4% of the claim and the value of discount rights equal to 7.6% of the claim, subject to certain rounding provisions in the Plan. ~~In resolution of intercreditor disputes regarding subordination, TOPrS will receive a distribution of 100% New Common Stock~~The TOPrS subordination provision will be deemed satisfied pursuant to the Plan, which will provide a recovery of 100% of the principal and accrued prepetition interest to holders of TOPrS claims.

~~Funded Debt Claims of $2.5 billion plus other General Unsecured Claims of $1.7 billion or less, which amount is inclusive of Cure Claims and the treatment provided to Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims~~ Estimated Amount of

Allowed Claims:	$3.319 billion to $3.687 billion plus applicable accrued postpetition interest in the amount of $393 million

Estimated Percentage Recovery:	100 ~~%~~ % of principal and applicable accrued postpetition interest, at Plan value of $41.58 per share
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Class Description	Treatment Under Plan
GM Claims	Delphi and GM are party to two agreements that resolve issues arising from Delphi’s Separation from GM and address matters in Delphi and GM’s ongoing relationship. The Plan serves as a motion to approve those agreements.Under the Plan, for good and valuable consideration provided by GM under the Delphi-GM Definitive Documents, and in full settlement and satisfaction of the GM Claims, GM will receive all consideration set forth in the Delphi-GM Definitive Documents, including, without limitation, (1) ~~Cash~~ $1.2 billion in the amountjunior preferred securities, (2) $1.5 billion, of ~~$2.7 billion to~~which at least $750 million will be ~~paid on the Effective Date, (2)~~ in cash and the remainder will be in a second lien note with market terms, (3) retention of the GM Surviving Claims as provided for in section 4.03 of the Settlement Agreement, (~~3~~4) the effectuation of the IRC Section 414(l) assumption as provided for in section 2.03 of the Settlement Agreement, and (~~4~~5) the releases as provided for in sections 3.01, 4.02, and 4.03 of the Settlement Agreement.

Amount of Allowed Claim:	Agreed Compromise
Estimated Percentage Recovery:	Agreed Compromise
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Class Description	Treatment Under Plan
Section 510(b) Note Claims	Section 510(b) Note Claims arise from the securities actions consolidated in the multi-district litigation pending in the United States District Court for the Eastern District of Michigan and include claims asserted by current or former holders of the Senior Notes ~~or~~ and TOPrS for damages or rescission in connection with the purchase or sale of those securities. Pursuant to the terms of the Securities Settlement (which resolves the claims and causes of action asserted by holders of Section 510(b) Note Claims and Section 510(b) Equity Claims), holders of Section 510(b) Note Claims and Section 510(b) Equity Claims will receive ~~a claim~~ an Allowed Claim valued at $204 million. The Debtors will make a distribution of ~~Cash and~~ New Common Stock and Discount Rights, in the same proportion as the distribution of ~~Cash and~~ New Common Stock and Discount Rights made to holders of General Unsecured Claims, to fund ~~a~~ that portion of the Securities Settlement reflecting the $204 million Allowed Claim, which will be divided between the Section 510(b) Note Claims and the Section 510(b) Equity Claims according to the ~~plan of allocation~~Securities Settlement approved by the MDL Court. If any holder of a Section 510(b) Note Claim opts out of the Securities Settlement, and that ~~holder’s claim~~holder has filed a claim that is ultimately allowed in the Chapter 11 Cases, then the holder of the Allowed Section 510(b) Opt Out Note Claim will receive a distribution, from the Securities Settlement, of ~~Cash~~New Common Stock and ~~Stock~~Discount Rights equal to the amount of the Allowed Section 510(b) Opt Out Note Claim in the same proportion as the distribution of ~~Cash and~~ New Common Stock and Discount Rights made to holders of General Unsecured Claims.

Estimated Recovery:	Allocated share of $204 million Allowed Claim
Estimated Percentage Recovery:	Agreed ~~Compromise~~compromise which amounts to 100% recovery of principal amount of Allowed Claim at Plan value.
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Class Description	Treatment Under Plan
Intercompany Claims	An Intercompany Claim is a claim by Delphi or one or more of its affiliates against other Delphi affiliates on account of various matters incurred in the ordinary course of business. Under the Plan, at the option of Delphi with certain exceptions, Intercompany Claims will either be reinstated and treated in the ordinary course of business or eliminated, except that Intercompany Claims among Debtors that will be substantively consolidated as a Debtor group will be eliminated. The ultimate disposition of Intercompany Claims will be based upon business planning reasons of Reorganized Delphi and will not affect distributions to other creditors under the Plan.

Estimated Amount of Claims:	N/A
Estimated Percentage Recovery:	N/A

Existing Common Stock	Delphi’s Existing Common Stock will be canceled on the Effective Date. Each Holder of Delphi’s Existing Common Stock will receive a pro rata distribution of ~~(~~six-month warrants to purchase, for $45.00 per share, an additional $1~~) 1,476,000 shares~~. 0 billion of New Common Stock ~~in~~of Reorganized Delphi ~~(at a $45.00 per share negotiated plan~~, and non-transferable par value~~), (2) transferable Rights to purchase 45,600,000 of~~ rights to purchase up to 12,711,111 shares of the ~~total 147,627,046 shares of~~ New Common Stock ~~(to be reduced by the guaranteed minimum~~ of ~~10%~~ Reorganized Delphi for a price of ~~the Rights for the Plan Investors) in Reorganized Delphi for $1.75 billion in the aggregate (exercise Price $38.56~~$41.58 per share~~), (3) five-year warrants to purchase, for $45.00 per share, an additional 5% of the New Common Stock of Reorganized Delphi, and (4) non-transferable Rights to purchase approximately $572 million (in the aggregate) of the New Common Stock of Reorganized Delphi for a price of $45.00 per share.~~

Estimated Recovery: ~~Agreed Compromise~~	$69 Million
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Class Description	Treatment Under Plan
Section 510(b) Equity Claims	Section 510(b) ~~equity claims~~Equity Claims arise from the securities actions consolidated in MDL and include claims by current or former holders of Delphi’s existing common stock for damages or rescission in connection with the purchase or sale of the common stock. Pursuant to the terms of the Securities Settlement (which resolves the claims and causes of action asserted by holders of Section 510(b) Note Claims and Section 510(b) Equity Claims), holders of Section 510(b) Note Claims and Section 510(b) Equity Claims will receive ~~a claim~~ an Allowed Claim valued at $204 million. The Debtors will make a distribution of ~~Cash and~~ New Common Stock and Discount Rights, in the same proportion as the distribution of Cash and New Common Stock made to holders of General Unsecured Claims, to fund a that portion of the Securities Settlement reflecting the $204 million Allowed Claim, which will be divided between the Section 510(b) Note Claims and the Section 510(b) Equity Claims according to the ~~plan of allocation~~Securities Settlement approved by the MDL Court. If any holder of a Section 510(b) Equity Claim opts out of the Securities Settlement, and that ~~holder’s claim~~holder has filed a claim that is ultimately allowed in the Chapter 11 Cases, then the holder of the Allowed Section 510(b) Opt Out Equity Claim will receive a distribution, from the Securities Settlement, of ~~Cash~~ New Common Stock and ~~Stock~~Discount Rights equal to the amount of the Allowed Section 510(b) Opt Out Equity Claim in the same proportion as the distribution of ~~Cash and~~ New Common Stock and Discount Rights made to holders of General Unsecured Claims.

Estimated Recovery:	Allocated share of $204 million Allowed Claim
Estimated Percentage Recovery:	Agreed ~~Compromise~~compromise which amounts to 100% recovery of principal amount of Allowed Claim at Plan value.
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Class Description	Treatment Under Plan
Section 510(b) ERISA Claims	Section 510(b) ERISA claims arise from the alleged failure of certain defendants to exercise their fiduciary duties in administering certain retirement plans’ investments in Delphi common stock. The ERISA based claims have been consolidated in the MDL. Pursuant to the terms of the ERISA Settlement, holders of Section 510(b) ERISA Claims will receive a claim valued at $24.5 million. The Debtors will make a distribution of ~~Cash and~~ New Common Stock and Discount Rights, in the same proportion as the distribution of ~~Cash and~~ New Common Stock and Discount Rights made to holders of General Unsecured Claims, to fund a portion of the ERISA Settlement, which will be distributed according to the plan of allocation approved by the MDL Court.

Estimated Recovery:	Allocated share of $24.5 million Allowed Claim
Estimated Percentage Recovery:	Agreed ~~Compromise~~compromise which amounts to 100% recovery of principal amount of Allowed Claim at Plan value.

Other Interests	Other Interests consist of all options, warrants, call rights, puts, awards, or other agreements to acquire existing Delphi common stock. Under the Plan, all Other Interests will be cancelled and holders of Other Interests will not receive a distribution under the Plan on account of such Other Interests.

Percentage Recovery:	0%

Interests In Affiliate Debtors	Interests in affiliate debtors consists of any other stock, equity security, or ownership interest in any affiliate Debtor. Under the Plan, interests in affiliate debtors will not be impaired or cancelled by the Plan.

Estimated Amount of Interests:	N/A
Estimated Percentage Recovery:	N/A
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     THE DEBTORS AND THE CREDITORS’ COMMITTEE BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, AS APPLICABLE. EACH OF THE DEBTORS STRONGLY RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN. THE CREDITORS’ COMMITTEE AND ~~THE EQUITY COMMITTEE RECOMMEND~~RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.
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     B. Delphi Customer And Supplier Relationships
          1. Delphi’s Relationship With Its Customers
     Delphi has a strong commitment to its customers and seeks to provide its customers with leading-edge technology and product development, superior engineering, outstanding quality, and world-class customer support. Although GM remains Delphi’s largest single customer, 56% of Delphi’s sales in 2006 were to customers other than GM. That percentage has consistently risen since Delphi’s separation from GM in 1999 (the “Separation”), and Delphi’s revenue from non-GM business grew from $6.9 billion in 1999 to $14.8 billion in 2006. In the later years of Delphi’s 2007-2011 business plan, it is projected that GM sales will be 24% of Delphi’s sales and non-GM sales will comprise 76% of sales.
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constructive partner. GM was also favorably inclined towards Cerberus because of Union support and because of positive experience with Cerberus’s involvement with General Motors Acceptance Corporation. This feedback from GM encouraged the Company that it could complete the transaction, and therefore realize the Transformation Plan and emerge from chapter 11 protection in ~~2007~~the near term.
     D. Negotiation Of The Framework Agreements
     By late November 2006, the Debtors and the Original Investors began working on documenting their agreements. Prior to that time period, various groups had circulated and commented on draft “term sheets” outlining potential agreements for the framework for a plan of reorganization (the “Framework Agreements”) and discussion points related to the Framework Agreements. Both the Equity Committee and the Creditors’ Committee actively reviewed and commented on the “term sheets” and many of their discussion points were incorporated in the Framework Agreements. After late November and early December 2006, the Creditors’ Committee declined to comment further on the Framework Agreements, despite several invitations from the Debtors to do so. The Equity Committee did continue to comment on the Framework Agreements, and the Debtors continued to carefully evaluate each of its comments.
     On December 11, 2006, Delphi’s management presented to the Board for approval an investment agreement and plan support agreement. These agreements were fully negotiated and were the most favorable agreements that management at that time believed it could reasonably achieve under the circumstances through arms-length bargaining. After a full discussion with the management team and its advisors, the Board approved and authorized the Company to enter into these agreements. Taking into account the transaction as a whole, including the fact that it could facilitate an emergence from chapter 11 in an orderly fashion and in an acceptable timeframe (of critical importance in preserving the value of the estate), as well as the importance of having GM publicly committed to certain plan framework support agreements, the Debtors concluded that the benefits to the Debtors’ Estates of entering into the agreements outweighed the burdens imposed under the agreements.
     On December 18, 2006, Delphi announced that it had entered into a Plan Framework Support Agreement (the “PSA”) with the Original Investors and GM, which outlined a framework plan of reorganization, including an outline of the proposed financial recovery of the Company’s stakeholders and the treatment of certain claims asserted by GM, the resolution of certain pension funding issues, and the corporate governance of Reorganized Delphi. The PSA, as well as the economics and structure of the plan framework itself, was expressly conditioned on reaching consensual agreements with the Unions and GM.
     On the same date, the Debtors filed a motion (the “Framework Motion”) with the Bankruptcy Court seeking approval of the PSA and an Equity Purchase and Commitment Agreement (the “Original EPCA”) among the Company and the Original Investors under the terms and subject to the conditions of which the Original Investors would invest up to $3.4 billion in reorganized Delphi.
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approval of the Separation and spin-off, presentations to investors, underwriters, and rating agencies from 1998-1999, documents regarding Delphi’s post-separation commercial relationship with GM, SEC filings and analysts’ reports, and certain documents produced by GM to the Creditors’ Committee pursuant to the Creditors’ Committee’s prior Rule 2004 motion in the Bankruptcy Court. The Debtors did not otherwise have access to documents solely within GM’s custody and control.
     Based on the factual information discovered through their ongoing investigations, the Debtors’ professionals analyzed the legal strengths and weaknesses of the GM Claims and Defenses. Although the Debtors concluded that some of the GM Claims and Defenses are colorable, inasmuch as the known facts may support certain legal causes of action, the Debtors also concluded that other purported claims and causes of action may not be supported by the facts. Moreover, the Debtors further concluded that for the potential causes of action that may be supported by the facts, GM may have available to it certain substantial complete or partial legal defenses to those claims or causes of action, including, among others, defenses based on applicable statutes of limitations. Furthermore, as part of the Debtors’ overall assessment of the GM Claims and Defenses, the Debtors, through their professionals, also estimated the economic damages that might be recoverable through the GM Claims and Defenses. Here again, the Debtors determined that, although certain causes of action may give rise to economic damages, GM may also have substantial factual defenses to the recovery of such economic damages. The Statutory Committees disagree with the Debtors’ assertions in this paragraph, although ~~they support~~the Creditors’ Committee supports the settlement that the Debtors and GM have reached.
     In sum, although the potential economic recovery to the Debtors from the GM Claims and Defenses may be significant in absolute terms, the Debtors have concluded that any such recovery carries with it a risk of significant uncertainty in light of the potential factual and legal defenses available to GM, as well as the inherent risk of uncertainty that would accompany such a substantial litigation matter. Moreover, the pursuit of the GM Claims and Defenses in a manner adversarial to GM is, without question, mutually exclusive of GM’s substantial consensual support of the Debtors’ reorganization and transformation efforts as currently contemplated in the Plan, including GM’s support for the resolution of Delphi’s legacy union labor obligations, as well as GM’s support of the Debtors’ business through ongoing commercial relationships. Similarly, the pursuit of the GM Claims and Defenses in a manner adversarial to GM would likely result in litigation that would take years to resolve, during which time the Debtor’s ability to exit successfully from its chapter 11 reorganization and operate as a competitive enterprise would be much more uncertain. Based on all of the Debtors’ own investigation and analysis, as well as the input provided by the Debtors’ Statutory Committees, it is the Debtors’ judgment that the consensual resolution of the GM Claims and Defenses as contemplated in the Plan is in the best interests of the Debtors’ Estates and is clearly superior to any alternative under which the Debtors would seek to pursue the GM Claims and Defenses through proceedings adversarial to GM.
Notice of Proposed Amendments
October 29, 2007

          2. Global Settlement Agreement And Master Restructuring Agreement With GM
     As discussed above, the Debtors and GM have an extensive commercial relationship and an intertwined corporate and organizational history which has given rise to certain alleged claims and causes of action by each of Delphi and GM against the other. Pursuant to the Debtors’ Plan, and subject to the requirements of Bankruptcy Rule 9019, the Debtors and GM have determined to settle various disputes and compromise certain claims as provided by two principal agreements: (i) a Global Settlement Agreement, as amended (the “Settlement Agreement”) and (ii) a Master Restructuring Agreement, as amended (the “Restructuring Agreement”). Given the scope of their continuing commercial relationship, performance of the obligations set forth in the Settlement Agreement and the Restructuring Agreement is critical to the successful implementation of the Debtors’ Transformation Plan and is also vitally important to GM.
     The discussions between the Debtors and GM that ultimately led to the terms set forth in the Settlement Agreement and the Restructuring Agreement began shortly after the Debtors filed the GM Contract Rejection Motion. As part of a joint effort to avoid litigation related to the GM Contract Rejection Motion, during the spring and summer of 2006, the Debtors and GM developed the framework for GM’s contributions to the Debtors in support of the Transformation Plan and the guiding tenets for strengthening the parties’ business relationship to achieve mutually beneficial commercial and strategic objectives, which are reflected in the Settlement Agreement and the Restructuring Agreement.
     The Debtors’ discussions with GM continued intermittently through April 2007. By May 2007, the parties had agreed on the broad outlines of the Settlement Agreement and the Restructuring Agreement. Throughout the summer of 2007, working groups of specialists in various subject matter areas together with senior management from the Debtors and GM developed comprehensive approaches for addressing a wide range of matters, including the resolution of issues related to the Debtors’ pension and retiree benefit plans, the disposition of various legacy agreements between the Debtors and GM, the restructuring of the Debtors’ U.S. manufacturing base, and the adoption of guidelines for certain ongoing commercial agreements. The parties exchanged initial drafts of various sections of the Settlement Agreement and the Restructuring Agreement in July 2007 and negotiated specific terms and conditions over the succeeding six weeks. Both the Settlement Agreement and the Restructuring Agreement were substantially complete by the end of August 2007.
     The Settlement Agreement addresses primarily those matters for which the Debtors and GM have agreed upon resolutions that can be implemented in the short term. Accordingly, most obligations set forth in the Settlement Agreement are to be performed upon, or as soon as reasonably practicable after, the occurrence of the Effective Date of the Debtors’ Plan. By contrast, resolution of most of the matters addressed in the Restructuring Agreement shall require a significantly longer period that shall extend for a number of years after confirmation of the Plan. The principal material terms of the Settlement Agreement and the Restructuring Agreement are described below. In this section, terms
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IAM Releasing Parties, the IBEW Releasing Parties, the IUOE Releasing Parties, and the Non-Represented Employees Releasing Parties.
(2) Surviving Claims
     The releases provided for in the Settlement Agreement shall not apply to certain Surviving Claims as expressly set forth in the Settlement Agreement and identified as the Delphi Surviving Claims and the GM Surviving Claims.
(3) ~~Cash~~Consideration To Be ~~Paid To~~Received By GM
     The Settlement Agreement provides that, on the Effective Date, and pursuant to the Plan, Delphi shall ~~pay in cash to GM~~ provide the ~~sum of $2,700,000,000. The payments made~~following consideration to GM (collectively, and together with the releases to be provided to the GM Related Parties pursuant to ~~this provision~~the Settlement Agreement, the “Consideration”): (i) $1.5 billion in a combination of at least $750 million in cash and the remainder in a second lien note (the “GM Note”) with the amount of such cash and the terms of the GM Note established as set forth in Exhibit F of the Settlement Agreement; provided, however, that terms other than those set forth in Exhibit F of the Settlement Agreement and the form of the GM Note must be satisfactory to GM to the extent that such terms (it being understood that none of the terms on Exhibit F of the Settlement Agreement may be changed without GM’s written consent) or form would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or on the ability of the Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement, and (ii) $1.2 billion in junior preferred convertible stock with the terms set forth in Exhibit G of the Settlement Agreement; provided, however, that terms other than those set forth in Exhibit G of the Settlement Agreement and the form of the certificate of designation of the junior preferred convertible stock must be satisfactory to GM to the extent that such terms (it being understood that none of the terms on Exhibit G of the Settlement Agreement may be changed without GM’s written consent) or form would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or on the ability of the Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement.
     The Consideration to be received by GM under the Settlement Agreement and the survival of the GM Surviving Claims shall be in (i) satisfaction of all claims asserted or assertable under sections 501, 502, 503, 506, and 507 of the Bankruptcy Code or otherwise by the GM-Related Parties against the Debtors in the Chapter 11 Cases, including those asserted in the GM Proof of Claim, and (ii) settlement of the GM Proof of Claim.
(iv) Implementation
     The Settlement Agreement provides that:
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•	the Debtors shall file the Settlement Agreement with the Bankruptcy Court as an exhibit to the Plan;

•	within ten days after the Disclosure Statement Approval Date, the Debtors shall withdraw the Section 365 Motion without prejudice; and

•	upon approval by the Bankruptcy Court of a Labor MOU with respect to a particular Union, the Debtors shall withdraw, without prejudice, the 1113/1114 Motion solely with respect to such Union. (By order entered September 4, 2007, the 1113/1114 Motion has been withdrawn without prejudice with respect to all of the Unions.)
(v) Conditions To Effectiveness
     The provisions of the Settlement Agreement, except for the implementation provisions described above (which became effective upon execution of the Settlement Agreement), shall become effective upon the occurrence of certain events unless waived by consent of the Debtors and GM, including the following:
•	all Unions shall have ratified their respective Labor MOUs, and the Bankruptcy Court enters orders in form and substance satisfactory to Delphi, GM, and the applicable Union approving such MOUs, which orders become Final Orders;

•	the Bankruptcy Court shall have approved the Settlement Agreement in the Confirmation Order, which approval shall be in form and substance satisfactory to the Parties, in connection with confirmation of the Plan and such order shall have become a Final Order;

•	to the extent that the terms of any of the following would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, ~~GM’s~~GM’s distributions thereunder), the Restructuring Agreement, or the Settlement Agreement, or on the ability of any Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, the Settlement Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement, GM shall have consented in writing to any and all of the following: (1) amendments, supplements, or other modifications to the Plan; (2) (i) any exhibits or other attachments to the Plan, (ii) any documents or instruments incorporated by reference or otherwise into the Plan or into any exhibits or other attachments thereto, and (iii) any and all amendments, supplements, or other modifications to any of the exhibits, attachments, documents, or instruments described in clauses (i) or (ii) of this sentence; and (3) the proposed Confirmation Order and any and all amendments, supplements, or other modifications thereto; provided, however, that GM shall provide written notice to Delphi of which item described in clauses (1) through (3) of this sentence required ~~GM’s~~GM’s consent pursuant to this sentence but was withheld, and Delphi may seek resolution by the Bankruptcy Court of whether ~~GM’s~~GM’s consent was so
Notice of Proposed Amendments
October 29, 2007

required; provided further, however, that the Parties agree that, among other things, any increase in the amount of distributions (or change in the form of distributions) to holders of claims or equity interests under the Plan, any change in any of the provisions of section 4.01, 4.02, or 4.03 of the Settlement Agreement, or any change in the identity of the Plan Investors other than as permitted by the EPCA shall be deemed for purposes of Articles VI and VII of the Settlement Agreement to have a material impact on GM, on the benefits that GM is expected to receive under the Plan, the Restructuring Agreement, and the Settlement Agreement, and on the ability of the Debtors to fulfill obligations to GM-Related Parties under the Plan, the Restructuring Agreement, the Settlement Agreement, and agreements assumed, reinstated, or ratified under the Restructuring Agreement; and

•	the Effective Date shall have occurred and GM shall have received ~~a cash payment in~~ the ~~amount of $2,700,000,000 under the Plan~~Consideration;
provided, however, that no statute, rule, or regulation or order, judgment, or decree of any court or administrative agency or other governmental entity is in effect which prohibits the consummation of one or more of the transactions to be consummated under the Settlement Agreement, unless such transaction is severed pursuant to the Settlement Agreement; provided further, however, that the substantial majority of all assets, whether real or personal, used to produce any products pursuant to GM Purchase Orders shall be owned or leased by DAS (other than tooling owned by GM) and all obligations pursuant to the GM Purchase Orders shall be the responsibility of DAS. GM irrevocably consents to the performance of the GM Purchase Orders by DAS and any Delphi-Related Party that is directly or indirectly wholly-owned by Delphi, as directed by DAS; provided, however, that any change of the location of production shall require GM’s prior written consent. Regardless of whether the transaction is severed, the Debtors and GM shall use reasonable efforts to prevent the entry of, and to appeal promptly, any injunction or other order prohibiting one or more of the transactions to be consummated under the Settlement Agreement.
(vi) Selected Miscellaneous Provisions
(1) Termination
          The Settlement Agreement may be terminated and the transactions contemplated thereby may be abandoned as follows:
•	by mutual written consent of both Delphi and GM;

•	by GM if Delphi files with, or presents to, the Bankruptcy Court without GM’s prior written consent any of the following, but only to the extent that any of the following would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or the Settlement Agreement, or on the ability of any Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, the
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October 29, 2007

Settlement Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement: (i) amendments, supplements, or other modifications to the Plan; (ii) exhibits or other attachments to the Plan, or any amendments, supplements, or other modifications thereto; or (iii) the proposed Confirmation Order or any amendments, supplements, or other modifications thereto; provided, however, that GM shall provide Delphi with written notice of its intent to terminate the Settlement Agreement pursuant to section 7.03(b) of the Settlement Agreement, which notice shall indicate which item described in clauses (i) through (iii) of this sentence is the basis for GM’s intent to terminate the Settlement Agreement pursuant to section 7.03(b) of the Settlement Agreement; provided further, however, that Delphi shall have 30 days from the provision of such notice to (x) withdraw or amend such item in a manner that no longer gives rise to GM’s termination right in respect of such item before GM may actually terminate the Settlement Agreement and/or (y) obtain a determination by the Bankruptcy Court that GM does not have a right to terminate the Settlement Agreement pursuant to section 7.03(b) of the Settlement Agreement;

•	by GM if (i) any of the Chapter 11 Cases is converted into a case under chapter 7 of the Bankruptcy Code or (ii) a trustee is appointed pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases;

•	by either Delphi or GM if the Effective Date has not occurred by March 31, 2008 or, if the EPCA has not been terminated by such date, the first to occur of the termination of the EPCA or April 30, 2008; or

•	by GM if it ~~has~~shall not have received ~~a cash payment in~~ the ~~amount of $2,700,000,000 under the Plan~~Consideration by March 31, 2008 or, if the EPCA has not been terminated by such date, the first to occur of the termination of the EPCA or April 30, 2008.
(2) Governing Law; Jurisdiction; Venue
     The Settlement Agreement shall be governed and construed in accordance with the internal laws of the State of New York, the forum state in which the Bankruptcy Court sits, without regard to any conflict of law provision that could require the application of the law of any other jurisdiction. Pursuant to the Plan and the Confirmation Order, the Settlement Agreement is incorporated by reference in its entirety into the Plan and forms an integral part thereof. Accordingly, by its execution and delivery of the Settlement Agreement, each Party has irrevocably and unconditionally agreed that the Bankruptcy Court shall retain exclusive jurisdiction over all matters related to the construction, interpretation or enforcement of the Settlement Agreement and the Restructuring Agreement; provided, however, that the Bankruptcy Court shall not have jurisdiction over (i) disputes arising out of the provisions set forth in Article III of the Restructuring Agreement or the agreements referenced in sections 5.01(c) and (d) of the Restructuring Agreement, or (ii) disputes arising out of agreements between any Delphi- Affiliate Party on the one hand and GM or any of its Affiliates on the other in which disputes no Delphi-Related Party has an interest;
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and provided further that after the second anniversary of the Effective Date, the Bankruptcy Court shall retain non-exclusive jurisdiction over all matters related to the construction, interpretation, or enforcement of the Settlement Agreement and the Restructuring Agreement; and provided further that the jurisdiction of the Bankruptcy Court over all matters related to the Settlement Agreement and the Restructuring Agreement shall terminate upon the fourth anniversary of the Effective Date. Furthermore, each Party agrees to waive any objection based on forum non conveniens.
(3) Dispute Resolution
     In the event a Settlement Dispute arises among the Parties, upon the written request of either Party, such Settlement Dispute shall be referred to the Director of Business Development at GM and the Finance Director of Automotive Holdings Group or the Director, Strategic Planning at Delphi (at Delphi’s discretion) for resolution in good faith. In the event that GM’s Director of Business Development and Delphi’s Finance Director of Automotive Holdings Group or the Director, Strategic Planning are unable to resolve such dispute, such Settlement Dispute shall be referred, at either Party’s written request, to the Assistant Treasurer of GM and the Assistant Treasurer or Treasurer of Delphi (at Delphi’s discretion). If within ten days after such referral, GM’s Assistant Treasurer and Delphi’s Assistant Treasurer or Treasurer are unable to resolve the Settlement Dispute, the Settlement Dispute may be elevated by either Party to GM’s Treasurer or Chief Financial Officer (at GM’s discretion) and Delphi’s Chief Executive Officer or Chief Financial Officer (at Delphi’s discretion) for resolution. To the extent that the job title of any of the foregoing positions is changed, this provision shall be deemed to apply to such successor title or, if the position is eliminated or vacated, to the job title of the party taking over the responsibility of the eliminated or vacated position.
(4) Effects Of Plan And EPCA Amendments
     Notwithstanding anything contained in the Settlement Agreement, the Parties agree that amendments to be made to the Plan or the Investment Agreement in the form (other than immaterial and non-substantive changes) of the drafts of the amendment to the Plan filed with the Bankruptcy Court on October 29, 2007 and the Investment Agreement amendment filed with the Bankruptcy Court on October 29, 2007, shall not result in the non-satisfaction of the condition set forth in Section 6.01(c) of the Settlement Agreement or in the triggering of the termination right set forth in Section 7.03(b) of the Settlement Agreement.
(b) Master Restructuring Agreement
     The Restructuring Agreement is intended to govern certain aspects of Delphi and GM’s commercial relationship following the Effective Date. The Restructuring Agreement addresses, among other things, the scope of GM’s existing and future business awards to Delphi and related pricing agreements and sourcing arrangements, GM commitments with respect to reimbursement of specified ongoing labor costs, the disposition of certain Delphi facilities, and the treatment of existing agreements between Delphi and GM.
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•	The settlement of a social plan in the “Concurso,” or Spanish insolvency proceeding, of Delphi Automotive Systems Espana S.L., the funding of which was approved by the Bankruptcy Court on July 19, 2007 and approved by the Spanish Concurso court on July 31, 2007;

•	The sale of the brake components business, including a manufacturing plant in Saltillo, Mexico, to Robert Bosch LLC and its affiliate Frenados Mexicanos, S.A. de C.V., which was approved by the Bankruptcy Court on July 19, 2007;

•	The sale of the brake hose manufacturing business in Dayton, Ohio to Harco Manufacturing Group, LLC, which was effective September 28, 2007; and

•	The sale of the Company’s original equipment and aftermarket catalyst business (the “Catalyst Business”) to Umicore (“Umicore”), which was ~~approved by the Bankruptcy Court on August 16, 2007; and~~effective September 30, 2007.
     In addition, on April 30, 2007, the Debtors closed a transaction whereby an investor purchased and leased to the Debtors a facility comprised of 347,800 square feet of office space and 90,000 square feet of lab space situated on approximately 35 acres located in Auburn Hills, Michigan. Through this transaction, the Debtors expect to obtain significant economic advantages from the consolidation of six leased and owned facilities in Michigan and Illinois, and possibly other facilities over the next few years. The Debtors expect that this transaction will create a single, state-of-the-art technical center located in close proximity to the Debtors’ major customers, accelerate the development of new products and innovations, foster better communications among employees, and properly project Delphi’s image of technical and technological excellence. The Debtors further believe that the consolidated facility will facilitate creative dialogue among diverse groups and teams at Delphi, and that this dialogue will spark new innovation that will enable the Debtors to gain an edge on competitors in the industry.
     In furtherance of the product portfolio and manufacturing footprint transformation, as an important aspect of the settlements reached with Delphi’s Unions, certain provisions in the labor agreements that precluded Delphi from selling or closing facilities that did not figure into Delphi’s planned core business operations were removed or modified. In anticipation of reaching these settlements with its Unions, Delphi has been preparing for the sale of Delphi’s Steering, Interiors and Closures, and Wheel Bearing businesses, and the Company’s business plan reflects the short-term reduction in revenue from divested businesses as well as the increased efficiency that will ultimately result from Delphi’s focus on its core businesses. In completing the realignment of its product portfolio, Delphi will continue to work diligently to assure that the transformation is seamless and transparent and that quality, delivery, and customer satisfaction are not negatively impacted.
     H. Cost Structure Transformation
     As part of its organizational restructuring, the fourth element of Delphi’s Transformation Plan, the Company expects to reduce its global salaried workforce by as
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October 29, 2007

          2. Salaried Employee Compensation Program
~~2.~~(a) Competitively Benchmarked Salaried Employee Compensation Program – Introduction – Compensation Committee Philosophy and Strategy Statement
     ~~The~~ One of the fundamental tenets of the Company’s transformation plan has been to become competitive in every aspect of its business including both hourly and salaried compensation programs. To meet that objective with respect to the Company’s salaried employee compensation program, the Company has ~~also~~ developed ~~a~~ competitively benchmarked executive and non-executive compensation ~~program consistent with the requirements of the Plan Investor~~s.
     ~~The Investment Agreement~~programs. For purposes of this section, “senior management” means those global employees in Bands A through F, as ~~defined below,~~ well as the Delphi Strategy Board (“DSB”). This group comprises about 560 such employees and the Delphi Strategy Board is comprised of the Delphi’s 21 top policy-making decision makers (each, a “DSB Member”).
     A competitively benchmarked salaried executive compensation program is also required under Section 9(a)(xxi) of the Investment Agreement which provides that the Company ~~must~~“shall enter into employment agreements and other compensation arrangements with senior management relating to compensation, benefits, supplemental retirement benefits, stock options and restricted stock awards, severance and change in control provisions, and other benefits on market terms (as determined by Delphi’s Compensation Committee) based on the advice of Watson Wyatt Worldwide, Inc. (an independent outside advisor to the Compensation Committee) and reasonably acceptable to ADAH. ~~Delphi is also obligated under Exhibit D to the~~ .” In September 2007, ADAH informed Delphi that the Company’s salaried executive compensation program complied with the requirements of the Investment Agreement ~~to consult~~and was acceptable to ADAH. While Delphi has also consulted with the Creditors’ Committee regarding these competitively benchmarked compensation programs.—as required by the Investment Agreement, the Creditors’ Committee is not required to approve or endorse these programs and has not done so. The Plan constitutes a request to authorize and approve the competitively benchmarked compensation programs.
     These programs have been developed under the supervision of Delphi’s Compensation ~~Committee~~Committee which consists of three independent directors who joined the ~~board since 2005.~~Board of Directors within the last three years:

Name	Position	Term On Board
Craig G. Naylor	Chairman of the Compensation Committee	Since 2005
John D. Englar	Member of the Compensation Committee	Since 2006
Raymond J. Milchovich	Member of the Compensation Committee	Since 2005
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      ~~For an employee who enters into a new employment, retirement, indemnification, and other agreement with the Debtors or Reorganized Debtors to obtain the benefits of such agreements, the employee must contractually waive and release any claims arising from pre-existing employment, retirement, indemnification, or other agreement.~~
     ~~Since September, 2006, the Compensation Committee of the Board of Directors has met more than 20 times to thoroughly discuss, review, and ultimately recommend for approval the term of the executive compensation and executive benefit programs, including the Employment and Change in Control agreements to be signed by each Delphi Strategy Board member officer.~~
     ~~In designing the executive compensation components for the newly restructured company, the Compensation Committee developed a compensation philosophy and strategy that is summarized as follows:~~
~~• Provide median total direct compensation (salary plus at risk short and long-term incentives)~~
     Since September, 2006, the Compensation Committee has met more than 20 times to thoroughly discuss, review and refine the executive compensation and executive benefit programs. These programs require written employment and change in control agreements to be signed by each DSB Member and short-form agreements to be signed by the remainder of the Company’s executives. These agreements are required to be signed and delivered to the Company in order for an executive to participate in the post-emergence salaried executive compensation program.
     Among other matters, both the longer-form DSB agreements and the short-form agreements for other executives include voluntary waivers of claims against the Company as of the Effective Date by each executive with respect to all compensation and benefit related claims against the Company existing under prior programs. In the case of DSB members, these waivers will include waivers of the prepetition “Change in Control Agreements.” As discussed below, the aggregate change in control liabilities arising under the prepetition Change in Control Agreements are potentially substantial. If all participants were to successfully assert claims under the Change in Control Agreements, the resulting liability could total as much as $257.5 million. All Change in Control Agreements are listed on Plan Exhibit 8.1(a), and will be rejected pursuant to the Plan. Accordingly, the Company’s implementation of the new competitively benchmarked salaried executive compensation programs will not only fulfill the Company’s transformation objective of achieving competitive salaried compensation programs but will also benefit the Company and its stakeholders by eliminating up to $257.5 million of potential prepetition claims from the Company’s unsecured claims pool.
      In designing the executive compensation components for the reorganized Delphi, the Compensation Committee is committed to delivering a total compensation program for salaried executive employees that supports Delphi’s business and people strategies and aligns with the interests of Delphi’s key stakeholders. In particular, the Compensation Committee believes that Delphi must provide a target total reward opportunity sufficient to attract and retain high-caliber executives who can effectively manage Delphi’s complex
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global businesses, taking into account the competitive marketplace, as well as each executive’s experience and performance. In general, this involves developing and adjusting, in conjunction with the Compensation Committee’s independent compensation consultant, a target pay structure that provides median total direct compensation opportunity at planned levels of performance and total direct compensation opportunity which can be above the median when Delphi achieves performance that exceeds the plan. In this regard, the Compensation Committee assesses both total direct compensation, which is the sum of salary plus annual incentive opportunity plus long-term incentive opportunity, and total compensation, which includes other aspects of pay, including retirement benefits. Market total direct compensation comparisons for the members of the DSB were developed from proxy data from a comparable group of large, diversified companies, as well as from manufacturing and auto industry survey data. Market total direct compensation comparisons for non-DSB executives were developed from survey data only
      Other material elements of the Compensation Committee’s philosophy and strategy can be summarized as follows:
•	Link the majority of the total compensation opportunities to performance-based incentives and the creation of shareholder value consistent with Delphi’s long-term strategic goals

•	Make stock-based incentives a core element of executives’ compensation including stock holding requirements for senior executives

•	Provide flexibility to recognize, differentiate, and reward individual performance
      ~~Delphi will supplement the Plan through the filing of Exhibit 7.8 by the Plan Exhibit Filing Date following approval by ADAH and consultation with the Creditors’ Committee.~~
      Exhibit 7.8 of the Plan includes the full compensation philosophy statement adopted by the Compensation Committee, summaries of the major elements of the post-emergence compensation program (described in summary below) and the form employment and change in control agreements to be executed by DSB members (although the Company anticipates that the employment agreements for the new post-Effective Date Executive Chairman, the President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer will also include terms and conditions customary for such agreements.) The documents included in Exhibit 7.8 of the Plan have been approved by ADAH under the Investment Agreement.
(b)	Competitively Benchmarked Salaried Employee Compensation Program — Summary of Emergence Date Payments and the Post-Emergence Salaried Executive Compensation Program
      The following describes each component of the new compensation and benefit arrangements for senior management. The compensation and benefit arrangements have
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October 29, 2007

been structured based on market median; market for the DSB Members is determined by reference to 18 peer companies. The peer companies which represent a cross-section of companies similar to Delphi and/or with whom Delphi competes for executive talent are TRW Automotive Holdings Corp., Visteon Corp., Parker-Hannifin Corp., Federal Mogul, and BorgWarner Inc., Pepsico Inc., Kraft Foods Inc., Johnson Controls Inc., Honeywell International Inc., Best Buy Co Inc., Du Pont (E I) De Nemours, Coca-Cola Co., 3M Co., International Paper Co., Ratheon Co., Goodyear Tire & Rubber Co., Lear Corp. and Kimberly-Clark Corp. Market for employees in Bands A through F market is determined through the use of relevant survey data.
(i)      Claims Release Process
      For an executive who enters into a new employment, retirement, indemnification, and other agreement with the Debtors or Reorganized Debtors to obtain the benefits of such agreements, the executive must contractually waive and release any claims arising from pre-existing employment, retirement, indemnification, or other agreements. As a condition to entering into new employment, change-in-control, indemnification or other employment-related agreements and/or becoming eligible to participate in certain new compensation and benefit arrangements, including the new supplemental executive retirement program, certain employees must contractually waive and release any claims arising from prepetition commitments, including pre-existing employment, change-in-control, indemnification or any other employment-related agreements and/or benefits under certain compensation and benefit arrangements. For non-DSB members, Delphi will enter into short-form agreements that will describe the Emergence Date and post-Emergence Date payments and compensation program benefits available to an executive and will also implement the claims waiver discussed herein.
(ii)    Executive Employment Agreements
      For DSB Members, Delphi will enter into new employment agreements with each DSB Member that generally provide that the executive will serve in an executive position reasonably consistent with his or her current position and at the executive’s current work location (although the executive can be relocated in connection with the relocation of his or her principal business unit). The employment agreements will become effective on the consummation of the Plan and will continue through December 31, 2010. The agreements will automatically renew each January 1st commencing on January 1, 2011 for additional one-year terms unless either party gives 60 days’ advance written notice of non-renewal. The executive will receive a base salary at an annual rate equal to his or her current salary, which will be subject to annual review and increase and which may not be reduced except pursuant to across-the-board salary reductions. In addition, the executive will be eligible to participate in short-term incentive plans and long-term incentive plans at levels comparable to similarly situated executives and to participate in all employee benefit plans and arrangements made available by Delphi to similarly situated executives, including supplemental executive retirement programs.
      An executive will be entitled to severance if Delphi terminates the executive’s employment without “Cause” or the executive resigns for “Good Reason.” Under the employment agreement “Cause” includes any of the following actions (if not cured by the
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October 29, 2007

executive within ten business days of the receipt of written notice thereof ): (i) continued failure by the executive to satisfactorily perform his/her duties, (ii) willful misconduct or gross negligence, (iii) the commission of a felony or of a misdemeanor involving moral turpitude, (iv) the commission of an act involving dishonesty that results in harm to the Company, or (v) a material breach of the employment agreement. “Good Reason” under the terms of the employment agreement means an event constituting a material breach of the employment agreement and includes: (i) the assignment to the executive either of duties materially inconsistent with his status or substantially adversely different in nature or status (but ceasing to be a publicly-held corporation will not constitute Good Reason), (ii) a reduction in the executive’s base salary or a material reduction in the executive’s incentive compensation (except for an across-the-board reduction affecting all executives), (iii) the relocation of the executive’s principal place of employment more than 25 miles from its current location (unless the relocation is of the executive’s business unit or is due to the executive’s transfer to a position that the Company believes in good faith will enhance the executive’s career opportunities), or (iv) the Company’s failure to pay the executive any current or deferred compensation within seven days of its due date. For DSB members, the severance package that the executive will receive is:
•	18 months’ base salary and 18 months’ short term incentive target paid over an 18 month period;

•	a lump sum cash payment of any unvested amounts credited to the executive’s accounts under the Company’s tax-qualified and/or nonqualified supplemental or excess defined contribution plans; and

•	vesting acceleration on service-based equity awards.
      Receipt of the foregoing severance is conditioned on the executive’s execution of a release of claims in favor of Delphi and on the executive’s compliance with a perpetual non-disclosure provision, an invention assignment provision, an 18-month non-competition provision and an 18-month non-solicitation provision (covering customers and employees). The aggregate amount of severance, if, in the unlikely event, all 441 U.S.-based DSB Members and Bands A through F were terminated by the Company without Cause, is estimated to be approximately $125 million (the aggregate severance for the Company’s non-U.S.-based employees has not been estimated).
(iii)	Short-Term Incentive Plan
      The purpose of the Short-Term Incentive Plan is to motivate and reward performance and provide incentives based upon business metrics to those employees who contribute to the success of Delphi. Target award and required performance levels are established by the Compensation Committee before the commencement or within the first 25% of the performance period, including minimum and maximum award and performance levels. Assuming that the Effective Date occurs prior to March 1, 2008, the Compensation Committee of Reorganized Delphi will be establishing award and performance levels for the 2008 fiscal year and beyond. Awards are based on specified measures, including but not limited to return on assets, return on equity, working capital, total stockholder return, cash flow, net income, and earnings per share.
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      Final awards will be based on the performance achieved versus the goals established at the beginning of the period. The Compensation Committee may adjust the awards upward or downward. Although adjustments to the final performance award may be made based on individual performance, adjustments to awards issued to a “covered officer” (an individual whose compensation falls under section 162(m) of the Internal Revenue Code) may only be made to reduce, not increase, an award. No award to a “covered officer” will be paid unless the performance is certified by the Compensation Committee.
      Receipt of an award is conditioned on continued employment with the Company. If before the end of any performance period an executive quits or is dismissed for cause, the executive will not be eligible to receive a final award. If employment terminates because of death, retirement, permanent disability, or other terminations approved by the Compensation Committee, the Compensation Committee may waive the requirement of continued employment and pay a reduced award based on a partial year’s employment. On the effective date of any change in control, all awards will be paid on a pro-rata basis based on the greater of the target award or actual performance.
      The Compensation Committee has the right to amend, modify, suspend, or terminate the Short-Term Incentive Plan although such actions may give rise to certain payment and other rights under executive employment agreements. Any such actions that would result in the Short-Term Incentive Plan becoming reduced in value or unavailable to its participants could result in the departure of plan participants from the Company and could impair Delphi’s ability to attract and retain high-caliber executives who can effectively manage Delphi’s complex global businesses, taking into account the competitive marketplace, as well as each executive’s experience and performance. Stockholder approval, however, is required for certain amendments to preserve the exemption of awards granted under the Short-Term Incentive Plan from the limitations on deductibility of section 162(m) of the IRC. The aggregate annual short-term incentive opportunity for all DSB Members and Bands A through F (approximately 560 executives worldwide) at target is estimated to be approximately $46 million.
(iv)	Long-Term Incentive Plan
      The purpose of the Long-Term Incentive Plan is to provide incentive award programs to attract and retain exceptional employees, to align such employees with the long-term strategies of the Company and to best align the employee interests with those of the Delphi’s stockholders.
      The Long-Term Incentive Plan allows for the grant of various awards, including stock options, stock appreciation rights (“SARs”), restricted stock, and restricted stock units. Options granted may be either non-qualified stock options or incentive stock options (“ISOs”). ISOs are intended to qualify as “incentive stock options” within the meaning of section 422 of the IRC. The exercise price of a SAR or an option must be equal to or greater than the fair market value of the Company’s common stock on the date of grant and the term of any SAR or option may not exceed ten years.
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October 29, 2007

      The Compensation Committee has the authority to determine the terms and conditions of exercise, including vesting and any additional Company or individual performance-based conditions, of all equity awards granted under the Long-Term Incentive Plan. Awards of stock options and SARs are limited to an annual individual maximum of 1,000,000 shares and awards of restricted stock and restricted stock units are limited to an annual individual maximum of 500,000 shares. The Long-Term Incentive Plan also provides for the grant of performance-based cash awards.
      Performance levels are established by the Compensation Committee during the first 25% of the performance period. It is anticipated that the Compensation Committee of Reorganized Delphi will be establishing performance levels for the long-term incentive program. The Compensation Committee may adjust the awards upward or downward. (Adjustments to awards issued to a “covered officer” (as defined under section 162(m) of the IRC) may only be made to reduce, not increase, an award. No award to a “covered officer” will be paid unless the performance is certified by the Compensation Committee.) Generally, awards are cancelled when an employee quits or is dismissed for any reason before the first anniversary of the grant date. In the case of retirement more than one year after the grant date, an employee may retain his or her stock options and SARs until the earlier of their expiration date or five years from the employee’s retirement date. Upon an employee’s death or permanent disability more than one year after the grant date, the employee’s options and SARs will remain outstanding until the earlier of their expiration date or three years from the date of the employee’s death or permanent disability.
      Awards of restricted stock and restricted stock units will vest immediately upon an employee’s retirement, permanent disability, or death more than one year after the grant date, although cash performance awards may be pro-rated based on the number of eligible months the employee was employed over the total award period. Any employee or former employee who engages in misconduct before the second anniversary of his or her termination of employment will be required to forfeit outstanding awards, forfeit the right to receive any future awards, and repay any amounts received in connection with previous awards, including any profits realized on the sale of company stock received pursuant to an award.
      The Compensation Committee has the right to amend, modify, suspend or terminate the Long-Term Incentive Plan although such actions may give rise to certain payment and other rights under executive employment agreements. Any such actions that would result in the Long-Term Incentive Plan becoming reduced in value or unavailable to its participants could result in the departure of plan participants from the Company and could impair Delphi’s ability to attract and retain high-caliber executives who can effectively manage Delphi’s complex global businesses, taking into account the competitive marketplace, as well as each executive’s experience and performance. Stockholder approval, however, is required to (i) increase the maximum number of shares of common stock for which awards may be granted, (ii) grant options or SARs at a discount, (iii) permit exercise of an option or SAR without full payment at the time of exercise, (iv) extend the exercise period of an option or a SAR, (v) make an award to non-employees, (vi) re-price any outstanding option or SAR or cancel and re-grant an option or SAR with a lower exercise price, (vii) increase the annual individual limit on cash awards, or (viii)
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October 29, 2007

grant any award after the Long-Term Incentive Plan’s expiration date. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Delphi’s common stock, the Compensation Committee may adjust the share reserve, the individual award limits, or the number and exercise price of shares of common stock subject to outstanding awards granted under the Long-Term Incentive Plan.
      Upon a change in control, all outstanding time-based equity awards will vest. In addition, it is contemplated that any performance-based equity awards will vest upon a sale of more than 50% of the Company’s then-outstanding shares or upon a sale of all or substantially all of the assets of the Company if certain targets relating to internal rate of return are achieved in connection with such sale. Any performance-based cash awards will be paid on a pro-rata basis based on the greater of the target award and actual performance. If upon a change in control the consideration paid to holders of shares of the Delphi’s common stock is solely cash, the Compensation Committee may provide that each award will be cancelled in exchange for a cash payment.
      The initial target grant of equity under the Long-Term Incentive Plan will be awarded for Bands A through C in stock options, shares of restricted stock, cash or a combination thereof and for Bands D and above, including DSB Members, one-half in shares of restricted stock and the other half in stock options. Further, one-half of the restricted stock and options awarded will be time-vested and one-half will be performance-vested. The initial target grant will cover an 18-month period where no further awards will be made during this time (other than for an executive’s promotion). For certain executives, the initial target grant of equity will be supplemented with an additional one-time grant of equity awards to maintain their overall compensation levels at the median of competitive market practice considering the modifications being made to the supplemental retirement plans (as discussed under the New SERP and Salaried Retirement Equalization Savings Program sections below). The estimated lifetime total value of the supplemental grants is expected to be approximately $11.5 million. The aggregate long-term incentive opportunity, on an annualized basis, for all DSB Members and Bands A through F is estimated to be approximately $80 million. This amount represents the total estimated value of the service-vested equity awards and performance-based equity awards, assuming target performance levels are achieved. As agreed to between Delphi and ADAH, the long-term incentive plan assumes that 10% of the available shares of Delphi’s fully diluted common stock will be reserved for future annual grants to executives, including but not limited to the initial target grant of equity. The initial target grant of equity that will be made as of the Effective Date is expected to constitute approximately 3% of the available shares of Delphi’s fully diluted common stock.
(v)	Chapter 11 Effective Date Executive Payments
      As part of the overall total compensation program approved in 2005 by the Compensation Committee for DSB Members and in Bands A through F, the Company determined that long-term incentive performance opportunities should be paid on the Effective Date of the Plan in an amount equivalent to approximately 80% of an individual employees’ 2004 long-term incentive performance target (as subsequently adjusted in
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some cases by the Compensation Committee) for a period equivalent to 18 months even if the chapter 11 reorganization took longer than 18 months to complete. (The Debtors currently estimate the period from the Filing Date to the Effective Date to be approximately 28 months.)
      During the chapter 11 cases, certain outstanding long-term incentive awards that were granted pre-petition with post-petition vesting cycles were thereafter cancelled and executives were not awarded any new grants during the post-petition period. In addition, the Debtors determined during the chapter 11 cases not to seek separate approval by the Bankruptcy Court for this element of the salaried executive compensation program but to instead incorporate the program into the Plan as part of the Plan confirmation process. The Company also expects to make an Effective Date payment to the Company’s Executive Chairman (who does not participate in this or any other incentive compensation program) as determined by the Compensation Committee prior to the Effective Date.
      Pursuant to Emergence Date performance payment program, cash payments made on the Effective Date would generally be equivalent to one-third of the annualized value of an executive’s prepetition awards that were cancelled and the awards not granted during the post-petition period (subject to adjustment by the Compensation Committee based on individual performance). The aggregate payments under this program are estimated to be approximately $34 million on an annualized basis for the duration of the chapter 11 cases (or approximately $78 million in the aggregate). Even with these cash payments, total executive compensation at Delphi for the duration of the chapter 11 cases will have fallen materially below competitive practice as demonstrated in the following charts:

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(vi)	Retirement Program for Executives
      A new Retirement Program for executives will be implemented, consisting of two parts, (1) a “New SERP”, which consists of the traditional Supplemental Executive Retirement Program that will be frozen in early 2008 in connection with Delphi’s emergence from chapter 11 and which applies to past service and (2) the Salaried Retirement Equalization Savings Program, which is a new nonqualified defined contribution plan that will apply to future service.
(1)	Supplemental Executive Retirement Program
      The Supplemental Executive Retirement Program (the “New SERP”) will be an unfunded, nonqualified benefit plan. The New SERP is closed to new participants. To be eligible to receive a benefit under the New SERP, an executive employee must be a regular executive employee at retirement, and have at least ten years of service and be 55 years old at retirement. In addition, an executive employee otherwise eligible to participate in the New SERP will be entitled to a benefit under the New SERP if he or she is involuntarily separated from service without cause (or if he or she has entered into an employment agreement with the Company, leaves for Good Reason) and has at least five years of service with the Company. In such cases, payment of the benefit will then be deferred until he or she is at least 55 years old. For a period of two years following separation from employment, any retired executive employee entitled to receive a benefit under the New SERP may not compete with the Company without the Company’s consent.
      Benefits under the New SERP are paid under either the Regular Formula or the Alternative Formula. The Regular Formula provides a benefit equal to 2% of the executive employee’s average monthly base salary multiplied by the executive employee’s total years of Delphi Retirement Program for Salaried Employees (“SRP”) Part B and Part C service less the sum of (i) the unreduced monthly SRP pension benefits to which the executive employee is entitled and (ii) 2% multiplied by the maximum allowable social security benefit multiplied by the total of the executive’s SRP Part A and Part C service as of the Effective Date. The Alternative Formula provides a benefit equal to 1.5% of the executive employee’s average monthly base salary plus average monthly annual incentive compensation multiplied by the executive employee’s total years of SRP Part B and Part C service (capped at 35 years) less the sum of (i) the unreduced monthly SRP benefits to which the executive employee is entitled and (ii) the maximum allowable social security benefit. However calculated, benefit amounts will be reduced for early retirement before age 62. Following the date of the freeze, no additional years of credited service, base salary increases or incentive compensation awards will be used in the calculation of the benefit under the New SERP.
      Benefits under the New SERP are paid as a five-year annuity beginning on the later of (i) the first day of the month at least 15 days after the employee’s separation from service and (ii) the first day of the first month following the employee’s 55th birthday, except that any payment to a “specified employee” (as defined under section 409A of the Internal Revenue Code) will be delayed to the extent required thereunder. Death benefits are paid in a lump sum to the spouse and/or beneficiary of an executive employee who was eligible
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for benefits under the plan at the time of his or her death. Benefits under the New SERP may be reduced by any amounts owed by the employee to the Company.
(2)	Salaried Retirement Equalization Savings Program
      The Salaried Retirement Equalization Savings Program is a funded plan, prospectively replacing the pre-existing supplemental retirement programs and maintained primarily for the purpose of providing deferred compensation to certain executives, managers, and other highly compensated employees of the Company. The purpose of the Salaried Retirement Equalization Savings Program is to supplement the Company’s qualified defined contribution savings plan (currently known as the S-SPP) and allow Company nonelective contributions and matching contributions to be made into a nonqualified defined contribution savings plan in situations where legal limitations under the S-SPP have been reached. A participant will vest in his or her employer and matching contributions as set forth in the adoption agreement. A participant is always 100% vested in the amounts credited to his or her account that are attributable to participant deferrals.
      Distributions from a participant’s account will be made according to elections, made or deemed made by, the participant, except that distributions to “specified employees” (as defined under section 409A of the IRC) will not be made before a date that is six months after the specified employee’s separation from service. A participant may elect at least 12 months before a scheduled distribution event to delay the payment date for a minimum of five years from the original payment date, as well as to change the form of payment of any amounts subject to a deferral election. A participant who experiences a separation from service before retirement will receive the vested amount credited to his or her account in a single lump sum. Delphi also has the ability to delay payments due to a participant under the plan if it reasonably anticipates that its deduction with respect to such payment would be limited or restricted under section 162(m) of the IRC or the employer reasonably anticipates that the payment will violate the terms of a loan agreement or other similar contract.
      In the event of a change in control, the Company may terminate the plan and distribute all amounts credited to participant accounts within 30 days before or 12 months after the change of control (provided that all substantially similar arrangements are also terminated). In the event of a change of control, the participant will receive the vested amount credited to his or her account in a lump sum. The Company also may terminate the plan if all substantially similar arrangements are terminated, no payments (except required payments) are made within 12 months after termination, all payments are made within 24 months after termination, and the employer does not adopt a new substantially similar arrangement within five years following termination.
(vii)	Change In Control Agreements
      Effective on the Effective Date of the Plan, the Company will enter into new change in control agreements with each DSB Member. Generally, “Change in Control” means (i) any person (or entity) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of
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the Company’s then outstanding securities, (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who constitute the Board on the Effective Date with any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended, (iii) a merger of the Company or any direct or indirect subsidiary of the Company with any other entity, other than a merger which results in the voting securities of the Company outstanding immediately prior to such merger continuing to represent more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately before the sale. “Change in Control” does not include consummation of the Plan of Reorganization or transactions contemplated thereunder.
      The change in control agreements generally provide:
•	a lump sum cash payment equal to two to three times (based on the executive’s position) the executive’s base salary and target bonus;

•	24 to 36 months (based on the executive’s position) of benefit continuation coverage for the executive and his or her dependents;

•	a lump sum cash payment equal to the sum of (1) any unpaid cash incentive compensation allocated to executive for completed fiscal years and (2) a pro-rata portion of any unpaid cash incentive compensation for uncompleted periods (assuming performance at target levels);

•	a lump sum cash payment equal to the contributions that would have been made to any of the Company’s tax-qualified and/or nonqualified supplemental or excess defined contribution plans on behalf of the executive in the two to three years (based on the executive’s position) following the date of termination (assuming maximum contribution levels);

•	outplacement services until the earlier of one year or the executive’s acceptance of employment; and

•	vesting acceleration of service-based equity awards and vesting acceleration of performance-based equity awards upon a sale of more than 50% of the Company’s then-outstanding shares or upon a sale of all or substantially all of
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the assets of the Company if certain targets relating to internal rate of return are achieved in connection with such sale.
      If any of these payments or benefits become subject to excise tax on “golden parachute” payments, the executive will be entitled to a gross-up payment (but only if the executive’s total payments and benefits exceed 110% of the greatest pre-tax amount the executive could be paid without causing the executive to be liable for any excise taxes in connection with the gross-up payment).
      Receipt of severance is conditioned on the executive’s execution of a release of claims in favor of Delphi and on the executive’s compliance with a perpetual non-disclosure provision, an invention assignment provision, a 12- to 18-month non-competition provision, and a 12- to 18-month non-solicitation provision (covering customers and employees). In addition, the Company is obligated to pay all of an executive’s legal fees with respect to any good-faith dispute of any issue under the change in control agreement. Under the change in control agreement under discussion with the Company’s chief executive officer, the chief executive officer will have the right to voluntarily terminate employment during the 30-day period beginning 12 months after the change in control and still receive all change-in-control related benefits under the agreement.
      The change in control agreements will be effective on the consummation of the Plan and will continue through December 31, 2009. The agreements will automatically renew each January 1st commencing on January 1, 2009 for additional one-year terms unless notice of non-renewal is given by either party before September 30th of the preceding year. In addition, the change in control agreements will automatically renew for a two-year term upon the occurrence of a change in control.
(c)	Chapter 11 Salaried Employee Compensation Program — Summary of Key Employee Compensation Program
      The Debtors have implemented certain aspects of a key employee compensation program pursuant to which executive-level U.S. employees have the capability of receiving incentive-based compensation based on the Company’s and individual performance. Upon commencement of the Debtors’ Chapter 11 Cases, certain of the Debtors’ salaried employees’ compensation programs were terminated, including the annual incentive program and long-term incentive program. The Debtors also cancelled a retention awards program enacted before the Petition Date. As a result, upon the Debtors’ entry into chapter 11, the Debtors’ U.S. executives saw their total compensation opportunities decrease by approximately 50%, going from a total prepetition compensation plan composed of base salary, an annual incentive program, a long-term incentive program, and retention grants to a postpetition compensation package consisting solely of base salary.
      The Debtors’ chapter 11 key executive compensation program consisted of three primary parts: (i) a short-term at-risk performance payment compensation program, (ii) an emergence award plan that provided limited cash compensation in lieu of chapter 11 long-term incentives and an equity based award covering post-emergence long-term
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incentives for the 18 month period following the Effective Date and (iii) a prepetition severance plan that was modified in the third quarter of 2005. The overall program was designed, in part, to replace some of the prepetition compensation programs for the Debtors’ U.S. executives. The overall program was premised on the principle that the Company should provide market-competitive compensation opportunities designed to motivate its executive workforce to perform for the Debtors. Notably, Delphi’s chapter 11 compensation program was different from traditional employee compensation and retention programs in at least two important ways. First, the current Executive Chairman (and former CEO) of Delphi, opted not to participate in the program but is instead eligible for a discretionary performance payment, which will be determined separately by the Compensation Committee prior to the Effective Date. Second, Delphi’s program had no “retention” payments (“pay to stay” vs. “pay for performance”) within its design.
      Indeed, the short-term at-risk incentive compensation programs ultimately proposed by the Debtors during the Chapter 11 Cases have incorporated six-month performance cycles, as opposed to the more traditional year-long periods, to closely monitor the Debtors’ ongoing financial progress and to ensure that executive performance remains linked to the evolving demands of the Chapter 11 Cases. Additionally, even if the Debtors achieve their corporate and division-level performance targets, eligible employees also must maintain an acceptable level of personal achievement to qualify for the at-risk incentive compensation payments. Finally, the Debtors implemented an EBITDAR-based metric to evaluate the corporate-wide performance of the Debtors and agreed to extensive discretion of the Creditors’ Committee in adjusting this metric in two of the chapter 11 performance periods. The Debtors also eliminated from their analysis various variances in performance (i.e., gains from the steady state business plan early in the chapter 11 cases and variances from the transformation business plan later in the chapter 11 cases) obtained during the applicable performance period as a result of agreements reached with GM and the Unions. By designing a short-term at-risk incentive compensation program in this manner, the Debtors sought to maximize the performance of their executives, which in turn, would increase the value of the Debtors’ Estates.
      During the chapter 11 cases, the Bankruptcy Court authorized the Debtors to implement the short-term elements of the compensation program. The longer term elements of the original chapter 11 compensation program (i.e., cash performance payments on the Effective Date and long-term equity incentive grants for post-emergence periods) were deferred to the plan confirmation process and are incorporated into the overall salaried executive compensation program developed by the Compensation Committee and approved by ADAH under the Investment Agreement.
(d)	Summary of Certain Material Prepetition Executive Compensation Programs
(i)	Supplemental Executive Retirement Program
      Since the separation from GM, Delphi has had a Supplemental Executive Retirement Program (the “SERP”) for certain employees. The SERP is a non-qualified plan under the IRC that is separate from, but is integrated with, the Delphi Retirement Program for Salaried Employees, a qualified pension plan under the IRC. Pursuant to the
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authority granted by that certain Order Under 11 U.S.C. §§ 105(a), 363, 507, 1107, And 1108 (i) Authorizing Debtors To Pay Prepetition Wages And Salaries To Employees And Independent Contractors; (ii) Authorizing Debtors To Pay Prepetition Benefits And Continue Maintenance Of Human Capital Benefit Programs In the Ordinary Course; And (iii) Directing Banks To Honor Prepetition Checks For Payment Of Prepetition Human Capital Obligations (Docket No. 198), the Debtors have, throughout the course of the Chapter 11 Cases, continued to make monthly SERP payments to eligible retirees, limited to $5,000 per month per retiree. Pursuant to the Plan, however, the Debtors will (i) no longer honor their obligations under the SERP as the Debtors will reject, as of the Effective Date, or otherwise terminate the current SERP and (ii) implement a new Supplemental Executive Retirement Program (the “New SERP”) with respect to current eligible employees (subject to the execution of a waiver of claims) which, in effect, (a) freezes the benefits under the SERP and modifies eligibility to the age of 55 years with ten years of service and (b) supplements the frozen SERP benefit with a new benefit under a separate plan. Accordingly, as of the effective date of the Plan, the Debtors will no longer make monthly SERP payments to retirees and retirees will have 30 days after the effective date of the Plan to file a proof of claim for any claims arising under the SERP. Current eligible employees that were entitled to the SERP should not be penalized by the rejection, termination, and/or halting of benefits with respect to the SERP because these active employees should generally become eligible to participate in the New SERP.
      Under the Plan, all persons holding or wishing to assert Claims arising out of the SERP, and whose SERP Claims vested prior to the Effective Date, must file with the Bankruptcy Court and serve upon the Debtors a separate, completed, and executed proof of claim (substantially conforming to Form. No. 10 of the Official Bankruptcy Forms) no later than 30 days after the Effective Date. All such Claims not filed within such time will be forever barred from assertion against the Debtors and their Estates or the Reorganized Debtors and their property. Any Claims arising out of SERP after the Effective Date will be disallowed in their entirety. Allowed SERP Claims will receive the treatment afforded to Allowed General Unsecured Claims under the Plan. Each such Allowed SERP Claim will receive a distribution on the earliest Distribution Date after such SERP Claim is allowed, if ever. For further details, including details regarding postpetition interest on General Unsecured Claims, see Sections IX.E — Treatment Of Claims And Interests Under The Plan and IX.H — Provisions Governing Distributions of this Disclosure Statement.
(ii)	Change In Control Agreements
      In early 2000, Delphi modified certain terms of its change in control agreements (collectively, the “Change in Control Agreements”) with its officers that had been in existence since the Separation. The Change in Control Agreements provide certain benefits to each participant (each, a “Participant”) upon the occurrence of a change in control of Delphi and additional benefits if the employment of a Participant is terminated for certain reasons after a change in control. A change in control is defined under the Change in Control Agreements to include (i) the acquisition by any person, other than Delphi or any subsidiary of Delphi, of beneficial ownership of 25% or more of the outstanding common stock of Delphi; (ii) certain changes in the composition of Delphi’s board of directors; (iii) certain mergers, consolidations, and other reorganizations of
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Delphi in which Delphi is not the surviving corporation; (iv) any sale, lease, exchange, or other transfer of 50% or more of the assets of Delphi; or (v) a liquidation or dissolution of Delphi.
      Pursuant to the Change in Control Agreements, Participants are entitled to certain payments and benefits upon the occurrence of a change in control, including the immediate vesting of all unvested options and restricted stock units, and the full funding of all of the Participant’s “target awards” and any compensation previously deferred at the election of the Participant, together with accrued interest or earnings thereon. Additional payments and benefits are payable to Participants who cease to be employed by Delphi during the three years following a change in control if (i) Delphi terminates the Participant’s employment other than for “cause” (as defined therein); (ii) the Participant terminates his or her employment if, without his or her consent, (a) his or her salary and other compensation or benefits are reduced for reasons unrelated to Delphi’s or the Participant’s performance, (b) his or her responsibilities are negatively and materially changed, (c) he or she must relocate his or her work location or residence more than 25 miles from its location as of the date of the change in control, or (d) Delphi fails to offer him or her a comparable position after the change in control; or (iii) during the one-month period following the first anniversary of the change in control, the Participant ceases to be employed by Delphi for any reason other than for cause.
      The aggregate change in control liabilities arising from these and other rights granted to Participants under the Change in Control Agreements are potentially substantial. Executives continuing their employment with Delphi after the Effective Date of the Plan will be asked to waive benefits under the Change in Control Agreements and certain other programs in order to be eligible for Delphi’s emergence compensation program and other related benefits. To the extent a Participant does not waive such benefits, the Company intends to challenge any asserted claims under the Change in Control Agreements. If all Participants were to successfully assert claims under the Change in Control Agreements, the resulting liability could total as much as $257.5 million. All Change in Control agreements are listed on Plan Exhibit 8.1(a) to the Plan, and will be rejected pursuant to the Plan.
(iii)	Benefit Equalization Plan For Salaried Employees
      The Benefit Equalization Plan for Salaried Employees (“BEP”) is available to executives whose contribution and benefit levels in the Delphi Savings-Stock Purchase Program (“S-SPP”) exceed certain limits under IRC Section 415. The BEP is not funded and since October 2004, contributions have been de minimis. Amounts contributed to the BEP are separately accounted for. Distributions under the BEP are expected to aggregate approximately $160,000 and will be distributed to approximately 141 participants with an average distribution of $1,120 and a maximum individual distribution of approximately $10,000. The BEP amounts will be distributed upon emergence, and then plan will be terminated.
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below. Under IRC Section 414(l), obligations in a pension plan can be transferred to another pension plan without negative tax implications if certain conditions are met. The IRC Section 414(l) transfer facilitates Delphi’s resolution of its pension issues, significantly improves the security and funding of the Delphi pension plans, and is in the best interests of plan participants. The IRS issued a favorable ruling with respect to the IRC Section 414(l) transaction on May 29, 2007.
     In exchange for the waivers, the Debtors agreed to bring their pension funding obligations up to date upon emergence from chapter 11, including an accelerated contribution to the Hourly Plan in the amount of $10 million for the plan year ending September 30, 2007 and a $10 million accelerated contribution to the Hourly Plan in settlement of any excise taxes that had already accrued. As security for their obligations under the waivers, the Debtors provided the PBGC with letters of credit in the amount of $100 million on account of the Hourly Plan and $50 million on account of the Salaried Plan. The Debtors intend to comply with the remaining terms of the waivers shortly following the effective date of the Plan of reorganization, at which time the letters of credit will be terminated.~~[~~
     On July 13, 2007, the IRS modified the conditional funding waivers granted to Delphi related to its pension plans, extending the dates by which Delphi is required to file a Plan of reorganization and emerge from chapter 11 to December 31, 2007 and February 29, 2008, respectively.
     On August 3, 2007, Delphi applied to the IRS and PBGC for a temporary waiver of its minimum funding obligations with respect to the Hourly Plan for the plan year ending September 30, 2007. The Debtors reached an agreement with the IRS and PBGC on the terms of such a conditional waiver on September 28, 2007. This second waiver is necessary to enable the IRC Section 414(l) transfer to be implemented in an economically efficient manner after September 30, 2007. Consistent with the ~~waiver~~waivers already granted with respect to the Hourly Plan and the Salaried Plan for the plan year ended September 30, 2006, the Debtors would stand by their commitment to bring their pension funding obligations up to date upon emergence from chapter 11. The Debtors ~~have proposed that the letter of credit provided~~filed a motion on October 5, 2007 for authority to ~~the PBGC for the first waiver would also serve as security for their obligations~~ perform under the second waiver. The Bankruptcy Court entered an order approving the motion dated as of October 25, 2007.
      On October 4, 2007, the IRS further modified the first set of conditional funding waivers, conforming the conditions to the first waivers so that they are generally consistent with the conditions to the second waiver.
     As a result of the successful negotiation of the waivers and the IRC Section 414(l) transfer, Delphi’s business plan provides that Delphi will be able to timely meet its pension obligations following emergence from chapter 11.
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*	Includes a confirmation/update of macroeconomic factors such as exchange rates, commodities, GMNA volumes as well as divisional input related to revenue plans and other cost items

**	Relates to the outcomes of negotiations with GM and Unions which varied from the assumptions in the preliminary business plan
      Over this time period, the Business Plan and certain of the financial data, projections, and assumptions imbedded in the Business Plan were analyzed and evaluated by numerous parties, including an external accounting firm that was engaged by Delphi and other external parties who closely reviewed the data and provided recommendations to Delphi. These findings were considered and taken into account when finalizing the Business Plan. In addition, Delphi provided drafts of the preliminary Business Plan to certain key stakeholders, including the Statutory Committees and their advisors, at various times during the plan development. Finally, as discussed below, the Business Plan was amended in October 2007 to account for certain changes in the capital structure of Reorganized Delphi as well as an updated forecast for GMNA volumes in 2008.
1.	Creation Of The Business Plan
     Delphi’s annual business plan development process is comprehensive, requiring the analysis of a significant amount of data regarding various aspects of the business, as well as a vetting and review process at various levels of the organization for key aspects of the Business Plan. As previously discussed, the Company has seven divisions. Each division is comprised of several global product business units (“PBUs”). The business plan development process requires each of the Company’s PBUs and, subsequently, divisions, to create a five-year business plan which becomes a component of the overall corporate business plan. At the start of the planning period, Delphi develops macroeconomic assumptions that are used by each of its PBUs when developing their detailed business plans. The use of common assumptions ensures that the Business Plan is based on consistent metrics. Such assumptions include the following:
•	expected customer production volumes;

•	forecasted cost of significant commodities used in the business (e.g., the costs of copper and steel);
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•	estimated foreign exchange rates over the business plan period; and

•	expected U.S. labor rates.
      Delphi uses ~~Global Insight (“~~GI/~~”), formerly known as Data Resources, Inc.~~ DRI, a third-party forecasting service, as the basis of certain assumptions regarding anticipated customer production and vehicle line volumes. When incorporating the forecasts produced by GI /DRI, Delphi uses its historical knowledge of the industry to further refine the forecasts related to ~~GM North America (“~~GMNA~~”~~) production, in light of the fact that GMNA has historically been a significant component of Delphi’s revenue plan. ~~Therefore~~ Consistent with prior practice, Delphi has ~~reduced~~evaluated the GI ~~forecasted GMNA~~/DRI forecasts in creating the customer product volume ~~expectations by approximately 4%, with the largest reductions in~~ assumptions underlying the ~~later years of the plan.~~ Business Plan.
2.	Development Of The Revenue Plan
(a)	Identifying Business Opportunities
     Utilizing the macroeconomic assumptions developed by corporate management, each PBU develops its own five-year business plan. A key component of each PBU’s plan is its revenue plan. In developing its revenue plan, each PBU undertakes a detailed assessment of future revenue opportunities with its customers. Although the process of tracking sales opportunities is an ongoing activity that is continuously evaluated by Delphi sales account managers, once a year a complete evaluation of the revenue opportunities is completed during which a majority of the PBUs attribute confidence levels to each opportunity.
     Certain of the identified revenue opportunities are known because they are derived from booked business — that is, business for which the Company already has a formal customer award or purchase order. Other revenue opportunities are prospective, based on business for which the Company believes it may receive a contract (unbooked business). To evaluate whether the revenue projections from prospective opportunities should be included in its revenue plan, PBUs engaged in the original equipment automotive business will review each individual opportunity in the Company’s sales opportunity tracking system and make a determination as to how likely it is that Delphi will win the business. The PBU will make its determination based on historical trends and industry knowledge, and will add the projected revenue from that business to its estimated revenue line if it is reasonably confident that it can achieve the resulting projected revenue stream. For PBUs with a focus other than original equipment automotive sales, the revenue determinations are based primarily  ~~based~~  on historical trends and industry knowledge.
     In addition to identifying which customer business it believes it will win, in the process of creating its revenue plan a PBU will also assess the percentage of the customer’s business it believes it will acquire, such as whether it will supply all of the customer’s needs for a particular part or whether the customer is likely to use multiple sources for the part.
     For Delphi’s original equipment automotive business, because of the nature of the original equipment automotive industry, in which there are long periods between the time when customers award business to their suppliers and the time when production begins, in
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Operating Income	5.3%	-9.0%

*	excludes restructuring
     The Business Plan demonstrates that a significant amount of cash will be spent on restructuring activities. Each division has contemplated a significant number of restructuring activities, the scope, timing, and cost of which were included in the Business Plan and affect the forecasts. As a result of the restructuring, the Business Plan financials also reflect expected cost savings in manufacturing, which result from the labor transformation and global restructuring initiatives. As manufacturing and engineering operations are migrated from high-cost to low-cost locations, savings are generated, resulting in Delphi’s belief that-it will be well positioned to meet customer expectations and achieve competitive margins. Beyond the impact of these manufacturing cost initiatives, further savings in material costs are expected to be realized through engineering initiatives, supplier price reductions, and the continued shift in the supplier footprint to lower cost locations following Delphi’s own manufacturing footprint migration. The resulting transformation and growth results in a plan where Delphi continues to expand its revenue expectations from Europe, Asia, and South America while expecting revenue declines in North America.
     D.  Amendments To Final Business Plan
      Following the completion of the Business Plan appended to the Disclosure Statement filed on September 6, 2007, two events occurred which had an impact on the Business Plan. First, GI/DRI revised its projections for GMNA production volume for the period covered by the Business Plan. Second, because of the dislocation in the capital markets in the second half of 2007 and the resulting change in the distributions under the Plan, the anticipated capital structure of Reorganized Delphi changed, which affected certain assumptions underlying the Business Plan.
1.	GMNA Production Volume
      In September 2007, GI/DRI revised its outlook for GMNA production volumes. Delphi reviewed the forecasts released by GI/DRI and discussed the basis of the
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October 29, 2007

predictions with GI/DRI and GM. GI/DRI adjusted its forecasts on the basis of a number of macroeconomic factors, some of which Delphi believes are overstated or will be mitigated in ways not contemplated by GI/DRI. Although GI/DRI predicted a significant decrease in GMNA production throughout the Business Plan period, after discussions with GM and based on its own historical experience with GI/DRI and GM, Delphi believes that GMNA will have a short-term inventory adjustment period rather than the long-term downward sales reduction of the magnitude forecasted by GI/DRI. Thus, Delphi has adjusted its projections for 2008 based on the new GMNA forecast but has left the projections unchanged for 2009-2011.
      Because GMNA has historically been (and continues to be) a significant component of Delphi’s revenue plan, a change in GMNA production can have a material impact on Delphi’s forecasted revenue, particularly when the predicted volume reductions relate to vehicle programs in which Delphi provides a high percentage of content. In this case, it is predicted that as a result of the GMNA volume reductions, Delphi’s projected revenue will be reduced in 2008 by $346 million. To mitigate these losses, Delphi will reduce certain of its fixed costs, including engineering costs, SG&A costs, and structural manufacturing costs, which will result in a required $15 million increase in restructuring expenses in 2008. The net reduction to Delphi’s earnings before interest, taxes, depreciation, amortization, and restructuring costs (“EBITDAR”) is expected to be approximately $87 million. In addition, due to the reduction in forecasted sales in 2008, Delphi’s working capital levels are expected to be reduced by $43 million in 2008, and thereafter are expected to return to previously planned levels for the remainder of the Business Plan. As such, there is no net impact to working capital over the combined 2008/2009 timeframe.
Notice of Proposed Amendments
October 29, 2007

          2. Revised Capital Structure
     Delphi has also adjusted its Business Plan to reflect the revised capital structure of Reorganized Delphi and revisions to the currency used for the payment of claims under the Plan, which affect certain of the assumptions underlying the Business Plan.
     First, in developing the Business Plan, it was anticipated that Reorganized Delphi would have new long-term debt including a $1.6 billion asset-based revolving facility, a $5.6 billion exit term loan, and $1.5 billion in unsecured notes. When the capital structure of Reorganized Delphi was revised based on market conditions in the third and fourth quarters of 2007 and Effective Date cash distributions under the Plan were reduced, the amount, structure, and interest rates on that debt also changed. Thus, the Company amended its assumptions to reflect a $3.7 billion exit term loan, a $1.9 billion reduction. In addition, the assumptions were modified to replace $1.5 billion in unsecured notes with $1.5 billion in second lien notes. Assumptions regarding the $1.6 billion asset-based revolving facility remained unchanged. Accordingly, the Business Plan reflects a decrease in net debt.
     Second, the change in the currency of distributions provided to various stakeholders under the Plan resulted in reduced cash distributions at the Effective Date, which affected the Company’s assumptions regarding cash flow. Because the Plan now calls for a reduction in cash distributions, the Business Plan reflects an increase in cumulative cash flow during 2008-2011.
Notice of Proposed Amendments
October 29, 2007

▪	a sale, transfer, or other disposition of all or substantially all of the assets of Reorganized Delphi and its subsidiaries, on a consolidated basis;

▪	any merger or consolidation involving a change of control of Reorganized Delphi; or

▪	any acquisition of or investment in any other Person having a value in excess of $250 million in any twelve-month period.
     Rather than advancing a separate plan framework support agreement following the structure of the terminated PSA, the Investment Agreement itself outlines Delphi’s proposed framework for a plan of reorganization, which includes distributions to be made to creditors and shareholders, the treatment of GM’s claims, and the corporate governance of the reorganized Company.
     ~~While the filing of this Disclosure Statement and the appendices and/or the exhibits to the appendices hereto was made by the Debtors after consultation with ADAH and the mutual agreement that none of the parties to the Investment Agreement shall be prejudiced by such filing, neither ADAH nor the other Plan Investors have approved this Disclosure Statement or the appendices and/or the exhibits to the appendices hereto. Neither the filing of this Disclosure Statement, the Plan and any of the exhibits and/or appendices to this Disclosure Statement or the Plan made as part of the filing of this Disclosure Statement and the Plan, nor the terms thereof, shall result in the waiver or modification of any of the rights and/or obligations of any party to the Investment Agreement including, without limitation, the provisions set forth in Section 9(a)(xxviii) of the Investment Agreement.~~
     3. Amendment To The Investment Agreement
     During the month of October, the Debtors negotiated an amendment to the Investment Agreement as a result of anticipated changes to the September 6 Plan and the passage of time. Provisions of the Investment Agreement were amended to reflect changes to the Discount Rights Offering and the issuance of Series C Preferred Stock to be issued to GM. In addition, a number of provisions in the Investment Agreement were amended to reflect events that occurred since the previous amendment was approved on August 2, 2007. Certain covenants and related conditions and termination rights were amended to provide greater certainty to the consummation of the transaction. For example, the amendment to the Investment Agreement eliminates certain covenants regarding the delivery and approval of documents that have already been delivered and finalized, such as the Plan and Disclosure Statement, a disclosure letter, the GM Definitive Documents, and the Union Settlement Agreements, while maintaining approval rights over amendments to those agreements and documents. In addition, the amendment to the Investment Agreement extends the timeframe by which the HSR filings are to be made and the dates for which agreements for certain key documentation must be reached.
Notice of Proposed Amendments
October 29, 2007

     C. Rights Offerings
     Pursuant to the Investment Agreement, the Company has agreed to conduct the Discount Rights Offering and pursuant to the Plan, the Company will conduct a ~~par value rights offering (the “~~Par Value Rights Offering~~”~~). Pursuant to the Discount Rights Offering, ~~Delphi’s common stockholders, who are~~ holders of ~~shares of Delphi common stock~~General Unsecured Claims as of the date the Confirmation Hearing commences, (the “Rights Offering Record Date”) will receive non-transferable Rights to purchase up to approximately $1.575 billion of shares of the New Common Stock of Reorganized Delphi at an exercise price of $~~38.56~~34.98 per share, a discount to the negotiated ~~plan~~Plan value. The holders of General Unsecured Claims will also receive the right to purchase any unsubscribed Rights not otherwise exercised in the Discount Rights Offering. Pursuant to the Par Value Rights Offering, Delphi’s common stockholders at the Rights Offering Record Date will receive non-transferable Rights to purchase up to ~~$572~~12,711,111 shares (valued at approximately $529 million ~~of shares~~) of New Common Stock of Reorganized Delphi at an exercise price of $~~45.00~~41.58, the negotiated ~~plan~~Plan value ~~price, which shares consist of approximately $522 million of the~~ New Common Stock ~~consisting of shares contributed by the Unions~~. The shares of New Common Stock underlying the Par Value Rights Offering are shares that would otherwise be issued to General Unsecured Creditors and ~~other unsecured creditors, plus an additional $50 million of the New Common Stock that would otherwise be distributable to~~ Appaloosa ~~and its affiliates~~..
     The Rights Offerings will commence following confirmation of the Plan and conclude ~~at least~~ on a date that is approximately 30 days thereafter.
     The Plan Investors have committed, on the terms and subject to the conditions of the Investment Agreement, to purchase any shares of New Common Stock that were offered through the Discount Rights Offering to eligible holders, but whose rights were not properly exercised in the initial offering or through the exercise of oversubscription rights. In the event that no ~~shareholders were to subscribe to the Rights Offering~~ Discount Rights are exercised, the Plan Investors, through this backstop commitment, would purchase all of the unsubscribed shares for approximately $1.575 billion.
     ~~When the Debtors were considering entering into the Investment Agreement, there was considerable focus on negotiating plan treatment for existing equity holders that was acceptable to the Equity Committee. After extensive negotiations, the Equity Committee’s formal support of the Investment Agreement largely hinged on the terms of the Rights Offerings, and the proposed Rights Offerings are a reflection of the negotiations that took place among the Debtors, the Creditors’ Committee, the Equity Committee, GM, and the Plan Investors.~~
          (a) Eligibility For Participation In Rights Offerings
     Each holder of a General Unsecured Claim as of the Rights Offering Record Date will be entitled to participate in the Discount Rights Offering. Each holder of Existing Common Stock as of the Rights Offering Record Date will be entitled to participate in the Par Value Rights Offerings. The Rights Offering Record Date will be the date on which the Confirmation Hearing commences.
Notice of Proposed Amendments
October 29, 2007

          (b) Issuance Of Rights
     The Rights will be issued ~~no later than four business days~~ after (i) the Bankruptcy Court has confirmed the Debtors’ Plan and (ii) the SEC declares the Registration Statement for the Rights Offerings effective. Holders that hold shares of Existing Common Stock through a brokerage account, bank, or other nominee will not receive an actual rights certificate. If a holder wishes to obtain a separate rights certificate, the holder should promptly contact its broker, bank, or other nominee and request a separate rights certificate. It will not be necessary to have a physical rights certificate to elect to exercise Rights.
     In the Discount Rights Offering, holders of ~~Existing Common Stock~~allowed General Unsecured Claims on the Rights Offering Record Date will receive Rights to purchase ~~40,845,016~~45,026,801 shares of New Common Stock. These rights will not be transferable. The Rights will entitle holders to purchase New Common Stock for $~~38.56~~34.98 per share. ~~It will not be necessary to have a physical rights certificate to effectuate a sale or transfer of the Rights.~~  In the Par Value Rights Offering, holders of Existing Common Stock on the Rights Offering Record Date will receive Rights to purchase ~~$572 million~~ up to 12,711,111 shares in the aggregate ~~worth of shares~~ of New Common Stock. (valued at approximately $529 million), which would otherwise be issued to Unsecured Creditors and Appaloosa. These rights will not be transferable. These Rights will entitle holders to purchase New Common Stock for $~~45.00~~41.58 per share.
          (c) Rights Offering Period
     The Rights Offerings will commence when the Rights are distributed following confirmation of the Plan and conclude ~~at least~~approximately 30 days later. After the Rights expire, any and all unexercised Rights will automatically terminate without further notice or order of the Bankruptcy Court, and any purported exercise of any such unexercised Rights by any Person will be null and void.
          (d) Exercise Of Rights
     The Rights Offering documents will set forth in detail how to exercise the Rights and such procedures should be carefully followed.
          (e) Alternatives To Exercising The Rights~~; Transfer Restriction Of~~
           ~~(e)~~  To realize value from the Par Value Rights Offering
     ~~To realize value from the Rights Offerings,~~  as alternatives to exercising the Rights, holders of ~~the Rights~~ Existing Common Stock may  ~~(i)~~  sell their shares of Existing Common Stock prior to the commencement of the Confirmation Hearing ~~or (ii) in the case of the Discount Rights Offering, sell their Rights to participate in the Discount Rights Offering.~~
Notice of Proposed Amendments
October 29, 2007

           ~~(i) Sale Of Shares~~
     ~~In advance of the commencement of the Confirmation Hearing, a holder of Existing Common Stock may sell its shares~~.. If a holder ~~sold~~sells its shares prior to the Rights Offering Record Date, the buyer would be entitled to receive the Rights to participate in the ~~Discount Rights Offering and the~~ Par Value Rights Offering. In addition, by selling its shares prior to the Rights Offering Record Date, a shareholder would also be selling its entitlement to participate in the distribution to shareholders of New ~~Common Stock and New~~ Warrants contemplated by Article 5.7 of the Plan.
           ~~(ii) Sale Of Rights~~
     ~~The Rights issued for the Discount Rights Offering are transferable. Therefore, as an alternative to exercising those Rights, holders may sell the Rights to third parties. Any such transfer of Rights must be made sufficiently in advance of the expiration date of the Rights Offering to comply with settlement procedures applicable to sales of securities. If trading in the rights is initiated, such trading can be expected to be on a customary basis in accordance with normal settlement procedures. Trades effected in Rights will be required to be settled within three trading days after the trade date. A purchase and sale of Rights that is effected on the date that is two days prior to the expiration date of the Rights Offering would be required to be settled not later than the time the Rights will have expired (or, if the holder uses guaranteed delivery procedures, not later than 5:00 p.m., New York City time, on the third business day after the expiration date). Therefore, if Rights are purchased on or after the date that is two days prior to the expiration date and the holder does not properly comply with guaranteed delivery procedures, such Rights may be received after they have already expired and will be of no value.~~
     ~~The Rights issued for the Par Value Rights Offering are not independently transferable, but the Common Stock is transferable as discussed in subsection (i) above.~~
          (f) Distribution Of Rights Offering Shares
     On or as soon as reasonably practicable after the Effective Date, but no later than the Distribution Date, Reorganized Delphi will issue the New Common Stock to those holders of Rights that properly exercised their Rights pursuant to the Rights certificates.
     D. Exit Financing
     ~~The description below is based on the Debtors’ current status of discussions with third parties and will be updated as such discussions evolve.~~
     In addition to the equity funds raised from the Plan Investors and the Rights Offerings, the Plan contemplates that the Reorganized Debtors will have exit financing in place in an amount sufficient to repay the Debtor In Possession (“DIP”) Facility Revolver Claims, the DIP Facility First Priority Term Claims, and the DIP Facility Second Priority Term Claims, make other payments required to be made on the Effective Date, and conduct their post-reorganization operations (the “Exit Financing ~~Facility”). The terms of the Exit Financing Facility are outlined in the term sheet attached to the Plan as an~~
Notice of Proposed Amendments
October 29, 2007

~~exhibit~~Arrangements”). The Debtors intend to enter into a “best efforts” financing arrangement with one or more nationally recognized investment banks on or before November 7, 2007, and to seek approval of such exit financing at the Debtors’ November 29, 2007 omnibus hearing.
     Beginning shortly after the approval of the Original EPCA, the Debtors contacted prospective lenders to solicit proposals regarding a potential exit facility and to conduct negotiations with respect to the terms of the proposals. The Debtors distributed information packages to the institutions that were possible sources of exit financing. By the beginning of June 2007, these institutions had conducted significant due diligence with the assistance of the Debtors. To ensure comparable proposals, Delphi also sent a common request for proposal (“RFP”) to select lenders after receiving their preliminary proposals. The Debtors received RFP responses during the week of June 25, 2007, prior to recent changes in ~~debt~~ the capital market conditions. As a result, the selected lenders subsequently reaffirmed their interest in providing exit financing but indicated that terms and pricing were likely to change dependent on market conditions. ~~The Debtors intend to continue discussions with such selected lenders~~
     Initially, the Company sought financing of up to $7.5 billion in funded debt and~~, while there can be no assurances, anticipate obtaining a commitment from one or more lending sources on or before the date~~ a $1.6 billion asset-based revolving loan through the RFP process. Because of the dynamics of the ~~Disclosure Statement Hearing.~~
     ~~Additional description of financing will be provided following receipt~~capital markets in the third quarter of ~~commitment letter~~2007, however, the Debtors reduced proposed debt levels under the Plan by $1.9 billion to facilitate an emergence financing package that could be executed under existing market conditions. Based on recent improvements in the capital markets, including the leveraged loan market, the Debtors, after consultation with the Creditors’ Committee, the Plan Investors, and GM, plan to move forward with an asset-based revolving loan in the amount of $1.6 billion, $3.7 billion of first-lien funded financing (possibly in conjunction with the extension of its debtor-in-possession financing facility), and second lien funded financing in the amount of $1.5 billion.
     The second lien financing will have a maturity of 8 years, and at least $750 million of this facility will be raised from a third-party lender. The remaining portion, up to $750 million, will be obtained by providing a note to GM which will have the same terms as the third-party financing. The third-party lender will also have the right, through the Effective Date, to purchase up to $500 million of the financing evidenced by the note to GM at par value. The amount of the second lien facility will be reduced by any financing obtained under the first lien facility in excess of $3.7 billion (the “Excess Amount”), with the portions of the loans provided by GM reduced, provided that the sum of (i) undrawn availability plus any open letters of credit up to $100 million pursuant to an asset-based revolving credit facility and (ii) Delphi’s pro forma consolidated cash as of the Effective Date (excluding the Excess Amount and after giving pro forma effect to the $1.5 billion cash payment to GM in connection with the 414(l) transaction) (the “Liquidity Amount”) is at least $3.189 billion. In the event that the Liquidity Amount is less than $3.189 billion,
Notice of Proposed Amendments
October 29, 2007

then any Excess Amount shall be retained by Delphi up to the point that the amount of such Excess Amount retained plus the Liquidity Amount equals $3.189 billion and the remaining amount shall be paid to GM and the second lien financing will be reduced by such amount paid to GM as provided above. GM will not have registration rights with respect to the GM Note.
VIII. THE CHAPTER 11 CASES
     A. Continuation Of Business; Stay Of Litigation
     On October 8, 2005, Delphi and 38 of its U.S. subsidiaries and affiliates filed voluntary petitions in the Bankruptcy Court for reorganization relief under Chapter 11 of the Bankruptcy Code. On October 14, 2005, three additional U.S. Delphi affiliates filed voluntary petitions. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate their businesses in the ordinary course, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.
     An immediate effect of the filing of the Debtors’ bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors, and the continuation of litigation against the Debtors. This relief provided the Debtors with the “breathing room” necessary to assess and reorganize their business. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization.
     B. Chapter 11 Stakeholders
     The following parties are current stakeholders in the Debtors’ Chapter 11 Cases and/or have appeared or participated as parties-in-interest in one or more of these consolidated cases.
Notice of Proposed Amendments
October 29, 2007

     C. Summary Of Certain Relief Obtained At The Outset Of The Chapter 11 Cases
          1. First Day Orders
     On October 8, 2005, the Debtors filed several motions seeking the relief provided by certain so-called “first day orders.” First day orders are intended to facilitate the transition between a debtor’s prepetition and postpetition business operations by approving certain regular business conduct that may not be authorized specifically under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court.
     The first day orders in the Chapter 11 Cases, which were entered over the course of several days after the October 8, 2005 petition date, authorized, among other things:
            (a) Administrative
•	the joint administration of each of the Debtors’ chapter 11 cases;

•	the establishment of case management procedures and omnibus hearing dates;
Notice of Proposed Amendments
October 29, 2007

Freescale Semiconductor, Inc., (v) General Electric Company~~;~~, (vi) IUE-CWA, and (vii) Wilmington Trust Company, as Indenture Trustee. Flextronics and Electronic Data Systems Corp. subsequently resigned from the Creditors’ Committee, and on or about March 6, 2006, the United States Trustee appointed Tyco Electronics Corporation to the Creditors’ Committee. On October 1, 2007, the United States Trustee filed an amended appointment of the Creditors’ Committee incorporating the changes described in the previous sentence as well as appointing SABIC Innovative Plastics (formerly GE Plastics, a part of General Electric Company). In addition to these members, the UAW participates as an ex-officio member of the Creditors’ Committee as noted in its Notice Of Withdrawal Of Motion And Memorandum Of International Union, UAW For An Order Directing Its Appointment To The Official Committee Of Unsecured Creditors, dated January 20, 2006 (Docket No. 1864). Prior to the February 3, 2006 meeting of creditors, the PBGC was also granted ex-officio status.
     The Creditors’ Committee is represented by Latham & Watkins LLP. The Creditors’ Committee’s financial advisor is Mesirow Financial Consulting, LLC, and the Creditors’ Committee financial advisor and investment banker is Jefferies & Company.
     On April 28, 2006, the United States Trustee appointed an official Committee of Equity Holders pursuant to section 1102 of the Bankruptcy Code to represent the interests of all equity holders in these cases. The following seven equity holders were selected to serve as members of the Equity Committee: (i) James E. Bishop, Sr., (ii) Brandes Investment Partners, L.P. (“Brandes”), (iii) D.C. Capital Partners, L.P., (iv) Dr. Betty Anne Jacoby, (v) James H. Kelly, (vi) James N. Koury, trustee of the Koury Family Trust, and (vii) Luqman Yacub. On May 11, 2006, the United States Trustee amended the Equity Committee to include Pardus European Special Opportunities Master Fund, L.P. (“Pardus”) in place of Dr. Betty Anne Jacoby. On October 3, 2006, D.C. Capital Partners, L.P. resigned from the Equity Committee. Subsequently, on June 4, 2007, Pardus resigned from the Equity Committee. Brandes has taken a leave of absence and is not currently active in Equity Committee matters.
     The Equity Committee is represented by Fried, Frank, Harris, Shriver & Jacobson LLP. The Equity Committee’s financial advisor is Houlihan Lokey Howard & Zukin Capital, Inc.
          3. Postpetition Financing
     On October 12, 2005, the Debtors were granted interim approval pursuant to an interim Bankruptcy Court order, to use up to $950 million of the $2 billion DIP credit facility. The original DIP credit facility was subsequently amended by the First Amendment to the DIP Credit Facility, dated October 27, 2005 (the “First Amended DIP Credit Facility”). The First Amended DIP Credit Facility enabled the Debtors to borrow up to $2.0 billion from a syndicate of lenders arranged by J.P. Morgan Securities Inc. and Citigroup Global Markets, Inc., for which JPMorgan Chase Bank, N.A. was the administrative agent (the “Administrative Agent”) and Citicorp USA, Inc., was syndication agent (together with the Administrative Agent, the “Agents”). Specifically, the First Amended DIP Credit Facility consisted of a $1.75 billion revolving facility and a $250 million term loan facility (collectively, the “Amended DIP Loans”). The Debtors sought
Notice of Proposed Amendments
October 29, 2007

approval of the First Amended DIP Credit Facility to ensure necessary liquidity during the Chapter 11 Cases. On October 28, 2005, the Bankruptcy Court granted final approval of the DIP financing order, which approved the First Amended DIP Credit Facility, providing the Debtors access to $2 billion in DIP financing subject to certain terms and conditions set forth in the DIP financing documents, as amended, and an adequate protection package for the lenders to the prepetition credit facilities as well as to those parties asserting rights of setoff against the Debtors.
     In light of the favorable environment in the debt markets at the time, in December 2006, the Debtors determined to refinance their secured facilities. Thus, on January 5, 2007, the Bankruptcy Court granted Delphi’s motion to obtain replacement postpetition financing of approximately $4.5 billion to refinance both the $2.0 billion First Amended DIP Credit Facility and the approximate $2.5 billion outstanding on its $2.825 billion prepetition credit facility. On January 9, 2007, Delphi entered into a Revolving Credit, Term Loan, and Guaranty Agreement (the “Refinanced DIP Credit Facility”) to borrow up to approximately $4.5 billion from a syndicate of lenders. The Refinanced DIP Credit Facility consists of a $1.75 billion first priority revolving credit facility (“Tranche A” or the “Revolving Facility”), a $250 million first priority term loan (“Tranche B” or the “Tranche B Term Loan” and, together with the Revolving Facility, the “First Priority Facilities”), and an approximate $2.5 billion second priority term loan (“Tranche C” or the “Tranche C Term Loan~~”)~~.“). Borrowings under the Refinanced DIP Credit Facility are prepayable at Delphi’s option without premium or penalty. As a result of the refinancing, the Debtors have saved approximately $8.9 million per month in financing costs.
     The Refinanced DIP Credit Facility will expire on the earlier of December 31, 2007 or the date of the substantial consummation of a reorganization plan that is confirmed pursuant to an order of the U.S. Bankruptcy Court. ~~Borrowings under the Refinanced DIP Credit Facility are prepayable at Delphi’s option without premium or penalty~~.The Debtors intend to file a motion for approval of an amendment to the Refinanced DIP Facility to provide for a six-month extension of the maturity of the facility to July 1, 2008. The Debtors plan to seek approval of this motion at the Omnibus Hearing scheduled for November 16, 2007.
     In preparation for the foregoing amendment, on October 5, 2007, the Debtors filed a motion, and the Bankruptcy Court entered an order dated as of October 25, 2007, confirming DASHI’s authority under the Final Cash Management Order (Docket No. 882) to consummate an intercompany transfer to DAS LLC. Specifically, DASHI is accumulating cash balances from certain of its global affiliates in an amount expected to be up to $650 million and, subject to the requisite consent of the DIP Lenders, will transfer these funds to DAS LLC in accordance with Final Cash Management Order. As required by the Final Cash Management Order, in exchange for DASHI’s transfer of funds to DAS LLC, DAS LLC will grant DASHI (a) a lien (in the priority permitted under the Refinanced DIP Credit Facility) on all assets and (b) an administrative claim (the “Intercompany Transaction”). The Intercompany Transaction, among other things, will provide a definitive source of liquidity on favorable terms to the Debtors. This additional liquidity will allow the Debtors to reduce their borrowings and thus reduce their funded interest expense, saving the Debtors millions of dollars of interest under their Refinanced DIP
Notice of Proposed Amendments
October 29, 2007

Credit Facility. In addition, the Intercompany Transaction may create certain tax efficiencies which will inure to the benefit of all of the Debtors’ stakeholders. In connection with this transaction, the PBGC expressed certain concerns because they contend that the funds to be transferred by DASHI would be subject to pre-existing PBGC liens totaling $255 million. Although the Debtors dispute PBGC’s position, the Debtors understand that the issue presented is an important policy matter for the PBGC that would likely compel the agency to appeal an adverse judicial determination of this issue. To resolve this issue, the Debtors incorporated an adequate protection mechanism granting replacement liens to the PBGC, but only to the extent that the PBGC does in fact have valid, perfected, enforceable and non-avoidable liens in the funds to be transferred. In addition, the entered order makes clear that all parties in interest in these cases retain and reserve the right to challenge the PBGC’s purported liens on any grounds and that all of PBGC’s claims, defenses, and arguments with respect to any such challenges are expressly reserved and preserved.
     The Refinanced DIP Credit Facility provides the lenders with a perfected first lien (with the relative priority of each tranche as set forth above) on substantially all material tangible and intangible assets of Delphi and its wholly-owned U.S. subsidiaries (however, Delphi is pledging only 65% of the stock of its first-tier foreign subsidiaries to the extent that, in its reasonable business judgment, adverse tax consequences would result if more of such stock were pledged). The Refinanced DIP Credit Facility further provides that amounts borrowed under the Refinanced DIP Credit Facility will be guaranteed by substantially all of Delphi’s Affiliate Debtors, each as debtor and debtor-in-possession. The amount outstanding at any one time under the First Priority Facilities is limited by a borrowing base computation as described in the Refinanced DIP Credit Facility. Borrowing base standards may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion, with any changes in such standards to be effective ten days after delivery of a written notice thereof to Delphi (or immediately, without prior written notice, during the continuance of an event of default). The Refinanced DIP Credit Facility includes affirmative, negative, and financial covenants that impose restrictions on Delphi’s financial and business operations, including Delphi’s ability to, among other things, incur or secure other debt, make investments, sell assets, and pay dividends or repurchase stock. So long as the Facility Availability Amount (as defined in the Refinanced DIP Credit Facility) is equal to or greater than $500 million, compliance with the restrictions on investments, mergers, and disposition of assets does not apply (except in respect of investments in, and dispositions to, direct or indirect U.S. subsidiaries of Delphi that are not guarantors).
     The covenants require Delphi to, among other things, maintain a rolling 12-month cumulative Global EBITDAR (earnings before the deduction of interest expenses, taxes, depreciation, amortization, and restructuring charges) for Delphi and its direct and indirect subsidiaries on a consolidated basis, beginning on December 31, 2006 and ending on November 30, 2007 at the levels set forth in the Refinanced DIP Credit Facility. The Refinanced DIP Credit Facility contains certain defaults and events of default customary for debtor-in-possession financings of this type. Upon the occurrence and during the continuance of any default in payment of principal, interest, or other amounts due under the
Notice of Proposed Amendments
October 29, 2007

alleged that certain current and former directors and officers of the Company breached a variety of duties owed by them to Delphi in connection with matters related to the Company’s restatement of its financial results. Following the commencement of the Chapter 11 Cases on October 8, 2005, all of the Shareholder Derivative Actions were administratively closed.
          (c) MDL And Related Settlements
               (i) MDL Settlements
     On July 11, 2007, the MDL Court appointed the Honorable Layn R. Phillips, former United States District Judge, as a special master for settlement discussions. Through mediated settlement discussions, representatives of Delphi, Delphi’s insurance carriers, the Creditors’ Committee, the Equity Committee, and certain other named defendants involved in the MDL proceedings, with the assistance of Judge Phillips, were able to reach a settlement agreement with the Lead Plaintiffs and the ERISA Action plaintiffs resulting in a complete resolution as to Delphi, its subsidiaries, current and former directors and officers, and certain other defendants and related parties and settlement of the Multidistrict Litigation (the “MDL Settlements”). The MDL Settlements do not resolve claims against certain other defendants and potential defendants, including but not limited to Deloitte & Touche, LLP, BBK, Ltd., SETECH, Inc., and JPMorgan Chase & Co. The MDL Settlements are comprised of a settlement with the Lead Plaintiffs (the “Securities Settlement”), the ERISA Plaintiffs (the “ERISA Settlement”), and related agreement between Delphi, various insurance companies, and certain former directors and officers (the “Insurance Settlement”). The MDL Settlements were submitted on August 31, 2007 to the MDL Court for preliminary approval and for scheduling a final fairness hearing. On September 5, 2007, the MDL Court granted preliminary approval of the MDL Settlements, and scheduled a final fairness hearing for November 13, 2007. ~~The~~ On September 7, 2007, the Debtors ~~expect to file~~ filed a motion ~~with the Bankruptcy Court on September 7, 2007 (which will be heard on September 27, 2007),~~  seeking Bankruptcy Court approval of the MDL Settlement.
     ~~Under the terms of the MDL Settlements, which require the approval of both the MDL Court and the Bankruptcy Court, the Lead Plaintiffs and the ERISA Action plaintiffs will receive claims/interests that will be satisfied through the Debtors’ Plan. The Lead Plaintiffs will be granted a single allowed claim/interest in the face amount of $204 million. The Lead Plaintiffs’ claim/interest will be classified in both the Section 510(b) Note Claim and Section 510(b) Equity Claim classes based on the plan of allocation approved by the MDL Court. The Lead Plaintiffs’ claim/interest will be satisfied through consideration in the same form, ratio, and treatment as what will be used to satisfy holders of General Unsecured Claims under the Debtors’ Plan. If any class member opts out of the Securities Settlement, and ultimately receives an allowed claim in the Debtors’ Chapter 11 Cases, the amount received by the opt-out class member~~s. The motion was originally scheduled to be heard on September 27, 2007, but after consultation with a number of stakeholders, including counsel for the MDL plaintiffs and Creditors’ Committee, the Debtors determined to use a two-step bifurcated approval process for the MDL Settlements in the Bankruptcy Court. As the first step in the process, the Debtors sought and received
Notice of Proposed Amendments
October 29, 2007

preliminary approval of the MDL Settlements, including without limitation, class certification, and solicitation mechanics, at the October 25, 2007 omnibus hearing. The MDL Settlements are subject to final consideration by the Bankruptcy Court at the Confirmation Hearing on the Debtors’ Plan, following the Bankruptcy Court’s consideration of certain objections that may be filed by any of the “Potential Objectors” (that is, (i) the Official Committee of Unsecured Creditors, (ii) the United States Department of Labor, (iii) Wilmington Trust Company, as indenture trustee, (iv) the Ad Hoc Committee of Trade Creditors, (v) Davidson Kempner Capital Management LLC, SPCP Group, LLC, Castlerigg Master Investments Ltd., Elliott Associates, L.P., and CR Intrinsic Investors, LLC, and (vi) the Equity Committee) by the deadline for filing objections to the confirmation of the Plan.
     Under the terms of the MDL Settlements, which require the approval of both the MDL Court and the Bankruptcy Court, the Lead Plaintiffs and the ERISA Action plaintiffs will receive claims/interests that will be satisfied through the Debtors’ Plan. The Lead Plaintiffs will be granted a single Allowed Claim/Interest in the face amount of $204 million. The Lead Plaintiffs’ $204 million Allowed Claim will be classified in both the Section 510(b) Note Claim and Section 510(b) Equity Claim classes based on the plan of allocation approved by the MDL Court. The Lead Plaintiffs’ claim/interest will be satisfied through consideration in the same form, ratio, and treatment as what will be used to satisfy ~~such~~ holders of General Unsecured Claims under the Debtors’ Plan. If any class member opts out of the Securities Settlement, and ultimately receives an allowed claim in the Debtors’ Chapter 11 Cases, the amount received by the holder of an allowed opt-out claim will be deducted from the amount used to satisfy the Lead Plaintiffs in the Securities Settlement. ~~The Debtors will object to any claims filed by~~ A distribution made to a holder of an allowed opt -out ~~plaintiffs~~claim will be in the same Plan currency as that distributed on account of the Securities Settlement. The Debtors will object to any claims filed by members of the class in Securities Action who opt out of the Securities Settlement in the Bankruptcy Court, and will seek to have such claims expunged. The ERISA Settlement is structured similarly to the Securities Settlement. The ERISA Plaintiffs’ claim/interest will be allowed in the amount of $24.5 million and will be satisfied with consideration in the same form, ratio, and treatment as that which will be used to satisfy holders of General Unsecured Claims under the Debtors’ Plan. Unlike the Securities Settlement, the ERISA Plaintiffs are not entitled, and thus will not be able, to opt out of their settlement.
     In addition to the proceeds from the claims in the Chapter 11 Cases, the Lead Plaintiffs will also receive a distribution of insurance proceeds up to $88.6 million, including the remainder of any insurance proceeds (which proceeds could be used by directors and officers in connection with non-indemnifiable claims) that are not used by the eight former directors and officers as permitted in the MDL Settlements (as discussed further below), and a distribution of $1.5 million from certain underwriters named as defendants in the MDL proceedings. The ERISA Action Plaintiffs will also receive a distribution of insurance proceeds in the amount of $22.5 million. The additional proceeds from the MDL Settlements will be divided and distributed according to the terms of the MDL Settlements ~~and the plan of allocations approved in connection with such settlements~~. The insurance proceeds are being held in escrow accounts pursuant to the MDL Settlements and subject to the direction of the MDL Court.
Notice of Proposed Amendments
October 29, 2007

          (b) Reclamation Claims Program
     On November 4, 2005, the Bankruptcy Court approved global procedures for receiving, reviewing, responding to, and resolving reclamation demands. The Debtors received thousands of reclamation demands, including duplicate demands. Due to the high volume of reclamation demands received by the Debtors, the Bankruptcy Court granted the Debtors a 45-day extension of the deadline to reconcile all reclamation claims. After reviewing these demands, the Debtors identified 855 non-duplicate reclamation demands with a total face amount of more than $285 million.
     To facilitate the review process of these 855 reclamation demands and the requirement to respond to all reclamation demands within 135 days, the Debtors developed a comprehensive process for responding to all such reclamation demands, evaluating any disagreements, and reaching agreed reclamation claim amounts subject to certain reserved defenses. Reclamation response statements were sent to all 855 claimants on February 21, 2006. These statements, representing the results of many hours of review of invoices and billing records, identified total reclamation claims of approximately $18.4 million. Since that time as a result of additional negotiations and reconciliations, the current amount of reclamation claims is approximately $22 million. As a result of almost continual negotiations with reclamation claimants since the Petition Date, more than 785 of the original 855 non-duplicate claims have now been resolved, subject to reservation of further defenses.
     With respect to reclamation claims, the Debtors propose to allow each claimant to elect to take a general unsecured claim for the amount of its reclamation claim rather than have the Debtors seek a judicial determination that the reclamation claims are subject to the Debtors’ reserved defense that reclamation claims are not entitled to administrative priority status on the grounds that the goods and/or the proceeds from the sale of the goods for which claimants are seeking a reclamation claim are or were subject to a valid security interest (the “Prior Lien Defense”). If a claimant elects to decline a general unsecured claim, then that claimant’s reclamation claim will be automatically adjourned to a contested hearing to be held after the Debtors’ emergence from chapter 11, which would determine whether the Prior Lien Defense applies to those claimants’ reclamation claims. The Debtors would retain all other reserved defenses with respect to the reclamation claims.
     To effect this election, ~~and as more fully outlined in the Solicitation Procedures Order,~~  the Debtors are sending the claimants a separate notice which will ~~state the amount the Debtors believe is the valid amount of each such claimants’ reclamation claim (the “Reconciled Reclamation Claim Amount”) and~~ allow each claimant to choose the treatment for its reclamation claim (the “Reclamation Election Notice”).
     The Reclamation Election Notice provides that ~~if~~ the claimant ~~agrees with the Debtors’ stated Reconciled Reclamation Claim Amount, it~~ may ~~elect~~ either elect payment of the reclamation claim in the plan currency afforded to holders of general unsecured claims under the Plan or ~~to~~ assert administrative priority treatment for ~~their~~ its reclamation claim and litigate such treatment at a contested hearing on the Prior Lien Defense to be held after the Company’s emergence from chapter 11. ~~If the claimant disagrees with the Reconciled Reclamation Claim Amount, the claimant is required to~~ To contest treatment of
Notice of Proposed Amendments
October 29, 2007

its reclamation claim as a general unsecured claim, the Seller must so mark and return the Reclamation Election Notice by ~~November 12, 2007. Any dispute over the Reconciled Reclamation Claim Amount will then be resolved following the effective date~~the deadline to be established by the Bankruptcy Court for the submission of votes on the Plan ~~in accordance with the Reclamation Procedures set forth in the order entered by the Bankruptcy Court establishing procedures for the treatment of reclamation claims~~. If the claimant makes no election ~~and does not dispute the Reconciled Reclamation Claim Amount, it will be given plan currency with postpetition interest~~on the Reclamation Election Notice, or affirmatively elects the treatment afforded general unsecured claims, it will receive a distribution on account of its ~~Reconciled~~ Reclamation Claim ~~Amount~~in the currency afforded to holders of general unsecured claims under the Plan, to the extent that such Reclamation Claim is allowed, and will be deemed to have waived any right to seek administrative priority status for its Reclamation Claim. Notwithstanding the treatment afforded Reclamation Claims under these procedures, Reclamation Claims will not receive any voting rights on the Plan on account of their Reclamation Claims.
     To the extent that the Debtors resolicit acceptances or rejections of the Plan (or any alternative plan of reorganization), such resolicitation will include a provision allowing any holder of a Reclamation Claim who made any election pursuant to the Reclamation Election Notice to amend such election by filing a duly executed copy of a rescission notice (which must be in a form reasonably acceptable to the Creditors’ Committee) on or before the deadline for voting on such amended plan.
          5. Disposition Of Assets
            (a) Sale Of De Minimis Assets
     On October 28, 2005, the Bankruptcy Court entered an order permitting the Debtors to sell certain assets of de minimis value. The order approved procedures for selling assets, outside the ordinary course of business, without further court approval provided that the purchase price is less than $10 million for each transaction or in the aggregate for a related series of transactions. In connection with this order, the Debtors formulated internal approval procedures to both comply with closing conditions and satisfy the notice procedures set forth in the order. During these Chapter 11 Cases, the Debtors have disposed of assets under the de minimis assets order.
            (b) JCI Transaction
     Prior to the commencement of these Chapter 11 Cases, the Debtors sold their global battery business to Johnson Controls, Inc. (“JCI”), with the limited exception of two U.S. facilities located in New Brunswick, New Jersey and the other in Fitzgerald, Georgia. Accordingly, although the transaction occurred prepetition, the Debtors needed to address several post-closing matters relating to the Debtors’ disposition of the Company’s money-losing battery manufacturing facility in New Brunswick, New Jersey and the planned transition to JCI of battery production in the Fitzgerald, Georgia facility. Because JCI could not fill existing customer needs with its own manufacturing facilities, ~~Delphi Automotive Systems~~DAS LLC agreed to keep the Fitzgerald and New Brunswick facilities operating exclusively to sell batteries to JCI, even though the New Brunswick facility was
Notice of Proposed Amendments
October 29, 2007

losing approximately $3 million per month and the Fitzgerald facility was losing approximately $2 million per month.
     To limit these losses, the Debtors negotiated a transfer agreement with JCI, which was approved by the Bankruptcy Court on June 26, 2006. The approved transfer agreement provided for (a) the sale of the New Brunswick facility to JCI, (b) the continued supply of batteries as well as the orderly transition of production to JCI from the Fitzgerald facility, (c) the implementation of an attrition plan with the IUE-CWA with provisions included to encourage the consensual separation of approximately 200 of the New Brunswick facility’s 300 hourly employees, (d) the payment of $12.5 million from JCI to mitigate a majority of the costs of that attrition plan, and (e) the IUE-CWA’s waiver of the no-sale clause and certain neutrality obligations with respect to the New Brunswick facility. The Debtors completed this sale on August 1, 2006.
          (c) MobileAria, Inc.
     On July 21, 2006, the Bankruptcy Court entered an order approving the sale of all of the assets of MobileAria, an Affiliate Debtor, through an auction process. The auction for the assets of MobileAria was held on July 6, 2006 and the sale hearing was held on July 19, 2006. On July 31, 2006, MobileAria and Wireless Matrix USA, Inc. closed the sale of substantially all of MobileAria’s assets in accordance with the Bankruptcy Court’s order dated July 21, 2006. MobileAria received cash proceeds of approximately $11 million in connection with the sale.
          (d) Interiors And Closures
     On February 20, 2007, Delphi announced that it had signed a non-binding term sheet with the Renco Group, Inc. for the sale of its Interiors and Closures business. On October 15, 2007, Delphi and certain of its affiliates entered into a Master Sale And Purchase Agreement with Inteva Products, LLC and certain of its affiliates (the “Interiors and Closures Agreement”) for the sale of substantially all of the assets primarily used in the Company’s cockpits and interior systems business and integrated closures systems business. Concurrently, the Debtors filed a motion requesting a hearing on October 25, 2007 to approve bidding procedures in connection with the sale. On October 26, 2007, the Bankruptcy Court entered an order approving those bidding procedures (the “Interiors and Closures Bidding Procedures Order”). It is anticipated that a hearing to approve the sale will be held on January 8, 2008. The effectiveness of the Interiors and Closures Agreement is subject to the competitive bidding process approved in the Interiors and Closures Bidding Procedures Order, including a potential auction, and Bankruptcy Court approval.
          (e) Brake Hose
     On March 27, 2007, the Bankruptcy Court entered an order approving the sale of certain of the Debtors’ assets comprising substantially all of the assets exclusively used in the brake hose product and certain intellectual property related to the brake hose business to Harco Manufacturing Group, LLC ~~for $9.8 million~~  (“Harco”). On September 28, 2007, the Debtors and ~~other consideration~~Harco closed the sale in accordance with the
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Bankruptcy Court’s March 27, 2007 order. The Debtors received cash proceeds of approximately $9.8 million in connection with the sale.
            (f) Catalyst
     On June 6, 2007, the Debtors announced that they had entered into a sale and purchase agreement with Belgium-based Umicore for the sale of assets of their global original equipment and aftermarket Catalyst Business. Concurrently, the Debtors filed a motion requesting a hearing on June 26, 2007 to approve bidding procedures in connection with the sale and a hearing on August 16, 2007 to approve the sale. On August 8, 2007, the Debtors, pursuant to bidding procedures approved by the Bankruptcy Court, held an auction for the Catalyst Business. At the conclusion of the auction, the Debtors determined that Umicore had submitted the highest and best bid, and on August 16, 2007, the Bankruptcy Court approved the sale of the Catalyst Business to Umicore for $75 million, subject to adjustments, and other consideration. ~~The~~On September 30, 2007, the Debtors ~~anticipate~~and Umicore closed the sale ~~closing before the end~~in accordance with the Bankruptcy Court’s order dated August 16, 2007. The Debtors received cash proceeds of ~~2007~~approximately $66.0 million in connection with the sale.
            (g) Mexico Brake Plant Asset Sale
     ~~On June 14, 2007, Robert Bosch, DAS LLC, and two non-Debtor Mexican affiliates (including Delphi Sistemas de Energia, S.A. de C.V. (“DSE”)) signed an asset sale and purchase agreement for the transfer by DAS LLC and DSE of most, but not all, of the material, equipment, and productive materials used for the production of brake products in a Saltillo, Mexico manufacturing plant for approximately $15 million. On June 15, 2007, the Debtors filed a motion requesting a hearing on June 26, 2007 to approve bidding procedures in connection with the sale and a hearing on July 19, 2007 to approve the sale. On July 19, 2007, the Bankruptcy Court entered an order approving the sale of assets. The parties intend to close the sale by the end of the third quarter of 2007.~~
          ~~6. Salaried Employee-Related Programs~~
            (a) ~~Key Employee Compensation Program~~
     ~~The Debtors have implemented certain aspects of a key employee compensation program (“KECP”), pursuant to which executive-level U.S. employees have the capability of receiving incentive-based compensation based on the Company’s and individual performance. Upon commencement of the Debtors’ Chapter 11 Cases, certain of the Debtors’ salaried employees’ compensation programs were terminated, including the annual incentive program and long-term incentive program. The Debtors also cancelled a retention awards program enacted before the Petition Date. As a result, upon the Debtors’ entry into chapter 11, the Debtors’ U.S. executives saw their total compensation opportunities decrease by approximately 50%, going from a total prepetition compensation plan composed of base salary, an annual incentive program, a long-term incentive program, and retention grants to a postpetition compensation package consisting solely of base salary.~~
Notice of Proposed Amendments
October 29, 2007

     ~~The Debtors’ KECP motion consisted of three primary parts: (i) a short-term at-risk incentive compensation program, (ii) an emergence award plan, and (iii) a prepetition severance plan that was modified in the third quarter of 2005. The KECP program was designed, in part, to replace some of the prepetition compensation programs for the Debtors’ U.S. executives. The KECP takes as a principle that the Company should provide market-competitive compensation opportunities designed to motivate its executive workforce to perform for the Debtors. Notably, the KECP in this case is different from traditional employee compensation and retention programs in at least two important ways. First, Mr. Miller, the former CEO and current Executive Chairman of Delphi, opted not to participate in the KECP. Rather, Mr. Miller is eligible for a discretionary performance payment, which would be determined by the compensation committee of Delphi’s Board of Directors. Second, the KECP has no “retention” aspect at all.~~
     ~~Eligible employees under the KECP do not receive automatic payments simply for remaining in the employ of the Debtors. Rather, all incentive-based compensation is linked to specific performance and emergence targets in order to give these employees incentive to work towards a successful and early emergence from chapter 11. Indeed, the short-term at-risk incentive compensation programs ultimately proposed by the Debtors during the Chapter 11 Cases have incorporated six-month performance cycles, as opposed to the more traditional year-long periods, to closely monitor the Debtors’ ongoing financial progress and to ensure that executive performance remains linked to the evolving demands of the Chapter 11 Cases. Additionally, even if the Debtors achieve their corporate and division-level performance targets, eligible employees also must maintain an acceptable level of personal achievement to qualify for the at-risk incentive compensation payments. Finally, the Debtors implemented an EBITDAR-based metric to evaluate the performance of the Debtors. In doing so, however, the Debtors eliminated from their analysis gains, if any, obtained during the applicable performance period as a result of their negotiations with GM and the Unions. By designing a short-term at-risk incentive compensation program in this manner, the Debtors sought to maximize the performance of their executives, which in turn, would increase the value of the Debtors’ Estates.~~
     ~~Although the implementation of the KECP was heavily contested by numerous constituents, the Bankruptcy Court ultimately approved elements of the KECP. Specifically, the short-term at-risk incentive compensation program has since been approved by the Bankruptcy Court for periods covering 2006 and the first half of 2007.~~
          ~~(b) Supplemental Executive Retirement Program~~
     ~~Since the separation from GM, Delphi has had a Supplemental Executive Retirement Program (the “SERP”) for certain employees. The SERP is a non-qualified plan under the IRC that is separate from, but is integrated with, the Delphi Retirement Program for Salaried Employees, a qualified pension plan under the IRC. Pursuant to the authority granted by that certain Order Under 11 U.S.C. §§ 105(a), 363, 507, 1107, And 1108 (i) Authorizing Debtors To Pay Prepetition Wages And Salaries To Employees And Independent Contractors; (ii) Authorizing Debtors To Pay Prepetition Benefits And Continue Maintenance Of Human Capital Benefit Programs In the Ordinary Course; And (iii) Directing Banks To Honor Prepetition Checks For Payment Of Prepetition Human~~
Notice of Proposed Amendments
October 29, 2007

~~Capital Obligations (Docket No. 198), the Debtors have, throughout the course of the Chapter 11 Cases, continued to make monthly SERP payments to eligible retirees, limited to $5,000 per month per retiree. Pursuant to the Plan, however, the Debtors will (i) no longer honor their obligations under the SERP as the Debtors will reject, as of the Effective Date, or otherwise terminate the current SERP and (ii) implement a new Supplemental Executive Retirement Program (the “New SERP”) with respect to current eligible employees (subject to the execution of a waiver of claims) which, in effect, (a) freezes the benefits under the SERP and modifies eligibility to the age of 55 years with ten years of service and (b) supplements the frozen SERP benefit with a new benefit under a separate plan (the “DC SERP”). Accordingly, as of the effective date of the Plan, the Debtors will no longer make monthly SERP payments to retirees, the retirees will have 30 days after the effective date of the Plan to file a proof of claim for any claims arising under the SERP, and current eligible employees that were entitled to the SERP will not be penalized by the rejection, termination, and/or halting of benefits with respect to the SERP because they will be eligible to participate in the New SERP.~~
     ~~Under the Plan, all persons holding or wishing to assert Claims arising out of the SERP, and whose SERP Claims vested prior to the Petition Date, must file with the Bankruptcy Court and serve upon the Debtors a separate, completed, and executed proof of claim (substantially conforming to Form. No. 10 of the Official Bankruptcy Forms) no later than 30 days after the Effective Date. All such Claims not filed within such time will be forever barred from assertion against the Debtors and their Estates or the Reorganized Debtors and their property. Any Claims arising out of SERP after the Petition Date will be disallowed in their entirety. Allowed SERP Claims will receive the treatment afforded to Allowed General Unsecured Claims under the Plan. Each such Allowed SERP Claim will receive a distribution on the earliest Distribution Date after such SERP Claim is allowed, if ever. For further details, including details regarding postpetition interest on General Unsecured Claims, see Sections IX.E – Treatment Of Claims And Interests Under The Plan and IX.H – Provisions Governing Distributions of this Disclosure Statement.~~
          ~~(c) Change In Control Agreements~~
     ~~In early 2000, Delphi modified certain terms of its change in control agreements (collectively, the “Change in Control Agreements”) with its officers that had been in existence since the Separation. The Change in Control Agreements provide certain benefits to each participant (each, a “Participant”) upon the occurrence of a change in control of Delphi and additional benefits if the employment of a Participant is terminated for certain reasons after a change in control. A change in control is defined under the Change in Control Agreements to include (i) the acquisition by any person, other than Delphi or any subsidiary of Delphi, of beneficial ownership of 25% or more of the outstanding common stock of Delphi; (ii) certain changes in the composition of Delphi’s board of directors; (iii) certain mergers, consolidations, and other reorganizations of Delphi in which Delphi is not the surviving corporation; (iv) any sale, lease, exchange, or other transfer of 50% or more of the assets of Delphi; or (v) a liquidation or dissolution of Delphi.~~
Notice of Proposed Amendments
October 29, 2007

     ~~Pursuant to the Change in Control Agreements, Participants are entitled to certain payments and benefits upon the occurrence of a change in control, including the immediate vesting of all unvested options and restricted stock units, and the full funding of all of the Participant’s “target awards” and any compensation previously deferred at the election of the Participant, together with accrued interest or earnings thereon. Additional payments and benefits are payable to Participants who cease to be employed by Delphi during the three years following a change in control if (i) Delphi terminates the Participant’s employment other than for “cause” (as defined therein); (ii) the Participant terminates his or her employment if, without his or her consent, (a) his or her salary and other compensation or benefits are reduced for reasons unrelated to Delphi’s or the Participant’s performance, (b) his or her responsibilities are negatively and materially changed, (c) he or she must relocate his or her work location or residence more than 25 miles from its location as of the date of the change in control, or (d) Delphi fails to offer him or her a comparable position after the change in control; or (iii) during the one-month period following the first anniversary of the change in control, the Participant ceases to be employed by Delphi for any reason other than for cause.~~
     ~~The aggregate change in control liabilities arising from these and other rights granted to Participants under the Change in Control Agreements are potentially substantial. Executives continuing their employment with Delphi after the Effective Date of the Plan will be asked to waive benefits under the Change in Control Agreements and certain other programs in order to be eligible for Delphi’s emergence compensation program and other related benefits. To the extent a Participant does not waive such benefits, the Company intends to challenge any asserted claims under the Change in Control Agreements. If all Participants were to successfully assert claims under the Change in Control Agreements, the resulting liability could total as much as $257.5 million.~~
          ~~(d) Benefit Equalization Plan For Salaried Employees~~
     ~~The Benefit Equalization Plan for Salaried Employees (“BEP”) is available to executives whose contribution and benefit levels in the Delphi Savings-Stock Purchase Program (“S-SPP”) exceed certain limits under IRC Section 415. The BEP is not funded and since October 2004, contributions have been de minimis. Amounts contributed to the BEP are separately accounted for. The BEP will be terminated and all accounts paid out within 30 days of the Effective Date or as soon as practicable thereafter.~~
     On June 14, 2007, Robert Bosch, DAS LLC, and two non-Debtor Mexican affiliates (including Delphi Sistemas de Energia, S.A. de C.V. (“DSE”)) signed an asset sale and purchase agreement for the transfer by DAS LLC and DSE of most, but not all, of the material, equipment, and productive materials used for the production of brake products in a Saltillo, Mexico manufacturing plant for approximately $15 million. On June 15, 2007, the Debtors filed a motion requesting a hearing on June 26, 2007 to approve bidding procedures in connection with the sale and a hearing on July 19, 2007 to approve the sale. On July 19, 2007, the Bankruptcy Court entered an order approving the sale of assets. The parties intend to close the sale during the fourth quarter of 2007.
Notice of Proposed Amendments
October 29, 2007

            (h) Saginaw Chassis Asset Sale
     On September 17, 2007, DAS LLC and Delphi Technologies, Inc. entered into an Asset Purchase Agreement with TRW Integrated Chassis Systems LLC (the “Saginaw Chassis Agreement”) for the sale of certain of the assets, including, without limitation, manufacturing equipment and test and development equipment primarily used and located at the Company’s chassis facility in Saginaw, Michigan, for approximately $26.4 million and other consideration, including approximately $15 million for useable and merchantable inventory existing as of the closing date and up to $0.4 million for out-of-pocket costs and expenses incurred in relocating manufacturing equipment and related tooling from Saltillo, Mexico. Delphi Canadia, Inc. also is selling assets located at a facility in Oshawa, Ontario, Canada pursuant to an Asset Purchase Agreement dated September 17, 2007, by and between Delphi Canada, Inc. and TRW Integrated Chassis Systems LLC, which is an agreement ancillary to the Saginaw Chassis Agreement. Also on September 17, 2007, Delphi filed a motion with the Bankruptcy Court requesting approval of bidding procedures for the sale and requesting that a sale hearing be set. The hearing to approve bidding procedures in connection with the sale is currently set for November 16, 2007. The effectiveness of the Saginaw Chassis Agreement is subject to a competitive bidding process, including a potential auction, and Bankruptcy Court approval.
          ~~7~~.6. Real Property And Related Matters
     Pursuant to a Bankruptcy Court order dated November 30, 2005, the Bankruptcy Code section 365(d)(4) deadline for assuming or rejecting the Debtors’ unexpired leases of nonresidential real property was extended to June 7, 2007. On April 13 and August 16, 2007, the Bankruptcy Court entered orders further extending the 365(d)(4) deadline. The current deadline is the earlier of the date when a plan of reorganization in the Chapter 11 Cases is confirmed and February 29, 2008.
     Separately, on March 27, 2007, the Bankruptcy Court entered an order authorizing the Debtors to effectuate a transaction that enabled the Debtors to consolidate into one facility located in Auburn Hills, Michigan, six of their leased office and technical centers located in Michigan and Illinois, and a portion of one owned site in Flint, Michigan. The same order authorized the Debtors to reject certain leases for facilities that would be consolidated. The consolidation of these facilities will enable to the Debtors to create a consolidated footprint in Southeast Michigan that is closer to key customers and will generate net savings of over $100 million dollars over a ten-year period.
          ~~8~~.7. Global Events
     In February 2007 Delphi’s indirect wholly owned Spanish subsidiary, Delphi Automotive Systems España, S.L. (“DASE”), announced the planned closure of its sole operation at the Puerto Real site in Cadiz, Spain. The closure of this facility is consistent with Delphi’s ~~transformation plan~~Transformation Plan to optimize its manufacturing footprint and to lower its overall cost structure. The facility, which has approximately 1,600 employees, is the primary holding of DASE.
Notice of Proposed Amendments
October 29, 2007

including the right under section 502(d) of the Bankruptcy Code to use defensively the abandoned avoidance cause of action as a ground to object to all or any part of a claim against any estate asserted by a creditor that remains in possession of, or otherwise obtains the benefit of, the avoidable transfer.
     ~~Once~~Although actions subject to these procedures have been commenced, the Debtors will proceed no further and not use them for any purpose while they focus on confirming the Plan. The procedures are designed to permit the Debtors to preserve these claims while otherwise maintaining the status quo with all parties-in-interest. The actions will remain dormant and become relevant again only in the unlikely event that the Debtors do not timely emerge from chapter 11.
            (c) FICA Claimants’ Estate Causes of Action
     In 1999 and 2003, Delphi, a predecessor of DAS LLC, and Delphi Automotive Systems Services LLC (the “FICA Claimants”) agreed to pay “ratification bonuses” shortly after the effective date of duly ratified collective bargaining agreements to certain union members who were classified in a specified status (i.e., active status, protected status, temporary layoff status, or various forms of short-term leave of absence). The FICA Claimants contend that the payments were not “wages” subject to taxation under the Federal Insurance Contributions Act (“FICA”) because the payments were not in exchange for any services by the union members, but instead constituted payments in exchange for a promise by the union membership to be bound by the collective bargaining agreements. The FICA Claimants nevertheless withheld and paid FICA taxes to the IRS to avoid the possibility of becoming secondarily liable for the FICA taxes owed to the IRS by those union members. The FICA Claimants subsequently filed claims for refunds with the IRS. The IRS denied the refund claim for 1999 FICA taxes while these Chapter 11 Cases were pending, but the IRS has yet to act on the refund claim for 2003 FICA taxes. The FICA Claimants may file actions for the benefit of the estates to recover an amount that is currently estimated to be $26,058,128 in 1999 and 2003 FICA overpayments, as well as related interest, and to expressly preserve these estate causes of action in Exhibit 7.24 of the Plan.
     E. Summary Of Claims Process
     The Debtors’ claims administration process in these chapter 11 cases is an advanced process compared to other large, complex Chapter 11 Cases. The Debtors have made significant progress in reconciling and allowing claims, primarily because one of the conditions in both the Original EPCA and the Investment Agreement is that the allowed or estimated amount for certain “trade and other unsecured claims” will not exceed $1.7 billion, the dollar threshold negotiated among the Debtors and the Plan Investors.
1.	Schedules Of Assets And Liabilities And Statements Of Financial Affairs
     On January 20, 2006, the Debtors filed with the Bankruptcy Court Schedules of Assets and Liabilities and Statements of Financial Affairs (collectively, the “Schedules and Statements”). In compliance with the requirements under the Bankruptcy Code, separate
Notice of Proposed Amendments
October 29, 2007

Schedules and Statements were filed for the 42 debtors in the jointly-administered chapter 11 cases. The Debtors filed amendments to the Schedules and Statements on February 1, 2006 ~~and~~, April 18, 2006~~.~~, and for ten Debtors on October 12, 2007. The global notes and limitations with respect to the Schedules and Statements are incorporated by reference in, and comprise an integral component of, the Schedules and Statements, and should be referred to and reviewed in connection with the Schedules and Statements.
     For financial reporting purposes, the Debtors, along with their subsidiaries which are not the subject of cases under the Bankruptcy Code, prepare consolidated financial statements that are filed with the SEC and that are audited annually. Unlike the consolidated financial statements, the Schedules and Statements reflect the assets and liabilities of each individual Debtor, except as otherwise noted. The Schedules and Statements do not purport to represent financial statements prepared in accordance with Generally Accepted Accounting Principles in the United States, nor are they intended to fully reconcile to the consolidated financial statements filed by Delphi.
          2. Claims Bar Date
     On April 12, 2006, the Bankruptcy Court entered an order (the “Bar Date Order”) establishing July 31, 2006 as the general deadline for filing proofs of claim against the Debtors (the “Bar Date”). Proofs of claim were not required to be filed by any person or entity who
•	agreed with the nature, classification, and amount of its Claim as described in the Schedules and Statements and whose Claim against a Debtor was not listed as “disputed,” “contingent,” or “unliquidated” in the Schedules,

•	already filed a proof of claim against the correct Debtor,

•	asserted only an administrative expense claim and not a claim otherwise subject to the Bar Date Order,

•	asserted a claim solely on the basis of future pension or other post-employment benefits,

•	had a claim that had been allowed by or paid pursuant to a Bankruptcy Court order,

•	was the holder of certain notes, or

•	held Delphi common stock.
The Bar Date Order also provides for a new Bar Date for claimants who may be affected by two specific events which might have occurred before or may occur after the Bar Date. First, if the Debtors amend the Schedules and Statements to reduce the undisputed, non-contingent, and liquidated amounts or to change the nature or classification of a particular Claim against a Debtor reflected therein, then the affected claimant has until 30 calendar days after such claimant is served with notice that the Debtors have amended their
Notice of Proposed Amendments
October 29, 2007

Schedules to file a proof of claim or to amend any previously filed proof of claim in respect of such amended scheduled claim. Second, holders of claims based on the rejection of executory contracts and unexpired leases have until the later of (i) the Bar Date or (ii) 30 calendar days after the effective date of such rejection to file a claim.
     Under the Bar Date Order, any person or entity which was required to file a proof of claim, but failed to do so in a timely manner on or before the applicable Bar Date, is forever barred, estopped, and enjoined from (a) asserting any claim that such person or entity has against the Debtors that (i) is in an amount that exceeds the amount set forth in the Schedules and Statements as undisputed, non-contingent, and unliquidated or (ii) is of a different nature or in a different classification than as set forth in the Schedules and Statements and (b) voting upon, or receiving distributions under, any plan or plans of reorganization in these Chapter 11 Cases in respect of such a claim, and the Debtors and their property will be forever discharged from any and all indebtedness or liability with respect to such a claim.
     The Debtors’ claims and noticing agent, Kurtzman Carson Consultants LLC, provided notice of the Bar Date by mailing to each person listed in the Schedules and Statements: (i) a notice of the Bar Date, (ii) a proof of claim form, and (iii) statements which indicated whether the claim of each recipient was listed in the Schedules and Statements as either unliquidated, contingent, and/or disputed.
     The Debtors also published notice of the Bar Date on or before April 24, 2006 in New York Times (national edition), the Wall Street Journal (national, European, and Asian editions, USA Today (worldwide), the Automotive News (national edition), and in local editions of the following: the Adrian Daily Telegram, the Arizona Daily Star, the Buffalo News, the Chicago Sun Times, the Clinton News, the Columbus Dispatch, the Daily Leader, the Dayton Daily News, the Detroit Free Press, the El Paso Times, the Fitzgerald Herald Leader, The Flint Journal, the Gadsden Times, the Grand Rapids Press, the Greensville News, the Indianapolis Star, the Kansas City Star, the Kokomo Tribune, the Lansing State Journal, the Laurel Leader, the Los Angeles Daily News, the Milwaukee Journal Sentinel, the Mobile Beacon, The Mobile Register, the Oakland Press, the Olathe Daily News, the Rochester Democrat and Chronicle, the Saginaw News, the Sandusky Register, the Tribune Chronicle, the Tulsa World, The Tuscaloosa News, and The Vindicator.
     In total, the Debtors provided notice of the Bar Date to more than 500,000 persons and entities.
          3. Proofs Of Claim And Other Claims
     As of ~~September 5~~October 26, 2007, the Debtors had received approximately 16,~~600~~700 proofs of claim, of which approximately 900 were filed after the Bar Date. A portion of these approximately 16,~~600~~700 proofs of claim assert, in part or in whole, unliquidated amounts. In addition, the Debtors have compared proofs of claim received to scheduled liabilities and determined that there are certain scheduled liabilities for which no proof of claim was filed. In the aggregate, total proofs of claim and scheduled liabilities assert approximately $37 billion in liquidated amounts, including approximately $900

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million in intercompany claims, and additional unliquidated amounts. Although the Debtors have not completed the process of reconciling these proofs of claim and thus, the ultimate amount of such liabilities is not determinable at this time, the Debtors believe that the aggregate amount of claims filed is likely to exceed the amount that will ultimately be allowed by the Bankruptcy Court.
          4. Claims Reconciliation Progress
     The Debtors have sought to resolve their claims pool on an expedited basis. With $37 billion in liquidated amounts plus certain unliquidated amounts asserted against the Debtors as of January 31, 2007 in more than 16,500 proofs of claim, and certain scheduled liabilities for which no proof of claim was filed, the Debtors faced a challenging task. Between September 19, 2006 and ~~September 5~~October 26, 2007, the Debtors ~~have~~ filed ~~20~~22 Omnibus Claims Objections seeking disallowance of approximately 9,~~700~~800 proofs of claim with approximately $9.6 billion in asserted liquidated amounts plus unliquidated amounts, and modification of approximately 3,~~400~~700 proofs of claim with approximately $~~560~~727 million in asserted liquidated amounts. As of ~~September 5~~October 26, 2007, the Bankruptcy Court has entered orders expunging approximately 9,~~100~~ 300 proofs of claim, which reduced the amount of asserted claims by approximately $~~8.7~~9.3 billion. In addition, the asserted claim amount of approximately ~~2,700~~ 3,100 claims has been reduced by approximately $~~42.5~~67.2 million either through orders on omnibus claims objections ($~~24.5~~35.1 million) or stipulated orders ($~~18.0~~32.1 million). Additionally, ~~80~~87 proofs of claim asserting approximately $~~188~~249 million have been withdrawn.
     The Debtors and their advisors devoted a significant amount of time to the claims resolution process. For example, the Debtors gained court approval of certain claims objection procedures, which are discussed in more detail below, applicable to claims that become contested when claimants respond to an omnibus objection. Pursuant to these procedures, the Debtors scheduled multiple claims for adjudication in a hearing before the Bankruptcy Court, held multiple “meet-and-confer” discussions and mediations, and ultimately resolved several contested claims during the period from October 2006 through ~~August~~October 2007 before they were scheduled for hearing. Finally, with respect to contested claims that did proceed to hearing, the Debtors obtained orders disallowing and expunging 94% of such claims, thus reducing the prepetition unsecured claims pool by approximately $230 million.
     As of ~~September 5~~October 26, 2007, there are approximately ~~500~~250 proofs of claim of the approximately ~~16,500~~ 700 proofs of claim which still require further reconciliation by the Debtors. The Debtors anticipate that some of these remaining proofs of claim will be withdrawn as they are reconciled and the Debtors intend to place all remaining proofs of claim that are not withdrawn on future omnibus claims objections.
          5. Claims Objection Procedures And Estimation Procedures Motion
     On May 22, 2006, the Debtors established a team of analysts whose primary duty was to reconcile all proofs of claim filed against the Debtors. The claim reconciliation process entails comparing the assertions in each proof of claim to the Debtors’ books and records. The reconciliation includes a validation of three basic claim components: Debtor,
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classification, and amount. Once a discrepancy between an asserted claim and the Debtors’ books and records is identified, the Debtors place the claim on an objection to be filed with the Bankruptcy Court and seek either to disallow and expunge or modify the claim in accordance with their books and records (an “Omnibus Claims Objection”). The Debtors filed their first Omnibus Claims Objection on September 19, 2006 and to date have filed ~~20~~22 Omnibus Claims Objections.
     On December 7, 2006, the Bankruptcy Court entered an order (the “Claims Procedures Order”) establishing (1) special hearings to consider contested claims matters, (2) certain procedures governing the filing and contents of claimants’ responses to Omnibus Claims Objections, (3) certain procedures governing the adjudication of contested claims matters, and (4) certain procedures for the service of Omnibus Claims Objections. The Claims Procedures Order provides that if a claimant files a response to an Omnibus Claims Objection and that response complies with the procedures set forth in that order, then the hearing on the Debtors’ objection to the claim will be adjourned to a special claims hearing. During the claims administration process, claimants have filed responses with respect to approximately 1,~~500~~750 claims. As of ~~September 5~~October 26, 2007, the Bankruptcy Court had conducted ~~ten~~14 claims hearings to adjudicate approximately ~~585~~750 of those claims, resulting in those claims being disallowed and expunged. A total of ~~62~~110 signed settlement agreements have resulted in settlements satisfactory to the Debtors. The remaining claims have either been scheduled to be resolved at future claims hearings, are subject to further reconciliation, or are being negotiated in the hopes of reaching consensual agreements which would be presented at future claims hearings by the parties.
     ~~The Debtors intend~~On September 28, 2007, the Bankruptcy Court entered an order (“Estimation Procedures Order”) with respect to ~~file their Motion For Order Pursuant To 11 U.S.C. §§ 105(A) And 502(C) (A) Estimating And Setting Maximum Cap On Certain Contingent Or Unliquidated Claims And (B) Approving Expedited Claims Estimation Procedures (the “Estimation Procedures Motion”) which will be scheduled~~ certain contingent or unliquidated claims establishing (1) a maximum cap amount for certain claims, solely for the ~~September 27, 2007 omnibus hearing. The Estimation Procedures Motion will seek to implement procedures for estimating all remaining Disputed Claims with an unliquidated component~~purposes of tabulating votes on and ~~establishing Disputed Claims Reserves as~~setting appropriate reserves under any plan of reorganization of the ~~Effective Date~~Debtors, (2) that the Debtors may further object to, or seek to estimate, any and all of the unliquidated claims at lesser amounts for purposes of allowance and distribution, (3) that hearing dates scheduled pursuant to the Claims Procedures Order will also be used to consider the estimation of certain claims, and (4) certain expedited claims estimation procedures governing the filings and evidence that would be presented in conjunction with an estimation hearing.
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          6. Key Classes Of Claims
               (a) GM Claims
                    (i) GM’s Proof Of Claim
     On July 31, 2006, GM filed an unliquidated amended proof of claim. The claims asserted by GM included warranty/recall claims, overpricing and overpayment claims, short shipments claims, damaged goods claims, missed price reduction claims, lease and service contract claims, flowback employee post employment benefits and relocation cost claims, claims arising under the special attrition programs, UAW benefit guarantee claims, personal injury indemnification claims, environmental claims, federal, state, and other tax claims, and intellectual property claims. For certain portions of its claim, GM provided documentation aggregating approximately $6 billion. Under the Plan, GM will receive $2.7 billion and other consideration in satisfaction of its claims. In addition, certain GM claims will flow through the Chapter 11 Cases and be satisfied by the Reorganized Debtors in the ordinary course of business while certain of GM’s warranty claims were settled by agreement of the parties as set forth more fully below.
                    (ii) Settlement Of GM Warranty Claims
     GM asserted that it incurred costs and suffered damages arising from certain customer warranty claims and/or recall campaigns related to allegedly non-conforming parts and systems supplied by Delphi to GM. These claims were not subject to the general settlement with GM as documented in the Global Settlement Agreement and Master Restructuring Agreement. During separate negotiations to resolve the warranty claims, GM advised Delphi that the amount of certain warranty claims had substantially increased from those asserted in GM’s proof of claim.
     On September 27, 2007, the ~~Debtors anticipate filing a~~ Bankruptcy Court granted Delphi’s motion ~~seeking authorization from the Bankruptcy Court~~ to enter into and perform under a settlement agreement resolving the warranty claims (the “Warranty Settlement Agreement”) with GM for a total estimated amount of approximately $200 million. With certain limited exceptions, the agreement (i) settles all outstanding warranty claims and issues related to a component or assembly supplied by Delphi to GM that are (a) known by GM as of August 10, 2007, (b) determined by GM to be Delphi’s responsibility in whole or in part, and (c) managed in GM’s investigation process, and (ii) limits the liability related to certain other warranty claims that have become known by GM on or after June 5, 2007. Under the Warranty Settlement Agreement, GM ~~would be~~ is foreclosed from bringing any type of claim set forth on the exhibits attached thereto, if it is shown that on or before August 10, 2007 (i) GM knew about the claim, (ii) the amount of the claim exceeded $1 million as of the date of the Warranty Settlement Agreement or GM believed the claim would exceed $1 million, (iii) the claim, as of the date of the Warranty Settlement Agreement, was in GM’s investigation process or GM determined that it should have been in GM’s investigation process but excluded it from that process for the purpose of pursuing a claim against Delphi, and (iv) GM believed as of the date of the Warranty Settlement Agreement, or reasonably should have believed at that time, that Delphi had some responsibility for the claim. The Debtors estimate that the settlement saves their Estates
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hundreds of millions of dollars in potential liability which, ~~to the extent ultimately allowed and~~ absent this settlement, would likely receive Flow-Through Claim status.
               (b) Labor Union Claims
     In total, the Unions filed 663 proofs of claim against the Debtors, asserting approximately $11.8 billion plus additional unliquidated amounts. Of the total union claims, the UAW asserted a claim for $11 billion plus additional unliquidated amounts, the UAW GM Center for Human Resources asserted a claim for $145 million, the USW asserted a claim for $570 million, the IUE-CWA and affiliated unions asserted 441 claims asserting unliquidated amounts, the IUOE and affiliated unions asserted 127 claims asserting approximately $98,000 plus unliquidated amounts, the IBEW and affiliated unions asserted 45 claims asserting approximately $3.3 million plus unliquidated amounts, and the IAM and affiliated unions asserted 45 claims asserting approximately $225,000 plus unliquidated amounts.
     A joint stipulation and agreed order entered by the Bankruptcy Court on February 26, 2007 between the Debtors and the IUE-CWA, IAM, IBEW, and IUOE resolved 481 claims, with those unions agreeing to withdraw those claims. The remaining 182 claims, asserting approximately $11.72 billion plus additional unliquidated amounts, have been resolved pursuant to additional Bankruptcy Court orders or are expected to be resolved through stipulations reached with the Unions.
               (c) Environmental And Other Regulatory Claims And Investigations
     Delphi is subject to the requirements of U.S. federal, state, local, and non-U.S. environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge, and waste management. Delphi has an environmental management structure designed to facilitate and support its compliance with these requirements globally. Although Delphi intends to comply with all such requirements and regulations, the Debtors cannot provide assurance that they are at all times in compliance. The Debtors have made and will continue to make capital and other expenditures to comply with environmental requirements. Although such expenditures were not material during the past three years, Delphi is preparing to spend $10.9 million to install pollution control equipment on coal-fired boilers at its Saginaw, Michigan Steering Division facility to meet U.S. and Michigan air emission regulations. Environmental requirements are complex, change frequently, and have tended to become more stringent over time. Accordingly, the Debtors cannot assure that environmental requirements will not change or become more stringent over time or that the Debtors’ eventual environmental cleanup costs and liabilities will not be material.
     Delphi is also subject to complex laws governing the protection of the environment and requiring investigation and cleanup of environmental contamination. Delphi is in various stages of investigation and cleanup at its manufacturing sites where contamination has been discovered. Additionally, Delphi has received notices that it is a potentially responsible party (“PRP”) in proceedings at various sites, including the Tremont Barrel Fill Site located in Tremont City, Ohio. In September 2002, Delphi and other PRPs

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entered into a Consent Order with the Environmental Protection Agency (“EPA”) to perform a Remedial Investigation and Feasibility Study concerning a portion of the site. The Remedial Investigation has been completed, and an Alternatives Array Document should be finalized in 2007. A Feasibility Study and Record of Decision are expected to be completed in 2008. Although Delphi believes that capping and future monitoring is a reasonably possible outcome, it appears that the State of Ohio will oppose that remedy. Because the manner of remediation is yet to be determined, it is possible that the final resolution of this matter may require the Debtors to make material future expenditures for remediation, possibly over an extended period of time and possibly substantially in excess of the existing reserves. Delphi believes that its liability for the site will be between 25% and 60% of the final overall site investigation and remediation costs. Delphi will continue to re-assess any potential remediation costs and, as appropriate, Delphi’s overall environmental reserves as the investigation proceeds.
     When it has been possible to provide reasonable estimates of Delphi’s liability with respect to environmental sites, provisions have been made in accordance with U.S. GAAP. As of June 30, 2007, Delphi’s reserve for such environmental investigation and clean up was approximately $120 million, which reflects in part the retention by GM of the environmental liability for certain inactive sites as part of the Separation. Delphi cannot ensure that environmental requirements will not change or become more stringent over time or that Delphi’s eventual environmental cleanup costs and liabilities will not exceed the amount of its current reserves. Moreover, facility sales and/or closures relating to the restructuring process could trigger additional and perhaps material environmental remediation costs, as previously unknown conditions may be identified.
     As was agreed to in connection with the Investment Agreement, and as is further outlined in the Plan, Environmental Obligations have been classified as Flow-Through Claims and thus will be unimpaired by the Plan and will be satisfied in the ordinary course of Delphi’s business (subject to the preservation and flow-through of all Estate rights, claims, and defenses with respect to those obligations).
          (d) State Of New York Workers’ Compensation Board Claims
     Under the laws of the various jurisdictions in which they operate, the Debtors are required to maintain workers’ compensation policies and to provide Employees with workers’ compensation coverage for claims arising from or related to workplace illnesses or injuries arising during their employment with the Debtors. Therefore, and in accordance with applicable requirements of local law, the Debtors maintain workers’ compensation policies in all states in which they operate.
     In the State of New York, the Debtors currently provide their Employees with self-insured workers’ compensation. Pursuant to workers’ compensation policies, Employees seeking reimbursement for work-related injuries file their claims directly against the Debtors. In connection with their self-insured workers’ compensation, the Debtors are required by some of the states in which they operate as a self-insured, including New York, to post security such as cash, securities, irrevocable letters of credit, security deposits, or surety bonds for the benefit of the respective state. Failure of the Debtors to pay their workers’ compensation obligations can result in a draw down in the
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affected state of such letters of credit, security deposits, and/or surety bonds. Further, failure to maintain the requisite security could give a state the right to revoke the Debtors’ self-insured employer status. By virtue of the provisions of a first day order entered in the Chapter 11 Cases, the Debtors were authorized to pay all amounts related to workers’ compensation claims and incurred but not reported claims.
     To date, the Debtors have paid all workers’ compensation obligations to their Employees arising in the State of New York. Under the Plan, all workers’ compensation obligations, regardless of whether they arise from prepetition or postpetition events, and regardless of whether a proof of claim has been filed, will flow through the Plan and continue to be paid by the Debtors in the ordinary course.
     The Debtors have been advised by the State of New York Workers’ Compensation Board (“NYSWCB”) that because of recalculations by the NYSWCB based upon reports submitted by the Debtors, the amount of security currently posted by the Debtors with New York is substantially inadequate and would require a significant increase to be in compliance with the updated requirements. The Debtors do not agree with the revised calculation and take issue with the conclusions of the NYSWCB. As a result, representatives of the Debtors and the NYSWCB have been in continuing discussions to try to resolve this issue. If this issue is not resolved to the satisfaction of the NYSWCB, it is likely that the State of New York will seek to terminate Delphi’s ability to maintain self-insured status pursuant to provisions of the New York State’s Workers’ Compensation Law. Delphi reserves its right to challenge any such effort. In the event the Debtors’ ability to maintain self-insured status is revoked, alternative arrangements for workers’ compensation coverage would most certainly be more costly.
     F. Professional Fees
     At the commencement of these Chapter 11 Cases, the Bankruptcy Court entered an order establishing procedures for interim compensation and reimbursement of expenses of professionals (the “Compensation Order”). The Compensation Order requires professionals retained in these cases to submit monthly fee statements to the Debtors and requires the Debtors to pay 80% of the requested fees and 100% of the requested expenses pending interim approval by the Bankruptcy Court. The remaining 20% of fees requested in such fee statements are paid only upon further order of the Bankruptcy Court (the “Holdback”). The Compensation Order requires the professionals retained in these Chapter 11 Cases to file applications for approval of their fees and expenses for the preceding four-month period approximately every four months.
     To monitor costs to the Debtors’ estates and avoid duplicative efforts in the review of fee applications filed in these Chapter 11 Cases, the Debtors, the Creditors’ Committee, and the U.S. Trustee negotiated the formation of a joint fee review committee (the “Fee Review Committee”) to review, comment on, and, if necessary, object to the various fee applications filed in these Reorganization Cases. On May 5, 2006, the Bankruptcy Court authorized the establishment of the Fee Review Committee and approved a protocol regarding the committee, its composition, mandate, and procedures. The Fee Review Committee is comprised of representatives of each of: (a) the U.S. Trustee for this District, (b) the Debtors, and (c) the Creditors’ Committee. On August 17, 2006, the Bankruptcy
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Court entered an order authorizing the Fee Review Committee to retain Legal Cost Control, Inc. as a fee analyst to assist the Fee Review Committee.
     The fees approved by the Bankruptcy Court for the Debtors’, Creditors’ Committee’s, and Equity Committee’s professionals are as follows (including ~~requested fees and expenses for the fifth interim fee application period, which will be heard at the October 25, 2007 omnibus hearing, and~~ fees and expenses incurred through ~~July~~August 31, 2007, invoiced or estimated as of ~~September~~ October 15, 2007):

	First	Second	Third	Fourth
	Interim	Interim	Interim	Interim
	Fee	Fee	Fee	Fee
	Applicati	Applicati	Applicati	Applicati	Fifth Interim Fee	Sixth Interim Fee
Period	on Period	on Period	on Period	on Period	Application Period	Application Period
Dates	10/8/2005 - 1/31/2006	2/1/ 2006 - 5/31/2006	6/1/2006 - 9/30/2006	10/1/2006 - 1/31/2007	2/1/2007 - 5/31/2007	6/1/2007 - ~~7~~ 8 /31/2007
Fees	$40,116,406	$56,680,150	$49,362,582	$49,295,947	~~$61,329,410~~$60,934,511	~~$17,497,130~~ $34,682,977
Expenses	$2,295,873	$4,081,250	$4,307,390	$3,358,907	~~$4,175, 610~~$4,120,478	~~$948,479~~ $2,772,019
     All fee applications filed in these cases are subject to final approval by the Bankruptcy Court.
          IX. SUMMARY OF THE REORGANIZATION PLAN
     A. Introduction
     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors, and its shareholders. In addition to permitting rehabilitation of the debtor, chapter 11 promotes equality of treatment of creditors and equity security holders who hold substantially similar claims against or interests in the debtors and its assets. In furtherance of these goals, upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the chapter 11 case.
     The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the
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Cash, securities, and other property in respect of certain Classes of Claims and Interests as provided in the Plan. The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan, and the securities and other property to be distributed under the Plan are described below.
          1. Settlements Embodied In The Plan
     The foundation of Delphi’s restructuring and the Plan is a series of interdependent settlements (each, a “Settlement” and, collectively, the “Settlements”) and compromises of various claims and disputes. The Settlements, which are the product of protracted negotiations between and among various constituencies, including the Debtors, GM, the UAW, the IUE-CWA, the USW, the IAM, the IBEW, the IUOE, the Creditors’ Committee, ~~the Equity Committee,~~ and the MDL Plaintiffs (collectively, the “Settlement Negotiation Parties”), and their respective financial and legal professionals, are reflected in the recoveries of the various holders of claims and interests under the Plan and are designed to achieve a global, consensual resolution of these Chapter 11 Cases. Although litigation could produce somewhat different absolute and relative recoveries than those embodied in the Plan for some of the Settlement Negotiation Parties, those parties believe that any such litigation would be extraordinarily expensive and would not be finally resolved for a long period of time, which would consequently delay and materially reduce distributions to all holders of Claims and Interests. The Debtors also believe that the recoveries provided to holders of Claims and Interests under the Plan are substantially higher than the lowest point in the range of reasonable litigation outcomes in the absence of the Settlements. The Settlements among the Settlement Negotiation Parties have paved the way for the Plan, which will enable maximum distributions to all of the holders of Claims and Interests, without the cost and delay of litigation. The Equity Committee actively participated in the various negotiations leading to the Settlements. As previously discussed, certain events and market factors affecting Plan distributions and the Debtors’ businesses led to continued discussions among certain of the Settlement Negotiation Parties after the filing of the September 6 Plan. As a result of those discussions, which led to diminished distributions to the holders of Existing Common Stock, the Equity Committee now disagrees with and may oppose the terms of certain of the Settlements.
     The claims and disputes being resolved by the Settlements include, among others:
•	Delphi’s potential claims and causes of action against GM, the Statutory Committees’ request to prosecute such claims, and the resolution of GM’s proof of claim.

•	The claims asserted by the UAW, IUE-CWA, USW, IAM, IBEW, and IUOE against the Debtors and the ratification of labor agreements with each of the Debtors’ principal labor unions.

•	The claims and causes of action asserted by various plaintiffs against certain defendants including the Debtors in the Multidistrict Litigation in the United States District Court for the Eastern District of Michigan.
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     The substance of each of the Settlements is discussed at length previously in this Disclosure Statement. Although the Settlement Negotiation Parties disagree over the relative strengths and weaknesses of the claims and potential defenses involved asserted by certain parties to the Settlements and, accordingly, disagree as to how those claims and defenses would fare if litigated to final judgment, they do agree that resolution of the claims and disputes is crucial to confirmation of any plan. Clearly, any litigation concerning the settled matters would be exceptionally complicated and protracted, and given the magnitude of the values involved and the amount of claims at stake, would be hotly contested and expensive. Such litigation would in turn substantially prolong these Chapter 11 Cases, which all constituencies believe is not in the best interests of the Estates or Delphi’s long term business objectives. For these reasons, the Debtors believe that the Settlements reached among the Settlement Negotiation Parties are in the best interests of the Estates and all stakeholders.
          2. The Plan Investors’ Investment
     As briefly summarized above, the Plan Investors have agreed to make a substantial investment in the Reorganized Debtors in furtherance of the Debtors’ Transformation Plan and Plan of Reorganization. The Plan Investors’ investment will be made pursuant to the Investment Agreement, a copy of which is attached as Exhibit 7.11 to the Plan. Under the Investment Agreement, the Plan Investors have agreed to purchase New Preferred Stock in Reorganized Delphi for $800 million, New Common Stock in Reorganized Delphi for $175 million, and any shares of New Common Stock in Reorganized Delphi that are not subscribed for in the Rights Offering.
     C. Summary Of Changes To The Plan
     Delphi’s Transformation Plan accomplishments are described in detail in Section V of the Disclosure Statement. It is Debtors’ view (along with that of the Debtors’ advisors) that the majority of the Transformation Plan’s goals have been completed, and that the transformation goals available through chapter 11 have been accomplished. Consequently, the Debtors (and their advisors) believe that the value of the Debtors’ businesses will erode if the Debtors continue to operate under chapter 11 of the Bankruptcy Code and a prompt consummation of the Plan is not achieved.
     For the months during which the September 6 Plan was being negotiated, assumptions were made regarding the availability of certain exit financing terms, the enterprise value of the Reorganized Debtors, and the valuation of distribution to holders of Claims and Interests that distributed value to senior creditors and junior interest holders. Since those negotiations took place and the Debtors filed the September 6 Plan, the availability of the financing terms assumed in the September 6 Plan has been reduced by $1.9 billion and the Business Plan has been revised to reflect reduced volume production forecasts for GMNA. As a result, Delphi undertook discussions with several of its constituents following the filing of the Plan and Disclosure Statement on September 6, 2007. These discussions led to amendments to the September 6 Plan and changes to Plan recoveries for all stakeholders.
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     The changes in recoveries for the various stakeholders is a result of the Debtors’ need to preserve the value of the Company by consummating its Plan, the settlements embodied in the Plan, and the ability of the Plan Investors to make contributions to the Debtors’ reorganization. Each of the Debtors’ stakeholders places a different value on the settlements embodied in the Plan, but the Debtors believe that a prompt consummation of the Plan is in the best interests of the Debtors, the estates, and the stakeholders.
          1. General Unsecured Creditors
     The September 6 Plan provided for holders of General Unsecured Claims to recover the principal amount of such holders’ Claims plus accrued interest, or a “par plus accrued recovery at Plan value.” The ultimate recovery to holders of General Unsecured Claims (exclusive of TOPrS Claims) has not changed, but the currency used to effect this recovery has been modified under the Amended Plan. Under the September 6 Plan, holders of General Unsecured Claims were to be receive a “par plus accrued” distribution equal to 80% stock valued at $45 per share and 20% in Cash. Under the Plan, holders of General Unsecured Claims now will receive 92.4% of their allowed claims (including applicable accrued postpetition interest) in stock valued at $41.58 per share and Discount Rights equal to the value of 7.6% of their allowed claims (including applicable accrued postpetition interest). In addition, holders of General Unsecured Claims will receive oversubscription rights in the Discount Rights Offering that will enable them to purchase New Common Stock underlying the Discount Rights that are not exercised. The price of New Common Stock available through the exercise of oversubscription rights will be $0.25 per share higher than the Discount Rights Offering, with incremental cash paid to all non-subscribing General Unsecured Creditors on a pro rata basis.
     Under the September 6 Plan, the holders of TOPrS Claims were to receive payment of their Claims (including accrued postpetition interest) in full in stock valued at $45 per share. The Plan now provides that holders of TOPrS Claims will receive payment of their Claims (excluding postpetition interest) in full at Plan value of which 92.4% will be paid in stock valued at $41.58 per share and Discount Rights equal to the value of 7.6% of their allowed claims (excluding applicable accrued postpetition interest).
          2. GM
     The September 6 Plan proposed to pay GM $2.7 billion in Cash in settlement of the GM Claim on the Effective Date of the Plan. The Plan now provides GM an overall claim in the same amount, but such claim will be paid in different currency. Under the Plan, GM will receive the consideration described in Section V.F.2.(a)(iii)(3) — Consideration To Be Received By GM.
          3. Existing Common Stock
     Under the September 6 Plan, holders of Existing Common Stock would have received their pro rata share of 1,476,000 shares of New Common Stock, certain participation rights in the Discount Rights Offering at a purchase price of $38.56 per share, certain participation rights in the Par Value Rights to purchase New Common Stock at $45.00 per share, and their pro rata share of New Warrants (exercisable for five years) at an
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exercise price of $45.00 per share. The Plan now provides holders of Existing Common Stock with a pro rata share of rights to acquire up to 12,711,111 shares of New Common Stock in the Par Value Rights Offering at $41.58 per share. These shares would otherwise be allocated to holders of General Unsecured Claims and Appaloosa on account of their claims. In addition, holders of Existing Common Stock will receive their pro rata share of New Warrants to acquire $1.0 billion of New Common Stock at $45, and the New Warrants will be exercisable for six months after the Effective Date. Any proceeds from the exercise of New Warrants will be used by Delphi to redeem shares of the preferred stock held by GM.
     ~~C~~.D. Substantive Consolidation Of Certain Debtors
     The Plan contemplates and is predicated upon entry of an order substantively consolidating certain of the Debtors’ Estates for purposes of all actions associated with confirmation and consummation of the Plan. The Court may order substantive consolidation in the exercise of its general equitable discretionary powers under section 105(a) of the Bankruptcy Code to ensure the equitable treatment of creditors. The effect of substantive consolidation will be the pooling of the assets and liabilities of the consolidated Debtors and the satisfaction of creditor claims from the resulting common fund. The Debtors in a particular consolidated Debtor group will be substantively consolidated with each other but not with any other Debtor.
     Specifically, under the Plan, the groups of Debtors and individual non-consolidated Debtors are

Consolidated Debtor
Number	Group Or Debtor Name	Debtors In Group
1	Delphi-DAS Debtors	Delphi Corporation, Delphi Automotive Systems LLC, ASEC Manufacturing General Partnership, ASEC Sales General Partnership, Delphi Automotive Systems Global (Holding), Inc., Delphi Automotive Systems Human Resources LLC, Delphi Automotive Systems Risk Management Corp., Delphi Automotive Systems Services LLC, Delphi Automotive Systems Tennessee, Inc., Delphi Electronics (Holding) LLC, Delphi Foreign Sales Corporation, Delphi Integrated Services Solutions, Inc., Delphi Liquidation Holding Company, Delphi LLC, Aspire, Inc., Delphi NY Holding Corporation, Delphi Receivables LLC, Delphi Services Holding Corporation, Delphi Technologies, Inc., DREAL, Inc., Exhaust Systems Corporation, and Environmental Catalysts, LLC

2	DASHI Debtors	Delphi Automotive Systems (Holding), Inc., Delphi Automotive Systems International, Inc., Delphi Automotive Systems Korea, Inc., Delphi Automotive Systems Overseas Corporation, Delphi Automotive Systems Thailand, Inc., Delphi China LLC, Delphi International Holdings Corp., and Delphi International Services, Inc.

3	Connection System Debtors	Packard Hughes Interconnect Company and Delphi Connection Systems

4	Specialty Electronics Debtors	Specialty Electronics, Inc. and Specialty Electronics International Ltd.

5	Delco Electronics Overseas Corporation	Non-Consolidated Entity
Notice of Proposed Amendments
October 29, 2007

     Subject to the provisions of the Plan, on the first Periodic Distribution Date occurring after the later of (a) the date when an Administrative Claim becomes an Allowed Administrative Claim or (b) the date when an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, a holder of an Allowed Administrative Claim will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other less favorable treatment as to which the Debtors (or the Reorganized Debtors) and the holder of such Allowed Administrative Claim have agreed upon in writing; provided, however, that that (x) holders of the DIP Facility Revolver Claim, DIP Facility First Priority Term Claim, DIP Facility Second Priority Term Claim, and Investment Agreement Claims will be deemed to have Allowed Administrative Claims as of the Effective Date in such amount as the Debtors and such holders of such DIP Facility Revolver Claim, DIP Facility First Priority Term Claim, DIP Facility Second Priority Term Claim, and Investment Agreement Claims have agreed upon in writing or as determined by the Bankruptcy Court, which Claims will be paid in accordance with Article X of the Plan, and (y) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases and Allowed Administrative Claims arising under contracts assumed during the Chapter 11 Cases prior to the Effective Date will be paid by the Debtors or the Reorganized Debtors in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto, provided however that (i)  any cure payments associated with the assumed contracts will be paid in accordance with Sections 2.1(a) or 2.1(b) of the Plan, except as otherwise provided in Article VIII of the Plan and (ii) the contracts have not been rejected pursuant to Section 8.1(a) of the Plan. Holders of Administrative Claims will not be entitled to Postpetition Interest unless the documents governing such Administrative Claims explicitly so provide.
          (b) Priority Tax Claims
     Commencing on the first Periodic Distribution Date occurring after the later of (a) the date a Priority Tax Claim becomes an Allowed Priority Tax Claim or (b) the date a Priority Tax Claim first becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Priority Tax Claim, at the sole option of the Debtors (or the Reorganized Debtors), such holder of an Allowed Priority Tax Claim will be entitled to receive, on account of such Priority Tax Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Priority Tax Claim, (i) equal Cash payments during a period not to exceed six years after the assessment of the tax on which such Claim is based, totaling the aggregate amount of such Claim, plus Postpetition Interest, plus simple interest at the rate required by applicable law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to by a particular taxing authority, (ii) such other treatment as is agreed to by the holder of an Allowed Priority Tax Claim and the Debtors (or the Reorganized Debtors), provided that such treatment is on more favorable terms to the Debtors (or the Reorganized Debtors) than the treatment set forth in clause (i) of this paragraph, or (iii) payment in full in Cash plus Postpetition Interest.
Notice of Proposed Amendments
October 29, 2007

Customer Obligation from a customer of Delphi as of the date of the commencement of the hearing on the Disclosure Statement, (b) Environmental Obligation (excluding those environmental obligations that were settled or capped during the Chapter 11 Cases (to the extent in excess of the capped amount)), (c) an Employee-Related Obligation (including worker compensation and unemployment compensation claims) asserted by an hourly employee that is not otherwise waived pursuant to the Union Settlement Agreements, (d) any Employee-Related Obligation asserted by a salaried, non-executive employee who was employed by Delphi as of the date of the commencement of the hearing on the Disclosure Statement, (e) any Employee-Related Obligation asserted by a salaried executive employee who was employed by Delphi as of the date of the commencement of the hearing on the Disclosure Statement and has accepted the Management Compensation Program as described in Section 7.8 of the Plan, and (f) litigation exposures and other liabilities arising from litigation that are covered by insurance but only in the event that the party asserting the litigation ultimately agrees to limit its recovery to available insurance proceeds; provided, however, that all Estate Causes of Action and defenses to any Flow-Through Claim will be fully preserved.
     The legal, equitable, and contractual rights of each holder of a Flow-Through Claim, if any, will be unaltered by the Plan and will be satisfied in the ordinary course of business at such time and in such manner as the applicable Reorganized Debtor is obligated to satisfy each Flow-Through Claim (subject to the preservation and flow-though of all Estate Causes of Action and defenses with respect thereto, which will be fully preserved). The Debtors’ failure to object to a Flow-Through Claim in their Chapter 11 Cases will be without prejudice to the Reorganized Debtors’ right to contest or otherwise object to the classification of such Claim in the Bankruptcy Court.
                    (iii) Class J (Interests In Affiliate Debtors).
     Class J consists of all Interests in Affiliate Debtors. “Interests in Affiliate Debtors” means the legal, equitable, contractual, and other rights of any Person with respect to any equity securities of, or ownership interests in the Affiliate Debtors.
     On the Effective Date, except as otherwise contemplated by the Restructuring Transactions, the holders of Interests in the Affiliate Debtors will retain such Interests in the Affiliate Debtors under the Plan.
               (b) Classes Of Claims That Are Impaired
                    (i) Class C (General Unsecured Claims).
     Class C consists of all General Unsecured Claims that may exist against a particular Debtor. The term “General Unsecured Claims” means any Claim, including a Senior Note Claim, a TOPrS Claim, or a SERP Claim that is not otherwise an Administrative Claim, Priority Tax Claim, Secured Claim, Flow-Through Claim, GM Claim, Section 510(b) Note Claim, Intercompany Claim, Section 510(b) Equity Claim, Section 510(b) ERISA Claim, Section 510(b) Opt Out Claim, or Intercompany Claim.
Notice of Proposed Amendments
October 29, 2007

     Except as otherwise provided in and subject to Articles 9.8, 11.~~10~~9, and 11.~~15~~14 of the Plan, on the first Periodic Distribution Date occurring after the later of (a) the date when a General Unsecured Claim becomes an Allowed General Unsecured Claim or (b) the date when a General Unsecured Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such General Unsecured Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed General Unsecured Claim (including any applicable Postpetition Interest) and after giving effect to ~~the redistribution provision of~~ Article 11.~~10, (a)~~9 of the Plan, each holder of an Allowed General Unsecured Claim ~~other than a TOPrS Claim~~ will receive ~~Cash equal to 20% of such Claim and~~ the number of shares of New Common Stock (~~valued~~ at ~~$45~~a value for Plan purposes of $41.58 per share~~) equal to 80% of such Claim, and (b) each holder of an Allowed TOPrS Claim will receive the number of shares~~ of New Common Stock ~~(valued at $45 per share~~) equal to ~~100~~92.4% of such Claim. ~~In~~ (including any applicable Postpetition Interest) except, that in each case, ~~however,~~ fractional shares of New Common Stock will not be distributed to holders of Allowed General Unsecured Claims, and all such fractional shares ~~shall~~will be rounded, and distributions ~~will~~shall be made, in accordance with Article 9.10 of the Plan. ~~Furthermore, prior to giving effect to the redistribution provision of Article 11.10, the Cash payable with respect to Allowed General Unsecured Claims will be increased, and the number of shares of New Common Stock correspondingly decreased, by each such Claim’s Pro Rata share of all Reduced Cure Cash.~~
          On the commencement date of the Discount Rights Offering and pursuant to the Registration Statement and Article 7.15 of the Plan, each holder of a General Unsecured Claim will receive such holder’s Pro Rata share of the Discount Rights. In addition, (i) pursuant to the Discount Rights Offering, each Exercising Creditor will receive the opportunity to exercise its Pro Rata portion (with respect to all Exercising Creditors) of Discount Oversubscription Rights and (ii) each Non-exercising Creditor will receive, on the first Periodic Distribution Date occurring after the later of (a) the date when the Non-exercising Creditor’s General Unsecured Claim becomes an Allowed General Unsecured Claim or (b) the date when a the Non-exercising Creditor’s General Unsecured Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such General Unsecured Claim, such holder’s Pro Rata portion (with respect to all Non-exercising Creditors) of the Oversubscription Cash.
     The Plan provides for the payment of postpetition interest on General Unsecured Claims at the applicable contractual non-default rate from the Petition Date through December 31, 2007 (and if there is no contract rate, at the Michigan Statutory Rate—that rate of interest provided for in Michigan Compiled Laws § 600.613 (4.845%), calculated as if the Petition Date were the date when the complaint had been filed under Michigan Law). In consultation with the Creditors’ Committee, and as authorized by the Bankruptcy Court in the Solicitation Procedures Order, the Debtors have agreed to send a notice to the affected claimants as part of their Solicitation Package that sets forth this proposed treatment of interest and establishes a procedure by which affected claimants can submit their applicable contractual interest rate to the Debtors (the “Postpetition Interest Rate Determination Notice”).
Notice of Proposed Amendments
October 29, 2007

     If a party receiving the Postpetition Interest Rate Determination Notice wishes to submit a contractual rate of interest to be paid on account of its claim, the party receiving the notice is required to return the Postpetition Interest Rate Determination Notice to the Voting Agent for General Unsecured Creditors (Kurtzman Carson Consultants) on or before ~~November •,~~[•], 2007, the same date as the Voting Deadline. The Debtors will then review the Postpetition Interest Rate Determination Notice and, if they disagree with the interest rate requested, file an objection to the notice no later than 30 days after the Effective Date of the Plan. The dispute will then be resolved following the Effective Date of the Plan in accordance with the Debtors’ general claim resolution procedures and as more fully described in the Plan.
                    (ii) Class D (GM Claim).
     Class D consists of the GM Claim that may exist against a particular Debtor. The phrase “GM Claim” means any Claim of GM, excluding any Claim arising as a result of the IRC Section 414(l) Transfer, all Flow-Through Claims of GM, and all other Claims and amounts to be treated in the normal course or arising, paid, or treated pursuant to the Delphi-GM Definitive Documents (including the “GM Surviving Claims” as defined in the Delphi-GM Global Settlement Agreement), but will otherwise include all claims asserted in GM’s proof of claim.
     As provided in Article 7.20, the Plan constitutes a request to authorize and approve the Restructuring Agreement and the Settlement Agreement. For good and valuable consideration provided by GM under the Delphi-GM Definitive Documents, and in full settlement and satisfaction of the GM Claims, GM will receive all consideration set forth in the Delphi-GM Definitive Documents (subject to the terms and conditions set forth in such documents), including, without limitation, (a) ~~Cash~~ $1.2 billion in junior preferred convertible stock with the ~~amount~~terms set forth in the Settlement Agreement; (b) $1.5 billion in a combination of ~~$2.7 billion to be paid on the Effective Date; (b)~~ at least $750 million in Cash and the GM Note; (c) retention of the GM Surviving Claims (as defined in the Settlement Agreement) as provided for in section 4.03 of the Settlement Agreement; (~~c~~d) the effectuation of the IRC Section 414(l) Transfer as provided for in section 2.03 of the Settlement Agreement; and (~~d~~e) the releases as provided for in sections 4.01, 4.02 and 4.03 of the Settlement Agreement.
                    (iii) Class E (Section 510(b) Note Claims).
     Class E~~-1~~ consists of all ~~Securities Action Claim~~Section 510(b) Note Claims that may exist against a particular Debtor. A “Section 510(b) Note Claim” means any Cause of Action consolidated in the MDL Actions related to any claim against the Debtors (a) arising from the rescission of a purchase or sale of any Senior Notes, Subordinated Notes, or TOPrS, (b) for damages arising from the purchase of Senior Notes, Subordinated Notes, or TOPrS, and (c) for alleged violations of the securities laws, misrepresentations, or any similar Claims related to the Senior Notes, Subordinated Notes, or TOPrS.
     In accordance with the terms of the Securities Settlement, the Securities Settlement disbursing agent will receive, on behalf of all holders of Section 510(b) Note Claims, and in full satisfaction, settlement, and discharge of, and in exchange for, all Section 510(b)
Notice of Proposed Amendments
October 29, 2007

Note Claims, ~~Cash and~~ New Common Stock, Discount Rights, and/or Oversubscription Cash as described in the Securities Settlement in the same proportion as the distribution of New Common Stock and Discount Rights made to the holders of General Unsecured Claims (without application of the intercreditor settlement between the Senior Notes and the TOPrS). If any Section 510(b) Opt Out Note Claim ultimately becomes an Allowed Section 510(b) Opt Out Note Claim, however, then the holder of such Allowed Section 510(b) Opt Out Note Claim will receive a distribution of ~~Cash and~~ New Common Stock and Discount Rights solely from the Securities Settlement in the same proportion of ~~Cash and~~ New Common Stock and Discount Rights distributed to holders of General Unsecured Claims; ~~except~~ it being understood that with respect to any distribution made to a holder of an Allowed Section 510(b) Opt Out Note Claim, the Securities Settlement will be reduced by the same amount of ~~Cash and~~ New Common Stock and Discount Rights that the holder of such Allowed Claim will be entitled to receive.
                    (iv) Class F (Intercompany Claims).
     Class F consists of all Intercompany Claims that may exist against a particular Debtor. An “Intercompany Claim” means a Claim by a Debtor, an Affiliate of a Debtor, or a non-Debtor Affiliate against another Debtor, Affiliate of a Debtor, or non-Debtor Affiliate.
     Except as otherwise provided in Article 7.2 of the Plan, on the Effective Date, at the option of the Debtors or the Reorganized Debtors, the Intercompany Claims against any Debtor, including, but not limited to, any Intercompany Claims arising as a result of rejection of an Intercompany Executory Contract or Intercompany Unexpired Lease, will not receive a distribution on the Effective Date and instead will either be (a) Reinstated, in full or in part, and treated in the ordinary course of business, or (b) cancelled and discharged, in full or in part, in which case such discharged and satisfied portion will be eliminated and the holders thereof will not be entitled to, and will not receive or retain, any property or interest in property on account of such portion under the Plan; provided, however, that any Intercompany Claims against any Debtor held by a non-Debtor affiliate will be Reinstated.
                    (v) Class G-1 (Existing Common Stock).
     Class G-1 consists of all Existing Common Stock. “Existing Common Stock” means shares of common stock of Delphi that are authorized, issued, and outstanding prior to the Effective Date.
     On the Effective Date, the Existing Common Stock will be cancelled. On the commencement date of the Par Value Rights Offering~~s~~, each holder of an Allowed Interest pertaining to the Existing Common Stock as of the Rights Offerings Record Date will receive non-transferable Par Value Rights to purchase 12,711,111shares of New Common Stock pursuant to the ~~Discount Rights Offering and the~~ Par Value Rights Offering; ~~provided, however~~, except that Appaloosa and the other Plan Investors, if any, which have agreed to not participate in the Par Value Rights Offering, ~~will~~ may not participate in the Par Value Rights Offering and Par Value Rights that would otherwise be distributed to Appaloosa and such other Plan Investors will be instead distributed to the other holders of
Notice of Proposed Amendments
October 29, 2007

Existing Common Stock. ~~The Rights distributed pursuant to the Discount Rights Offering will be transferable~~. In addition, ~~except as otherwise provided in and subject to Article 9.9 of the Plan~~, on the Distribution Date, or as soon thereafter as is reasonable and practical, each holder of an Allowed Interest pertaining to the Existing Common Stock will receive in exchange for such Interest its Pro Rata distribution of ~~(a) 1,476,000 shares of the New Common Stock and (b)~~ New Warrants.
                    (vi) Class G-2 (Section 510(b) Equity Claims).
     Class G-2 consists of all Section 510(b) Equity Claims. “Section 510(b) Equity Claim” means any Cause of Action consolidated in the MDL Actions related to any claim against the Debtors (a) arising from the rescission of a purchase or sale of any Existing Common Stock, (b) for damages arising from the purchase or sale of Existing Common Stock, and (c) for alleged violations of the securities laws, misrepresentations, or any similar Claims related to the Existing Common Stock.
     In accordance with the terms of the Securities Settlement, the Securities Settlement disbursing agent will receive, on behalf of all holders of Section 510(b) Equity Claims, and in full satisfaction, settlement, and discharge of, and in exchange for, all Section 510(b) Equity Claims, ~~Cash and~~ New Common Stock, Discount Rights, and/or Oversubscription Cash as described in the Securities Settlement~~; provided, however, that if~~ in the same proportion as the distribution of New Common Stock and Discount Rights made to the holders of General Unsecured Claims (without application of the intercreditor settlement between the Senior Notes and the TOPrS). If any Section 510(b) Opt Out Equity Claim ultimately becomes an Allowed Section 510(b) Opt Out Equity Claim, then the holder of such Allowed Section 510(b) Opt Out Equity Claim will receive a distribution of Cash and New Common Stock and Discount Rights solely from the Securities Settlement in the same proportion of ~~Cash and~~ New Common Stock and Discount Rights as is distributed to holders of General Unsecured Claims; ~~provided further, however,~~ it being understood that with respect to any distribution made to a holder of an Allowed Section 510(b) Opt Out Equity Claim, the Securities Settlement will be reduced by the same amount of ~~Cash and~~ New Common Stock and Discount Rights that the holder of such Allowed Claim will be entitled to receive.
                    (vii) Class H (Section 510(b) ERISA Claims).
     Class H~~-1~~ consists of all Section 510(b) ERISA Claims. “Section 510(b) ERISA Claim” means any Cause of Action consolidated in the MDL Actions arising from the alleged violation of ERISA.
     In accordance with the terms of the ERISA Settlement, the ERISA Settlement disbursing agent will receive, on behalf of all holders of Section 510(b) ERISA Claims, and in full satisfaction, settlement, and discharge of, and in exchange for, all Section 510(b) ERISA Claims, ~~Cash and~~ New Common Stock, Discount Rights, and/or Oversubscription Cash as described in the ERISA Settlement.
Notice of Proposed Amendments
October 29, 2007

                    (viii) Class I (Other Interests).
     Class I consists of all Other Interests. “Other Interests” means all options, warrants, call rights, puts, awards, or other agreements to acquire Existing Common Stock.
     On the Effective Date, all Other Interests will be deemed cancelled and the holders of Other Interests will not receive or retain any property on account of such Other Interests under the Plan.
     ~~F.~~G. Means For Implementation Of The Plan
               1. Continued Corporate Existence
     Subject to the Restructuring Transactions contemplated by the Plan, each of the Debtors will continue to exist after the Effective Date as a separate entity, with all the powers of a corporation, limited liability company, or partnership, as the case may be, under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organizational documents are amended and restated by the Plan and the Certificate of Incorporation and Bylaws, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. There are certain Affiliates of the Debtors that are not Debtors in these Chapter 11 Cases. The continued existence, operation, and ownership of such non-Debtor Affiliates is a material component of the Debtors’ businesses, and, as set forth in Article 11.1 of the Plan, all of the Debtors’ equity interests and other property interests in such non-Debtor Affiliates will revest in the applicable Reorganized Debtor or its successor on the Effective Date.
               2. Restructuring Transactions
     On or following the Confirmation Date, the Debtors or Reorganized Debtors, as the case may be, will take such actions as may be necessary or appropriate to effect the relevant Restructuring Transactions. The term “Restructuring Transactions” means a dissolution or winding up of the corporate existence of a Debtor or the consolidation, merger, contribution of assets, or other transaction in which a Reorganized Debtor or non-Debtor Affiliate directly owned by a Debtor merges with or transfers some or substantially all of its assets and liabilities to a Reorganized Debtor or their Affiliates, on or following the Confirmation Date, as set forth in the Restructuring Transaction Notice. The Restructuring Transactions contemplated by the Plan include, but are not limited to, all of the transactions described in the Plan. Such actions may also include, without limitation: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, guaranty, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities under applicable law; and (d) all other actions that
Notice of Proposed Amendments
October 29, 2007

such Debtors and Reorganized Debtors determine are necessary or appropriate, including the making of filings or recordings in connection with the relevant Restructuring Transaction. The form of each Restructuring Transaction will be determined by the boards of directors of a Debtor or Reorganized Debtor party to any Restructuring Transaction. In the event a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger will cease to exist as a separate corporate entity and thereafter the surviving Reorganized Debtor will assume and perform the obligations of each merged Debtor under the Plan. In the event a Reorganized Debtor is liquidated, the Reorganized Debtors (or the Reorganized Debtor which owned the stock of such liquidating Debtor prior to such liquidation) will assume and perform the obligations of such liquidating Debtor. Implementation of the Restructuring Transactions will not affect the distributions under the Plan.
     The Debtors will file a Restructuring Transactions Notice listing the contemplated Restructuring Transactions on or before ~~November 2, 2007~~.the Plan Exhibit Filing Date. As of the date of this Disclosure Statement, the Debtors believe that the following entities will be either dissolved, liquidated, or merged into their parent entities.
•	Delphi NY Holding Corporation

•	Delphi Automotive Systems Services, LLC

•	Delphi Services Holding Corporation

•	Delphi Foreign Sales Corporation

•	Exhaust Systems Corporation

•	Environmental Catalysts, LLC

•	ASEC Manufacturing General Partnership

•	ASEC Sales General Partnership

•	Delphi Automotive Systems Tennessee, Inc.

•	Delphi Receivables, LLC

•	Mobile Aria, Inc.

•	Delphi Medical Systems Texas Corporation

•	Specialty Electronics International Ltd.

•	Delphi Integrated Service Solutions, Inc.

•	Aspire Inc.
Notice of Proposed Amendments
October 29, 2007

     The Debtors may add or subtract from this prior to filing the Restructuring Transactions Notice, and the list is presently provided solely for the purpose of relating the Debtors’ current intention with respect to Restructuring Transactions. The Restructuring Transactions Notice will provide greater detail with respect to the structure of the Restructuring Transactions.
     In connection with the Debtors’ exit financing and other foreign subsidiary matters, the ~~Company also intends~~Restructuring Transactions may include, but not be limited to ~~consolidate and/or restructure,~~ the consolidation and/or restructuring of the ownership and capital structure of certain foreign subsidiaries (primarily European~~) in the fourth quarter of 2007.~~). To the extent a Restructuring Transaction affects a foreign entity held directly by a chapter 11 Debtor, then, unless authorized by a separate order of the Bankruptcy Court, such transaction will be consummated only following entry of the Confirmation Order pursuant to the authority anticipated to be granted by the Confirmation Order. Specifically, the Company anticipates that DASHI and certain of its non-debtor subsidiaries will be involved in various consolidation and/or restructuring transactions designed, among other things, to facilitate increased access to liquidity and to maximize structural efficiency. In connection with these transactions, certain non-U.S. entities will be pushed two tiers further down from DASHI – where most non-U.S. entities are held. These transactions will be structured as capital contributions and/or in exchange for various forms of consideration, including without limitation, debt and/or equity.
     For illustrative purposes, the following diagram represents a current, yet limited, organizational diagram of DASHI and certain of its subsidiaries. The diagram includes, among other entities, ~~those non-U.S.~~certain of the entities that are anticipated to be impacted by the Restructuring Transactions, as indicated in yellow.
Notice of Proposed Amendments
October 29, 2007

Notice of Proposed Amendments
October 29, 2007

     The foreign subsidiaries that are anticipated to be part of the contemplated Restructuring Transactions include, without limitation, the “Foreign Subs Group B” entities listed on the diagram above as well as Delphi Tychy Sp.Z.o.o. and Delphi Poland S.A. As a result of the restructuring, it is contemplated that the “Foreign Subs Group B” entities as well as Delphi Tychy Sp.Z.o.o. will be transferred such that they are held at the same tier as the “Foreign Subs Group A” entities reflected on the diagram. The following is a chart listing the entities included in “Foreign Subs Group A” and those entities anticipated to be included “Foreign Subs Group B”:

Foreign Subs Group A	Foreign Subs Group B
 ~~• Delphi Automotive Systems Portugal S.A. (Portugal)~~	• Delphi Packard Electric Ceska Republic (Czech Republic)
~~• Delphi Automotive Systems Deutschland Verwaltungs GmbH (Germany)~~	• Delphi Packard Romania Srl (Romania)
~~• Delphi Delco Electronics Europe Gmbh (Germany)~~	• Delphi Holding Hungary Asset Management LLC (Hungary)
Notice of Proposed Amendments
October 29, 2007

Foreign Subs Group A	Foreign Subs Group B
~~• Delphi Deutschland GmbH (Germany)~~	• Delphi Otomotiv Sistemleri Sanayi Ticaret AS (Turkey)
~~• Delphi Holding GmbH (Austria)~~	• Delphi Automotive Systems Limited Sirketi (Turkey)
~~• Delphi South Africa Pty Ltd (South Africa)~~	• Delphi Slovensko sro (Slovakia)
~~• Delphi France Holding SA S (France)~~	• DAS UK Limited (UK)
• Delphi Automotive Systems Portugal S.A. (Portugal)	• Delphi Diesel Systems Limited (UK)
• Delphi Automotive Systems Deutschland Verwaltungs GmbH (Germany)	• DAS Luxembourg SA (Luxembourg) (37.5%)*
•Delphi Delco Electronics Europe Gmbh (Germany)	• DAS Sweden AB (Sweden)
• Delphi Deutschland GmbH (Germany)	• Mecel AB (Sweden)*
• Delphi Holding GmbH (Austria)	• Delphi Belgium NV (Belgium)
•Delphi South Africa Pty Ltd (South Africa) • Delphi Diesel Systems SRl (Romania)	• DAS Morocco (Morocco)
*Entities currently owned by other Debtor entities would be transferred to DASHI prior to or as part of a Restructuring Transaction.
     The Debtors will include with its Restructuring Transactions Notice ~~to be filed on or before November 2, 2007,~~ a supplemental illustrative diagram updating the above illustration to reflect the consummation of anticipated Restructuring Transactions related to those entities held directly by DASHI.
               3. Certificate Of Incorporation And Bylaws
     The Certificate of Incorporation and Bylaws of the Reorganized Debtors will be adopted and amended as may be required so that they are consistent with the provisions of the Plan and the Bankruptcy Code. The number of shares of New Common Stock and New Preferred Stock authorized under the Certificate of Incorporation of Reorganized Delphi will~~, among~~ be sufficient to satisfy requirements of the Investment Agreement, GM Settlement Agreements, and any other ~~things: authorize [•] million shares of New Common Stock at $0.01 par value per share and [•] shares of New Preferred Stock and~~ requirements of the Plan and will otherwise comply with section 1123(a)(6) of the Bankruptcy Code. Each Affiliate Debtor will amend its certificate of incorporation, charter, bylaws, or applicable organizational document to otherwise comply with section 1123(a)(6).
               4. Directors And Executive Chair Of Reorganized Delphi
                    (a) The Search Committee And The New Board of Directors
     The method for choosing the Board of Directors of the reorganized Delphi (the “Reorganized Board of Directors”) is a result of a negotiated agreement among various key constituencies. As a result of this negotiated agreement, the interests of numerous parties should be adequately represented by the Reorganized Board of Directors.
     A five-member search committee (the “Search Committee”) will select the members of the Reorganized Board of Directors. The members of this committee will
Notice of Proposed Amendments
October 29, 2007

Delphi reserves the right to identify new officers and members of the boards of directors or similar governing bodies of each such Affiliate Debtor at any time thereafter.
7.	Employment, Retirement, Indemnification, And Other Agreements And Incentive Compensation Programs
     The Debtors must enter into employment, retirement, indemnification, and other agreements with the Debtors’ respective active directors, officers, and employees who will continue in such capacities (or similar capacities) after the Effective Date, all as more fully stated on Exhibit 7.8 attached to the Plan~~, which contains a summary of the Management Compensation Plan and of components of compensation to be paid to management after the Effective Date~~; provided, however, that to enter into or obtain the benefits of any employment, retirement, indemnification or other agreement with the Debtors or Reorganized Debtors, an employee must contractually waive and release any claims arising from pre-existing employment, retirement, indemnification, or other agreements with any of the Debtors. The Management Compensation Plan, as more fully described on Exhibit 7.8 to the Plan, may include equity, bonus, and other incentive plans as components of compensation to be paid to executives after the Effective Date (including a long-term incentive plan that assumes 10% of the available shares of Reorganized Delphi’s fully diluted New Common Stock will be reserved for future annual grants to executives, including but not limited to the initial target grant of equity awards).
8.	Procedures For Asserting SERP Claims
     All persons holding or wishing to assert Claims solely on the basis of further pension or other post-employment benefits arising out of the SERP, and whose SERP Claims vest or vested prior to the Effective Date, must file with the Bankruptcy Court and serve upon the Debtors a separate, completed, and executed proof of claim (substantially conforming to Form. No. 10 of the Official Bankruptcy Forms) no later than 30 days after the Effective Date. All such Claims not filed within such time will be forever barred from assertion against the Debtors and their Estates or the Reorganized Debtors and their property. Any Claims arising out of the SERP after the Effective Date will be disallowed in their entirety. On the Effective Date, the Debtors will reject or otherwise terminate the SERP and will implement a new Supplemental Executive Retirement Program with respect to current eligible employees (subject to the execution of a waiver of claims), all as more fully described on Exhibit 7.8.
9.	Cancellation Of Existing Securities And Agreements
     On the Effective Date, except as otherwise specifically provided for ~~herein~~ in the Plan or as otherwise required in connection with any Cure, (a) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors as are Reinstated under the Plan, will be cancelled; provided, however, that Interests in the Affiliate Debtors will not be cancelled, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents
Notice of Proposed Amendments
October 29, 2007

governing the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors as are Reinstated under ~~the~~this Plan, as the case may be, will be released and discharged; provided, however, that any agreement that governs the rights of a holder (including the Indentures) of a Claim and that is administered by an indenture trustee, agent, or servicer (each hereinafter referred to as a “Servicer”) will continue in effect solely for purposes of (~~i~~x) allowing such Servicer to make the distributions on account of such Claims under the Plan as provided in Article IX of the Plan and (~~ii~~y) permitting such Servicer to maintain any rights or liens it may have for fees, costs, and expenses under such indenture or other agreement; provided, further, however, that the preceding proviso will not affect the discharge of Claims against or Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Reorganized Debtors. The Reorganized Debtors will not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses incurred on and after the Effective Date of the Plan except as expressly provided in Article 9.5 of the Plan; provided further, however, that nothing ~~herein~~in Section 7.10 of the Plan will preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for prepetition or postpetition fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such agreement in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court.
               10. Plan Investors’ Contribution
     Pursuant to the terms and conditions of the Investment Agreement, the Plan Investors will pay to the Debtors Cash in the amount specified in the Investment Agreement, attached to the Plan as Exhibit 7.11, to be utilized by the Reorganized Debtors to make Cash distributions ~~pursuant to Article V of~~as required under the Plan, and for general working capital purposes.
               11. Sources Of Cash For Plan Distributions
     Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the Exit Financing ~~Facility~~Arrangements, the Investment Agreement, the Rights Offerings, existing Cash balances, and the operations of the Debtors and the Reorganized Debtors.
               12. Establishment Of Cash Reserve
     On the Effective Date, the Debtors will fund the Cash Reserve in such amounts as the Debtors determine are necessary to make the required future payments to Administrative Claims, Priority Tax Claims, and as otherwise provided by the Plan.
Notice of Proposed Amendments
October 29, 2007

               13. Post-Effective Date Financing
     An important aspect of the Debtors’ emergence plan ~~is a~~ are new~~,~~ exit financing ~~facility~~arrangements designed to fund certain payments under the Debtors’ restructuring plan and to provide working capital to the reorganized enterprise. The Plan provides that on the Effective Date, the Reorganized Debtors will enter into the Exit Financing ~~Facility~~Arrangements, in an aggregate funded principal amount of no less than $3.7 billion, the terms of which are described in the ~~Exit Financing Facility Term Sheet~~exit financing term sheets attached to the Plan as Exhibit 7.14, to obtain the funds necessary to repay the DIP Facility Revolver Claims, the DIP Facility First Priority Term Claims, and the DIP Facility Second Priority Term Claims, make other payments required to be made on the Effective Date, and conduct their post-reorganization operations. The Reorganized Debtors may execute all documents and enter into all agreements as may be necessary and appropriate in connection with the Exit Financing ~~Facility~~.Arrangements. In the Confirmation Order, the Bankruptcy Court will approve the terms of the Exit Financing ~~Facility~~Arrangements in substantially the form filed with the Bankruptcy Court (and with such changes as the applicable Debtors and respective agents and lenders parties thereto may agree upon) and authorize the applicable Reorganized Debtors to execute the same together with such other documents as the applicable Reorganized Debtors and the applicable lenders may reasonably require to effectuate the treatment afforded to such parties under the Exit Financing ~~Facility~~.Arrangements. A more detailed discussion of the Exit Financing Facility is contained in Section VII.D – Exit Financing above.
               14. Rights Offerings
     ~~The Rights Offerings are an aspect of the Company’s exit financing package and were important in obtaining the support of the Equity Committee. After extensive negotiations, the Equity Committee’s formal support of the Investment Agreement largely hinged on the terms of the Rights Offerings, and the Rights Offerings are a reflection of the negotiations that took place among the Debtors, the Equity Committee, the Plan Investors, the Creditors’ Committee, and GM.~~
                    (a) Discount Rights Offering
                         (i) Eligibility For Participation In Discount Rights Offering
     Pursuant to the ~~Plan~~Registration Statement, and under the terms of Article 5.3 of the Plan and the Investment Agreement, Delphi will commence ~~the Discount Rights Offering. The~~ a Discount Rights Offering ~~will allow Delphi’s common stockholders as of the Rights Offering Record Date to purchase for each share~~to generate gross proceeds of ~~Existing Common Stock, through the exercise of transferable~~up to $1.575 billion. Discount Rights Offering Holders will be offered Discount Rights, ~~40,845,016~~ to purchase up to 45,026,801 shares of New Common Stock, in exchange for a Cash payment equal to $~~38.56~~34.98 per share of New Common Stock for each Discount Right exercised. ~~Rights distributed pursuant to the Discount Rights Offering will be freely~~ Rights will be distributed to the Discount Rights Offering Holders based on each Discount Rights Offering Holders’ Pro Rata allocation of the Discount Rights. If a Claim of the Discount Rights Offering Holder is not Allowed or otherwise reconciled by the Debtors by the date
Notice of Proposed Amendments
October 29, 2007

of commencement of the Confirmation Hearing, such Claim will be temporarily allowed, solely for purposes of participation in the Discount Rights Offering, in the amount so estimated by the Bankruptcy Court or agreed to by the holder of the claim and the Debtors. Discount Rights distributed pursuant to the Discount Rights Offering will not be transferable.
~~(b)~~	~~Par Value Rights Offering~~
(ii)	~~Pursuant to the Plan and under the terms of Exhibit B to the Investment Agreement, Delphi will commence a Par Value Rights Offering pursuant to which each holder of Existing Common Stock on the Rights Offering Record Date will be offered the opportunity to purchase a proportionate amount of the number of shares of New Common Stock with an aggregate value equal to $572 million in exchange for the Cash payment of $45.00 per share of such~~ Discount Oversubscription Rights
     Under the terms of Article 5.3 of the Plan and consistent with the Investment Agreement, to the extent the Discount Rights Offering is not fully subscribed, Exercising Creditors will be eligible to exercise, at their discretion, Discount Oversubscription Rights to purchase shares of New Common Stock not otherwise purchased through the Discount Rights Offering in exchange for a Cash payment equal to $35.23 per share of New Common Stock for each Discount Oversubscription Right exercised. To the extent the number of the Discount Oversubscription Rights subscribed for by Exercising Creditors is greater than the number of Discount Oversubscription Rights available, the Discount Oversubscription Rights will be available to Exercising Creditors (based upon such creditors’ underlying claim) on a Pro Rata basis (with respect to all Exercising Creditors) up to the amount of Discount Oversubscription Rights each Exercising Creditor has elected to exercise, until all Oversubscription Rights have been allocated.
(iii)	Distribution Of New Common Stock~~; provided, however, that Appaloosa and the other Plan Investors, if any, which have agreed to not participate in the Par Value Rights Offering, will not participate in the Par Value Rights Offering and Rights that would otherwise be distributed to Appaloosa and such other Plan Investors will be instead distributed to the other holders of Existing Common Stock. The $572 million of the New Common Stock offered under the Par Value Rights Offering would otherwise be distributable to holders of General Unsecured Claims, Appaloosa, and the Unions.~~
~~(c)~~	~~Distribution Of Shares~~
     ~~The Rights Offerings will be conducted in accordance with the terms of the Investment Agreement and pursuant to the Plan.~~ All New Common Stock issued in connection with the exercise of Discount Rights and Discount Oversubscription Rights
Notice of Proposed Amendments
October 29, 2007

pursuant to the Discount Rights Offering~~s~~ will be issued on the Effective Date and will be distributed to holders of Rights who have exercised the Rights on, or as soon as reasonably practicable after, the Distribution Date.
(b)	Par Value Rights Offering
(i)	Eligibility For Participation In Par Value Rights Offering
     Pursuant to the Registration Statement, and under the terms of the Plan, Delphi will commence a Par Value Rights Offering pursuant to which each holder of Existing Common Stock on the Rights Offering Record Date will be offered the opportunity to purchase a proportionate amount of 12,711,111 shares of New Common Stock, provided however, that Appaloosa and the other Plan Investors, if any, which have agreed to not participate in the Par Value Rights Offering may not participate in the Par Value Rights Offering and the Par Value Rights that would otherwise be distributed to Appaloosa and such other Plan Investors will be instead distributed to the other holders of Existing Common Stock. The shares of New Common Stock offered under the Par Value Rights Offering are shares of New Common Stock that would otherwise be distributable to holders of General Unsecured Claims, Appaloosa, the UAW, the IUE-CWA, and the USW as set forth in Article 11.14 of the Plan.
(ii)	Distribution Of New Common Stock
     All New Common Stock issued in connection with the exercise of Par Value Rights pursuant to the Par Value Rights Offerings shall be issued on the Effective Date and shall be distributed to holders of Rights who have exercised the Rights on, or as soon as reasonably practicable after, the Distribution Date.
15.	Issuance Of Stock In Reorganized Delphi
(a)	New Common Stock
     On the Effective Date, Reorganized Delphi will authorize shares of New Common Stock in an amount to be determined on or before the date of the Confirmation Hearing. A summary of selected terms of the New Common Stock is attached to the Plan as Exhibit 7.16(a). On the Distribution Date, or as soon as reasonably practicable thereafter, Reorganized Delphi will be deemed to have issued a total number of shares of New Common Stock necessary to satisfy obligations on account of Claims and Interests under the Plan and obligations under the Rights Offering and Investment Agreement. The issuance of the New Common Stock will be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The issuance and delivery of New Common Stock representing Direct Subscription Shares and Unsubscribed Shares will be in accordance with the terms of the Investment Agreement.
(b)	Registration Rights Agreement
Notice of Proposed Amendments
October 29, 2007

     Without limiting the effect of section 1145 of the Bankruptcy Code, as of the Effective Date, the Reorganized Debtors will enter into a Registration Rights Agreement, substantially in the form of Exhibit 7.16(b) to the Plan, with the Plan Investors and any Related Purchaser, Ultimate Purchaser (each as defined in the Investment Agreement), affiliate of a Plan Investor who owns registrable securities, assignee, or transferee who executes a joinder agreement as contemplated by such Registration Rights Agreement.
             (c) Listing On Securities Exchange Or Quotation System
     On the Effective Date, Delphi or Reorganized Delphi will use its commercially reasonable efforts to list and maintain the listing of the New Common Stock on a major New York based exchange. Persons receiving distributions of more than 5% of New Common Stock, by accepting such distributions, must have agreed to cooperate with Reorganized Delphi’s reasonable requests to assist Reorganized Delphi in its efforts to list the New Common Stock on a national securities exchange quotation system.
          16. Issuance Of New Preferred Stock
     Pursuant to the Investment Agreement, on the Effective Date, Reorganized Delphi will authorize, issue, and deliver the “Series A-~~1~~” and "Series B" New Preferred Stock in exchange for the contribution of the Plan Investors described in Article 7.11 of the Plan. A summary of selected terms of the ~~New Warrants~~ “Series A” and “Series B” New Preferred Stock is attached to the Plan as Exhibit 7.~~18.~~17(a). The issuance and delivery of “Series A” and “Series B” New Preferred Stock will be in accordance with the terms of the Investment Agreement and Section 4(2) of the Securities Act.
     Pursuant to the terms of the Delphi-GM Global Settlement Agreement, on the Effective Date, Reorganized Delphi will authorize, issue, and deliver the “Series C” New Preferred Stock to GM. A summary of the terms of the “Series C” New Preferred Stock is attached as Exhibit G to the Delphi-GM Global Settlement Agreement. The issuance and delivery of the “Series C” New Preferred Stock will be in accordance with the terms of the Delphi-GM Global Settlement Agreement and Section 1145(a) of the Bankruptcy Code.
          17. New Warrants
     On the Effective Date, Reorganized Delphi will authorize, issue, and deliver the New Warrants. A summary of selected terms of the New Warrants is attached to the Plan as Exhibit 7.18. The issuance of the New Warrants and the New Common Stock underlying the New Warrants will be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The proceeds generated from the exercise of the New Warrants will be used by the Reorganized Debtors to redeem shares of the “Series C” New Preferred Stock issued to GM under the terms of the Delphi-GM Global Settlement Agreement.
Notice of Proposed Amendments
October 29, 2007

          18. MDL Settlements
      The MDL Settlements are subject to final consideration by the Bankruptcy Court at the Confirmation Hearing on the Debtors’ Plan, following the Bankruptcy Court’s consideration of certain objections that may be filed by any of the “Potential Objectors” (that is, (i) the Official Committee of Unsecured Creditors, (ii) the United States Department of Labor, (iii) Wilmington Trust Company, as indenture trustee, (iv) the Ad Hoc Committee of Trade Creditors, (v) Davidson Kempner Capital Management LLC, SPCP Group, LLC, Castlerigg Master Investments Ltd., Elliott Associates, L.P., and CR Intrinsic Investors, LLC, and (vi) the Equity Committee) by the deadline for filing objections to the confirmation of the Plan.
            (a) Securities Settlement
     Upon the later of the Effective Date or the date the last order, as between the Bankruptcy Court and the MDL Court, approving the Securities Settlement, a copy of which is attached to the Plan as Exhibit 7.19(a), becomes ~~final~~a Final Order, Reorganized Delphi will, in accordance with the Securities Settlement ~~and the plan of allocation described therein,~~ distribute the ~~Cash and~~ New Common Stock and Discount Rights described in Articles 5.5 and 5.8 of the Plan to the disbursing agent appointed by the MDL Court.
             (b) ERISA Settlement
     Upon the later of the Effective Date or the date the last order, as between the Bankruptcy Court and the MDL Court, approving the ERISA Settlement, a copy of which is attached to the Plan as Exhibit 7.19(b), becomes ~~final~~ a Final Order, Reorganized Delphi will, in accordance with the ERISA Settlement ~~and the plan of allocation described therein,~~ distribute the ~~Cash and~~ New Common Stock and Discount Rights described in Articles 5.9 of the Plan to the disbursing agent appointed by the MDL Court.
             (c) Insurance Settlement
     In connection with the Securities Settlement and the ERISA Settlement, Delphi, certain defendants in the MDL Actions, and Delphi’s insurers entered into the Insurance Settlement, a copy of which is attached to the Plan as Exhibit 7.19(c).
          19. GM Settlement
     The Plan constitutes a request to authorize and approve the (a) Settlement Agreement, attached to the Plan as Exhibit 7.20(a), that will resolve the GM Claims, and (b) the Restructuring Agreement, attached to the Plan as Exhibit 7.20(b), that will set forth the continuing obligations of GM and Delphi, which will become effective on the Effective Date, subject to the terms contained therein. Each of the Settlement Agreement and Restructuring Agreement are incorporated by reference into this Plan in their entirety. In that regard, the Settlement Agreement and Restructuring Agreement address issues specifically relating to the present and future relationship of Delphi, GM, and their Affiliates that are otherwise addressed in this Plan and as they are intended to relate to
Notice of Proposed Amendments
October 29, 2007

Persons arising under section 544, 545, 547 ~~of the Bankruptcy Code~~, 548, or 553 of the Bankruptcy Code or similar state laws will not be retained by the Reorganized Debtors unless specifically listed on Exhibit ~~V~~7.24 to the Plan. ~~A non-exclusive list~~
     Because of ~~Retained Actions will be filed as Exhibit V to~~ the ~~Plan on or before~~Plan’s treatment of unsecured creditors, the ~~Exhibit Filing Date.~~
     ~~Under~~Debtors have determined that the ~~Plan,~~ affirmative pursuit of many if not all of these causes of action ~~are unnecessary.~~would not benefit their estates and creditors. As described in Section IX – Summary Of The Reorganization Plan above, the Plan will pay or satisfy all Allowed Claims in full through distributions of ~~cash,~~ common stock, ~~or both.~~ As a result, avoiding preferential transfers through causes of action under section 547 of the Bankruptcy Code or similar state laws would provide little or no benefit to the Debtors’ Estates because any party returning such a transfer would be entitled to an unsecured claim for the same amount, to be paid or satisfied in full under the Plan. For the same reasons, avoiding statutory liens under section 545 of the Bankruptcy Code or prepetition setoffs under section 553 of the Bankruptcy Code would provide little or no benefit to the Estates. As a result, under the Plan the Reorganized Debtors will not retain the Preference Claims except those specifically listed on Exhibit ~~V~~7.24 to the Plan.
          24. Reservation Of Rights
     With respect to any avoidance causes of action under section 544, 545, 547, 548, or 553 of the Bankruptcy Code that the Debtors abandon in accordance with ~~the procedures described immediately above~~Article 7.24 of the Plan (Preservation Of Causes Of Action), the Debtors reserve all rights, including the right under section 502(d) of the Bankruptcy Code to use defensively the abandoned avoidance cause of action as a ground to object to all or any part of a claim against any Estate asserted by a creditor that remains in possession of, or otherwise obtains the benefit of, the avoidable transfer.
          25. Exclusivity Period
     The Debtors will retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Effective Date.
          26. Corporate Action
     Each of the matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor will, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and will be authorized, approved, and to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of any of the Debtors or the Reorganized Debtors.
          27. Effectuating Documents; Further Transactions
Notice of Proposed Amendments
October 29, 2007

     Each of the Chief Executive Officer, Chief Financial Officer, Chief Restructuring Officer, and General Counsel of the Debtors, or their respective designees, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan or to otherwise comply with applicable law. The secretary or assistant secretary of the Debtors will be authorized to certify or attest to any of the foregoing actions.
          28. Consummation Of Divestiture Transaction
     In the event that the Bankruptcy Court enters an order on or prior to the Effective Date authorizing Debtor(s) to sell assets free and clear of liens, claims, and encumbrances, such Debtor(s) will be permitted to close on the sale of such assets subsequent to the Effective Date free and clear of liens, claims, and encumbrances pursuant to sections 363 and 1123 of the Bankruptcy Code.
          29. Exemption From Certain Transfer Taxes And Recording Fees
     Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to the Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property will not be subject to any stamp taxes and any other similar tax or governmental assessment to the fullest extent contemplated by section 1146(c) of the Bankruptcy Code, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation of any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
          30. Trade And Other Unsecured Claims Threshold
     In the event the Debtors fail to satisfy the condition set forth in Section 9(a)(xxii) of the Investment Agreement and ADAH waives such condition, to the extent the Debtors issue any shares of New Common Stock pursuant to the Plan (after giving affect to any Cash or other consideration provided to holders of Trade and Other Unsecured Claims under the Plan) as a result of Trade and Other Unsecured Claims aggregating in excess of $1.45 billion, then (i) the Debtors must issue to the Plan Investors additional Direct Subscription Shares, and (ii) adjust the conversion price of the New Series A Preferred Shares and the New Series B Preferred Shares each in accordance with the terms of Section 9(a)(xxii) of the Investment Agreement.
     ~~G.~~H. Unexpired Leases And Executory Contracts
          1. Assumed And Rejected Leases And Contracts
            (a) Executory Contracts And Unexpired Leases
     All executory contracts and unexpired leases as to which any of the Debtors is a party will be deemed automatically assumed in accordance with the provisions and
Notice of Proposed Amendments
October 29, 2007

requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such executory contracts or unexpired leases (i) will have been previously rejected by the Debtors by Final Order of the Bankruptcy Court, (ii) will be the subject of a motion to reject pending on or before the Effective Date, (iii) will have expired or terminated on or prior to December 31, 2007 (and not otherwise extended) pursuant to its own terms, (iv) are listed on the schedule of rejected executory contracts or unexpired leases attached to the Plan as Exhibit 8.1, or (v) are otherwise rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court will constitute approval of the rejections and assumptions contemplated hereby pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Each executory contract or unexpired lease assumed pursuant to Article 8.l(a) of the Plan will vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any executory contract or unexpired lease. Notwithstanding the foregoing or anything else in Article VIII to the Plan, (i) all executory contracts or unexpired leases between GM and any of the Debtors will receive the treatment described in the Delphi-GM Definitive Documents ~~and~~, (ii) all agreements and exhibits or attachments thereto, between the Unions and Delphi will receive the treatment as described in Article 7.21 of the Plan and the Union Settlement Agreements, and (iii) all executory contracts memorializing Ordinary Course Customer Obligations will receive the treatment described in Article 5.2 of the Plan.
          (b) Real Property Agreements
     Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property will include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of the Plan. In the event the Effective Date does not occur, the Bankruptcy Court will retain jurisdiction with respect to any request to extend the deadline for assuming any unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.
          (c) Exhibits Not Admissions
     Neither the exclusion nor the inclusion by the Debtors of a contract or lease on Exhibit 8.1 nor anything contained in the Plan will constitute an admission by the Debtors that such lease or contract is an unexpired lease or executory contract or that any Debtor, or its respective Affiliates, has any liability thereunder. The Debtors reserve the right, subject to notice, to amend, modify, supplement, or otherwise change Exhibit 8.1 on or before the Confirmation Date.
Notice of Proposed Amendments
October 29, 2007

2.	Payments Related To Assumption Of Executory Contracts And Unexpired Leases
             (a) Material Supply Agreements
     Any monetary amounts by which each Material Supply Agreement to be assumed pursuant to the Plan is in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code by Cure, and will be paid to the non-Debtor counterparty to the Material Supply Agreement. To the extent that Cure has not already been agreed to between the Debtor party to the agreement and the non-Debtor party, the Debtors or Reorganized Debtors will provide each party whose Material Supply Agreement is being assumed or assumed and assigned pursuant to the Plan, in accordance with the Cure procedures established under the Solicitation Procedures Order, with a notice that will provide: (i) the contract or lease being assumed or assumed and assigned; (ii) the name of the proposed assignee, if any; (iii) the proposed cure amount if any, that the applicable Debtor or Reorganized Debtor believes it (or its assignee) would be obligated to pay in connection with such assumptions; (iv) an election for the payment terms of the Cure Amount Claim, and (v) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Claim Amount (the “Cure Amount Notice”). The Cure Amount Notice will be in substantially the form approved by the Bankruptcy Court under the Solicitation Procedures Order and will be served on each non-~~debtor~~ Debtor party or parties to a Material Supply Agreement. If the non-~~debtor~~Debtor party does not timely respond to the Cure Amount Notice, the Cure Amount Claim will be paid in ~~Cash and~~ New Common Stock and Discount Rights in the same proportion as that received by holders of Allowed General Unsecured Claims on or as soon as reasonably practicable after the Effective Date. If the non-~~debtor~~Debtor party responds to the Cure Amount Notice in accordance with the procedures set forth in the Solicitation Procedures Order and the non-~~debtor~~Debtor party asserts a dispute regarding (x) the nature or amount of any Cure, (y) the ability of the Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (z) any other matter pertaining to assumptions, Cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be. If there is a dispute as to the amount of Cure that cannot be resolved consensually among the parties, the Debtors will have the right to reject the contract or lease for a period of five days after entry of a final order establishing a Cure amount in excess of that provided by the Debtors.
            (b) Other Executory Contracts And Other Unexpired Leases
     The provisions (if any) of each Other Executory Contract or Other Unexpired Lease to be assumed under the Plan which are or may be in default shall be satisfied solely by Cure. Any party to an Other Executory Contract or Other Unexpired Lease that wishes to assert that Cure shall be required as a condition to assumption must file and serve a proposed Cure Claim so as to be received by the Debtors or Reorganized Debtors as applicable, and their counsel at the address set forth in Article 14.8 of the Plan within 45 days after entry of the Confirmation Order (the “Cure Claim Submission Deadline”), after
Notice of Proposed Amendments
October 29, 2007

which the Debtors or Reorganized Debtors, as the case may be, will have 45 days to file any objections thereto. Should a party to an Other Executory Contract or Other Unexpired Lease not file a proposed Cure Claim by the Cure Claim Submission Deadline in accordance with the procedures set forth in the Plan, then any default then existing will be deemed cured as of the day following the Cure Claim Submission Deadline and such party will forever be barred from asserting against the Debtors or the Reorganized Debtors, as applicable, a claim that arose on or prior to the Confirmation Date. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of any Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the matter shall be set for hearing in the Bankruptcy Court on the next available hearing date, or such other date as may be agreed upon, and Cure, if any, will occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be. If there is a dispute as to the amount of Cure that cannot be resolved consensually among the parties, the Debtors will have the right to reject the contract or lease for a period of five days after entry of a Final Order establishing a Cure amount in excess of that provided by the Debtors. If the cure amount was filed and served in accordance with the procedures set forth in the Plan and is not disputed, the Debtors or Reorganized Debtors, as the case may be, will pay the Cure Claim, if any, to the claimant within 20 days after service of the Cure Claim. Disputed cure amounts that are resolved by agreement or Final Order will be paid by the Debtors within 20 days of such agreement or Final Order.
     To the extent the Debtor who is party to the executory contract or unexpired lease is to be merged or liquidated as part of a Restructuring Transaction, the non-Debtor parties to such executory contract or unexpired lease will, upon assumption as contemplated in the Plan, be deemed to have consented to the assignment of such executory contract or unexpired lease to the Reorganized Debtor that is the surviving entity after such Restructuring Transaction. The provisions (if any) of each Intercompany Executory Contract and Intercompany Unexpired Lease to be assumed under the Plan which are or may be in default will be satisfied in a manner to be agreed to by the relevant Debtors and/or non-Debtor Affiliates.
          (c) Intercompany Executory Contracts And Intercompany Unexpired Leases
     Any Cure Claim arising from the assumption of an Intercompany Executory Contract or an Intercompany Unexpired Lease will be Reinstated and will be satisfied in a manner to be agreed to by the relevant Debtors and/or non-Debtor Affiliates.
          (d) Assignment Pursuant To Restructuring Transactions
     To the extent the Debtor who is party to an executory contract or unexpired lease is to be merged or liquidated as part of a Restructuring Transaction, the non-Debtor parties to such executory contract or unexpired lease will, upon assumption as contemplated in the Plan, be deemed to have consented to the assignment of such executory contract or
Notice of Proposed Amendments
October 29, 2007

unexpired lease to the Reorganized Debtor that is the surviving entity after such Restructuring Transaction.
          (c)3. Rejection Damages Bar Date
     If the rejection by the Debtors (pursuant to the Plan or otherwise) of an executory contract or unexpired lease results in a Claim, then such Claim will be forever barred and will not be enforceable against the Debtors, the Reorganized Debtors, or such entities’ properties unless a proof of claim is filed with the Claims Agent and served upon counsel to the Debtors and the Creditors’ Committee within 30 days after the later of (a) entry notice of the Confirmation Order or (b) notice that the executory contract or unexpired lease has been rejected, unless otherwise ordered by the Bankruptcy Court.
     H.I. Provisions Governing Distributions
          1. Time Of Distributions
     Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan will be made on a Periodic Distribution Date.
          2. No Interest On Disputed Claims
     Unless otherwise specifically provided for in the Plan or as otherwise required by Section 506(b) of the Bankruptcy Code, interest will not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim.
          3. Disbursing Agent
     The Disbursing Agent will make all distributions required under the Plan except with respect to any holder of a Claim or Interest whose ~~distribution~~Claim or Interest is governed by an agreement and is administered by a Servicer, which distributions will be deposited with the appropriate Servicer, as applicable, who will deliver such distributions to the holders of Claims or Interests in accordance with the provisions of the Plan and the terms of any governing agreement. If any such Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Servicer, will make such distributions.
          4. Surrender Of Securities Or Instruments
     On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim (a “Certificate”) will be required to surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by an agreement and administered by a Servicer, the respective Servicer, and such Certificate will be cancelled solely with respect to the Debtors and such cancellation will not alter the obligations or rights of any non-Debtor third parties vis-a-vis one another to such instruments. This requirement does not apply to any Claims Reinstated pursuant to the terms of the Plan. No distribution of property under the Plan will be made to or on behalf
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of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective Servicer. Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective Servicer prior to the second anniversary of the Effective Date, will be deemed to have forfeited all rights and Claims in respect of such Certificate and will not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, will revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.
          5. Services Of Indenture Trustees, Agents, And Servicers
     The Reorganized Debtors will reimburse any Servicer (including ~~indenture trustees~~the Indenture Trustees) for reasonable and necessary services performed by it (including reasonable attorneys’ fees and documented out-of-pocket expenses) in connection with the making of distributions under the Plan to holders of Allowed Claims or Interests, without the need for the filing of an application with, or approval by, the Bankruptcy Court. ~~For purposes of reviewing the reasonableness of the fees and expenses of the Servicers (and their attorneys), the Debtors, the Statutory Committees, and the Office of the United States Trustee for the Southern District of New York must be provided with copies of invoices of each Servicer (and its attorneys) in the form typically rendered in the regular course of the Servicers’ business or attorneys’ representation of the Servicers. The invoices must contain narrative descriptions of the services rendered and itemization of expenses incurred.~~ To the extent that there are any disputes that the reviewing parties are unable to resolve with the Servicers, the reviewing parties must report to the Bankruptcy Court as to whether there are any unresolved disputes regarding the reasonableness of the Servicers’ (and their attorneys’) fees and expenses. Any such unresolved disputes may be submitted to the Bankruptcy Court for resolution.
          6. Claims Administration Responsibility
             (a) Reorganized Debtors
     The Reorganized Debtors will retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving all Claims against, and Interests in, the Debtors and making distributions (if any) with respect to all Claims and Interests, except as otherwise described in Article IX of the Plan.
             (b) Joint Claims Oversight Committee
     On the Effective Date, a Joint Claims Oversight Committee will be formed. The Joint Claims Oversight Committee will monitor the general unsecured claims reconciliation and settlement process conducted by the Reorganized Debtors, provide guidance to the Reorganized Debtors, and address the Bankruptcy Court if the Joint Claims Oversight Committee disagrees with the Reorganized Debtors’ determinations requiring claims resolution. The composition of the Joint Claims Oversight Committee must be reasonably satisfactory to Appaloosa, but in any case, will include at least one
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representative appointed by Appaloosa and one representative appointed by the Creditors’ Committee. For so long as the claims reconciliation process continues, the Reorganized Debtors will make regular reports to the Joint Claims Oversight Committee. The Joint Claims Oversight Committee may employ, without further order of the Bankruptcy Court, professionals to assist it in carrying out its duties as limited above, including any professionals retained in these Chapter 11 Cases, and the Reorganized Debtors will be required to pay the reasonable costs and expenses of the Joint Claims Oversight Committee and its members, including reasonable professional fees, in the ordinary course without further order of the Bankruptcy Court.
             (c) Filing Of Objections
     Unless otherwise extended by the Bankruptcy Court, any objections to Claims and/or Interests must be served and filed on or before the Claims/Interests Objection Deadline. Notwithstanding any authority to the contrary, an objection to a Claim or Interest will be deemed properly served on the holder of the Claim or Interest if the Debtors or Reorganized Debtors effect service by the following means: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, (ii) to the extent counsel for a holder of a Claim or Interest is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or other representative identified on the proof of claim or any attachment thereto (or at the last known addresses of such holders of Claims if no proof of claim is filed or if the Debtors have been notified in writing of a change of address), or (iii) by first class mail, postage prepaid, on any counsel that has appeared on behalf of the holder of the Claim or Interest in the Chapter 11 Cases and has not withdrawn such appearance.
             (d) Determination Of Claims Or Interests
     Any Claim or Interest determined and liquidated pursuant to (i) the ADR Procedures, (ii) an order of the Bankruptcy Court, or (iii) applicable non-bankruptcy law (which determination has not been stayed, reversed, or amended and as to which determination (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending) will be deemed an Allowed Claim or an Allowed Interest in such liquidated amount and satisfied in accordance with the Plan. The Plan will not constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Claim or Claims, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.
          7. Delivery Of Distributions
            (a) Allowed Claims
     Distributions to holders of Allowed Claims will be made by the Disbursing Agent or the appropriate Servicer (a) at the addresses set forth on the proofs of claim filed by such holders of Claims (or at the last known addresses of such holders of Claims if no proof of claim is filed or if the Debtors have been notified in writing of a change of address), (b) at
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the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of a holder of a Claim whose Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer.
             (b) Allowed Interests
     For the purpose of making distributions (other than the Rights) to holders of Allowed Interests pertaining to Existing Common Stock, the transfer ledger in respect of the Existing Common Stock in Delphi will be closed as of the close of business on the Effective Date, and the Disbursing Agent and its respective agents will be entitled to recognize and deal for all purposes with only those holders of record stated on the transfer ledger maintained by the stock transfer agent for the Existing Common Stock in Delphi as of the close of business on the Effective Date.
             (c) Undeliverable Distributions
     If any distribution to a holder of a Claim or Interest is returned as undeliverable, no further distributions to such holder of such Claim or Interest will be made unless and until the Disbursing Agent or the appropriate Servicer is notified of the then-current address of such holder of the Claim or Interest, at which time all missed distributions will be made to such holder of the Claim or Interest without interest. Amounts in respect of undeliverable distributions will be returned to the Reorganized Debtors until such distributions are claimed. The Debtors will make reasonable efforts to locate holders of undeliverable distributions. All claims for undeliverable distributions must be made on or before the later to occur of (i) the second anniversary of the Effective Date or (ii) six months after such holder’s Claim or Interest becomes an Allowed Claim or an Allowed Interest, after which date all unclaimed property will revert to the Reorganized Debtors free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property will be discharged and forever barred, notwithstanding federal or state escheat laws to the contrary.
8.	Procedures For Treating And Resolving Disputed And Contingent Claims
             (a) No Distributions Pending Allowance
     No payments or distributions will be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by a Final Order of the Bankruptcy Court, and the Disputed Claim or Disputed Interest has become an Allowed Claim or Allowed Interest. All objections to Claims or Interests must be filed on or before the Claims Objection Deadline.
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          (b) Distribution Reserve
     The Debtors will establish one or more Distribution Reserves~~, including reserves aggregating $1.7 billion on account~~ of ~~General Unsecured Claims (other than Senior Note Claims~~New Common Stock, New Warrants, Oversubscription Cash, and ~~TOPrS Claims), Section 510(b) Note Claims, Section 510(b) Equity Claims, Section 510(b) ERISA Claims, and Cure Claims~~ Cash raised by the Par Value Rights Offering for the purpose of effectuating distributions to holders of Disputed Claims or Disputed Interests pending the allowance or disallowance of such claims or interests in accordance with ~~the~~this Plan.
(i)     Distribution Reserve Related To New Common Stock And New Warrants Distributed Pursuant To The Plan
     The Debtors or the Disbursing Agent will establish a reserve to hold the New Common Stock and New Warrants that would otherwise be distributed to holders of Disputed Claims or Disputed Interests based on the amounts estimated by the Bankruptcy Court of such Claims or Interests or agreed to by the holder of such Claim or Interest and the Debtors.
(ii)     Distribution Reserve For Oversubscription Cash
     The Debtors or Disbursing Agent shall establish a Distribution Reserve for the Oversubscription Cash. The Distribution Reserve shall be equal to the Pro Rata portion of the Oversubscription Cash to which Non-exercising Creditors would be entitled under this Plan as of the Effective Date, as if the Disputed Claims of such Non-exercising Creditors were Allowed Claims in their (a) Face Amount or (b) estimated amounts of such Disputed Claim as approved by the Bankruptcy Court or agreed to by the holder of such Claim and Debtors. Payments and distributions from the Distribution Reserve for Oversubscription Cash will be made as appropriate to (i) any Non-exercising Creditor holding a Disputed Claim that has become an Allowed Claim, as soon as reasonably practicable after the date such Disputed Claim becomes an Allowed Claim and (ii) any Non-exercising Creditors holding Allowed Claims if any Disputed Claim is disallowed in whole or in part.
(iii)     Estimation Of Claims For Distribution Reserves
     To the extent that any Claims remain Disputed Claims as of the Effective Date, the Debtors or Reorganized Debtors will seek an order from the Bankruptcy Court establishing the amounts to be withheld as part of the Distribution Reserves. Without limiting the foregoing, the Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim, including any such Claim arising from the Debtors’ or Reorganized Debtors’ rejection of an executory contract, pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors have previously objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Disputed Claim at any time during litigation concerning any objection to any Disputed Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount may, as determined by the Bankruptcy Court, constitute either (a) the Allowed amount of such Disputed Claim, (b) a maximum limitation on such Disputed Claim, or (c) in the event such
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Disputed Claim is estimated in connection with the estimation of other Claims within the same Class, a maximum limitation on the aggregate amount of Allowed Claims on account of such Disputed Claims so estimated. If the estimate constitutes the maximum limitation on a Disputed Claim, or on more than one such Claim within a Class of Claims, as applicable, the Debtors may elect to pursue supplemental proceedings to object to any ultimate allowance of any such Disputed Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Disputed Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.
          (c) No Recourse To Debtors Or Reorganized Debtors
     Any Disputed Claim or Disputed Interest that ultimately becomes an Allowed Claim or Allowed Interest, as the case may be, will be entitled to receive its applicable distribution under the Plan solely from the Distribution Reserve established on account of such Disputed Claim or Disputed Interest. In no event will any holder of a Disputed Claim or Disputed Interest have any recourse with respect to distributions made, or to be made, under the Plan to any Debtor or Reorganized Debtor on account of such Disputed Claim or Disputed Interest, regardless of whether such Disputed Claim or Disputed Interest will ultimately become an Allowed Claim or Allowed Interest, as the case may be, or regardless of whether sufficient Cash, New Common Stock, New Warrants, or other property remains available for distribution in the Distribution Reserve established on account of such Disputed Claim or Disputed Interest at the time such Claim or Interest becomes entitled to receive a distribution under the Plan.
          (d) Distributions After Allowance
     Payments and distributions from the Distribution Reserve to each respective holder of a Claim or Interest on account of a Disputed Claim or Disputed Interest, to the extent that it ultimately becomes an Allowed Claim or an Allowed Interest, will be made in accordance with provisions of the Plan that govern distributions to such holder of a Claim or Interest. On the first Periodic Distribution Date following the date when a Disputed Claim or Disputed Interest becomes undisputed, noncontingent, and liquidated, the Disbursing Agent will distribute to the holder of an Allowed Claim or Allowed Interest any Cash, New Common Stock, New Warrants, or other property from the Distribution Reserve that would have been distributed on the dates when distributions were previously made had such Allowed Claim or Allowed Interest been an Allowed Claim or Allowed Interest on such dates. After a Final Order of the Bankruptcy Court has been entered, or other final resolution has been reached with respect to all Disputed Claims and Disputed Interests, ~~any remaining Cash in the Distribution Reserve will revert to the Reorganized Debtors and~~(i) any remaining New Common Stock in the Distribution Reserve will revert to the Reorganized Debtors and be held as treasury stock~~. Any~~ , (ii) any Oversubscription Cash remaining in the Distribution Reserve will be distributed on a Pro Rata basis based on the Allowed Claims of Non-exercising Creditors, and (iii) any property held in ~~the~~a distribution reserve established solely on account of Class 1G-1 will not revert to the Debtors and will be distributed to holders of Allowed Class 1G-1 Interests in accordance
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with Article 5.6 of the Plan. Subject to the limitations in Article 9.2 of the Plan, all distributions made under Article IX of the Plan on account of an Allowed Claim will be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to holders of Allowed Claims included in the applicable class. The Disbursing Agent will be deemed to have voted any New Common Stock held in the Distribution Reserve in the same proportion as shares previously disbursed by the Disbursing Agent. The Servicers will be deemed to have voted any New Common Stock held by such Servicers in the same proportion as shares previously disbursed by such Servicers.
             (e) De Minimis Distributions
     Neither the Disbursing Agent nor any Servicer will have any obligation to make a distribution on account of an Allowed Claim or Allowed Interest from any Distribution Reserve or otherwise if (i) the aggregate amount of all distributions authorized to be made from such Distribution Reserve or otherwise on the Periodic Distribution Date in question is or has a value less than $250,000; provided that the Debtors will make a distribution on a Periodic Distribution Date of less than $250,000 if the Debtors expect that such Periodic Distribution Date will be the final Periodic Distribution Date, or (ii) the amount to be distributed to the specific holder of the Allowed Claim or Allowed Interest on the particular Periodic Distribution Date does not both (x) constitute a final distribution to such holder and (y) have a value less than $50.00.
          9. Section 510(b) Opt Out Claims
     No Section 510(b) Opt Out Claim will be an Allowed Claim unless and until such Claim has been allowed by Final Order of the Bankruptcy Court. Any Section 510(b) Opt Out Claim that ultimately becomes an Allowed Claim will be entitled to receive its applicable distribution under the Plan solely from the applicable portion of the Securities Settlement. In no event will any holder of a Section 510(b) Opt Out Claim have any recourse with respect to distributions made, or to be made, under the Securities Settlement to holders of such Claims or Interests to any Debtor or Reorganized Debtor on account of such Section 510(b) Opt Out Claim, regardless of whether such Claim will ultimately become an Allowed Claim or regardless of whether sufficient Cash or New Common Stock remains available for distribution at the time such Claim is Allowed.
          10. Fractional Securities
             ~~(a) Distributions To Holders Of General Unsecured Claims.~~
     Payments of fractions of shares of New Common Stock or New Warrants will not be made ~~to holders of General Unsecured Claims~~. Fractional shares of New Common Stock or New Warrants that would otherwise be distributed ~~to holders of Allowed General Unsecured Claims~~under the Plan will be rounded to the nearest whole number of shares in accordance with the following method: (a) fractions of one-half (1/2) or greater will be rounded to the next higher whole number of shares and ~~the Cash distribution made to the holder of such Allowed General Unsecured Claim pursuant to Article 5.3 will be reduced~~
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~~by the equivalent amount of such rounded-up portion of such share (based on a $45 per share value) and~~ (b) fractions of less than one-half (1/2) will be rounded to the next lower whole number of shares ~~and the Cash distribution made to the holder of such Allowed General Unsecured Claim pursuant to Article 5.3 will be increased by the equivalent amount of such rounded-down portion of such share (based on a $45 per share value).~~
            ~~(b) Distributions To Holders Of Existing Common Stock~~
     ~~Payments of fractions of shares of New Common Stock and New Warrants will not be made to holders of Existing Common Stock. Fractional shares of New Common Stock and New Warrants will be rounded to the next greater or next lower number of shares in accordance with the following method: (a) fractions of one-half (1/2) or greater will be rounded to the next higher whole number and (b) fractions of less than one-half (1/2) will be rounded to the next lower whole number.~~
     ~~I.~~J.  Allowance And Payment Of Certain Administrative Claims
          1. DIP Facility Claims
            (a) DIP Facility Revolver Claims
     On the Effective Date, the DIP Facility Revolver Claim will be allowed in an amount to be agreed upon by the Debtors and, as applicable, the DIP Lenders, or as ordered by the Bankruptcy Court, at least five Business Days prior to the Effective Date, and all obligations of the Debtors thereunder will be paid in full in Cash in accordance with the DIP Credit Agreement on the Effective Date.
            (b) DIP Facility First Priority Term Claim
     On the Effective Date, the principal amount of the DIP Facility First Priority Term Claim will be allowed in an amount agreed upon by the Debtors and, as applicable, the DIP Lenders, or as ordered by the Bankruptcy Court, at least five Business Days prior to the Effective Date, and all obligations of the Debtors thereunder will be paid in full in Cash in accordance with the DIP Credit Agreement on the Effective Date, except that with respect to letters of credit issued under the DIP Facility, such claims may be satisfied in full by the cash collateralization of such letters of credit, or by procuring back-up letters of credit, in each case, ~~on terms reasonably satisfactory to~~in accordance with the DIP ~~Agent~~Credit Agreement, or as otherwise agreed to by the DIP Agent.
             (c) DIP Facility Second Priority Term Claim
     On the Effective Date, the principal amount of the DIP Facility Second Priority Term Claim will be allowed in an amount agreed upon by the Debtors and, as applicable, the DIP Lenders, or as ordered by the Bankruptcy Court, at least five Business Days prior to the Effective Date, and all obligations of the Debtors thereunder will be paid in full in Cash in accordance with the DIP Credit Agreement on the Effective Date.
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             (c) Holdback Amount
     On the Effective Date, the Debtors or the Reorganized Debtors will fund the Holdback Escrow Account with Cash equal to the aggregate Holdback Amount for all Professionals. The Disbursing Agent will maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order. Such funds will not be considered property of the Debtors, the Reorganized Debtors or the Estates. The remaining amount of Professional Claims owing to the Professionals will be paid to such Professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Bankruptcy Court. When all Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, will be paid to the Reorganized Debtors.
             (d) Post-Confirmation Date Retention
     Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will employ and pay Professionals in the ordinary course of business.
          4. Substantial Contribution Compensation And Expenses Bar Date
     Any Person (including ~~indenture trustee for~~ the ~~Senior Notes and Subordinated Notes (collectively, the “Prepetition~~ Indenture Trustees~~”)),~~) who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court on or before the 45th day after the Effective Date (the “503 Deadline”), and serve such application on counsel for the Debtors, the Statutory Committees, ~~the~~ Plan Investors, the United States Trustee, and such other parties as may be ~~ordered~~decided by the Bankruptcy Court ~~or required by~~ and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement. Notwithstanding the foregoing, on or within fifteen (15) days after the Confirmation Date, the ~~Prepetition~~ Indenture Trustees must deliver to the Debtors, ~~the Statutory Committees, the Plan Investors, and the United States Trustee~~ either (a) a statement indicating ~~that~~ such ~~Prepetition~~ Indenture Trustee’s prepetition fees and expenses are less than the amounts set forth on Exhibit 10.4 ~~of the Plan~~ or (b) their invoices for their respective fees and expenses~~. The reviewing parties~~; and the Debtor will ~~then~~ have the right to file an objection with the Bankruptcy Court, which objection must be filed with fifteen (15) days of receipt. If ~~a Prepetition~~ an Indenture Trustee has delivered notice that its prepetition fees and expenses are less than the amounts set forth on Exhibit 10.4 of the Plan~~,~~ or absent any such objection, the ~~Prepetition~~ Indenture Trustees’ invoice for its fees and expenses will be paid ~~in Cash~~ by the Debtors or Reorganized Debtors, as applicable, on the Effective Date, or as soon thereafter as practicable, without ~~the~~ need to file an application for the payment of its fees and without ~~the~~ need for further order of the Bankruptcy Court.
          5. Other Administrative Claims
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such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted the Plan. The Confirmation Order will be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the occurrence of the Effective Date.
          3. Compromises And Settlements
     In accordance with Article 9.6 of the Plan, pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various (a) Claims against, or Interests in, them and (b) Causes of Action that they have against other Persons up to and including the Effective Date. After the Effective Date, such right will pass to the Reorganized Debtors as contemplated in Article 11.1 of the Plan, without the need for further approval of the Bankruptcy Court. Notwithstanding the foregoing, Bankruptcy Court approval will be required after the Effective Date if the Joint Claims Oversight Committee objects to a proposed settlement based on criteria established by the board of directors of Reorganized Delphi.
          4. Release By Debtors Of Certain Parties
     The releases provided in the Plan and described below discharge and release certain parties from claims arising from prepetition actions and claims (including claims held by third parties, such as creditors and shareholders) and limit the liability against certain parties for acts or omissions arising out of or in connection with these Chapter 11 Cases unless such actions are the result of willful misconduct or gross negligence. The releases of each of the major constituencies in these cases, including the Debtors’ officers, directors, and employees, the Creditors’ Committee, the Equity Committee, the Plan Investors, the DIP Agent, the DIP Lenders, the Unions, and GM, allow the parties to participate in the Debtors’ restructuring cases and protect individuals who have contributed to the restructuring process. The parties for whom releases are provided have participated in complex negotiations with an unprecedented scope. Moreover, the amounts contributed by each of these parties as part of settlements or other agreements are substantial. The contributions made by some parties amount to billions of dollars invested in Delphi’s reorganization. Further, these parties conditioned their settlements and agreements on receiving the releases contemplated by the Plan. Thus, because of the value provided to the Debtors’ estates as a result of these critical and necessary settlements and agreements, the Debtors believe it is appropriate to provide the releases described below.
     Pursuant to section 1123(b)(3) of the Bankruptcy Code, but subject to Article 11.13 of the Plan, effective as of the Effective Date, each Debtor, in its individual capacity and as a debtor-in-possession for and on behalf of its respective Estate, will release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on, or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual
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arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence, or event in any manner related to any such Claims, Interests, restructuring, or the Chapter 11 Cases. The Reorganized Debtors and any newly-formed entities that will be continuing the Debtors’ businesses after the Effective Date will be bound, to the same extent the Debtors are bound, by the releases and discharges set forth above. Notwithstanding the foregoing, nothing in the Plan will be deemed to release (i) any of the Debtors or GM from their obligations under the Delphi-GM Definitive Documents or the transactions contemplated thereby, (ii) any of the Debtors, the Unions, or GM from their obligations under the Union Settlement Agreements or the transactions contemplated thereby, or (iii) any of the Debtors or the Plan Investors or their affiliates from their obligations under the Investment Agreement or the transactions contemplated thereby.
     The term “Released Parties” means, collectively, (a) all officers of each of the Debtors, all members of the boards of directors of each of the Debtors, and all employees of each of the Debtors, in each case in their respective capacities as of the date of the commencement of the hearing on the Disclosure Statement, (b) the Creditors’ Committee and all current and former members of the Creditors’ Committee in their respective capacities as such, (c) the Equity Committee and all current and former members of the Equity Committee in their respective capacities as such, (d) the DIP Agent in its capacity as such, (e) the DIP Lenders solely in their capacities as such, (f) all Professionals~~,~~ (g) the Unions and current or former members, officers, and committee members of the Unions, ~~and~~ (h) the Indenture Trustees, in their capacities as such, and (i) with respect to each of the above-named Persons, such Person’s affiliates, advisors, principals, employees, ~~agents,~~ officers, directors, representatives, financial advisors, attorneys, accountants, investment bankers, consultants, agents, and other representatives and professionals.
          5. Release By Holders Of Claims And Interests
     On the Effective Date, (a) each Person who votes to accept the Plan and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity (other than a Debtor), which has held, holds, or may hold a Claim against or Interest in the Debtors, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash, New Common Stock, New Warrants, and other contracts, instruments, releases, agreements, or documents to be delivered in connection with the Plan (each, a “Release Obligor”), will have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Released Parties for and from any claim or Cause of Action existing as of the Effective Date in any manner arising from, based on, or relating to, in whole or in part, the Debtors, the subject matter of, or the transaction or event giving rise to, the claim of such Release Obligor, the business or contractual arrangements between any Debtor and Release Obligor or any Released Party, the restructuring of the claim prior to the Chapter 11 Cases, or any act, omission, occurrence, or event in any manner related to such subject matter, transaction, obligation, restructuring, or the Chapter 11 Cases,
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including, but not limited to, any claim relating to, or arising out of the Debtors’ Chapter 11 Cases, the negotiation and filing of the Plan, the filing of the Chapter 11 Cases, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation, or consummation of the Plan, the Disclosure Statement, the Plan Exhibits, the Union Settlement Agreements, any employee benefit plan, instrument, release, or other agreement or document created, modified, amended, or entered into in connection with either the Plan or any other agreement with the Unions, including but not limited to the Union Settlement Agreements, or any other act taken or not taken consistent with the Union Settlement Agreements in connection with the Chapter 11 cases; provided, however, that (A) Article 11.5 is subject to and limited by Article 11.13 of the Plan and (B) Article 11.5 will not release any Released Party from any Cause of Action held by a governmental entity existing as of the Effective Date based on (i) the Internal Revenue Code or other U.S. state, city, or municipal tax code, (ii) the environmental laws of the United States or any U.S. state, city, or municipality, (iii) any criminal laws of the United States or any U.S. state, city, or municipality, (iv) the Exchange Act, the Securities Act, or other securities laws of the United States or any U.S. state, city, or municipality, (v) the Employee Retirement Income Security Act of 1974, as amended, or (vi) the laws and regulations of the Bureau of Customs and Border Protection of the United States Department of Homeland Security. Notwithstanding the foregoing, all releases given by GM to (i) the Debtors and the Debtors’ Affiliates shall be as set forth in the Delphi-GM Global Settlement Agreement and (ii) the Unions shall be as set forth in the Union Settlement Agreements.
          6. Release By Unions
     The releases provided for in (i) Section K.3 of the UAW-Delphi-GM Memorandum of Understanding, (ii) Section H.3 of the IUE-CWA-Delphi-GM Memorandum of Understanding, (iii) Section G.3 of the USW Memoranda of Understanding, (iv) Section F.3 of the IUOE Local 18S Memorandum of Understanding and IUOE Local 832S Memorandum of Understanding and Section E.3 of the IUOE Local 101S Memorandum of Understanding; (v) Section F.3 of the IBEW E&S Memorandum of Understanding and the IBEW Powertrain Memorandum of Understanding; and (vi) Section F.3 of the IAM Memorandum of Understanding are incorporated by reference herein in their entirety.
          7. Release Of GM By Debtors And Third Parties
     On the Effective Date, GM will receive all releases provided for in Article IV of the Settlement Agreement. Those provisions are incorporated by reference in the Plan in their entirety.
          8. Release And Exculption Of Plan Investors ~~By Debtors And Third Parties~~
     In consideration of the contributions to the Debtors’ reorganization made by the Plan Investors, and pursuant to ~~section~~ 9(a)(~~xxviii)(A~~iv) of the Investment Agreement, ~~as of~~ on the Effective Date~~, each of~~ (a) ~~pursuant to section 1123(b)(3) of~~
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~~the Bankruptcy Code, each Debtor,~~ each Plan Investor (in its ~~individual~~ capacity ~~and as a debtor~~-as such or otherwise), its Affiliates, shareholders, partners, directors, officers, employees and advisors shall be released by the Debtors and each entity (other than a Debtor), which has held, holds or may hold, a Claim against or Interest in the Debtors from liability for participation in-~~possession for and on behalf of its Estate, and (b) each Release Obligor shall have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Plan Investor, its Affiliates, shareholders, partners, directors, officers, employees, and advisors from any liability for participation of~~ the transactions contemplated by the that certain Equity Purchase and Commitment Agreement, dated as of January 18, 2007 (the “Original Agreement”), the Investment Agreement, the preferred term sheet exhibit to the Investment Agreement, the Plan Framework Support Agreement, dated as of January 18, 2007 (the “Original PSA~~”), Exhibit B to the Investment Agreement,~~ ”) and the Plan and any other investment in the Debtors discussed with the Debtors whether prior to or after the execution of the foregoing to the fullest extent permitted under applicable law provided, however, that such release, (b) each Plan Investor (in its capacity as such or otherwise), its Affiliates, shareholders, partners, directors, officers, employees and advisors shall not have or incur any liability to any party with respect to all of the foregoing actions set forth in subclause (a) and shall be additionally exculpated to the same extent as the Debtors directors, officers, employees, attorneys, advisors and agents are otherwise exculpated under the Plan pursuant to Article 11.11, and (c) each Plan Investor (in its capacity as an investor), its Affiliates, shareholders, partners, directors, officers, employees and ~~exculpation~~ advisors shall be released to the same extent the Debtors’ directors, officers, employees, attorneys, advisors and agents are otherwise released under the Plan pursuant to Article 11.4 of the Plan and Article 11.5 of the Plan; provided, that such releases and exculpations shall not prohibit or impede the Debtors’ ~~or Reorganized Debtors’~~ ability to assert defenses or counterclaims in connection with or relating to the Original Agreement or the Original PSA.
          9. Setoffs
     Subject to Article 11.13 of the Plan, the Debtors may, but will not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such holder of such Claim, but neither the failure to do so nor the allowance of any Claim will constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder of such Claim.
          10. Subordination Rights
     All Claims against the Debtors and all rights and claims between or among holders of Claims relating in any manner whatsoever to distributions on account of Claims against or Interests in the Debtors, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, will be deemed satisfied by the distributions under the Plan to holders of Claims having such subordination rights. Such subordination rights will
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be deemed waived, released, discharged, and terminated as of the Effective Date~~; provided, however, that in resolution of the subordination rights of the holders of the claims in Class 1C, all Cash otherwise distributable to holders of TOPrS Claims pursuant to Article 5.3 of the Plan (the “TOPrS Cash”) will be distributed to holders of Claims in Class 1C (subject to the proviso at the end of this sentence), and in the place and stead thereof the holders of TOPrS Claims will receive the number of shares of New Common Stock equal to the TOPrS Cash divided by $45 (the “TOPrS Stock”) such that the Allowed TOPrS Claims will be satisfied in full, including postpetition interest, solely through the issuance of New Common Stock (valued at $45.00 per share) to the holders of such Claims provided further, however, that in resolution of intercreditor issues between the Delphi-DAS Debtors and subsidiaries, the TOPrS Cash will be reallocated among all holders of General Unsecured Claims (but not among the holders of TOPrS Claims) on a Pro Rata basis, and the distribution of New Common Stock to holders of General Unsecured Claims will be reduced by such holders’ Pro Rata share of the TOPrS Stock. For the avoidance of doubt, TOPrS Cash does not include the Cash received by Appaloosa pursuant to Article 11.14 of the Plan.~~ Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims ~~hereunder~~ will not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any subordination rights or otherwise, so that each holder of a Claim will have and receive the benefit of the distributions in the manner set forth in the Plan.
     Except as otherwise provided in the Plan (including any Plan Exhibits) or the Confirmation Order, the right of any of the Debtors or Reorganized Debtors to seek subordination of any Claim or Interest pursuant to section 510 of the Bankruptcy Code~~, other than TOPrS Claims,~~ is fully reserved, and the treatment afforded any Claim or Interest that becomes a subordinated Claim or Interest at any time will be modified to reflect such subordination. Unless the Plan (including Plan Exhibits) or the Confirmation Order otherwise provide, no distributions will be made on account of a Claim, subordinated pursuant to Article 11.~~10~~9(b) unless the Claims senior to such subordinated Claims are satisfied in full.
          11. Exculpation And Limitation Of Liability
     Subject to Article 11.13 of the Plan, the Debtors, the Reorganized Debtors, the Statutory Committees, the members of the Statutory Committees, in their capacities as such, the UAW, the IUE-CWA, the USW, the IAM, the IBEW, the IUOE, the DIP Agent, the DIP Lenders in their capacities as such and as holders of Claims and Interests, GM, the ~~Plan Investors~~Indenture Trustees in their capacities as such, and any of such parties’ respective ~~present~~current or former members, officers, directors, committee members, affiliates, employees, advisors, attorneys, representatives, accountants, financial advisors, consultants, investment bankers, or agents and any of such parties’ successors and assigns, will not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to any party, or any of its agents, employees, representatives, current or former members, financial advisors, attorneys or ~~Affiliates~~affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Debtors’ Chapter 11 Cases, the negotiation and filing of the Plan, the filing of the Chapter 11 Cases, the
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formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation or consummation of the Plan, the Disclosure Statement, the Plan Exhibits, the Union Settlement Agreements, any employee benefit plan, instrument, release or other agreement or document created, modified, amended or entered into in connection with either the Plan or any agreement with the Unions, including but not limited to the Union Settlement Agreements, or any other act taken or not taken consistent with the Union Settlement Agreements in connection with the Chapter 11 Cases, except for their willful misconduct and gross negligence and except with respect to obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Chapter 11 Cases, and in all respects will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Other than as provided for in this Article and in Article 11.13, no party or its agents, employees, representatives, ~~member~~ current or former members, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, will have any right of action against the parties listed in this Article for any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation or consummation of the Plan, the Disclosure Statement, the Union Settlement Agreements, any employee benefit plan, instrument, release or other agreement or document created, modified, amended or entered into in connection with either the Plan or any agreement with the Unions, including but not limited to the Union Settlement Agreements, or any other act taken or not taken consistent with the Union Settlement Agreements in connection with the Chapter 11 Cases. For the avoidance of doubt, the exculpatory provisions of this Article, which apply to postpetition conduct, are not intended, nor will they be construed, to bar any governmental unit from pursuing any police or regulatory action. Moreover, nothing in the Plan will be deemed to release (i) any of the Debtors or GM from their obligations under the Delphi-GM Definitive Documents or the transactions contemplated thereby, (ii) any of the Debtors, the Unions, or GM from their obligations under the Union Settlement Agreements or the transactions contemplated thereby, or (iii) any of the Debtors or the Plan Investors or their affiliates from their obligations under the Investment Agreement or the transactions contemplated thereby, or for any of the Debtors from their obligations under the Plan or the transactions contemplated thereby.
          12. Indemnification Obligations
     The Plan contains provisions concerning the Indemnification Rights of Indemnitees. The term “Indemnitee” means all current and former directors, officers, employees, agents, or representatives of the Debtors who are entitled to assert Indemnification Rights. The term “Indemnification Rights” means obligations of the Debtors, if any, to indemnify, reimburse, advance, or contribute to the losses, liabilities, or expenses of an Indemnitee pursuant to the Debtor’s certificate of incorporation, bylaws, policy of providing employee indemnification, applicable law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee’s service with, for, or on behalf of the Debtors. The term “Continuing Indemnification Rights” means those
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co-obligor or joint tortfeasor of a Released Party or who is otherwise liable under theories of vicarious or other derivative liability.
          14. Injunction
     Subject to Article 11.13 of the Plan, the satisfaction, release, and discharge pursuant to Article XI of the Plan will act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim, Interest, or Cause of Action satisfied, released, or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.
          15. Proceeds Of Par Value Rights Offerings
     The New Common Stock to be offered in the Par Value Rights Offering ~~shall~~will consist of New Common Stock otherwise distributable to the following ~~three~~ groups of holders of Claims in the following amounts (in each case at $~~45~~41.58 per share): (a) $~~50 million~~1,111,111 shares of New Common Stock otherwise distributable to Appaloosa, (b) all of the New Common Stock otherwise distributable to the UAW, IUE-CWA and USW, and (c) an amount of New Common Stock otherwise distributable to holders of Claims in Classes 1C through 12C as a whole (excluding the otherwise distributable New Common Stock referred to in clauses (a) and (b)) which is equal to the difference between $~~572 million~~ 12,711,111 shares of New Common Stock and the sum of the ~~value~~number of ~~the otherwise distributable~~shares of New Common Stock referred to in ~~clauses~~clause (a) and (b). As to each foregoing group as a whole, the Cash generated from the Par Value Rights Offering ~~shall increase the amount of Cash and~~will decrease the amount of New Common Stock otherwise distributable to such group as a whole on a Pro Rata basis based upon the amount of otherwise distributable New Common Stock referred to above by each group as a whole. Within each group, the Cash generated from the Par Value Rights Offering allocable to a group as a whole pursuant to the foregoing sentence ~~shall increase the amount of Cash and~~will decrease the amount of New Common Stock otherwise distributable to the holders of Claims within each group on a Pro Rata basis based upon the Allowed Amount of each holder’s Claims within a group. Appaloosa (in its capacity as a stockholder of Delphi) has agreed not to participate in the Par Value Rights Offering and has agreed to use commercially reasonable efforts to obtain such agreement from ~~the~~ other Plan Investors.
X. GENERAL CONSIDERATIONS AND RISK FACTORS TO BE CONSIDERED
     Every holder of a Claim against or Interest in a Debtor should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein) before deciding whether to vote to accept or to reject the Plan.
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to the date that this Disclosure Statement is approved by the Bankruptcy Court may affect the actual financial results of the Debtors’ operations.
     Critical assumptions ~~underlying~~underlie the Debtors’ ~~business plan~~Business Plan. Events that ~~will~~may have a significant impact on the Reorganized Debtors’ ability to achieve projections, and that correspondingly have a material impact on value, include:
•	Capital Markets risk – availability and cost of funds (debt/equity);

•	Pension Asset Returns below assumed rates of return resulting in additional future cash contributions to the Company’s pension plans;

•	Industry ~~OE~~OEM volumes significantly below GI/DRI projections and GMNA volumes below projections in the Business Plan;

•	Significant reductions in revenue if not able to “book” the “unbooked” revenue assumed in the plan;

•	Customer/Supplier disruptions (e.g., labor strife, financial difficulties);

•	Unknown significant product (warranty), environmental or legal liability risk;

•	Material commodity costs above projections;

•	Inability to achieve material cost reduction initiatives, including supplier price reductions and engineering initiatives;

•	Significant failure to execute restructuring initiatives on a timely basis or at estimated costs – e.g., Europe restructuring programs;

•	Significant customer pricing reductions through marketplace pressures beyond those anticipated in the plan;

•	Change in tax environment from that anticipated in the plan (legislative or execution of tax strategies to minimize cash taxes);

•	Health care inflation significantly beyond that estimated employee benefit costs and salaried retirement health care;

•	Cash flow constraints from working capital if unsuccessful in supplier initiative to return to pre-bankruptcy payment terms; and

•	Working capital liquidity pressures if customers are not timely in payments for accounts receivable.
     In addition, Delphi has projected GMNA production volumes higher than GI/DRI in years 2009-2011 of the Business Plan based on Delphi’s expectations of overall market growth and GM’s ability to maintain market share so as to benefit from such overall market
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growth. If industry forecasts regarding the overall market or Delphi’s expectations regarding GM’s ability to retain market share and benefit from overall market growth is incorrect and Delphi is not able to reduce costs despite a more flexible cost structure resulting from Delphi’s transformation, then there could be a material adverse impact to the Business Plan. Moreover, if volume assumptions are correct but the actual mix of anticipated products differs from Business Plan assumptions, there could be a material impact on the projections.
     The foregoing variations and assumptions may be material and may adversely affect the ability of the Reorganized Debtors to make payments with respect to post-Effective Date indebtedness and to achieve the Projections. Because the actual results achieved throughout the periods covered by the Projections can be expected to vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance that the actual results will occur.
     Except with respect to the Projections and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtors nor the Reorganized Debtors intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.
     E. Sources And Uses Of Cash For Plan Distributions
     The Debtors’ ability to fund Cash distributions under the Plan, and therefore consummate the Plan in its present form, is dependent, in part, upon the Debtors’ ability to obtain the Exit Financing ~~Facility.~~Arrangements. Recent conditions in the credit markets beyond the Debtors’ control have substantially decreased the amount of credit available to potential borrowers and have increased the cost of such credit. If such conditions continue, the Debtors’ ability to obtain a commitment for the Exit Financing ~~Facility~~Arrangements on acceptable terms may be limited. Accordingly, there can be no assurances that the Debtors will obtain an Exit Financing ~~Facility~~Arrangements as contemplated by the Plan. If the Debtors are unable to obtain such Exit Financing ~~Facility~~Arrangements, the Debtors may be unable to consummate the Plan without substantial modifications.
     F. Access To Financing And Trade Terms
     The Debtors’ operations are dependent on the availability and cost of working capital financing and trade terms provided by suppliers and may be adversely affected by any shortage or increased cost of such financing and supplier support. The Debtors’ postpetition operations have been financed from operating cash flow and borrowings pursuant to the DIP Facility. The Debtors believe that substantially all of their needs for funds necessary to consummate the Plan and for post-Effective Date working capital financing will be met by projected operating cash flow, financings contemplated by the Exit Financing ~~Facility~~Arrangements, the EPCA, the Rights Offerings, and trade terms supplied by suppliers. If the Debtors or Reorganized Debtors have greater working capital
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needs, they may be required to either (a) obtain other sources of financing or (b) curtail their operations.
     In addition, GM is one of the largest creditors and a significant stakeholder in these Chapter 11 Cases, and Delphi’s ability to consummate the transactions contemplated by the Union Settlement Agreements, the Investment Agreement, and the Plan depends not only on GM’s ability to meet its obligations under the Delphi-GM Definitive Documents, but also on GM’s ability to fulfill certain financial obligations to Delphi’s Union-represented employees and retirees comprehended in the Union Settlement Agreements. GM has reported a variety of challenges it is facing, including with respect to its debt ratings, its relationships with its unions and large shareholders and its cost and pricing structures. If GM is unable or unwilling to fulfill these commitments, Delphi believes that the Company’s cost structure and ability to operate will be adversely affected.
     G. Claims Estimations
     ~~The Plan requires as a condition to consummation that the aggregate sum of certain Claims be allowed or estimated for distribution purposes in an amount that is less than or equal to the Unsecured Claims Threshold~~. The Plan requires as a condition to consummation that all conditions to the effectiveness of the Investment Agreement must have been satisfied or waived in accordance with the Investment Agreement. The Investment Agreement contains as a ~~similar~~ condition~~. The ultimate allowance~~ to consummation that the aggregate amount of all Trade and ~~estimation of Claims is subject to certain risks, assumptions, and uncertainties. Accordingly, there can be no assurances~~ Other Unsecured Claims that ~~the Debtors will be able~~have been asserted or scheduled but not yet disallowed shall be allowed or estimated for distribution purposes by the Bankruptcy Court to ~~satisfy such conditions~~be no more than $1.45 billion, excluding all allowed accrued postpetition
     In addition, the Debtors intend to estimate for distribution purposes Disputed Claims with an unliquidated component. The actual amount at which such Claims are ultimately allowed may differ in some respect from the estimates. Holders of Disputed Claims are entitled to receive distributions under the Plan upon allowance of such Claims solely from the ~~Disputed Claims~~Distribution Reserve established on account of such Claim. If a Disputed Claim is ultimately allowed ~~in an amount that exceeds,~~ and at the time of such allowance, ~~the value of the Cash,~~insufficient New Common Stock or ~~other property~~ New Warrants are available for distribution from the ~~Disputed Claims~~Distribution Reserve, the distributions on account of such Allowed Claim will be limited to such available amounts and the holder of such Allowed Claim will have no recourse against any Debtor or Reorganized Debtor for any deficiency that may arise.
     H. Value Of, And Market For, New Common Stock
     If Rights holders do not exercise all of their rights in the Discount Rights Offering and a small number of Rights holders exercise their oversubscription rights and/or the Plan Investors purchase all or a portion of their backstop commitments, the public float of the New Common Stock will be significantly reduced. ~~Similarly, if less than all of the Par Value Rights are exercised in the Par Value Rights Offering, the shares of New Common~~
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~~Stock offered in the Par Value Rights Offering that are not purchased pursuant to the exercise of rights will be issued to holders of General Unsecured Claims in partial satisfaction of their claims, and the public float of the New Common Stock may be further reduced to the extent that these creditors’ shares are excluded from the calculation of the public float~~In addition, the assumed Plan value of the New Common Stock distributed under the Plan may change based on the ultimate amount of Allowed Claims. Finally, the market value of the New Common Stock may increase or decrease from the Plan value of the New Common Stock after the Effective Date based on numerous factors, including fluctuations in the market and conditions extraneous to Delphi as well as other risk factors disclosed herein.
     Following Delphi’s delisting from the NYSE, price quotations for its common stock have been available on the Pink Sheets. Delisting from the NYSE resulted in a reduction in the liquidity of Delphi’s existing common stock. The Company intends to apply to list the New Common Stock with a major New York-based exchange after the Effective Date of the Plan if and when the Company meets the listing requirements. It is unlikely, however, that the shares of the New Common Stock will qualify for listing at the time they are issued on the Effective Date of the Plan, and Delphi cannot guarantee that the New Common Stock will ever be listed or quoted on any securities exchange or quotation system. If Delphi is not able to list or quote the New Common Stock on any securities exchange or quotation system, the Company intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Common Stock on the OTC Bulletin Board.
     Trading on the OTC Bulletin Board is dependent on a broker-dealer being willing to make a market in the New Common Stock, which Delphi cannot predict will be initiated or, if initiated, will continue. No assurance can be given that the New Common Stock will be quoted on the OTC Bulletin Board or that an active trading market will exist. The nature of OTC Bulletin Board trading may limit a holder’s ability to resell its shares of the New Common Stock if an active trading market for the New Common Stock does not emerge. Even if an active market does develop for the New Common Stock, Delphi can give no assurance as to how long it will continue, the liquidity of the market, or at what price the New Common Stock will trade. Lack of liquidity of the New Common Stock also may make it more difficult for Delphi to raise additional capital, if necessary, through equity financings.
     I. Potential Dilution Caused By Options Or Warrants
     ~~As stated above, the~~ The Management Compensation Plan may reserve for certain members of management, directors, and other employees of Reorganized Delphi ~~a total of [x] shares or [y]% of the~~ shares of New Common Stock of Reorganized Delphi, including options or warrants to acquire such Stock upon terms outlined in the Management Compensation Plan. In addition, the New Warrants will be issued to holders of Existing Common Stock to purchase additional shares of New Common Stock of Reorganized Delphi. If the New Warrants are exercised or other equity interests are distributed to management as discussed above ~~will dilute~~, the ownership percentage represented by the
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New Common Stock of Reorganized Delphi distributed on the Effective Date under the Plan will be diluted.
J.	Potential Dilution Caused By Distribution Of New Common Stock With Respect To Trade And Other Unsecured Claims In Excess Of $1.45 Billion
     The Investment Agreement contains as a condition to consummation that the aggregate amount of all Trade and Other Unsecured Claims that have been asserted or scheduled but not yet disallowed shall be allowed or estimated for distribution purposes by the Bankruptcy Court to be no more than $1.45 billion, excluding all allowed accrued postpetition interest thereon. In the event that ADAH waives such a condition, and Reorganized Delphi issues any shares of New Common Stock pursuant to the Plan with respect to any Trade and Other Unsecured Claim in excess of $1.45 billion (the “Excess Shares”), the Investment Agreement provides that Reorganized Delphi shall issue to the Plan Investors additional New Common Stock without payment of any additional consideration therefore, in such amount in the aggregate that is sufficient to ensure that the percentage of shares of outstanding New Common Stock that such Plan Investors would have owned on the closing date of the transactions contemplated by the Investment Agreement had such Excess Shares not been issued (assuming for this purpose that all Excess Shares are issued on that closing date) is maintained. In that event, the ownership percentage represented by the New Common Stock of Reorganized Delphi distributed pursuant to the Plan will be diluted. In addition, the Investment Agreement provides that the issuance of such additional New common Stock shall result in an adjustment to the conversion price of the Series A Preferred Stock and the Series B Preferred Stock.
     ~~J~~.K. Potential Ownership Change
     Because the Plan Investors will hold a significant equity position in the Reorganized Debtors following the consummation of the plan, if the Plan Investors dispose of all or a significant amount of this position after the Effective Date, it could cause the Reorganized Debtors to undergo an ownership change (within the meaning of Internal Revenue Code section 382). This would generally limit (or possibly eliminate) the Reorganized Debtors’ ability to use net operating losses and other tax attributes.
     ~~K~~.L. Tax Planning
     Due to time and resource constraints resulting from the commencement of the Chapter 11 Cases, the Debtors have used and may continue to use certain estimating techniques in connection with their tax planning efforts (for example, in determining the existence and magnitude of built-in gains or losses). The use of such estimating techniques, while cost-effective, necessarily results in lower confidence levels with respect to certain of the tax analyses.
     ~~L.~~M. Dividends
     The Debtors do not anticipate that cash dividends or other distributions will be paid with respect to the New Common Stock in the foreseeable future.
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XI. SECURITIES LAW MATTERS
     A. Issuance Of New Securities
     Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and state securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in exchange for such claims or interests and partly for cash or property. Except as noted below, the Debtors believe that the offer and sale of ~~(i)~~ New Common Stock to the holders of General Unsecured Claims, ~~(ii) New Common Stock to the holders of Existing Common Stock~~Section 510(b) Note Claims, Section 510(b) Equity Claims, and ~~(iii) New Warrants to the holders of Existing Common Stock~~Section 510(b) ERISA Claims satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws. ~~The Debtors believe that the offer and sale of New Common Stock in Reorganized Delphi underlying the New Warrants satisfies the requirements of section of 1145(a)(2) of the Bankruptcy Code and is exempt from registration under the Securities Act and state securities laws.~~
     Delphi plans to file an amendment to its previously filed registration statement on Form S-1 to update that registration statement for the Rights Offerings and the New Warrants. The registration statement, as so amended, is expected to cover the subscription rights for the ~~Discount~~ Rights ~~Offering and the Par Value Rights Offering, and~~Offerings, the underlying New Common Stock in Reorganized Delphi offered in the Rights Offerings, the New Warrants, and the New Common Stock in Reorganized Delphi underlying the New Warrants. This Disclosure Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities in the Rights Offerings. Any such offer or sale will be made solely by means of a prospectus relating to the Rights ~~Offerings~~ Offering which will be provided at such time as the Rights Offerings commence.
     B. Subsequent Transfers Of New Common Stock And New Warrants
     The New Common Stock ~~and New Warrants~~ to be issued pursuant to the Plan may be freely transferred by most recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the New Common Stock ~~and New Warrants (including the underlying New Common Stock)~~ are exempt from registration under the Securities Act and state securities laws, unless the holder is an “underwriter” with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”:
          (i) persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest;
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          (ii) persons who offer to sell securities offered under a plan for the holders of such securities;
          (iii) persons who offer to buy such securities from the holders of such securities, if the offer to buy is:
               (A) with a view to distributing such securities; and
               (B) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or
          (iv) a person who is an “issuer” with respect to the securities as the term “issuer” is defined in section 2(11) of the Securities Act.
     Under section 2(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.
     To the extent that persons who receive New Common Stock ~~or New Warrants~~ pursuant to the Plan are deemed to be “underwriters,” resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters may, however, be permitted to sell such New Common Stock ~~or New Warrants~~ without registration pursuant to the provisions of Rule 144 under the Securities Act. These rules permit the public sale of securities received by “underwriters” if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.
     Whether or not any particular person would be deemed to be an “underwriter” with respect to the New Common Stock or ~~New Warrants or~~ other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving New Common Stock or ~~New Warrants or~~ other securities under the Plan would be an “underwriter” with respect to such New Common Stock or ~~New Warrants or~~ other securities.
     BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, NONE OF THE DEBTORS OR THE REORGANIZED DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN. The Debtors recommend that potential recipients of the New Common Stock ~~or New Warrants~~ consult their own counsel concerning whether they may freely trade New Common Stock ~~or New Warrants.~~
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written to be used, and cannot be used, by holders of Claims or Interests for the purpose of avoiding penalties that may be imposed on them under the IRC, (ii) such discussion is written in connection with the promotion or marketing of the transactions or matters discussed herein, and (iii) holders of Claims or Interests should seek advice based on their particular circumstances from an independent tax advisor.
     A. United States Federal Income Tax Consequences To The Debtors
          1. Cancellation Of Indebtedness Income
     The exchange of certain debt securities for New Common Stock and~~/or cash~~ Rights may result in the cancellation of a portion of the Debtors’ outstanding indebtedness. In general, the discharge of a debt obligation in exchange for an amount of cash and other property having a fair market value (or, in the case of a new debt instrument, an “issue price”) less than the “adjusted issue price” of the debt that is discharged gives rise to cancellation of indebtedness (“COD”) income to the debtor. However, COD income is not taxable to the debtor if the debt discharge occurs in a Title 11 bankruptcy case. Rather, under the IRC, such COD income instead will reduce certain of the Debtors’ tax attributes, generally in the following order: (a) net operating losses and NOL carryforwards (“NOLs”); (b) general business credit carryforwards; (c) minimum tax credit carryforwards; (d) capital loss carryforwards; (e) the tax basis of the Debtors’ depreciable and nondepreciable assets (but not below the amount of its liabilities immediately after the discharge); (f) passive activity loss and credit carryforwards; and (g) foreign tax credit carryforwards. A debtor may elect to alter the preceding order of attribute reduction and, instead, first reduce the tax basis of its depreciable assets (and, possibly, the depreciable assets of its subsidiaries). The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined (i.e., such attributes may be available to offset taxable income that accrues between the date of discharge and the end of the Debtors’ taxable year). Any excess COD income over the amount of available tax attributes is not subject to United States federal income tax and has no other United States federal income tax impact.
     Because some of the Debtors’ outstanding indebtedness will be satisfied in exchange for New Common Stock and Rights, the amount of COD income, and accordingly the amount of tax attributes required to be reduced, will depend in part on the fair market value of the New Common Stock. and Rights. This value cannot be known with certainty until after the Effective Date.
          2. Net Operating Losses-Section 382
     The Debtors anticipate that they will experience an “ownership change” (within the meaning of IRC section 382) on the Effective Date as a result of the issuance of New Common Stock, Rights, ~~and~~ New Warrants, and other interests to holders of Claims and Interests and the Plan Investors pursuant to the Plan. As a result, the Debtors’ ability to use any pre-Effective Date NOLs and other tax attributes to offset their income in any post-Effective Date taxable year (and in the portion of the taxable year of the ownership change following the Effective Date) to which such a carryforward is made generally (subject to various exceptions and adjustments, some of which are described below) will be
Notice of Proposed Amendments
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limited to the sum of (a) a regular annual limitation (prorated for the portion of the taxable year of the ownership change following the Effective Date), and (b) any carryforward of unused amounts described in (a) from prior years. IRC section 382 may also limit the Debtors’ ability to use “net unrealized built-in losses” (i.e., losses and deductions that have economically accrued but are unrecognized as of the date of the ownership change) to offset future taxable income. Moreover, the Debtors’ loss carryforwards will be subject to further limitations if the Debtors experience additional future ownership changes or if they do not continue their business enterprise for at least two years following the Effective Date.
     The operation and effect of IRC section 382 will be materially different from that just described if the Debtors are subject to the special rules for corporations in bankruptcy provided in IRC section 382(l)(5). In that case, the Debtors’ ability to utilize their pre-Effective Date NOLs would not be limited as described in the preceding paragraph. However, several other limitations would apply to the Debtors under IRC section 382(l)(5), including (a) the Debtors’ NOLs would be calculated without taking into account deductions for interest paid or accrued in the portion of the current tax year ending on the Effective Date and all other tax years ending during the three-year period prior to the current tax year with respect to the Claims that are exchanged ~~for New Common Stock~~ pursuant to the Plan, and (b) if the Debtors undergo another ownership change within two years after the Effective Date, the Debtors’ IRC section 382 limitation with respect to that ownership change will be zero. Even if IRC section 382(l)(5) is available, it is uncertain whether the provisions of IRC section 382(l)(5) would be available in the case of the ownership change that is expected to occur as a result of the confirmation of the Plan. The Debtors have not yet determined whether they would seek to have the IRC section 382(l)(5) rules apply to the ownership change arising from the consummation of the Plan (assuming IRC section 382(l)(5) would otherwise apply).
     If the Debtors do not qualify for, or elect not to apply, the special rule under IRC section 382(l)(5) for corporations in bankruptcy described above, a different rule under IRC section 382 applicable to corporations under the jurisdiction of a bankruptcy court will apply in calculating the annual IRC section 382 limitation. Under this rule, the limitation will be calculated by reference to the lesser of the value of their respective new stocks (with certain adjustments) immediately after the ownership change or the value of such company’s assets (determined without regard to liabilities) immediately before the ownership change. Although such calculation may substantially increase the annual IRC section 382 limitation, the Debtors’ use of any NOLs or other tax attributes remaining after implementation of the Plan may still be substantially limited after an ownership change.
     Because the Plan Investors will hold a significant equity position in the Reorganized Debtors following the consummation of the Plan, if the Plan Investors dispose of all or a significant amount of this position after the Effective Date, it could cause the Reorganized Debtors to undergo an ownership change. This would generally limit (or possibly eliminate) the Reorganized Debtors’ ability to use NOLs and other tax attributes.
Notice of Proposed Amendments
October 29, 2007

B.	United States Federal Income Tax Consequences To Holders Of Claims Against And Interests In The Debtors
     The following discusses certain United States federal income tax consequences of the transactions contemplated by the Plan to holders of Claims or Interests that are “United States holders” as defined below. The United States federal income tax consequences of the transactions contemplated by the Plan to holders of Claims or Interests (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things, (1) whether the Claim or Interest and the consideration received in respect thereof are “securities” for United States federal income tax purposes; (2) the manner in which a holder acquired a Claim or Interest; (3) the length of time the Claim or Interest has been held; (4) whether the Claim or Interest was acquired at a discount; (5) whether the holder has taken a bad debt deduction or worthless stock deduction with respect to the Claim or Interest (or any portion thereof) in the current or prior years; (6) whether the holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim or Interest; (7) the holder’s method of tax accounting; and (8) whether the Claim or Interest is an installment obligation for United States federal income tax purposes. Therefore, holders of Claims or Interests should consult their own tax advisors for information that may be relevant based on their particular situations and circumstances regarding the particular tax consequences to them of the transactions contemplated by the Plan. This discussion assumes that the holder has not taken a bad debt deduction with respect to a Claim or Interest (or any portion thereof) in the current or any prior year and such Claim or Interest did not become completely or partially worthless in a prior taxable year. Moreover, the Debtors intend to claim deductions to the extent they are permitted to deduct any amounts they pay in cash, stock or other property pursuant to the Plan.
     For purposes of the following discussion, a “United States holder” is a holder of Claims or Interests that is (1) a citizen or individual resident of the United States, (2) a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996 and properly elected to be treated as a United States person.
1.	Holders Of General Unsecured Claims Other Than Subordinated Note Claims
     ~~Except with respect to holders of Subordinated Note Claims described in Section XII.B.2 - Holders Of Subordinated Note Claims below, pursuant~~Pursuant to the Plan, the Debtors will issue New Common Stock and ~~cash~~Discount Rights to holders of General Unsecured Claims to discharge such Claims. The United States federal income tax consequences arising from the Plan to such holders of General Unsecured Claims will vary depending upon, among other things, whether such Claims constitute “securities” for United States federal income tax purposes. The determination of whether a debt instrument constitutes a “security” depends upon an evaluation of the nature of the debt
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October 29, 2007

instrument, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for United States federal income tax purposes. Generally, corporate debt instruments with maturities when issued of less than five years are not considered securities, and corporate debt instruments with maturities when issued of ten years or more are considered securities. Each holder is urged to consult its own tax advisor regarding the status of its Claim.
     If such Claims constitute “securities” for United States federal income tax purposes, the exchange of such Claims for New Common Stock and ~~cash~~Discount Rights should constitute a “recapitalization” for United States federal income tax purposes. As a result, except as discussed below with respect to Claims for accrued interest and accrued market discount, a holder of such Claims should not recognize gain, ~~but not~~ or loss, ~~with respect to each Claim surrendered in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the cash~~ on the exchange of its General Unsecured Claims for New Common Stock and ~~fair market value of any other property received by such holder in respect of its Claim over the adjusted tax basis of such Claim), excluding any such cash or property received in respect of a Claim for accrued interest that had not been included in income, and (2) the amount of cash received by such holder in respect of its Claim (other than with respect to any Claim for accrued interest). Any such gain recognized will generally be treated as capital gain if the Claim is a capital asset in the hands of the holder. In addition, a holder’s aggregate adjusted tax basis in the New Common Stock (other than the New Common Stock received for accrued interest) should be equal to the aggregate adjusted tax basis in the Claims exchanged therefore (exclusive of any basis in such Claim attributable to accrued interest), decreased by the amount of cash received, and increased by any gain recognized, and such holder’s holding period for the New Common Stock (other than New Common Stock received for accrued interest) will include the holding period of the Claims exchanged therefor, provided that such Claims are held as capital assets on the Effective Date.~~ Discount Rights (other than with respect to any Claim for accrued interest). A holder’s adjusted tax basis in a General Unsecured Claim should be allocated among the New Common Stock and Discount Rights received with respect to such Claim based upon the relative fair market values thereof (other than New Common Stock and Discount Rights received for accrued interest). The holding period for the New Common Stock and Discount Rights will include the holder’s holding period for the General Unsecured Claims.
     Under the Plan, a portion of the New Common Stock and ~~cash~~Discount Rights distributed to holders of General Unsecured Claims may be treated as distributed with respect to their Claims for accrued interest. Holders of Claims for accrued interest which previously have not included such accrued interest in taxable income will be required to recognize ordinary income equal to the amount of ~~cash and~~ New Common Stock and Discount Rights received with respect to such Claims for accrued interest. The extent to which consideration distributable under the Plan is allocable to accrued interest is not clear. Holders of such Claims are advised to consult their own tax advisors to determine the amount, if any, of consideration received under the Plan that is allocable to accrued interest.
Notice of Proposed Amendments
October 29, 2007

     The market discount provisions of the IRC may apply to holders of General Unsecured Claims. In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a “market discount bond” as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the adjusted tax basis of the bond in the holder’s hands immediately after its acquisition. However, a debt obligation will not be a “market discount bond” if such excess is less than a statutory de minimis amount. ~~Any accrued but unrecognized market discount with respect to such Claims generally will be treated as ordinary interest income to the extent of the gain recognized in connection with the recapitalization described above, unless the holder elected to include accrued market discount in taxable income currently. Any remaining accrued but unrecognized market discount generally will be treated as ordinary income to the extent of the gain recognized upon the subsequent disposition of New Common Stock received in exchange for the Claim. The~~A U.S. Holder should not be required to recognize any accrued but unrecognized market discount upon the disposition of its General Unsecured Claims for New Common Stock and Discount Rights pursuant to the Plan, although it may be required to recognize any accrued but unrecognized market discount upon a subsequent taxable disposition of its New Common Stock and Discount Rights (including any New Common Stock received upon exercise of a Discount Right). Although not free from doubt, the Company believes that a U.S. Holder should not be required to recognize any accrued but unrecognized market discount upon the exercise of a Discount Right received in exchange for its General Unsecured Claims. However, the treatment of accrued market discount in a nonrecognition transaction is~~, however,~~ subject to the issuance of Treasury ~~Regulations~~regulations that have not yet been promulgated. In the absence of such regulations, the application of the market discount rules ~~in the present transaction~~ to the exercise of a Discount Right received in exchange for a General Unsecured Claim is uncertain. ~~A~~ If a holder of a ~~market discount bond~~Claim that ~~is~~ was required under the market discount rules of the IRC to defer its deduction of all or a portion of the interest on indebtedness, if any, incurred or maintained to acquire or carry the ~~bond may be allowed to deduct such interest, in whole or in part, on disposition of such bond for cash. However~~Claim, continued deferral of the deduction for interest on such indebtedness may be required ~~to the extent attributable to the New Common Stock.~~ Any such deferred interest expense would be attributed to the New Common Stock and Discount Rights received in exchange for the Claim, and would be treated as interest paid or accrued in the year in which the New Common Stock ~~is~~ and Discount Rights are disposed.
     If such General Unsecured Claims do not constitute “securities” for United States federal income tax purposes, the exchange of such Claims for New Common Stock and ~~cash~~Discount Rights should constitute a taxable exchange for United States federal income tax purposes. As a result, a holder of Claims would generally recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (1) the ~~cash and the~~ fair market value on the Effective Date of the New Common Stock and Discount Rights received in exchange for its Claim, and (2) the holder’s adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder’s hands, whether the Claim constitutes
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October 29, 2007

a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim. Any such gain recognized would generally be treated as ordinary income to the extent that the ~~cash and~~ New Common ~~Stock~~Stock and Discount Rights are received in respect of accrued but unpaid interest or accrued market discount that, in either case, have not been previously taken into account under the holder’s method of accounting as discussed above in this Section ~~XII.B.1~~XII.B.1 — Holders Of General Unsecured Claims Other Than Subordinated Note Claims. A holder of Claims recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year. A holder’s aggregate tax basis in the New Common Stock and Discount Rights received in exchange for its Claims would generally be equal to the aggregate fair market value of such ~~stock~~New Common Stock and Discount Rights on the Effective Date. The holding period for the New Common Stock and Discount Rights received pursuant to the Plan would begin on the day after the Effective Date.
          2. Holders Of Subordinated Note Claims
     Delphi believes that the Subordinated Note Claims constitute securities for United States federal income tax purposes. Accordingly, the exchange of Subordinated Note Claims for New Common Stock and Discount Rights should constitute a “recapitalization” for United States federal income tax purposes. As a result, except as discussed below with respect to Claims for accrued interest and accrued market discount, a holder of such Claims should not recognize gain or loss on the exchange of its Subordinated Note Claims for New Common Stock and Discount Rights (other than with respect to any Claim for accrued interest). In addition, a holder’s ~~aggregate~~ adjusted tax basis in a Subordinated Note Claim should be allocated among the New Common Stock and Discount Rights received with respect to such Claim based upon the relative fair market values thereof (other than the New Common Stock and Discount Rights received for accrued interest~~) should be equal to the aggregate adjusted tax basis in the Claims exchanged therefore (exclusive of any basis in such Claim attributable to accrued interest~~), and such holder’s holding period for the New Common Stock and Discount Rights (other than New Common Stock and Discount Rights received for accrued interest) will include the holding period of the Claims exchanged therefor, provided that such Claims are held as capital assets on the Effective Date.
     In addition, as is discussed in Section ~~XII.B.1~~ XII.B.1 — Holders Of General Unsecured Claims Other Than Subordinated Note Claims above, holders of Subordinated Note Claims will recognize ordinary income to the extent that the consideration they receive in discharge of their Claims is treated as received in satisfaction of accrued and unpaid interest with respect to such Claims. Moreover, under the market discount rules discussed in Section ~~XII.B.1~~XII.B.1 — Holders Of General Unsecured Claims Other Than Subordinated Note Claims above, ~~any accrued but unrecognized market discount generally will~~ a U.S. Holder should not be ~~treated as ordinary income to the extent of the gain recognized upon the subsequent~~ required to recognize any accrued but unrecognized market discount upon the disposition of its Subordinated Note Claims for New Common Stock and Discount Rights pursuant to the Plan, although it may be required to recognize any accrued but unrecognized market discount upon a subsequent taxable disposition of its
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October 29, 2007

New Common Stock and Discount Rights (including any New Common Stock received upon exercise of a Discount Right). Although not free from doubt, the Company believes that a U.S. Holder should not be required to recognize any accrued but unrecognized market discount upon the exercise of a Discount Right received in exchange for its Subordinated Note Claims. However, the ~~Claim. The~~ treatment of accrued market discount in a nonrecognition transaction is~~, however,~~ subject to the issuance of Treasury regulations that have not yet been promulgated. In the absence of such regulations, the application of the market discount rules ~~in the present transaction~~ to the exercise of a Discount Right received in exchange for a Subordinated Note Claim is uncertain. If a holder of a Claim that was required under the market discount rules of the IRC to defer its deduction of all or a portion of the interest on indebtedness, if any, incurred or maintained to acquire or carry the Claim, continued deferral of the deduction for interest on such indebtedness may be required. Any such deferred interest expense would be attributed to the New Common Stock and Discount Rights received in exchange for the Claim, and would be treated as interest paid or accrued in the year in which the New Common Stock ~~is~~and Discount Rights are disposed.
          3. Existing Common Stockholders
               (a) Certain Consequences To Holders Of Existing Common Stock
     A holder of Delphi’s Existing Common Stock ~~that receives New Common Stock pursuant to the Plan~~ generally will ~~not~~ recognize ~~income~~,capital gain~~, deduction~~, or loss (subject to the wash sale rules discussed below) on the receipt of ~~New Common Stock~~,Par Value Rights~~, and New Warrants, and, except where noted,~~ in the ~~remainder of this discussion assumes that the receipt of New Common Stock,~~Par Value Rights, Offerings and any New Warrants issued in the Plan in an amount equal to the difference between the fair market value of the Par Value Rights and New Warrants ~~by a holder is not taxable. A holder~~, if any, received and the holder’s adjusted tax basis in ~~its~~the Existing Common Stock ~~should be allocated among the New Common Stock,~~exchanged for such Par Value Rights~~,~~ and New Warrants ~~based upon the relative fair market values thereof. The~~. Such capital gain or loss will be long-term capital gain or loss if the holding period for the ~~New~~Existing Common Stock~~,~~ exchanged for the Par Value Rights~~,~~ and New Warrants ~~will include the holder’s holding period for the Existing Common Stock.~~
     ~~A holder that does not receive New Common Stock pursuant to the Plan (for example, due to the fact that payments of fractions of shares of New Common Stock will not be made to holders of Existing Common Stock) generally will recognize capital gain or loss on the receipt of Rights in the Rights Offerings and any New Warrants issued in the Plan in an amount equal to the difference between the fair market value of the Rights and New Warrants, if any, received and the holder’s adjusted tax basis in the Existing Common Stock exchanged for such Rights and New Warrants. Such capital gain or loss will be long-term capital gain or loss if the holding period for the Existing Common Stock exchanged for the Rights and New Warrants, if any,~~ exceeds one year at the time the Par Value Rights and New Warrants are distributed. Capital gains of non-corporate holders may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors regarding such
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October 29, 2007

limitations. The holder’s tax basis in ~~the~~the Par Value Rights and New Warrants, if any, will be equal to the fair market value of the Par Value Rights and New Warrants at the time the Par Value Rights and New Warrants are received. The holding period for the Par Value Rights and New Warrants, if any, will commence on the day after the date of receipt.
     To the extent a loss would otherwise be recognizable on the exchange, such loss may be deferred under the “wash sale” rules of the Code. The wash sale rules provide for the disallowance of a loss on the sale or other disposition of shares of stock or securities where it appears that, within a period beginning 30 days before the date of such sale or disposition and ending 30 days after such date, the holder acquired, or has entered into a contract or option to acquire, “substantially identical” stock or securities. If the Existing Common Stock and the New Common Stock receivable upon exercise of the Par Value Rights and New Warrants are considered substantially identical and the exchange of Existing Common Stock for Par Value Rights and New Warrants results in a loss to the holder, such loss may be disallowed and added to the tax basis of the Par Value Rights and New Warrants received. The extent to which such loss would be disallowed is unclear. Holders of Existing Common Stock are urged to consult their own tax advisors regarding how the “wash sale” rules apply to them in light of their particular circumstances.
               (b) Exercise Of Par Value Rights And New Warrants
          A holder will not recognize gain or loss on the exercise of a Par Value Right or a New Warrant. The holder’s tax basis in New Common Stock received as a result of the exercise of the Par Value Right or New Warrant (the “Additional New Common Stock”) will equal the sum of the exercise price paid for the Additional New Common Stock and the holder’s tax basis in the Par Value Right or New Warrant determined as described in Section ~~XII.B.3(a)~~ XII.B.3(a) – Certain Consequences To Holders Of Existing Common Stock above.. The holding period for the Additional New Common Stock received as a result of the exercise of the Par Value Right or New Warrant will begin on the exercise date.
      A holder that exercises Par Value Rights or New Warrants should be aware that, to the extent the wash sale rules did not apply to an exchange of Existing Common Stock for Par Value Rights and New Warrants as described in Section XII.B.3(a) – Certain Consequences to Holders of Existing Common Stock above, the exercise of such Par Value Rights or New Warrants could result in any loss that might otherwise be recognized by such holder upon receipt of Par Value Rights or New Warrants or with respect to a holder’s Existing Common Stock ~~to be~~being disallowed under the ~~“-~~wash sale~~-”~~ rules if such exercise occurs within 30 days of the receipt of the Par Value Rights or New Warrants. If the ~~“-~~wash sale~~-”~~ rules apply to a holder’s loss upon receipt of Par Value Rights or New Warrants or with respect to its Existing Common Stock, the holder’s tax basis in any Additional New Common Stock received as a result of the exercise of the Par Value Rights or New Warrants would be increased to reflect the amount of the disallowed loss. Holders of Existing Common Stock are urged to consult their own tax advisors regarding how the ~~“~~wash sale~~”~~ rules apply to them in light of their particular circumstances.
Notice of Proposed Amendments
October 29, 2007

(c) Sale, Exchange, Or Other Taxable Disposition Of Par Value Rights And New Warrants
          If a holder sells, exchanges or otherwise disposes of Par Value Rights or New Warrants in a taxable disposition, the holder generally will recognize capital gain or loss equal to the difference, if any, between the amount realized for the Par Value Rights or New Warrants and the holder’s tax basis in the Par Value Rights or New Warrants. Capital gains of non-corporate holders derived with respect to a sale, exchange or other disposition of Par Value Rights or New Warrants in which the holder has a holding period exceeding one year (determined as described in Section ~~XII.B.3(a)~~ XII.B.3(a) – Certain Consequences To Holders Of Existing Common Stock above) may be eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations. ~~Holder’s~~Holders are urged to consult their own tax advisors regarding such limitations.
(d) Expiration Of Par Value Rights And New Warrants
          A holder that allows a Par Value Right or New Warrant to expire generally should recognize capital loss equal to the holder’s tax basis in the Par Value Right or New Warrant, which will be treated as long-term or short-term capital loss depending upon whether such holder’s holding period in the Par Value Rights or New Warrants exceeds one year as of the date of the expiration (determined as described in Section XII.B.3(a) – Certain Consequences To Holders Of Existing Common Stock above). The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations.
(e) Distributions On ~~New Common Stock And~~ Additional New Common Stock
          The gross amount of any distribution of cash or property made to a holder with respect to ~~New Common Stock or~~ Additional New Common Stock generally will be includible in gross income by a holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Delphi as determined under United States federal income tax principles. A distribution which is treated as a dividend for United States federal income tax purposes may qualify for the 70% dividends-received deduction if such amount is distributed to a holder that is a corporation and certain holding period and taxable income requirements are satisfied. Any dividend received by a holder that is a corporation may be subject to the “extraordinary dividend” provisions of the IRC.
          A distribution in excess of Delphi’s current and accumulated earnings and profits will first be treated as a return of capital to the extent of the holder’s adjusted tax basis in its ~~New Common Stock or~~ Additional New Common Stock and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent taxable disposition of the ~~New Common Stock or~~ Additional New Common Stock). To the extent that such distribution exceeds the holder’s adjusted tax basis in its ~~New Common Stock or~~ Additional New Common Stock, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such holder’s holding period in its ~~New Common Stock or~~
Notice of Proposed Amendments
October 29, 2007

Additional New Common Stock exceeds one year as of the date of the distribution. Dividends received by non-corporate holders in taxable years beginning before January 1, 2011 may qualify for a reduced rate of taxation if certain holding period and other requirements are met.
(f) Sale, Exchange, Or Other Taxable Disposition Of ~~New Common Stock Or~~ Additional New Common Stock
          For United States federal income tax purposes, a holder generally will recognize capital gain or loss on the sale, exchange or other taxable disposition of any of its ~~New Common Stock or~~ Additional New Common Stock in an amount equal to the difference, if any, between the amount realized for the ~~New Common Stock or~~ Additional New Common Stock and the holder’s adjusted tax basis in the ~~New Common Stock or~~ Additional New Common Stock. Capital gains of non-corporate holders derived with respect to a sale, exchange or other disposition of ~~New Common Stock or~~ Additional New Common Stock held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations.
4. Holders Of Other Interests
          A holder of an Other Interest that is deemed cancelled under the Plan will recognize a loss for United States federal income tax purposes in an amount equal to such holder’s adjusted tax basis in the Other Interest. The character of such loss as capital loss or as ordinary loss will be determined by a number of factors, including the tax status of the holder and whether the holder holds its Other Interest as a capital asset.
5. Holders Of Section 510(b) Note Claims And Section 510(b) Equity Claims
     Pursuant to the Plan, the Debtors will issue New Common Stock and ~~cash~~Discount Rights to the holders of Section 510(b) Note Claims and Section 510(b) Equity Claims. The exchange of such Claims for New Common Stock and ~~cash~~Discount Rights should constitute a taxable transaction for United States federal income tax purposes. As a result, a holder of such Claims would generally recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (1) the ~~cash and the~~ fair market value on the Effective Date of the New Common Stock and Discount Rights received in exchange for its Claim, and (2) the holder’s adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder’s hands, whether the Claim constitutes a capital asset in the hands of the holder, ~~whether the Claim was purchased at a discount,~~ and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claims. Holders are urged to consult their own tax advisor regarding the character of such income, gain or loss. A holder’s aggregate tax basis in the New Common Stock and Discount Rights received in exchange for its Claims would generally be equal to the aggregate fair market value of such ~~stock~~New Common Stock and Discount Rights on the Effective Date.
Notice of Proposed Amendments
October 29, 2007

executory contracts and unexpired leases and thereby create a significantly higher number of unsecured claims.
     Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under a debtor’s plan, then such plan is not in the best interests of creditors and equity security holders.
     D. Estimated Valuation Of The Reorganized Debtors
     A copy of the analysis of the total enterprise value of the Reorganized Debtors is attached to this Disclosure Statement as Appendix D.
     ~~In connection with the framework discussion held among the Debtors, Plan Investors, the Statutory Committees, and GM during the fall of 2006, the parties negotiated an agreed enterprise value of $45 per share as well as an assumption that the aggregate amount of all trade claims and other unsecured claims (including any accrued interest) (excluding (i) unsecured funded debt claims, (ii) Flow Through Claim, (iii) GM Claims (iv) securities claims) (collectively, the “Other Unsecured Claims”) that have been asserted or scheduled but yet disallowed as of the effective date of the Plan shall be allowed or estimated for distribution purposes by the Bankruptcy Court to be no more than $1.7 billion, excluding all allowed accrued postpetition interest thereon. The negotiated plan value of $45 per share falls within the range of the Rothschild estimated total enterprise value of $11.4 billion to $14.4 billion.~~
     ~~Subsequent to having reached the $45 per share agreed plan valuation and the $1.7 billion cap on Allowed Other Unsecured Claims, the claims review process has progressed and the Debtors now anticipate that the ultimately Allowed Other Unsecured Claims will be less than $1.7 billion. The reduction in estimated claims is a result of both subsequent objections to filed claims and the resolution thereof as well as the assumption under the Reorganized Debtors’ five-year business plan of approximately $240 million of claims relating to GM and labor subsidies that otherwise would have constituted alleged General Unsecured Claims. Notwithstanding the subsequent events, the framework assumptions agreed to by the Debtors and the principal stakeholders are maintained in the Plan. Accordingly, the assumed amount of ultimately Allowed Other Unsecured Claims continues to be $1.7 billion which, under the Plan, includes a $275 million claims reserve. To the extent that Allowed Other Unsecured Claims are less than the $1.7 billion estimate that is being reserved under the Plan, the cancellation of the stock reserved for the excess claim will result in an accretion in the assumed value of all parties receiving stock under the Plan.~~
Notice of Proposed Amendments
October 29, 2007

	Net Proceeds				Admin &		General Unsecured,
	Available For		Secured		Priority		Trust Preferreds[1],		Equity
	Distribution		Recovery[2]		Recovery		and PBGC Recovery		Recovery
($Millions)	Lower	Higher	Lower	Higher	Lower	Higher	Lower	Higher	Lower	Higher
Debtor(s)	$	$	%	%	%	%	%	%	$	$
Substantive Consolidation Under The Plan
Delphi-DAS Debtors	3,781	5,338	76%	100%	0%	30%	0%	0%	—	—
DASHI Debtors	3,564	5,036	100%	NA	100%	100%	55%	83%	—	—
Delphi Medical Systems Colorado Corporation	15	20	100%	NA	0%	100%	0%	0%	—	—
Delphi Medical Systems Texas Corporation	4	6	100%	NA	0%	78%	0%	0%	—	—
Delphi Medical Systems Corporation	0	5	100%	NA	0%	19%	0%	0%	—	—
Connection Systems Debtors	14	18	100%	NA	0%	100%	0%	0%	—	—
Delphi Diesel Systems Corporation	105	137	100%	NA	0%	100%	0%	1%	—	—
Delphi Mechatronic Systems, Inc.	22	29	100%	NA	0%	42%	0%	0%	—	—
Specialty Electronics Debtors	6	7	100%	NA	100%	100%	0%	0%	—	—
Delco Electronics Overseas Corporation	42	47	100%	NA	12%	100%	0%	0%	—	—
MobileAria Inc.	3	3	100%	NA	0%	100%	0%	0%	—	—
Delphi Furukawa Wiring Systems LLC	5	6	100%	NA	50%	85%	0%	0%	—	—

Substantive Consolidation — All Debtors	7,459	10,434	100%	100%	65%	100%	0%	18%	—	—

NA — Not applicable due to $0 estimated allowed claims in the creditor class.

1 — The Trust Preferred subordinated debt is classified under the Delphi-DAS Debtors.

2 — DIP claims have a 100% recovery in all instances.
          2. Comparison Of Liquidation Analysis And Valuation Analysis
     The liquidation analysis attached hereto as Appendix E contains two separate analyses—a “Substantive Consolidation – All Debtors” analysis, and “Substantive Consolidation Under The Plan” analysis based on the Debtors’ proposed partially-consolidated substantive consolidation groupings. The “Substantive Consolidation – All Debtors” analysis assumes that the Debtors are substantively consolidated and that creditors share in the proceeds of all of the Debtors’ assets without regard to (a) the separate legal identity of each Debtor and (b) which Debtors are obligated on particular claims. The “Substantive Consolidation Under The Plan” analysis assumes that only certain of the Debtors are consolidated, and that the Debtors are liquidated through those groupings or independently. As discussed above, the PBGC is a primary creditor of Delphi and each of its subsidiaries. The PBGC’s claims arise out of joint and several liability of each of the Debtors to the PBGC under applicable non-bankruptcy law.
     In a “Substantive Consolidation Under The Plan” liquidation (accounting for partial consolidation of Debtor entities), the PBGC would have a claim against each consolidated Debtor group or Debtor and would be entitled to receive a distribution from the proceeds of asset liquidations of each consolidated Debtor group or Debtor on account of such claim. Alternately, in a “Substantive Consolidation – All Debtors” liquidation, the PBGC’s claims against Delphi’s subsidiaries would be deemed a single claim against the consolidated Debtors’ assets and would share in distributions with all other unsecured creditors of each of the other Debtors. As a consequence, the estimated recovery of the PBGC, based on the assumptions contained in the attached liquidation analysis, is higher in the “Substantive Consolidation Under The Plan” scenario – 55% to 83% for the PBGC – and lower in the “Substantive Consolidation – All Debtors” scenario – 0% to 18% for the PBGC. Correspondingly, the recoveries of other unsecured creditors based on such assumptions is generally lower in the “Substantive Consolidation Under The Plan” scenario – 0% for general unsecured creditors (except for the DASHI Debtors and Delphi Diesel Systems Corporation) — and generally higher in the “Substantive Consolidation – All Debtors”
Notice of Proposed Amendments
October 29, 2007

scenario – 0% to 18% for general unsecured creditors. Holders of existing common stock would receive no distribution under either liquidation scenario.
     No estimate is included in the aforementioned liquidation recoveries for recoveries relating to potential affirmative damage claims against GM. The Debtors believe that an estimate of the ultimate recoveries from such claims is highly subjective and dependant on numerous variables, including (i) the probabilities of successful judgment; (ii) accounting for the costs to litigate; (iii) the cost and time required to litigate the affirmative claims; and (iv) the collectibility of amounts significant enough to alter the outcome of the Liquidation Analysis. Furthermore, as more fully described in Appendix E, it is management’s belief that the amount of the affirmative action claims recoveries necessary to impact the “best interests” test is higher than the anticipated recoveries.
     The valuation analysis attached hereto as Appendix D leads to the conclusion that recoveries under the Plan would be at least as much, and in many cases significantly greater, than the recoveries available in a Chapter 7 liquidation, whether such liquidation was conducted on a Substantive Consolidation – All Debtors or Substantive Consolidation Under The Plan basis. In particular, the Debtors estimate that under the Plan, holders of General Unsecured Claims will receive a recovery equal to the principal amount of the claim plus accrued interest, ~~payable~~paid 92.4% in ~~Cash equal to 20% of the Claim and the number shares of~~ New Common Stock ~~(~~ valued at ~~the negotiated reorganization value of $45~~$41.58 per share~~) equal to 80% of such Claim.~~ and 7.6% through pro rata participation in the Discount Rights Offering. Furthermore, holders of existing common stock will also receive a distribution under the plan of reorganization.
XIV. CONFIRMATION
     A. Confirmation Without Acceptance Of All Impaired Classes: The “Cramdown” Alternative
     Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it has not been accepted by all impaired classes as long as at least one impaired class of Claims, without the consideration of votes of insiders, has accepted it. The Court may confirm the Plan at the request of the Debtors notwithstanding the Plan’s rejection (or deemed rejection) by impaired Classes as long as the Plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired Class that has not accepted it. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.
     A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (1)(a) that the holders of claims included in the rejecting class retain the liens securing those claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder’s interest in the estate’s interest in such property; (2) for the sale, subject to Section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free
Notice of Proposed Amendments
October 29, 2007

          2. Conditions To Consummation
     The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 12.3 of the Plan:
•	The Reorganized Debtors must have entered into the Exit Financing ~~Facility~~Arrangements and all conditions precedent to the consummation thereof must have been waived or satisfied in accordance with the terms thereof.

•	The Bankruptcy Court will approve the settlement between the Debtors and GM as documented in the Delphi-GM Definitive Documents, the Delphi-GM Definitive Documents will have become effective in accordance with their terms, and GM will have received  ~~payment from Delphi in~~ the ~~amount of $2.7 billion~~ consideration from Delphi pursuant to the terms ~~thereof~~of the Settlement Agreement.

•	The Bankruptcy Court must have entered one or more orders, which may include the Confirmation Order, authorizing the assumption and rejection of unexpired leases and executory contracts by the Debtors as contemplated by Article 8.1 of the Plan.

•	The Confirmation Order must have been entered by the Bankruptcy Court and will be a Final Order, the Confirmation Date must have occurred, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code will have been made, or, if made, will remain pending.

•	Each Exhibit, document, or agreement to be executed in connection with the Plan will be in form and substance reasonably acceptable to the Debtors.

~~•~~	~~The Bankruptcy Court will have entered one or more orders estimating Disputed Claims, if any, for the purposes of distributions and establishing Distribution Reserves, such that the maximum amount of allowable claims excluding Senior Note Claims and TOPr S Claims, and postpetition interest is less than the Unsecured Claims Threshold or the Debtors, the Plan Investors, and the Statutory Committees will be reasonably satisfied that the amount of all Allowed General Unsecured Claims, excluding Senior Note Claims, TOPrS • Claims, and postpetition interest will not exceed the Unsecured Claims Threshold.~~

•	The Bankruptcy Court must have entered one or more orders, which may be the Confirmation Order, approving the MDL Settlements.

•	The MDL Court must have entered one or more orders approving the MDL Settlements.

•	All conditions to ~~confirmation set forth in~~ the effectiveness of the Investment Agreement, including the satisfaction of the Trade and Other Unsecured Claims
Notice of Proposed Amendments
October 29, 2007

Threshold described Section 9(a)(xxii) of the Investment Agreement, must have been satisfied or waived in accordance with the terms of the Investment Agreement.

•	All conditions to effectiveness in the Delphi-GM Definitive Documents must have been satisfied or waived in accordance with the terms of the Delphi-GM Definitive Documents.
     C. Waiver Of Conditions To Confirmation And Consummation Of The Plan
     ~~With the exception of those~~ The conditions set forth in ~~Article~~Articles 12.1(a), 12.2(~~b), (f), (i~~c), and ~~(j~~12.2(e) of the Plan~~, the conditions set forth in Article 12.1 and Article 12.2 of the Plan~~ may be waived, in whole or in part, by the Debtors without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing~~. The failure to satisfy;~~ except that in connection with the satisfaction or ~~waive any~~ waiver of the condition ~~to the Confirmation Date or~~set forth in section 12.2(e) of the Plan, no material modification of the Investment Agreement, the ~~Effective Date may be asserted by~~ Delphi-GM Definitive Agreements and the ~~Debtors in their sole discretion regardless of the circumstances giving rise to the failure~~exhibits to each such agreements that have an effect on the recoveries of ~~such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion).~~ unsecured creditors may be made without the consent of the Creditors’ Committee and the respective non-Debtor counterparty to the agreement. No other condition set forth in Articles 12.1 and 12.2 of the Plan may be waived. The failure of the Debtors to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right, which may be asserted at any time.
     D. Retention Of Jurisdiction
     Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court will have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among others, the following matters:
               (a) to hear and determine motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which any of the Debtors are a party or with respect to which any of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;
               (b) to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases, the Plan, or that were the subject of proceedings before the Bankruptcy Court prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;
Notice of Proposed Amendments
October 29, 2007

               (p) to hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;
               (q) to enter a final decree closing the Chapter 11 Cases;
               (r) to enforce all orders previously entered by the Bankruptcy Court;
               (s) to hear and determine all matters relating to any Section 510(b) Note Claim, Section 510(b) Equity Claim, or Section 510(b) ERISA Claim and the implementation of the MDL Settlement for plan distribution purposes;
               (t) to hear and determine all matters arising in connection with the interpretation, implementation or enforcement of the Investment Agreement; and
               (u) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Delphi-GM Definitive Documents, except as provided in such documents.
     Notwithstanding anything contained herein to the contrary, the Bankruptcy Court retains exclusive jurisdiction to adjudicate and to hear and determine disputes concerning Retained Actions and any motions to compromise or settle such disputes or Retained Actions. Despite the foregoing, if the Bankruptcy Court is determined not to have jurisdiction with respect to the foregoing, or if the Reorganized Debtors choose to pursue any Retained Actions in another court of competent jurisdiction, the Reorganized Debtors will have authority to bring such action in any other court of competent jurisdiction.
          XV. ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN
     The Debtors believe that the Plan affords holders of Claims and Interests the potential for the greatest realization on the Debtors’ assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed, however, the theoretical alternatives include: (a) continuation of the pending Chapter 11 Cases; (b) an alternative plan or plans of reorganization; or (c) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.
     A. Continuation Of The Bankruptcy Case
     If the Debtors remain in chapter 11, they could continue to operate their businesses and manage their properties as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtors could survive as a going concern in protracted Chapter 11 Cases. In particular, the Debtors could have difficulty sustaining the high costs and the erosion of market confidence which may be caused if the Debtors remain chapter 11 debtors-in-possession.
Notice of Proposed Amendments
October 29, 2007

Exhibit B
Joint Plan Of Reorganization (Appendix A to the Disclosure Statement) changed pages, blacklined against version filed on September 6, 2007

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:	Chapter 11
:
DELPHI CORPORATION, et al.,	:	Case No. 05-44481 (RDD)
:
Debtors.	:	(Jointly Administered)
:
x

FIRST AMENDED JOINT PLAN OF REORGANIZATION OF
DELPHI CORPORATION AND CERTAIN AFFILIATES,
DEBTORS AND DEBTORS-IN-POSSESSION
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
Toll Free: (800) 718-5305
International: (248) 813-2698
John Wm. Butler, Jr. (JB 4711)
George N. Panagakis (GP 0770)
Ron E. Meisler (RM 3026)
Nathan L. Stuart (NS 7872)

Of Counsel
DELPHI CORPORATION
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP	5725 Delphi Drive
Four Times Square	Troy, Michigan 48098
New York, New York 10036	(248) 813-2000
Kayalyn A. Marafioti (KM 9632)	David M. Sherbin
Thomas J. Matz (TM 5986)	Sean P. Corcoran
Karen J. Craft

Attorneys for Debtors and Debtors-in-Possession
Dated: ~~September 6~~November •, 2007
             New York, New York
Notice of Proposed Amendments
October 29, 2007

EXHIBITS

Exhibit 7.3	Restructuring Transactions Notice

Exhibit 7.4(a)	Certificate Of Incorporation For Reorganized Delphi

Exhibit 7.4(b)	Bylaws Of Reorganized Delphi

Exhibit 7.8	Management Compensation Plan

Exhibit 7.11	Investment Agreement

Exhibit 7.14	Exit Financing Term Sheet (s)

Exhibit 7.14(a)	Asset-Based Revolver Credit Agreement

Exhibit 7.14(b)	First Lien Financing Credit Agreement

Exhibit 7.14(c)	Second Lien Financing Credit Agreement

Exhibit 7.16(a)	Summary Of Terms Of New Common Stock

Exhibit 7.16(b)	Registration Rights Agreement

Exhibit 7.17(a)	Summary Of Terms Of Series A and B New Preferred Stock

Exhibit 7.18	Summary Of Terms Of New Warrants

Exhibit 7.19(a)	Securities Settlement Stipulation

Exhibit 7.19(b)	ERISA Settlement Stipulation

Exhibit 7.19(c)	Insurance Settlement Stipulation

Exhibit 7. 20(a)	Delphi-GM Global Settlement Agreement

Exhibit 7. 20(b)	Delphi-GM Master Restructuring Agreement

Exhibit 7. 21(a)	UAW 1113/1114 Settlement Approval Order

	Exhibit 1	UAW-Delphi-GM Memorandum of Understanding

Exhibit 7. 21(b)	IUE-CWA 1113/1114 Settlement Approval Order

	Exhibit 1	IUE-CWA Memorandum Of Understanding

Exhibit 7. 21(c)	USW 1113/1114 Settlement Approval Order

	Exhibit 1	USW Home Avenue Memorandum Of Understanding
	Exhibit 2	USW Vandalia Memorandum Of Understanding

Exhibit 7. 21(d)	IUOE, IBEW, And IAM 1113/1114 Settlement Agreement Order
Notice of Proposed Amendments
October 29, 2007

ix

	Exhibit 1	IUOE Local 832S Memorandum Of Understanding
	Exhibit 2	IUOE Local 18S Memorandum Of Understanding
	Exhibit 3	IUOE Local 101S Memorandum Of Understanding
	Exhibit 4	IBEW E&S Memorandum Of Understanding
	Exhibit 5	IBEW Powertrain Memorandum Of Understanding
	Exhibit 6	IAM Memorandum Of Understanding

Exhibit 7.24	Retained Causes Of Action

Exhibit 8.1(a)	Executory Contracts And Unexpired Leases To Be Rejected

Exhibit 10.4	Indenture Trustee Substantial Contribution Amount

Exhibit 10.5	Administrative Claim Request Form
Notice of Proposed Amendments
October 29, 2007

x

• Delphi Foreign Sales Corporation, 05-44638	• Specialty Electronics, Inc., 05-44539
ARTICLE I
DEFINITIONS, RULES OF
INTERPRETATION, AND COMPUTATION OF TIME
A. Scope Of Definitions
     For purposes of this Plan, except as expressly provided otherwise or unless the context requires otherwise, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I.B. of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.
B. Definitions
     1.1 “503 Deadline” has the meaning ascribed to it in Article 10.4 hereof.
     1.2 “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, the DIP Facility Revolver Claim, the DIP Facility First Priority Term Claim, the DIP Facility Second Priority Term Claim, ~~the~~an Investment Agreement Claim, the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries, or commissions for services rendered after the Petition Date, Professional Claims, all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.
     1.3 “Administrative Claims Bar Date” means the deadline for filing proofs or requests for payment of Administrative Claims, which shall be 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, and except with respect to Professional Claims, which shall be subject to the provisions of Article 10.4 hereof and except with respect to Investment Agreement Claims, which shall be subject to the provisions of Article 10.2 hereof.
     1.4 “ADR Procedures” means any alternative dispute resolution procedures approved by the Bankruptcy Court prior to the Effective Date, including, but not limited to, those approved in the Amended And Restated Order Under 11 U.S.C. §§ 363, 502, And 503 And Fed. R. Bankr. P. 9019(b) Authorizing Debtors To Compromise Or Settle Certain Classes Of Controversy And Allow Claims Without Further Court Approval, entered June 26, 2007.
     1.5 “Affiliate Debtors” means all the Debtors, other than Delphi.
     1.6 “Affiliates” has the meaning given such term by section 101(2) of the Bankruptcy Code.
Notice of Proposed Amendments
October 29, 2007

3

     1.7 “Allowed Claim” means a Claim, or any portion thereof,
          (a) that has been allowed by a Final Order of the Bankruptcy Court (or such other court or forum as the Reorganized Debtors and the holder of such Claim agree may adjudicate such Claim and objections thereto);
          (b) as to which a proof of claim has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, or is allowed by any Final Order of the Bankruptcy Court or by other applicable non-bankruptcy law, but only to the extent that such claim is identified in such proof of claim in a liquidated and noncontingent amount, and either (i) no objection to its allowance has been filed, or is intended to be filed, within the periods of limitation fixed by this Plan, the Bankruptcy Code, or by any order of the Bankruptcy Court, or (ii) any objection as to its allowance has been settled or withdrawn or has been denied by a Final Order;
          (c) as to which no proof of claim has been filed with the Bankruptcy Court and (i) which is Scheduled as liquidated in an amount other than zero and not contingent or disputed, but solely to the extent of such liquidated amount and (ii) no objection to its allowance has been filed, or is intended to be filed, by the Debtors or the Reorganized Debtors, within the periods of limitation fixed by this Plan, the Bankruptcy Code, or by any order of the Bankruptcy Court;
          (d) that is expressly allowed in a liquidated amount in this Plan; or
          (e) that is a Section 510(b) Note Claim, Section 510(b) Equity Claim, or Section 510(b) ERISA Claim; provided that the Bankruptcy Court and MDL Court shall have both approved the MDL Settlements, except to the extent any such Claim is or becomes a Section 510(b) Opt Out Claim.
     1.8 “Allowed Class . . . Claim” or “Allowed Class . . . Interest” means an Allowed Claim or an Allowed Interest in the specified Class.
     1.9 “Allowed Interest” means an Interest in any Debtor, which has been or hereafter is listed by such Debtor in its books and records as liquidated in an amount and not disputed or contingent; provided, however, that to the extent an Interest is a Disputed Interest, the determination of whether such Interest shall be allowed and/or the amount of any such Interest shall be determined, resolved, or adjudicated, as the case may be, in the manner in which such Interest would have been determined, resolved, or adjudicated if the Chapter 11 Cases had not been commenced; and provided further, however, that proofs of Interest need not and should not be filed in the Bankruptcy Court with respect to any Interests; and provided further, however, that the Reorganized Debtors, in their discretion, may bring an objection or motion with respect to a Disputed Interest before the Bankruptcy Court for resolution.
     1.10 “Appaloosa” means Appaloosa Management L.P.
     1.11 “Avoidance Claims” means Causes of Action or defenses arising under any of sections 502, 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including
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October 29, 2007

4

otherwise waived or released by the Debtors or the Reorganized Debtors to the extent such Cause of Action is a Cause of Action held by the Debtors or the Reorganized Debtors.
     1.22 “Certificate” has the meaning ascribed to it in Article 9.5 hereof.
     1.23 “Certificate of Incorporation and Bylaws” means the Certificate of Incorporation and Bylaws (or other similar documents) of Reorganized Delphi, in substantially the forms attached hereto as Exhibit 7.4(a) and Exhibit 7.4(b), respectively.
     1.24 “Chapter 11 Cases” means the chapter 11 cases of the Debtors pending in the Bankruptcy Court and being jointly administered with one another under Case No. 05-44481, and the phrase “Chapter 11 Case” when used with reference to a particular Debtor shall mean the particular case under chapter 11 of the Bankruptcy Code that such Debtor commenced in the Bankruptcy Court.
     1.25 “Claim” means a claim against one of the Debtors (or all or some of them) whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.
     1.26 “Claims Agent” means Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245, Attention: Delphi Corporation.
     1.27 “Claims/Interests Objection Deadline” means, as applicable (except for Administrative Claims), (a) the day that is the later of (i) the first Business Day that is at least 120 days after the Effective Date and (ii) as to proofs of claim filed after the Bar Date, the first Business Day that is at least 120 days after a Final Order is entered deeming the late filed claim to be treated as timely filed or (b) such later date as may be established by the Bankruptcy Court upon request of the Reorganized Debtors without further notice to parties-in-interest.
     1.28 “Class” means a category of holders of Claims or Interests as described in Article III of this Plan.
     1.29 “Confirmation Date” means the date of entry of the Confirmation Order.
     1.30 “Confirmation Hearing” means the hearing before the Bankruptcy Court held under section 1128 of the Bankruptcy Code to consider confirmation of this Plan and related matters, as such hearing may be adjourned or continued from time to time.
     1.31 “Confirmation Order” means the order entered by the Bankruptcy Court confirming this Plan under section 1129 of the Bankruptcy Code.
     1.32 “Connection Systems Debtors” means, collectively, Packard Hughes Interconnect Company and Delphi Connection Systems, as substantively consolidated for Plan purposes.
     1.33 “Continuing Indemnification Rights” means those Indemnification Rights held by any Indemnitee who is a Released Party, together with any Indemnification Rights held by any Indemnitee on account of events occurring on or after the Petition Date.
Notice of Proposed Amendments
October 29, 2007

6

Company, DREAL, Inc., Environmental Catalysts, LLC, and Exhaust Systems Corporation, as substantively consolidated for Plan purposes.
     1.44 “Delphi-GM Definitive Documents” means the Delphi-GM Global Settlement Agreement, the Delphi-GM Master Restructuring Agreement, as amended and supplemented, and all attachments and exhibits thereto.
     1.45 “Delphi-GM Global Settlement Agreement” means that certain Global Settlement Agreement between Delphi Corporation, on behalf of itself and certain subsidiaries and Affiliates, and General Motors Corporation, dated September 6, 2007, as amended and supplemented, a copy of which is attached hereto as Exhibit 7.20(a).
     1.46 “Delphi-GM Master Restructuring Agreement” means that certain Master Restructuring Agreement between Delphi Corporation and General Motors Corporation, dated September 6, 2007, as amended and supplemented, a copy of which is attached hereto as Exhibit 7.20(b).
     1.47 “Delphi HRP” means the Delphi Hourly-Rate Employees Pension Plan.
     1.48 “DIP Agent” means the administrative agent for the DIP Lenders as defined in the DIP Credit Agreement.
     1.49 “DIP Credit Agreement” means that certain Revolving Credit, Term Loan and Guaranty Agreement, dated as of January 9, 2007, by and among the Debtors, the DIP Agent, and the DIP Lenders, which was executed by the Debtors in connection with the DIP Facility, as amended, supplemented, or otherwise modified from time to time, and all documents executed in connection therewith.
     1.50 “DIP Facility” means the debtor-in-possession secured financing facility provided to the Debtors by the DIP Lenders pursuant to the DIP Credit Agreement as authorized by the Bankruptcy Court pursuant to the DIP Facility Order.
     1.51 “DIP Facility First Priority Term Claim” means any Claim of the DIP Agent and/or the DIP Lenders, as the case may be, arising under or pursuant to that portion of the DIP Facility that affords to the Debtors a $250 million term loan facility, including, without limitation, principal and interest thereon, plus all reasonable fees and expenses (including professional fees and expenses) payable by the Debtors thereunder.
     1.52 “DIP Facility Order” means, collectively, (a) the interim order that was entered by the Bankruptcy Court on October 12, 2005, (b) the final order that was entered by the Bankruptcy Court on October 28, 2005, authorizing and approving the DIP Facility and the agreements related thereto, (c) the order that was entered by the Bankruptcy Court on January 5, 2007, authorizing the Debtors to refinance the DIP Facility, and (d) any and all orders entered by the Bankruptcy Court authorizing and approving the amendments to the DIP Credit Agreement.
     1.53 “DIP Facility Revolver Claim” means any Claim of the DIP Agent and/or the DIP Lenders, as the case may be, arising under or pursuant to that portion of the DIP Facility that affords to the Debtors a $1.75 billion revolving lending facility, including, without limitation,
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October 29, 2007

8

principal and interest thereon, plus all reasonable fees and expenses (including professional fees and expenses) payable by the Debtors thereunder.
     1.54 “DIP Facility Second Priority Term Claim” means any Claim of the DIP Agent and/or the DIP Lenders, as the case may be, arising under or pursuant to that portion of the DIP Facility that affords to the Debtors a $2.5 billion term loan facility, including, without limitation, principal and interest thereon, plus all reasonable fees and expenses (including professional fees and expenses) payable by the Debtors thereunder.
     1.55 “DIP Lenders” means the lenders and issuers from time to time party to the DIP Credit Agreement.
     1.56 “Direct Subscription Shares” shall have the meaning ascribed to such term in the Investment Agreement.
     1.57 “Disallowed Claim” means (a) a Claim, or any portion thereof, that has been disallowed by a Final Order or a settlement, (b) a Claim or any portion thereof that is Scheduled at zero or as contingent, disputed, or unliquidated and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or (c) a Claim or any portion thereof that is not Scheduled and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.
     1.58 “Disallowed Interest” means an Interest or any portion thereof that has been disallowed by a Final Order or a settlement.
     1.59 “Disbursing Agent” means Reorganized Delphi, or any Person designated by it, in its sole discretion, to serve as a disbursing agent under this Plan.
     1.60 “Disclosure Statement” means the written disclosure statement (including all schedules thereto or referenced therein) that relates to this Plan, as such disclosure statement may be amended, modified, or supplemented from time to time, all as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017.
     1.61 “Discount Oversubscription Right” means a right to subscribe for shares of New Common Stock not otherwise purchased by the exercise of Discount Rights pursuant to the Discount Rights Offering as detailed, and at the price per share set forth, in Article 7.15(a).
     1.62 “Discount Right” means a Right issued pursuant to the Discount Rights Offering.
      ~~1.61~~ 1.63 “Discount Rights Offering” means the offer and sale by Reorganized Delphi pursuant to an SEC- registered rights offering whereby ~~holders of Existing Common Stock on the~~ Discount Rights Offering ~~Record Date~~ Holders shall be offered the Right to
Notice of Proposed Amendments
October 29, 2007

9

purchase in the aggregate up to ~~40,845,016 million~~  45,026,801 shares of New Common Stock, in exchange for a Cash payment equal to ~~$38.56~~ 34.98 per share of New Common Stock.
     1.64 “Discount Rights Offering Holders” means holders of General Unsecured Claims, Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims on the Rights Offering Record Date.
       ~~1.62~~ 1.65 “Disputed Claim” or “Disputed Interest” means a Claim or any portion thereof, or an Interest or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, or an Allowed Interest nor a Disallowed Interest, as the case may be.
       ~~1.63~~ 1.66 “Distribution Date” means the date, selected by the Reorganized Debtors,upon which distributions to holders of Allowed Claims and Allowed Interests entitled to receive distributions under this Plan shall commence; provided, however, that the ~~first~~ Distribution Date shall occur ~~within~~as soon as reasonably practicable after the Effective Date, but in any event no later than 30 days after the Effective Date.
      ~~1.64~~ 1.67 “Distribution Reserve” means, as applicable, one or more reserves of ~~Cash or~~ New Common Stock, New Warrants, or Oversubscription Cash, for distribution to holders of Allowed Claims or Allowed Interests in the Chapter 11 Cases to be reserved pending allowance of Disputed Claims or Disputed Interests in accordance with Article 9.8 of this Plan.
      ~~1.65~~ 1.68 “Effective Date” means the Business Day determined by the Debtors on which all conditions to the consummation of this Plan set forth in Article 12.2 of this Plan have been either satisfied or waived as provided in Article 12.3 of this Plan and is the day upon which this Plan is substantially consummated.
      ~~1.66~~ 1.69 “Employee-Related Obligation” means a Claim of an employee of one or more of the Debtors, in his or her capacity as an employee of such Debtor or Debtors, for wages, salary, commissions, or benefits and (i) for which the requirement of filing a proof of claim was not required by the Bar Date Order or (ii) reflected in the Debtors’ books and records as of the date of the commencement of the hearing on the Disclosure Statement, evidenced by a timely filed proof of claim, or listed in the Schedules (other than as “disputed”).
      ~~1.67~~ 1.70 “Environmental Obligation” means a Claim (i) arising from a violation of, or compliance with, U.S. federal, state, local and non-U.S. environmental and occupational safety and health laws and regulations or incurred in connection with cleanup of environmental contamination, including by a Debtor as a potentially responsible party, or (ii) reflected in the Debtors’ books and records as of the date of the commencement of the hearing on the Disclosure Statement, evidenced by a timely filed proof of claim, or listed in the Schedules (other than as “disputed”).
      ~~1.68~~ 1.71 “Equity Committee” means the official committee of equity security holders appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases on April 28, 2006, as reconstituted from time to time.
       ~~1.69~~  1.72 “ERISA” means Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001-1461 and 26 U.S.C. §§ 401-420, as amended.
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       ~~1.70~~ 1.73 “ERISA Plaintiffs” means, collectively, Gregory Bartell, Thomas Kessler, Neal Folck, Donald McEvoy, Irene Polito, and Kimberly Chase-Orr on behalf of participants in the Debtors and their subsidiaries’ defined contribution employee benefit pension plans that invested in Delphi common stock, as styled in the MDL Actions.
      ~~1.71~~  1.74 “ERISA Settlement” means that certain settlement of the ERISA-related MDL Actions, attached hereto as Exhibit 7.19(b).
      ~~1.72~~  1.75 “Estates” means the bankruptcy estates of the Debtors created pursuant to section 541 of the Bankruptcy Code.
      ~~1.73~~  1.76 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or hereafter amended.
     1.77 “Exercising Creditor” means a Discount Rights Offering Holder who exercises its Discount Rights.
      ~~1.74~~  1.78 “Exhibit” means an exhibit annexed either to this Plan or as an appendix to the Disclosure Statement.
      ~~1.75~~  1.79 “Exhibit Filing Date” means the date on which Exhibits to this Plan or the Disclosure Statement shall be filed with the Bankruptcy Court, which date shall be at least ~~seven~~ten days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court without further notice.
      ~~1.76~~  1.80 “Existing Common Stock” means shares of common stock of Delphi that are authorized, issued, and outstanding prior to the Effective Date.
      ~~1.77~~  1.81 “Existing Securities” means, collectively, the Senior Notes, the Subordinated Notes, and the Existing Common Stock.
      ~~1.78~~  1.82 “Exit Financing ~~Facility”~~ Arrangements” means the new financing ~~facility~~arrangements pursuant to the terms of (a)  ~~that certain~~ the exit financing facility term sheets, as the same may be amended, modified, or supplemented from time to time, a copy of which ~~is~~ are attached hereto as Exhibit 7.14, and (b) any and all additional documents related thereto.
      ~~1.79~~  1.83 “Face Amount” means, (a) when used in reference to a Disputed or Disallowed Claim, the full stated liquidated amount claimed by the holder of a Claim in any proof of claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim (including applicable Postpetition Interest).
      ~~1.80~~  1.84 “Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, petition for certiorari, or request for reargument or further review or rehearing has been timely filed, or (b) any
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appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted.
      ~~1.81~~  1.85 “Flow-Through Claim” means a claim arising from (a) an Ordinary Course Customer Obligation to a customer of Delphi as of the date of the commencement of the hearing on the Disclosure Statement, (b) an Environmental Obligation (excluding those environmental obligations that were settled or capped during the Chapter 11 Cases (to the extent in excess of the capped amount)), (c) an Employee Related Obligation (including worker compensation and unemployment compensation claims) asserted by an hourly employee that is not otherwise waived pursuant to the Union Settlement Agreements, (d) any Employee Related Obligation asserted by a salaried, non-executive employee who was employed by Delphi as of the date of the commencement of the hearing on the Disclosure Statement, (e) any Employee Related Obligation asserted by a salaried executive employee who was employed by Delphi as of the date of the commencement of the hearing on the Disclosure Statement and has entered into a new employment agreement as described in Article 7.8 of this Plan, and (f) litigation exposures and other liabilities arising from litigation that are covered by insurance, but only in the event that the party asserting the litigation ultimately agrees to limit its recovery to available insurance proceeds; provided, however, that all Estate Causes of Action and defenses to any Flow-Through Claim shall be fully preserved.
      ~~1.82~~  1.86 “General Unsecured Claim” means any Claim, including a Senior Note Claim, a TOPrS Claim, or a SERP Claim, that is not otherwise an Administrative Claim, Priority Tax Claim, Secured Claim, Flow-Through Claim, GM Claim, Section 510(b) Note Claim, Intercompany Claim, Section 510(b) Equity Claim, Section 510(b) ERISA Claim, Section 510(b) Opt Out Claim, or Intercompany Claim.
      ~~1.83~~  1.87 “GM” means General Motors Corporation.
      ~~1.84~~  1.88 “GM Claim” means any Claim of GM, excluding any Claim arising as a result of the IRC Section 414(l) Transfer, all Flow-Through Claims of GM, and all other Claims and amounts to be treated in the normal course or arising, paid or treated pursuant to the Delphi-GM Definitive Documents (including the “GM Surviving Claims” as defined in the Delphi-GM Global Settlement Agreement), but shall otherwise include all claims asserted in GM’s proof of claim.
      ~~1.85~~  1.89 “GM HRP” means the GM Hourly-Rate Employees Pension Plan.
     1.90 “GM Note” means a note provided to GM in an amount not exceeding $750 million which shall have the terms set forth in the Delphi-GM Settlement Agreement.
      ~~1.86~~  1.91 “Holdback Amount” means the amounts withheld by the Debtors as of the Confirmation Date as a holdback on payment of Professional Claims pursuant to the Professional Fee Order.
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      ~~1.87~~  1.92 “Holdback Escrow Account” means the escrow account into which Cash equal to the Holdback Amount shall be deposited on the Effective Date for the payment of Allowed Professional Claims to the extent not previously paid or disallowed.
      ~~1.88~~  1.93 “IAM” means the International Association of Machinists and Aerospace Workers and its District 10 and Tool and Die Makers Lodge 78.
      ~~1.89~~  1.94 “IAM Memorandum of Understanding” means that certain memorandum of understanding, dated July 31, 2007, as approved by the Bankruptcy Court on August 16, 2007, among the IAM, Delphi, and GM, and all attachments and exhibits thereto.
      ~~1.90~~  1.95 “IBEW” means the International Brotherhood of Electrical Workers and its Local 663.
      ~~1.91~~  1.96 “IBEW E&S Memorandum of Understanding” means that certain memorandum of understanding, dated July 31, 2007, as approved by the Bankruptcy Court on August 16, 2007, among the IBEW and its Local 663 relating to Delphi Electronics and Safety, Delphi, and GM, and all attachments and exhibits thereto.
      ~~1.92~~  1.97 “IBEW Powertrain Memorandum of Understanding” means that certain memorandum of understanding, dated July 31, 2007, as approved by the Bankruptcy Court on August 16, 2007, among the IBEW and its Local 663 relating to Delphi Powertrain, Delphi, and GM, and all attachment and exhibits thereto.
      ~~1.93~~  1.98 “Impaired” refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.
      ~~1.94~~  1.99 “Indemnification Rights” means obligations of the Debtors, if any, to indemnify, reimburse, advance, or contribute to the losses, liabilities, or expenses of an Indemnitee pursuant to the Debtor’s certificate of incorporation, bylaws, policy of providing employee indemnification, applicable law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee’s service with, for, or on behalf of the Debtors.
      ~~1.95~~  1.100 “Indemnitee” means all current and former directors, officers, employees, agents, or representatives of the Debtors who are entitled to assert Indemnification Rights.
      1.101 “Indenture Trustees” means the Senior Notes Indenture Trustee and the Subordinated Notes Indenture Trustee.
      1.102 “Indentures” means the Senior Notes Indenture and the Subordinated Notes Indenture.
      ~~1.96~~  1.103 “Insurance Coverage” has the meaning ascribed to it in Article 11.12 of this Plan.
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      1.104 “Insurance Settlement” means that certain agreement among Delphi, certain insured officers and directors, and certain insurance carriers resolving certain insurance claims related to the MDL Actions, a copy of which is attached hereto as Exhibit 7.19(c).
      ~~1.97~~  1.105 “Intercompany Claim” means a Claim by a Debtor, an Affiliate of a Debtor, or a non-Debtor Affiliate against another Debtor, Affiliate of a Debtor, or non-Debtor Affiliate.
      ~~1.98~~  1.106 “Intercompany Executory Contract” means an executory contract solely between two or more Debtors or an executory contract solely between one or more Debtors and one or more non-Debtor Affiliates.
      ~~1.99~~  1.107 “Intercompany Unexpired Lease” means an unexpired lease solely between two or more Debtors or an unexpired lease solely between one or more Debtors and one or more non-Debtor Affiliates.
      ~~1.100~~  1.108 “Interest” means the legal, equitable, contractual, and other rights of any Person with respect to Existing Common Stock, Other Interests, or any other equity securities of, or ownership interests in, Delphi or the Affiliate Debtors.
      ~~1.101~~  1.109 “Investment Agreement” means that Equity Purchase and Commitment Agreement (including any Transaction Agreements (as defined therein)) between the Plan Investors and Delphi, a copy of which is attached hereto as Exhibit 7.11, as the same may be amended, modified, or supplemented from time to time, and all documents executed in connection therewith.
      ~~1.102~~  1.110 “Investment Agreement Claims” means all Claims arising under the Investment Agreement that have been allowed under sections 503(b)(1)(A) and 507(a)(1) of the Bankruptcy Code pursuant to the Investment Agreement Order.
      ~~1.103~~  1.111 “Investment Agreement Order” means the ~~Order Authorizing~~order authorizing and ~~Approving Delphi-Appaloosa Equity Purchase and Commitment~~approving the Investment Agreement ~~Pursuant to 11 U.S.C. §§ 105(a), 363(b), 503(b) and 507(a)~~ entered by the Bankruptcy Court on ~~August 2~~•, 2007.
      ~~1.104~~  1.112 “IRC” means the Internal Revenue Code of 1986, as amended.
      ~~1.105~~  1.113 “IRC Section 414(l) Transfer” means the transaction through which the GM HRP shall assume from Delphi $1.5 billion of net pension obligations pursuant to a transaction under the terms of the Delphi-GM Definitive Documents, IRC section 414(l), and Section 208 of ERISA.
      ~~1.106~~  1.114 “IUE-CWA” means the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers-Communication Workers of America and its applicable local unions.
      ~~1.107~~  1.115 “IUE-CWA 1113/114 Settlement Approval Order” means the order entered by the Bankruptcy Court on August 16, 2007 approving the IUE-CWA-Delphi-GM Memorandum of Understanding.
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Memorandum of Understanding, IUOE Local 18S Memorandum of Understanding, IUOE Local 101S Memorandum of Understanding, and IUOE Local 832S Memorandum of Understanding.
     ~~1.117~~1.125 “Joint Claims Oversight Committee” means the committee established on the Effective Date or as soon thereafter as practicable to monitor claims administration, provide guidance to the Reorganized Debtors, and address the Bankruptcy Court if such committee disagrees with the Reorganized Debtors’ determinations requiring claims resolution.
     ~~1.118~~1.126 “Lead Plaintiffs” means, collectively, Teachers’ Retirement System of Oklahoma, Public Employees’ Retirement System Of Mississippi, Raiffeisen Kapitalanlage-Gesellschaft m.b.H, and Stichting Pensioenfonds ABP, as styled in the MDL Actions.
     ~~1.119~~1.127 “Management Compensation Plan” means those certain plans by which Reorganized Delphi shall implement a management compensation program for certain members of management, directors, and other employees on and after the Effective Date, as set forth on Exhibit 7.8 hereto.
     ~~1.120~~1.128 “Material Supply Agreement” means any agreement to which any of the Debtors is a party and pursuant to which the Debtors purchase materials which are directly incorporated into one or more of the Debtors’ products.
     ~~1.121~~1.129 “MDL Actions” means those certain actions consolidated in that certain multi-district litigation proceeding captioned In re Delphi Corporation Securities, Derivative & ERISA Litigation, MDL No. 1725 (GER), pending in the United States District Court for the Eastern District of Michigan, related to certain actions for damages arising from the purchase or sale of the Senior Notes, the TOPrS, the Subordinated Notes, or Existing Common Stock, for violations of the securities laws, for violations of ERISA, misrepresentations, or any similar Claims.
     ~~1.122~~1.130 “MDL Court” means the United States District Court for the Eastern District of Michigan.
     ~~1.123~~1.131 “MDL Settlements” means, collectively, the ERISA Settlement and, the Securities Settlement, and the Insurance Settlement.
     ~~1.124~~1.132 “Michigan Statutory Rate” means 4.845% as provided for in Michigan Compiled Laws § 600.6013(8), and shall be calculated on a non-compounding basis, commencing as of the Petition Date.
     ~~1.125~~1.133 “New Common Stock” means the shares of new common stock of Reorganized Delphi, authorized under ~~Section~~Article 7.16 of the Plan and under the Certificate of Incorporation of Reorganized Delphi.
     ~~1.126~~1.134 “New Preferred Stock” means the shares of preferred stock of Reorganized Delphi authorized under Article 7.17 of this Plan and under the Certificate of Incorporation of Reorganized Delphi.
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     ~~1.127~~1.135 “New Warrant Agreement” means the warrant agreement between Reorganized Delphi and •, as warrant agent.
     ~~1.128~~1.136 “New Warrants” means the ~~five-year~~six-month warrants to purchase ~~5%~~$1 billion of New Common Stock at an exercise price of $45.00 per share, authorized under Article 7.18 of the Plan.
     1.137 “Non-exercising Creditor” means a Discount Rights Offering Holder who does not exercise its Discount Rights.
     ~~1.129~~1.138 “Non-Represented Term Sheet” means The Term Sheet – Delphi Cessation and GM Provision of OPEB For Certain Non-Represented Delphi Employees and Retirees entered into among Delphi and GM, dated August 3, 2007.
     ~~1.130~~1.139 “OPEB” means other post-employment benefits obligations.
     ~~1.131~~1.140 “Ordinary Course Customer Obligation” means any Claim of a customer to which Delphi supplies goods or services, which Claim arises from ordinary course customer/supplier obligations owing between Delphi and a customer including recall, product liability, and warranty obligations.
     ~~1.132~~1.141 “Ordinary Course Professionals Order” means the order entered by the Bankruptcy Court on November 4, 2005 authorizing the retention of professionals utilized by the Debtors in the ordinary course of business.
     ~~1.133~~1.142 “Other Executory Contract” means any executory contract, other than a Material Supply Agreement and Other Unexpired Lease, to which any of the Debtors is a party.
     ~~1.134~~1.143 “Other Interests” means all options, warrants, call rights, puts, awards, or other agreements to acquire Existing Common Stock.
     ~~1.135~~1.144 “Other Unexpired Lease” means any unexpired lease, other than a Material Supply Agreement and Other Executory Contract, to which any of the Debtors is a party.
     1.145 “Oversubscription Cash” means the product of (a) $0.25 and (b) the number of Discount Oversubscription Rights that have been exercised.
     1.146 “Par Value Right” means a Right issued pursuant to the Par Value Rights Offering.
     ~~1.136~~1.147 “Par Value Rights Offering” means the offer and sale by Reorganized Delphi pursuant to an SEC-registered rights offering whereby holders of Existing Common Stock on the Rights Offering Record Date shall be offered, on a proportionate basis, the opportunity to purchase up to ~~$572 million~~12,711,111 shares of the New Common Stock in exchange for a Cash payment of ~~$45~~41.58 per share of New Common Stock.
     ~~1.137~~1.148 “PBGC” means the Pension Benefit Guaranty Corporation.
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     ~~1.138~~1.149 “Periodic Distribution Date” means, as applicable, (a) the Distribution Date, as to the first distribution made by the Reorganized Debtors, and (b) thereafter, (i) the first Business Day occurring ninety (90) days after the Distribution Date and (ii) subsequently, the first Business Day occurring ninety (90) days after the immediately preceding Periodic Distribution Date.
     ~~1.139~~1.150 “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other entity.
     ~~1.140~~1.151 “Petition Date” means, as applicable, (a) October 8, 2005 with respect to those Debtors which filed their petitions for reorganization relief in the Bankruptcy Court on such date or (b) October 14, 2005 with respect to those Debtors which filed their petitions for reorganization relief in the Bankruptcy Court on such date.
     ~~1.141~~1.152 “Plan” means this joint plan of reorganization for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as herein proposed by the Debtors, including all exhibits, supplements, appendices, and schedules hereto, either in their present form or as the same may be further altered, amended, or modified from time to time in accordance with the Bankruptcy Code and Bankruptcy Rules.
     ~~1.142~~1.153 “Plan Investors” means A-D Acquisition Holdings, LLC, Harbinger Del-Auto Investment Company, Ltd., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Goldman Sachs & Co., and Pardus DPH Holding LLC.
     ~~1.143~~1.154 “Postpetition Interest” means, with respect to:
          (a) Priority Tax Claims, interest accruing from the Petition Date through December 31, 2007 at the non-penalty rate set forth in the applicable state or federal law governing such Priority Tax Claims; and
          (b) General Unsecured Claims (excluding TOPrS), interest accruing from the Petition Date through December 31, 2007 at the applicable contractual non-default rate (subject to the procedures described in the Solicitation Procedures Order) and if there is no contract rate, at the Michigan Statutory Rate.
For the avoidance of doubt, Postpetition Interest shall not be paid on the following Claims: Administrative Claims (unless interest is to be paid in the ordinary course of business under the contractual obligations giving rise to the Administrative Claim), TOPrS Claims, the GM Claim, Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims.
     ~~1.144~~1.155 “Postpetition Interest Rate Determination Notice” means a notice, in the form approved by the Bankruptcy Court in the Solicitation Procedures Order, to be returned to the Claims Agent no later than the Voting Deadline, requesting that the applicable rate of Postpetition Interest be established pursuant to the procedures described in the Solicitation Procedures Order. The Postpetition Interest Rate Determination Notice shall (a) identify the
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Claim and the requested rate of interest applicable to such Claim and (b) attach documentation supporting the payment of such rate of interest for each Claim.
     ~~1.145~~1.156 “Priority Tax Claim” means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.
     ~~1.146~~1.157 “Pro Rata” means, (a) with respect to Claims, at any time, the proportion that the Face Amount of a Claim in a particular Class or Classes bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class or Classes, unless this Plan provides otherwise and (b) with respect to Interests, at any time, the proportion that the number of Interests held by a certain Interest holder in a particular Class or Classes bears to the aggregate number of all Interests (including Disputed Interests, but excluding Disallowed Interests) in such Class or Classes.
     ~~1.147~~1.158 “Professional” means any Person retained in the Chapter 11 Cases by separate Bankruptcy Court order pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise; provided, however, that Professional does not include any Person retained pursuant to the Ordinary Course Professionals Order.
     ~~1.148~~1.159 “Professional Claim” means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges and disbursements incurred relating to services rendered or expenses incurred after the Petition Date and prior to and including the Effective Date.
     ~~1.149~~1.160 “Professional Fee Order” means the order entered by the Bankruptcy Court on November 4, 2005, authorizing the interim payment of Professional Claims subject to the Holdback Amount.
     ~~1.150 “Reduced Cure Cash” means the aggregate amount of Cash that is not paid with respect to Cure Amount Claims as a result of the treatment, pursuant to Article 8.2 of the Plan, of Cure Amount Claims as Allowed General Unsecured Claims entitled to receive a combination of Cash and New Common Stock.~~
     ~~1.151~~1.161 “Registration Rights Agreement” means the agreement, a form of which is attached to this Plan as Exhibit 7.16(b), whereby Reorganized Delphi shall be obligated to register certain shares of New Common Stock and New Preferred Stock pursuant to the terms and conditions of such agreement.
     ~~1.152~~1.162 “Registration Statement” means the registration statement filed by Delphi with the SEC on Form S-1 and under the Securities Act relating to the issuance of the Rights and New Common Stock to be issued in connection with the Rights Offerings, and the New Warrants and New Common Stock underlying the New Warrants, as the same may be amended, modified, or supplemented from time to time.
     ~~1.153~~1.163 “Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of a Claim so as to leave such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code or (b) notwithstanding any contractual provision or applicable law that entitles the holder of a Claim to
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demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the holder of a Claim for any damages incurred as a result of any reasonable reliance by such holder of a Claim on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the holder of a Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation; and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated to achieve Reinstatement.
     ~~1.154~~1.164“Released Parties” means, collectively, (a) all officers of each of the Debtors, all members of the boards of directors of each of the Debtors, and all employees of each of the Debtors, in each case in their respective capacities as of the date of the commencement of the hearing on the Disclosure Statement, (b) the Creditors’ Committee and all current and former members of the Creditors’ Committee in their respective capacities as such, (c) the Equity Committee and all current and former members of the Equity Committee in their respective capacities as such, (d) the DIP Agent in its capacity as such, (e) the DIP Lenders solely in their capacities as such, (f) all Professionals, (g) the Unions and current or former members, officers, and committee members of the Unions, (i) the Indenture Trustees, in their capacities as such, and (~~h~~j) with respect to each of the above-named Persons, such Person’s affiliates, advisors, principals, employees, ~~agents,~~ officers, directors, representatives, financial advisors, attorneys, accountants, investment bankers, consultants, agents, and other representatives and professionals.
     ~~1.155~~1.165 “Reorganized . . . “ means the applicable Debtor from and after the Effective Date.
     ~~1.156~~1.166 “Reorganized Debtor” or “Reorganized Debtors” means, individually, any Debtor and, collectively, all Debtors, in each case from and after the Effective Date.
     ~~1.157~~1.167 “Restructuring Debtors” means those Debtors that shall be the subject of a Restructuring Transaction under this Plan.
     ~~1.158~~1.168 “Restructuring Transaction(s)” means a dissolution or winding up of the corporate existence of a Debtor or the consolidation, merger, contribution of assets, or other transaction in which a Reorganized Debtor or non-Debtor Affiliate directly owned by a Debtor merges with or transfers some or substantially all of its assets and liabilities to a Reorganized Debtor or its Affiliates, on or following the Confirmation Date, as set forth in the Restructuring Transaction Notice.
     ~~1.159~~1.169 “Restructuring Transaction Notice” means the notice filed with the Bankruptcy Court on or before the Exhibit Filing Date, a copy of which is attached as Exhibit 7.3 to this Plan, listing the Restructuring Debtors and briefly describing the relevant Restructuring Transactions and attaching the relevant form consolidation or dissolution documents.
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     ~~1.160~~1.170 “Retained Actions” means all Claims, Causes of Action, rights of action, suits, and proceedings, whether in law or in equity, whether known or unknown, which any Debtor or any Debtor’s Estate may hold against any Person, including, without limitation, Claims and Causes of Action brought prior to the Effective Date or identified in the Schedules, other than Claims explicitly released under this Plan or by Final Order of the Bankruptcy Court prior to the date hereof. A non-exclusive list of Retained Actions is attached hereto as Exhibit 7.24.
     ~~1.161~~1.171 “Right” means, as applicable, a right issued pursuant to the Discount Rights Offering or the Par Value Rights Offering.
     ~~1.162~~1.172 “Rights Offering Record Date” means the date of the commencement of the Confirmation Hearing.
     ~~1.163~~1.173 “Rights Offerings” means, collectively, the Discount Rights Offering and the Par Value Rights Offering.
     ~~1.164~~1.174 “Scheduled” means, with respect to any Claim, the status, priority, and amount, if any, of such Claim as set forth in the Schedules.
     ~~1.165~~1.175 “Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Cases by the Debtors, which incorporate by reference the global notes and statement of limitations, methodology, and disclaimer regarding the Debtors’ schedules and statements, as such schedules or statements have been or may be further modified, amended, or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.
     ~~1.166~~1.176 “Search Committee” means the committee established to interview and select certain members of the board of directors of Reorganized Delphi.
     ~~1.167~~1.177 “Section 510(b) Equity Claim” means any Cause of Action consolidated in the MDL Actions related to any claim against the Debtors (a) arising from the rescission of a purchase or sale of any Existing Common Stock, (b) for damages arising from the purchase or sale of Existing Common Stock, and (c) for alleged violations of the securities laws, misrepresentations, or any similar Claims related to the Existing Common Stock.
     ~~1.168~~1.178 “Section 510(b) ERISA Claim” means any Cause of Action consolidated in the MDL Actions arising from the alleged violation of ERISA.
     ~~1.169~~1.179 “Section 510(b) Note Claim” means any Cause of Action consolidated in the MDL Actions related to any claim against the Debtors (a) arising from the rescission of a purchase or sale of any Senior Notes, Subordinated Notes, or TOPrS, (b) for damages arising from the purchase of Senior Notes, Subordinated Notes, or TOPrS, and (c) for alleged violations of the securities laws, misrepresentations, or any similar Claims related to the Senior Notes, Subordinated Notes, or TOPrS.
     ~~1.170~~1.180 “Section 510(b) Opt Out Claim” means any Section 510(b) Opt Out Note Claim or Section 510(b) Opt Out Equity Claim.
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     ~~1.171~~1.181 “Section 510(b) Opt Out Equity Claim” means any Section 510(b) Equity Claim, the holder of which has opted not to participate in the Securities Settlement pursuant to the procedures set forth in the “Notice of Settlement” approved by the MDL Court.
     ~~1.172~~1.182 “Section 510(b) Opt Out Note Claim” means any Section 510(b) Note Claim, the holder of which has opted not to participate in the Securities Settlement pursuant to the procedures set forth in the “Notice of Settlement” approved by the MDL Court.
     ~~1.173~~1.183 “Secured Claim” means a Claim, other than the DIP Facility Revolver Claim, DIP Facility First Priority Term Claim, or DIP Facility Second Priority Term Claim, secured by a security interest in or a lien on property in which a Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or as otherwise agreed upon in writing by the Debtors and the holder of such Claim.
     ~~1.174~~1.184 “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended.
     ~~1.175~~1.185 “Securities Settlement”means that certain stipulation and agreement of settlement of the securities-related MDL Actions, attached hereto as Exhibit 7.19(a).
     ~~1.176~~1.186 “Security” has the meaning ascribed to it in section 101(49) of the Bankruptcy Code.
     ~~1.177~~1.187 “Senior Notes” means, collectively, the (a) 6.55% Notes due 2006, (b) 6.5% Notes due 2009, (c) 6.5% Notes due 2013, and (d) 7.125% Notes due 2029 all issued by Delphi under the Senior Notes Indenture.
     ~~1.178~~1.188 “ Senior Notes Claim” means a Claim arising under or as a result of the Senior Notes.
     ~~1.179~~1.189 “Senior Notes Indenture” means that certain indenture for the debt securities between Delphi Corporation and the First National Bank of Chicago, as indenture trustee, dated as of April 28, 1999.
     1.190 “Senior Notes Indenture Trustee” means the indenture trustee under the Senior Notes Indenture.
     ~~1.180~~1.191 “Separation” means the transactions among GM and the Debtors and the Debtors’ Affiliates occurring in connection with the entry into the Master Separation Agreement between Delphi and GM on January 1, 1999 and the transfer by GM and certain of its Affiliates of assets, liabilities, manufacturing sites, and employees relating to the former Delphi business sector of GM to certain of the Debtors and their Affiliates.
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     ~~1.181~~1.192 “SERP” means the prepetition supplemental executive retirement program between Delphi and certain employees.
     ~~1.182~~1.193 “SERP Claim” means a Claim of a SERP participant arising out of the SERP.
     1.1831.194 “Servicer” has the meaning ascribed to it in Article 7.10 of this Plan.
     ~~1.184~~1.195 “Solicitation Procedures Order” means the order entered by the Bankruptcy Court on ~~October~~November •, 2007 authorizing the procedures by which solicitation of votes on this Plan is to take place, among other matters.
     ~~1.185~~1.196 “Specialty Electronics Debtors” means, collectively, Specialty Electronics, Inc. and Specialty Electronics International Ltd., as substantively consolidated for Plan purposes.
     ~~1.186~~1.197 “Statutory Committees” means the Creditors’ Committee and the Equity Committee.
     ~~1.187~~1.198 “Subordinated Notes” means those notes issued pursuant to the Subordinated Notes Indenture.
     ~~1.188~~1.199 “Subordinated Notes Holder” means a holder of Subordinated Notes.
     ~~1.189~~1.200 “Subordinated Notes Indenture” means that certain indenture for the subordinated debt securities between Delphi Corporation and Bank One Trust Company, N.A., as trustee indenture, dated as of October 28, 2003.
     1.201 “Subordinated Notes Indenture Trustee” means the trustee under the Subordinated Notes Indenture.
     ~~1.190~~1.202 “TOPrS” means (a) those 8.25% Cumulative Trust Preferred Securities issued by Delphi Trust I and (b) those Adjustable Rate Trust Preferred Securities issued by Delphi Trust II.
     ~~1.191~~1.203 “TOPrS Claim” means a Claim of a Subordinated Notes Holder arising under or as a result of the Subordinated Notes.
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     1.204 “Trade and Other Unsecured Claims” means all Cure Claims, Section 510(b) Note Claims, Section 510(b) Equity Claims, Section 510(b) ERISA Claims, and General Unsecured Claims, other than Senior Note Claims, TOPrS Claims, and any other Claim that, as listed as of August 3, 2007 in the claims register maintained by the Claims Agent would have been classified in one of the foregoing Classes of Claims but has been or otherwise will be reclassified as an Administrative Claim, Priority Tax Claim, or Secured Claim for purposes of being treated under the Plan.
     ~~1.192~~1.205 “UAW” means the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its applicable local unions, and other affiliated entities.
     ~~1.193~~1.206 “UAW 1113/1114 Settlement Approval Order” means the order entered by the Bankruptcy Court on July 19, 2007 approving the UAW-Delphi-GM Memorandum of Understanding.
     ~~1.194~~1.207 “UAW Benefit Guarantee” means the benefit guarantee agreement between GM and the UAW, dated September 30, 1999.
     ~~1.195~~1.208 “UAW Benefit Guarantee Term Sheet” means that term sheet, attached as Attachment B to the UAW-Delphi-GM Memorandum of Understanding, which sets forth the agreement of GM, Delphi, and the UAW regarding the freeze of the Delphi HRP, Delphi’s cessation of post-retirement health care benefits and employer-paid post-retirement life insurance benefits, and the terms of a consensual triggering and application of the UAW Benefit Guarantee.
     ~~1.196~~1.209 “UAW-Delphi-GM Memorandum of Understanding” means that certain memorandum of understanding, dated June 22, 2007, as approved by the Bankruptcy Court on July 19, 2007, among the UAW, Delphi, and GM, and all attachments and exhibits thereto and all UAW-Delphi collective bargaining agreements referenced therein as modified.
     ~~1.197~~1.210 “Unimpaired” means, with respect to a Claim, any Claim that is not Impaired.
     ~~1.198~~1.211 “Union Settlement Agreements” means, collectively, the IAM Memorandum of Understanding, IBEW E&S Memorandum of Understanding, IBEW Powertrain Memorandum of Understanding, IUE-CWA Benefit Guarantee Term Sheet, IUE-CWA-Delphi-GM Memorandum of Understanding, IUOE-IBEW-IAM OPEB Term Sheet, IUOE Local 18S Memorandum of Understanding, IUOE Local 101S Memorandum of Understanding, IUOE Local 832S Memorandum of Understanding, UAW Benefit Guarantee Term Sheet, UAW-Delphi-GM Memorandum of Understanding, USW Benefit Guarantee Term Sheet, and USW-Delphi-GM Memoranda of Understanding.
     ~~1.199~~1.212 “Unions” means the the IAM, the IBEW, the IUOE, the IUE-CWA, the UAW, and the USW.
     ~~1.200 “Unsecured Claims Threshold” means $1.7 billion.~~
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          ~~1.201~~1.213 “Unsubscribed Shares” shall have the meaning ascribed to such term in the Investment Agreement.
          ~~1.202~~1.214 “USW” means the United Steel Workers and its applicable local unions.
          ~~1.203~~1.215 “USW 1113/1114 Settlement Approval Order” means the order entered by the Bankruptcy Court on August 29, 2007 approving the USW-Delphi-GM Memoranda of Understanding.
          ~~1.204~~1.216 “USW Benefit Guarantee” means the benefit guarantee agreement between GM and the USW, dated December 13, 1999, and signed December 16 and 17, 1999.
          ~~1.205~~1.217 “USW Benefit Guarantee Term Sheet” means that certain term sheet attached as Attachment B to each of the USW-Delphi-GM Memoranda of Understanding.
          ~~1.206~~1.218 “USW-Delphi-GM Memoranda of Understanding” means, collectively, the USW-Home Avenue Memorandum of Understanding and the USW-Vandalia Memorandum of Understanding.
          ~~1.207~~1.219 “USW-Home Avenue Memorandum of Understanding” means that certain memorandum of understanding, dated August 16, 2007, as approved by the Bankruptcy Court on August 29, 2007, among the USW, Delphi, and GM, and all attachments and exhibits thereto.
          ~~1.208~~1.220 “USW-Vandalia Memorandum of Understanding” means that certain memorandum of understanding, dated August 16, 2007, as approved by the Bankruptcy Court on August 29, 2007, among the USW, Delphi, and GM, and all attachments and exhibits thereto.
          ~~1.209~~1.221 “Voting Deadline” means ~~November [•],~~ •, 2007, at 7:00 p.m. prevailing Eastern time.
C. Rules Of Interpretation
     For purposes of this Plan, unless otherwise provided herein, (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and neuter; (c) any reference in this Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified, or supplemented ~~pursuant to this Plan;~~ (d) any reference to an entity as a holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to this Plan; (f) the words “herein,” “hereunder,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) subject to the provisions of any contract, certificates of
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incorporation, by-laws, instrument, release, or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.
     This Plan is the product of extensive discussions and negotiations between and among the Debtors, the Creditors’ Committee, the Equity Committee, GM, the Plan Investors, and certain other creditors and constituencies. Each of the foregoing was represented by counsel, who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, and the documents ancillary thereto. Accordingly, the general rule of contract construction known as “contra preferentem” shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, or any contract, instrument, release, indenture, exhibit, or other agreement or document generated in connection herewith.
D. Computation Of Time
     In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.
E. References To Monetary Figures
     All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.
F. Exhibits
     All Exhibits are incorporated into and are a part of this Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or before the Exhibit Filing Date. After the Exhibit Filing Date, copies of Exhibits may be obtained upon written request to Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606 (Att’n: John Wm. Butler, Jr.), or Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 (Att’n: Kayalyn A. Marafioti), counsel to the Debtors, or by downloading such exhibits from the Debtors’ informational website at www.delphidocket.com. To the extent any Exhibit is inconsistent with the terms of this Plan and unless otherwise provided for in the Confirmation Order, the terms of the Exhibit shall control as to the transactions contemplated thereby and the terms of this Plan shall control as to any Plan provision that may be required under the Exhibit other than the provisions of Section 9 of the Investment Agreement, which provisions shall control in all respects.
     ARTICLE II
ADMINISTRATIVE EXPENSES AND
PRIORITY TAX CLAIMS
     2.1 Administrative Claims. Subject to the provisions of Article X of this Plan, on the first Periodic Distribution Date occurring after the later of (a) the date when an
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Administrative Claim becomes an Allowed Administrative Claim or (b) the date when an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, a holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other less favorable treatment which the Debtors (or the Reorganized Debtors) and the holder of such Allowed Administrative Claim shall have agreed upon in writing; provided, however, that (x) holders of the DIP Facility Revolver Claim, DIP Facility First Priority Term Claim, DIP Facility Second Priority Term Claim, and the Investment Agreement Claims shall be deemed to have Allowed Administrative Claims as of the Effective Date in such amount as the Debtors and such holders of such DIP Facility Revolver Claim, DIP Facility First Priority Term Claim, DIP Facility Second Priority Term Claim, and the Investment Agreement Claims shall have agreed upon in writing or as determined by the Bankruptcy Court, which Claims shall be paid in accordance with Article X of this Plan, and (y) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases and Allowed Administrative Claims arising under contracts assumed during the Chapter 11 Cases prior to the Effective Date shall be paid by the Debtors or the Reorganized Debtors in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto; provided that (i) any cure payments associated with the assumed contracts shall be paid in accordance with Sections 2.1(a) or 2.1(b), except as otherwise provided in Article VIII and (ii) the contracts shall not have been rejected pursuant to Section 8.1(a) of the Plan. Holders of Administrative Claims shall not be entitled to Postpetition Interest unless the documents governing such Administrative Claims explicitly so provide.
          2.2 Priority Tax Claims. Commencing on the first Periodic Distribution Date occurring after the later of (a) the date a Priority Tax Claim becomes an Allowed Priority Tax Claim or (b) the date a Priority Tax Claim first becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Priority Tax Claim, at the sole option of the Debtors (or the Reorganized Debtors), such holder of an Allowed Priority Tax Claim shall be entitled to receive, on account of such Priority Tax Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Priority Tax Claim, (i) equal Cash payments during a period not to exceed six years after the assessment of the tax on which such Claim is based, totaling the aggregate amount of such Claim, plus Postpetition Interest, plus simple interest at the rate required by applicable law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to by a particular taxing authority, (ii) such other treatment as is agreed to by the holder of an Allowed Priority Tax Claim and the Debtors (or the Reorganized Debtors), provided that such treatment is on more favorable terms to the Debtors (or the Reorganized Debtors) than the treatment set forth in clause (i) hereof, or (iii) payment in full in Cash plus Postpetition Interest.
ARTICLE III
CLASSIFICATION OF CLAIMS AND INTERESTS
          3.1 The Debtors. There are a total of 42 Debtors. Certain of the Debtors shall be substantively consolidated for Plan voting and distribution purposes as described in Article 7.2. Each Debtor or group of consolidated Debtors has been assigned a number below for the purposes of classifying and treating Claims against and Interests in each Debtor or consolidated group of Debtors for balloting purposes. The Claims against and Interests in each Debtor or consolidated
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ARTICLE V
PROVISIONS FOR TREATMENT
OF CLAIMS AND INTERESTS
          5.1 Class 1A through Class 12A (Secured Claims). Except as otherwise provided in and subject to Article 9.8 of this Plan, at the sole option of the Debtors or Reorganized Debtors, each Allowed Secured Claim, shall be satisfied in full in Cash or Reinstated. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all valid, enforceable, and perfected prepetition liens on property of the Debtors held by or on behalf of holders of Secured Claims with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such holders of such Secured Claims and/or applicable law until, as to each such holder of an Allowed Secured Claim, such Secured Claim is satisfied. Notwithstanding the foregoing, any Claim arising as a result of a tax lien that would otherwise be a Secured Claim shall be paid in accordance with Article 2.2 of this Plan.
          5.2 Class 1B through Class 12B (Flow-Through Claims). The legal, equitable, and contractual rights of each holder of a Flow-Through Claim, if any, shall be unaltered by the Plan and shall be satisfied in the ordinary course of business at such time and in such manner as the applicable Reorganized Debtor is obligated to satisfy each Flow-Through Claim (subject to the preservation and flow-through of all Estate Causes of Action and defenses with respect thereto, which shall be fully preserved). The Debtors’ failure to object to a Flow-Through Claim in their Chapter 11 Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise object to the classification of such Claim in the Bankruptcy Court.
          5.3 Class 1C through Class 12C (General Unsecured Claims). Except as otherwise provided in and subject to Articles 9.8, 11.10, and 11.15 of this Plan, on the first Periodic Distribution Date occurring after the later of (a) the date when a General Unsecured Claim becomes an Allowed General Unsecured Claim or (b) the date when a General Unsecured Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such General Unsecured Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed General Unsecured Claim (including any applicable Postpetition Interest) and after giving effect to ~~the redistribution provision of~~ Article 11.10, ~~(a)~~ of this Plan, each holder of an Allowed General Unsecured Claim ~~other than a TOPrS Claim~~ shall receive ~~Cash equal to 20% of such Claim and~~ the number of shares of New Common Stock (~~valued~~ at ~~$45~~a value for Plan purposes of $41.58 per share~~) equal to 80% of such Claim, and (b) each holder of an Allowed TOPrS Claim shall receive the number of shares~~ of New Common Stock ~~(valued at $45 per share~~) equal to ~~100~~92.4% of such Claim~~;~~ (including any applicable Postpetition Interest) provided, however, that in each case fractional shares of New Common Stock shall not be distributed to holders of Allowed General Unsecured Claims, and all such fractional shares shall be rounded, and distributions shall be made, in accordance with Article 9.10 of this Plan~~; provided further, however, that prior to giving effect to the redistribution provision of Article 11.10, the Cash payable with respect to Allowed General Unsecured Claims shall be increased, and the number of shares of New Common Stock correspondingly decreased, by each such Claim’s Pro Rata share of all Reduced Cure Cash.~~.
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     On the commencement date of the Discount Rights Offering and pursuant to the Registration Statement and Article 7.15 of this Plan, each Discount Rights Offering Holder (which includes all holders of General Unsecured Claims) shall receive such holder’s Pro Rata share of the Discount Rights. In addition, (i) pursuant to the Discount Rights Offering, each Exercising Creditor will receive the opportunity to exercise its Pro Rata portion (with respect to all Exercising Creditors) of Discount Oversubscription Rights and (ii) each Non-exercising Creditor will receive, on the first Periodic Distribution Date occurring after the later of (a) the date when the Non-exercising Creditor’s General Unsecured Claim becomes an Allowed General Unsecured Claim or (b) the date when a the Non-exercising Creditor’s General Unsecured Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such General Unsecured Claim, such holder’s Pro Rata portion (with respect to all Non-exercising Creditors) of the Oversubscription Cash.
          5.4 Class 1D through Class 12D (GM Claim). As provided in Article 7.20, this Plan constitutes a request to authorize and approve the Delphi-GM Master Restructuring Agreement (“RA”) and the Delphi-GM Global Settlement Agreement (“GSA”). For good and valuable consideration provided by GM under the Delphi-GM Definitive Documents, and in full settlement and satisfaction of the GM Claim, GM shall receive all consideration set forth in the Delphi-GM Definitive Documents (subject to the terms and conditions set forth in such documents), including, without limitation, (a) ~~Cash~~ $1.2 billion in junior preferred convertible stock with the ~~amount~~ terms set forth in the GSA; (b) $1.5 billion in a combination of ~~$2.7 billion to be paid on the Effective Date; (b)~~ at least $750 million in Cash and the GM Note; (c) retention of the GM Surviving Claims (as defined in the GSA) as provided for in section 4.03 of the GSA; (~~c~~d) the effectuation of the IRC Section 414(l) Transfer as provided for in section 2.03 of the GSA; and (~~d~~e) the releases as provided for in sections 4.01, 4.02 and 4.03 of the GSA.
          5.5 Class 1E (Section 510(b) Note Claims). In accordance with the terms of the Securities Settlement, the Securities Settlement disbursing agent shall receive, on behalf of all holders of Section 510(b) Note Claims, and in full satisfaction, settlement, and discharge of, and in exchange for, all Section 510(b) Note Claims, ~~Cash and~~ New Common Stock and Discount Rights, and/or Oversubscription Cash as described in the Securities Settlement; provided, however, that if any Section 510(b) Opt Out Note Claim ultimately becomes an Allowed Section 510(b) Opt Out Note Claim, then the holder of such Allowed Section 510(b) Opt Out Note Claim shall receive a distribution of~~Cash and~~ New Common Stock and Discount Rights solely from the Securities Settlement in the same proportion of ~~Cash and~~ New Common Stock and Discount Rights distributed to holders of General Unsecured Claims; provided further, however, that with respect to any distribution made to or reserved for a holder of an Allowed Section 510(b) Opt Out Note Claim, the Securities Settlement shall be reduced by the same amount of ~~Cash and~~ New Common Stock and Discount Rights that the holder of such Allowed Claim shall be entitled to receive.
          5.6 Class 1F through Class 13F (Intercompany Claims). Except as otherwise provided in Article 7.2 of this Plan, on the Effective Date, at the option of the Debtors or the Reorganized Debtors, the Intercompany Claims against any Debtor, including, but not limited to, any Intercompany Claims arising as a result of rejection of an Intercompany Executory Contract or Intercompany Unexpired Lease, shall not receive a distribution on the Effective Date and instead shall either be (a) Reinstated, in full or in part, and treated in the ordinary course of business, or (b) cancelled and discharged, in full or in part, in which case such discharged and
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satisfied portion shall be eliminated and the holders thereof shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such portion under the Plan; provided, however, that any Intercompany Claims against any Debtor held by a non-Debtor affiliate shall be Reinstated.
          5.7 Class 1G-1 (Existing Common Stock). On the Effective Date, the Existing Common Stock shall be cancelled. On the commencement date of the Par Value Rights Offerings, each holder of an Allowed Interest pertaining to the Existing Common Stock as of the Rights Offerings Record Date shall receive non-transferable Par Value Rights to purchase 12,711,111 shares of New Common Stock pursuant to the ~~Discount Rights Offering and the~~ Par Value Rights Offering; provided, however, that Appaloosa and the other Plan Investors, if any, which have agreed to not participate in the Par Value Rights Offering, shall not participate in the Par Value Rights Offering and Par Value Rights that would otherwise be distributed to Appaloosa and such other Plan Investors will be instead distributed to the other holders of Existing Common Stock. ~~The Rights distributed pursuant to the Discount Rights Offering shall be transferable.~~ In addition, ~~except as otherwise provided in and subject to Article 9.10 of this Plan~~, on the Distribution Date, or as soon thereafter as is reasonable and practical, each holder of an Allowed Interest pertaining to the Existing Common Stock shall receive in exchange for such Interest its Pro Rata distribution of ~~(a) 1,476,000 shares of the New Common Stock and (b)~~  New Warrants.
          5.8 Class 1G-2 (Section 510(b) Equity Claims). In accordance with the terms of the Securities Settlement, the Securities Settlement disbursing agent shall receive, on behalf of all holders of Section 510(b) Equity Claims, and in full satisfaction, settlement, and discharge of, and in exchange for, all Section 510(b) Equity Claims, ~~Cash and~~ New Common Stock and Discount Rights, and/or Oversubscription Cash as described in the Securities Settlement; provided, however, that if any Section 510(b) Opt Out Equity Claim ultimately becomes an Allowed Section 510(b) Opt Out Equity Claim, then the holder of such Allowed Section 510(b) Opt Out Equity Claim shall receive a distribution of ~~Cash and~~ New Common Stock and Discount Rights solely from the Securities Settlement in the same proportion of ~~Cash and~~ New Common Stock and Discount Rights distributed to holders of General Unsecured Claims; provided further, however, that with respect to any distribution made to or reserved for a holder of an Allowed Section 510(b) Opt Out Equity Claim, the Securities Settlement shall be reduced by the same amount of ~~Cash and~~ New Common Stock and Discount Rights that the holder of such Allowed Claim shall be entitled to receive.
          5.9 Class 1H and Class 8H (Section 510(b) ERISA Claims). In accordance with the terms of the ERISA Settlement, the ERISA Settlement disbursing agent shall receive, on behalf of all holders of Section 510(b) ERISA Claims, and in full satisfaction, settlement, and discharge of, and in exchange for, all Section 510(b) ERISA Claims, ~~Cash and~~ New Common Stock and Discount Rights, and/or Oversubscription Cash as described in the ERISA Settlement.
          5.10 Class 1I (Other Interests). On the Effective Date, all Other Interests shall be deemed cancelled and the holders of Other Interests shall not receive or retain any property on account of such Other Interests under this Plan.
          5.11 Class 1J through Class 12J (Interests In Affiliate Debtors). On the Effective Date, except as otherwise contemplated by the Restructuring Transactions, the holders of Interests in the Affiliate Debtors shall retain such Interests in the Affiliate Debtors under the Plan.
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          7.3 Restructuring Transactions. On or following the Confirmation Date, the Debtors or Reorganized Debtors, as the case may be, shall take such actions as may be necessary or appropriate to effect the relevant Restructuring Transactions as set forth in the Restructuring Transaction Notice (the form of which is attached hereto as Exhibit 7.3), including, but not limited to, all of the transactions described in this Plan. Such actions may include without limitation: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of this Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, guaranty, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan; (c) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities under applicable law; and (d) all other actions that such Debtors and Reorganized Debtors determine are necessary or appropriate, including the making of filings or recordings in connection with the relevant Restructuring Transactions. The form of each Restructuring Transaction shall be determined by the boards of directors of a Debtor or Reorganized Debtor party to any Restructuring Transaction. In the event a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger shall cease to exist as a separate corporate entity and thereafter the surviving Reorganized Debtor shall assume and perform the obligations of each merged Debtor under this Plan. In the event a Reorganized Debtor is liquidated, the Reorganized Debtors (or the Reorganized Debtor which owned the stock of such liquidating Debtor prior to such liquidation) shall assume and perform the obligations of such liquidating Debtor. Implementation of the Restructuring Transactions shall not affect the distributions under the Plan.
          7.4 Certificate Of Incorporation And Bylaws. The Certificate of Incorporation of Reorganized Delphi, attached hereto as Exhibit 7.4(a), and Bylaws of the Reorganized Delphi, attached hereto as Exhibit 7.4(b), shall be adopted and amended as may be required so that they are consistent with the provisions of this Plan and the Bankruptcy Code. The Certificate of Incorporation of Reorganized Delphi shall, among other things: authorize [•] million shares of New Common Stock at $0.01 par value per share and [•] shares of New Preferred Stock and otherwise comply with section 1123(a)(6) of the Bankruptcy Code. Each Affiliate Debtor will amend its certificate of incorporation, charter, bylaws, or applicable organizational document to otherwise comply with section 1123(a)(6).
          7.5 Directors Of ~~The~~ Reorganized ~~Debtors~~ Delphi.
               (a) Search Committee. A Search Committee shall be appointed consisting of the lead director of Delphi, one representative of Appaloosa, one representative of the Creditors’ Committee, one representative of the co-lead Plan Investors other than UBS, Goldman Sachs, and Merrill (who shall be determined by Appaloosa), and one representative of the Equity Committee reasonably acceptable to the other members of the Search Committee. Each member of the Search Committee shall be entitled to require the Search Committee to interview any person to serve as a director unless such proposed candidate is rejected by each of the Appaloosa representative, the Delphi representative, and the Creditors’ Committee representative. The entire Search Committee shall be entitled to participate in such interview and in a discussion of such potential director following such interview.
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          7.8 Employment, Retirement, Indemnification, And Other Agreements, And Incentive Compensation Programs. The Debtors shall enter into employment, retirement, indemnification, and other agreements with the Debtors’ respective active directors, officers, and employees who shall continue in such capacities (or similar capacities) after the Effective Date, all as more fully stated on Exhibit 7.8 attached hereto, ~~which contains a summary of the Management Compensation Plan and of components of compensation to be paid to management after the Effective Date;~~ provided, however, that to enter into or obtain the benefits of any employment, retirement, indemnification or other agreement with the Debtors or Reorganized Debtors, an employee must contractually waive and release any claims arising from pre-existing employment, retirement, indemnification, or other agreements with any of the Debtors. The Management Compensation Plan, as more fully described on Exhibit 7.8, may include equity, bonus, and other incentive plans as components of compensation to be paid to executives after the Effective Date (including a long-term incentive plan that assumes 10% of the available shares of Reorganized Delphi’s fully diluted New Common Stock will be reserved for future annual grants to executives, including but not limited to the initial target grant of equity awards).
          7.9 Procedures For Asserting SERP Claims. All persons holding or wishing to assert Claims solely on the basis of future pension or other post-employment benefits arising out of the SERP, and whose SERP Claims vest or vested prior to the Effective Date, must file with the Bankruptcy Court and serve upon the Debtors a separate, completed, and executed proof of claim (substantially conforming to Form. No. 10 of the Official Bankruptcy Forms) no later than 30 days after the Effective Date. All such Claims not filed within such time shall be forever barred from assertion against the Debtors and their estates or the Reorganized Debtors and their property. Any Claims arising out of the SERP after the Effective Date shall be disallowed in their entirety. On the Effective Date, the Debtors shall reject or otherwise terminate the SERP and shall implement a new Supplemental Executive Retirement Program with respect to current eligible employees (subject to the execution of a waiver of claims), all as more fully described on Exhibit 7.8.
          7.10 Cancellation Of Existing Securities And Agreements. On the Effective Date, except as otherwise specifically provided for herein or as otherwise required in connection with any Cure, (a) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors as are Reinstated under this Plan, shall be cancelled; provided, however, that Interests in the Affiliate Debtors shall not be cancelled, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors as are Reinstated under this Plan, as the case may be, shall be released and discharged; provided, however, that any agreement that governs the rights of a holder (including the Indentures) of a Claim and that is administered by an indenture trustee, agent, or servicer (each hereinafter referred to as a “Servicer”) shall continue in effect solely for purposes of (x) allowing such Servicer to make the distributions on account of such Claims under this Plan as provided in Article IX of this Plan and (y) permitting such Servicer to maintain any rights or liens it may have for fees, costs, and expenses under such indenture or other agreement; provided further, however, that the preceding proviso shall not affect the
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discharge of Claims against or Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, or this Plan, or result in any expense or liability to the Reorganized Debtors. The Reorganized Debtors shall not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses incurred on and after the Effective Date of the Plan, except as expressly provided in Article 9.5 hereof; provided further, however, that nothing herein shall preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for prepetition or postpetition fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such agreement in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court.
          7.11 Plan Investors’ Contribution. Pursuant and subject to the terms and conditions of the Investment Agreement, the Plan Investors shall pay to the Debtors Cash in the amount specified in the Investment Agreement, a copy of which is attached hereto as Exhibit 7.11, to be utilized by the Reorganized Debtors to make Cash distributions ~~pursuant to Article V of~~ as required under the Plan~~,~~ and for general working capital purposes.
          7.12 Sources of Cash For Plan Distributions. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from the Exit Financing ~~Facility~~ Arrangements, the Investment Agreement, the Rights Offerings, existing Cash balances, and the operations of the Debtors and the Reorganized Debtors.
          7.13 Establishment Of Cash Reserve. On the Effective Date, the Debtors shall fund the Cash Reserve in such amounts as determined by the Debtors is necessary in order to make the required future payments to Administrative Claims, Priority Tax Claims, and as otherwise provided by this Plan.
          7.14 Post-Effective Date Financing. On the Effective Date, the Reorganized Debtors shall enter into the Exit Financing ~~Facility~~ Arrangements, in an aggregate funded principal amount of no less than $3.7 billion, the terms of which are described in the ~~Exit Financing Facility Term Sheet~~ exit financing term sheets attached hereto as Exhibit 7.14, to obtain the funds necessary to repay the DIP Facility Revolver Claims, the DIP Facility First Priority Term Claims, and the DIP Facility Second Priority Term Claims, make other payments required to be made on the Effective Date, and conduct their post-reorganization operations. The Reorganized Debtors may execute all documents and enter into all agreements as may be necessary and appropriate in connection with the Exit Financing ~~Facility .~~Arrangements. In the Confirmation Order, the Bankruptcy Court shall approve the terms of the Exit Financing ~~Facility~~ Arrangements in substantially the form filed with the Bankruptcy Court (and with such changes as the applicable Debtors and respective agents and lenders parties thereto may agree upon) and authorize the applicable Reorganized Debtors to execute the same together with such other documents as the applicable Reorganized Debtors and the applicable lenders may reasonably require to effectuate the treatment afforded to such parties under the Exit Financing ~~Facility~~ Arrangements.
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          7.15 Rights Offerings.
               (a) Discount Rights Offering
     ~~(a)~~(i) Eligibility for Participation in Discount Rights Offering.Pursuant to ~~this Plan~~ the Registration Statement, and under the terms of Article 5.3 of this Plan and the Investment Agreement, Delphi shall commence a Discount Rights Offering to generate gross proceeds of up to $1.575 billion. ~~Pursuant to the~~ Discount Rights Offering, ~~holders of Existing Common Stock on the Rights Offering Record Date~~ Holders shall be offered ~~the Right~~ Discount Rights to purchase up to ~~40,845,016~~45,026,801 shares of New Common Stock, in exchange for a Cash payment equal to $~~38.56~~34.98 per share of New Common Stock for each Discount Right exercised. ~~Rights distributed pursuant to the Discount Rights Offering shall be freely~~ Discount Rights shall be distributed to the Discount Rights Offering Holders based on each Discount Rights Offering Holder’s Pro Rata allocation of the Discount Rights. If a Claim of a Discount Rights Offering Holder is not Allowed or otherwise reconciled by the Debtors by the date of commencement of the Confirmation Hearing, such Claim shall be temporarily allowed, solely for purposes of participation in the Discount Rights Offering, in the amount so estimated by the Bankruptcy Court or agreed to by the holder of the claim and the Debtors. Discount Rights distributed pursuant to the Discount Rights Offering shall not be transferable.
               ~~(b) Par Value Rights Offering. Pursuant to this Plan and under the terms of Exhibit B to the Investment Agreement, Delphi shall commence a Par Value Rights Offering pursuant to which each holder of Existing Common Stock on the Rights Offering Record Date shall be offered the opportunity to purchase a proportionate amount of the number of shares of New Common Stock with an aggregate value equal to $572 million in exchange for the Cash payment of $45.00 per share of such New Common Stock; provided, however, that Appaloosa and the other Plan Investors, if any, which have agreed to not participate in the Par Value Rights Offering, shall not participate in the Par Value Rights Offering and Rights that would otherwise be distributed to Appaloosa and such other Plan Investors will be instead distributed to the other holders of Existing Common Stock. The $572 million of the New Common Stock offered under the Par Value Rights Offering would otherwise be distributable to holders of General Unsecured Claims, Appaloosa, and the Unions.~~
     (ii) ~~The Rights Offerings shall be conducted in accordance with the terms of the Investment Agreement and pursuant to this Plan.~~ Discount Oversubscription Rights. Under the terms of Article 5.3 of this Plan and consistent with the Investment Agreement, to the extent the Discount Rights Offering is not fully subscribed, Exercising Creditors shall be eligible to exercise, at their discretion, Discount Oversubscription Rights to purchase shares of New Common Stock not otherwise purchased through the Discount Rights Offering in exchange for a Cash payment equal to $35.23 per share of New Common Stock for each Discount Oversubscription Right exercised. To the extent the number of the Discount Oversubscription Rights subscribed for by Exercising Creditors is greater than the number of Discount Oversubscription Rights available, the Discount Oversubscription Rights shall be available to Exercising Creditors (based upon such creditors’ underlying claim) on a Pro Rata basis (with respect to all Exercising Creditors) up to the amount of Discount Oversubscription Rights each Exercising Creditor has elected to exercise, until all Oversubscription Rights have been allocated.
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     (iii) Distribution of New Common Stock. All New Common Stock issued in connection with the exercise of Discount Rights and Discount Oversubscription Rights pursuant to the Discount Rights Offering shall be issued on the Effective Date and shall be distributed to holders of Rights who have exercised the Rights on, or as soon as reasonably practicable after, the Distribution Date.
               (b) Par Value Rights Offering.
     (i) Eligibility for Participation in Par Value Rights Offering. Pursuant to the Registration Statement, and under the terms of the Plan, Delphi shall commence a Par Value Rights Offering pursuant to which each holder of Existing Common Stock on the Rights Offering Record Date shall be offered the opportunity to purchase a proportionate amount of 12,711,111 shares of New Common Stock; provided, however, that Appaloosa and the other Plan Investors, if any, which have agreed to not participate in the Par Value Rights Offering shall not participate in the Par Value Rights Offering and the Par Value Rights that would otherwise be distributed to Appaloosa and such other Plan Investors will be instead distributed to the other holders of Existing Common Stock. The shares of New Common Stock offered under the Par Value Rights Offering are shares of New Common Stock that would otherwise be distributable to holders of General Unsecured Claims, Appaloosa, the UAW, the IUE-CWA, and the USW as set forth in Article 11.14.
     ~~(c)~~(ii) Distribution of New Common Stock. All New Common Stock issued in connection with the exercise of Par Value Rights pursuant to the Par Value Rights Offerings shall be issued on the Effective Date and shall be distributed to holders of Rights who have exercised the Rights on, or as soon as reasonably practicable after, the Distribution Date.
          7.16 Issuance Of New Common Stock.
               (a) New Common Stock. On the Effective Date, Reorganized Delphi shall authorize shares of New Common Stock in an amount to be determined on or before the date of the Confirmation Hearing. A summary of selected terms of the New Common Stock is attached hereto as 7.16(a). On the Distribution Date, or as soon as reasonably practicable thereafter, Reorganized Delphi shall be deemed to have issued a total number of shares of New Common Stock necessary to satisfy obligations on account of Claims and Interests under the Plan and obligations under the Rights Offerings and Investment Agreement. The issuance of the New Common Stock shall be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The issuance and delivery of New Common Stock representing Direct Subscription Shares and Unsubscribed Shares shall be in accordance with the terms of the Investment Agreement and section 4(2) of the Securities Act.
               (b) Registration Rights Agreement. Without limiting the effect of section 1145 of the Bankruptcy Code, as of the Effective Date, the Reorganized Debtors shall enter into a Registration Rights Agreement, substantially in the form of Exhibit 7.16(b) attached hereto, with the Plan Investors and any Related Purchaser, Ultimate Purchaser (each as defined in the Investment Agreement)) affiliate of a Plan Investor who owns registrable securities, assignee, or
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transferee who executes a joinder agreement as contemplated by such Registration Rights Agreement.
          (c) Listing On Securities Exchange Quotation System. On the Effective Date, Delphi or Reorganized Delphi shall use its commercially reasonable efforts to list and maintain the listing of the New Common Stock on a major New York based exchange. Persons receiving distributions of more than 5% of New Common Stock, by accepting such distributions, shall have agreed to cooperate with Reorganized Delphi’s reasonable requests to assist Reorganized Delphi in its efforts to list the New Common Stock on a national securities exchange quotation system.
     7.17 Issuance Of New Preferred Stock.
          (a) Pursuant to the Investment Agreement, on the Effective Date, Reorganized Delphi shall authorize, issue, and deliver the “Series A—~~1~~” and “Series B” New Preferred Stock in exchange for the contribution of the Plan Investors described in Article 7.11. A summary of selected terms of the “Series A” and “Series B” New Preferred Stock is attached hereto as Exhibit 7.17(a). The issuance and delivery of “Series A” and “Series B” New Preferred Stock shall be in accordance with the terms of the Investment Agreement and Section 4(2) of the Securities Act.
          (b) Pursuant to the terms of the Delphi-GM Global Settlement Agreement, on the Effective Date, Reorganized Delphi shall authorize, issue, and deliver the “Series C” New Preferred Stock to GM. A summary of the terms of the Series C New Preferred Stock is attached as Exhibit G to the Delphi-GM Global Settlement Agreement. The issuance and delivery of the “Series C” New Preferred Stock shall be in accordance with the terms of the Delphi-GM Global Settlement Agreement and Section 1145(a) of the Bankruptcy Code.
     7.18 New Warrants. On the Effective Date, Reorganized Delphi shall authorize, issue, and deliver the New Warrants. A summary of selected terms of the New Warrants is attached hereto as Exhibit 7.18. The issuance of the New Warrants and the New Common Stock underlying the New Warrants shall be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The proceeds generated from the exercise of the New Warrants shall be used by the Reorganized Debtors to redeem the “Series C” New Preferred Stock issued to GM under the terms of the Delphi-GM Global Settlement Agreement.
     7.19 MDL Settlements.
          (a) Securities Settlement. Upon the later of the Effective Date or the date the last order, as between the Bankruptcy Court and the MDL Court, approving the Securities Settlement, a copy of which is attached hereto as Exhibit 7.19(a), becomes ~~final~~a Final Order, Reorganized Delphi shall, in accordance with the Securities Settlement ~~and the plan of allocation described therein,~~ distribute the ~~Cash and~~ New Common Stock and Discount Rights described in Articles 5.5 and 5.8 of this Plan to the disbursing agent appointed by the MDL Court.
          (b) ERISA Settlement. Upon the later of the Effective Date or the date the last order, as between the Bankruptcy Court and the MDL Court, approving the ERISA
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Settlement, a copy of which is attached hereto as Exhibit 7.19(b), becomes ~~final~~ a Final Order, Reorganized Delphi shall, in accordance with the ERISA Settlement ~~and the plan of allocation described therein~~, distribute the ~~Cash and~~ New Common Stock and Discount Rights described in Article 5.9 of this Plan to the disbursing agent appointed by the MDL Court.
          (c) Insurance Settlement. In connection with the Securities Settlement and the ERISA Settlement, Delphi, certain defendants in the MDL Actions, and Delphi’s insurers entered into the Insurance Settlement, a copy of which is attached hereto as Exhibit 7.19(c).
     7.20 GM Settlement. This Plan constitutes a request to authorize and approve the (a) Delphi-GM Global Settlement Agreement, attached hereto as Exhibit 7.20(a), that shall resolve the GM Claim, and (b) the Delphi-GM Master Restructuring Agreement, attached hereto as Exhibit 7.20(b), that shall set forth the continuing obligations of GM and Delphi, which shall become effective on the Effective Date, subject to the terms contained therein. Each of the Delphi-GM Global Settlement Agreement and Delphi-GM Master Restructuring Agreement are incorporated by reference into this Plan in their entirety. In that regard, the Delphi-GM Global Settlement Agreement and Delphi-GM Master Restructuring Agreement address issues specifically relating to the present and future relationship of Delphi, GM, and their Affiliates that are otherwise addressed in this Plan and as they are intended to relate to holders of other Claims and Interests. For example, sections 4.01, 4.02, and 4.03 of the Delphi-GM Global Settlement Agreement require that the Plan contain the releases provided for therein; section 7.05 of the Delphi-GM Global Settlement Agreement and section 7.10 of the Delphi-GM Master Restructuring Agreement contain terms and provisions relating to the retention by the Bankruptcy Court of jurisdiction to hear and determine certain disputes arising under such agreements after the Effective Date; and Article 5 of the Delphi-GM Master Restructuring Agreement contains terms and provisions relating to the assumption and rejection of contracts by and among the parties thereto. In the event there are any conflicts between the terms and provisions of the Plan or Confirmation Order (and as each may be amended) and the terms and provisions of the Delphi-GM Global Settlement Agreement and Delphi-GM Master Restructuring Agreement, the terms of the Delphi-GM Global Settlement Agreement and Delphi-GM Master Restructuring Agreement shall govern, which terms are deemed incorporated by reference into the Plan.
     7.21 Collective Bargaining Agreements.
          (a) UAW. Pursuant to this Plan and in accordance with the UAW 1113/1114 Settlement Approval Order, a copy of which is attached hereto as Exhibit 7.21(a), on the Effective Date, the UAW-Delphi-GM Memorandum of Understanding, a copy of which is attached hereto as Exhibit 1 to the UAW 1113/1114 Settlement Approval Order, and all documents described in Attachment E to the UAW-Delphi-GM Memorandum of Understanding shall be automatically assumed by the applicable Reorganized Debtor under sections 365 and 1123 of the Bankruptcy Code.
          (b) IUE-CWA. Pursuant to this Plan and in accordance with the IUE-CWA 1113/1114 Settlement Approval Order, a copy of which is attached hereto as Exhibit 7.21(b), on the Effective Date, the IUE-CWA-Delphi-GM Memorandum of Understanding, a copy of which is attached hereto as Exhibit 1 to the IUE-CWA 1113/1114 Settlement Approval Order, and all documents described in Attachment E to the IUE-CWA-Delphi-GM Memorandum of
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Understanding shall be automatically assumed by the applicable Reorganized Debtor under sections 365 and 1123 of the Bankruptcy Code.
          (c) USW. Pursuant to this Plan and in accordance with the USW 1113/1114 Settlement Approval Order, a copy of which is attached hereto as Exhibit 7.21(c), on the Effective Date, (i) the USW-Home Avenue Memorandum of Understanding, a copy of which is attached hereto as Exhibit 1 to the USW 1113/1114 Settlement Approval Order, and all documents described in Attachment E to the USW-Home Avenue Memorandum of Understanding and (ii) the USW-Vandalia Memorandum of Understanding, a copy of which is attached hereto as Exhibit 2 to the USW 1113/1114 Settlement Approval Order, and all documents described in Attachment E to the USW-Vandalia Memorandum of Understanding shall be automatically assumed by the applicable Reorganized Debtor under sections 365 and 1123 of the Bankruptcy Code.
          (d) IUOE. Pursuant to this Plan and in accordance with the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, a copy of which is attached hereto as Exhibit 7.21(d), on the Effective Date, (i) the IUOE Local 832S Memorandum of Understanding, a copy of which is attached hereto as Exhibit 1 to the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, and all documents described in Attachment A to the IUOE Local 832S Memorandum of Understanding, (ii) the IUOE Local 18S Memorandum of Understanding, a copy of which is attached hereto as Exhibit 2 to the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, and all documents described in Attachment A to the IUOE Local 18S Memorandum of Understanding, and (iii) the IUOE Local 101S Memorandum of Understanding, a copy of which is attached hereto as Exhibit 3 to the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, and all documents described in Attachment A to the IUOE Local 101S Memorandum of Understanding shall be automatically assumed by the applicable Reorganized Debtor under sections 365 and 1123 of the Bankruptcy Code.
          (e) IBEW. Pursuant to this Plan and in accordance with the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order , a copy of which is attached hereto as Exhibit 7.21(d), on the Effective Date, (i) the IBEW E&S Memorandum of Understanding, a copy of which is attached hereto as Exhibit 4 to the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, and all documents described in Attachment A to the IBEW E&S Memorandum of Understanding and (ii) the IBEW Powertrain Memorandum of Understanding, a copy of which is attached hereto as Exhibit 5 to the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, and all documents described in Attachment A to the IBEW Powertrain Memorandum of Understanding shall be automatically assumed by the applicable Reorganized Debtor under sections 365 and 1123 of the Bankruptcy Code.
          (f) IAM. Pursuant to this Plan and in accordance with the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, a copy of which is attached hereto as Exhibit 7.21(d), on the Effective Date, the IAM-Delphi Memorandum of Understanding, a copy of which is attached hereto as Exhibit 6 to the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, and all documents described in Attachment A to the IAM-Delphi Memorandum of Understanding shall be automatically assumed by the applicable Reorganized Debtor under sections 365 and 1123 of the Bankruptcy Code.
     7.22 Pension.
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employees or retirees subject to the UAW-Delphi Supplemental Agreement dated April 29, 2004, as amended, except as provided in paragraph 18 of the UAW Benefit Guarantee Term Sheet.
     7.24 Preservation Of Causes Of Action. ~~A non-exclusive list of Retained Actions shall be filed as Exhibit 7.24 hereto on or before the Exhibit Filing Date.~~ In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in this Plan, the Reorganized Debtors shall retain and may (but are not required to) enforce all Retained Actions and all other similar claims arising under applicable state laws, including, without limitation, fraudulent transfer claims, if any, and all other Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code. The Debtors or the Reorganized Debtors, in their sole and absolute discretion, shall determine whether to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), and shall not be required to seek further approval of the Bankruptcy Court for such action. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action. Notwithstanding the foregoing, Causes of Action against Persons arising under section 544, 545, 547, 548, or 553 of the Bankruptcy Code or similar state laws shall not be retained by the Reorganized Debtors unless specifically listed on Exhibit 7.24 hereto.
     7.25 Reservation Of Rights. With respect to any avoidance causes of action under section 544, 545, 547, 548, or 553 of the Bankruptcy Code that the Debtors abandon in accordance with ~~the procedures described immediately above~~ Article 7.24, the Debtors reserve all rights including, the right under section 502(d) of the Bankruptcy Code to use defensively the abandoned avoidance cause of action as a ground to object to all or any part of a claim against any estate asserted by a creditor that remains in possession of, or otherwise obtains the benefit of, the avoidable transfer.
     7.26 Exclusivity Period. The Debtors shall retain the exclusive right to amend or modify this Plan, and to solicit acceptances of any amendments to or modifications of this Plan, through and until the Effective Date.
     7.27 Corporate Action. Each of the matters provided for under this Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized, approved, and to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of any of the Debtors or the Reorganized Debtors.
     7.28 Effectuating Documents; Further Transactions. Each of the Chief Executive Officer, Chief Financial Officer, Chief Restructuring Officer, and General Counsel of the Debtors, or their respective designees, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan or to otherwise comply with applicable law. The secretary or assistant secretary of the Debtors shall be authorized to certify or attest to any of the foregoing actions.
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     7.29 Consummation Of Divestiture Transactions. In the event that the Bankruptcy Court enters an order on or prior to the Effective Date authorizing a Debtor(s) to sell assets free and clear of liens, claims, and encumbrances, such Debtor(s) shall be permitted to close on the sale of such assets subsequent to the Effective Date free and clear of liens, claims, and encumbrances pursuant to sections 363 and 1123 of the Bankruptcy Code.
     7.30 Exemption From Certain Transfer Taxes And Recording Fees.
     Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to this Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property, shall not be subject to any stamp taxes and any other similar tax or governmental assessment to the fullest extent contemplated by section 1146(c) of the Bankruptcy Code, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
     7.31 Trade and Other Unsecured Claims Threshold. In the event the Debtors fail to satisfy the condition set forth in Section 9(a)(xxii) of the Investment Agreement and ADAH waives such condition, to the extent the Debtors issue any shares of New Common Stock pursuant to the Plan (after giving affect to any Cash or other consideration provided to holders of Trade and Other Unsecured Claims under the Plan) as a result of Trade and Other Unsecured Claims aggregating in excess of $1.45 billion, then (i) the Debtors shall issue to the Plan Investors additional Direct Subscription Shares, and (ii) adjust the conversion price of the New Series A Preferred Shares and the New Series B Preferred Shares each in accordance with the terms of Section 9(a)(xxii) of the Investment Agreement.
ARTICLE VIII
UNEXPIRED LEASES AND EXECUTORY CONTRACTS
     8.1 Assumed And Rejected Contracts And Leases.
          (a) Executory Contracts And Unexpired Leases. All executory contracts and unexpired leases as to which any of the Debtors is a party shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such executory contracts or unexpired leases (i) shall have been previously rejected by the Debtors by Final Order of the Bankruptcy Court, (ii) shall be the subject of a motion to reject pending on or before the Effective Date, (iii) shall have expired or terminated on or prior to December 31, 2007 (and not otherwise extended) pursuant to its own terms, (iv) are listed on the schedule of rejected executory contracts or unexpired leases attached hereto as Exhibit 8.1(a), or (v) are otherwise rejected pursuant to the terms of this Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections and assumptions contemplated hereby pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Each executory contract or unexpired lease assumed pursuant to this Article 8.l(a) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to
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assume or reject any executory contract or unexpired lease. Notwithstanding the foregoing or anything else in this Article VIII, (i) all executory contracts or unexpired leases between GM and any of the Debtors shall receive the treatment described in the Delphi-GM Definitive Documents ~~and~~,      (ii) all agreements, and exhibits or attachments thereto, between the Unions and Delphi shall receive the treatment described in Article 7.21 of this ~~plan~~ Plan and the Union Settlement Agreements, and (iii) all executory contracts memorializing Ordinary Course Customer Obligations shall receive the treatment described in Article 5.2 of this Plan.
          (b) Real Property Agreements. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of this Plan. In the event the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming any unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.
          (c) Exhibits Not Admissions. Neither the exclusion nor the inclusion by the Debtors of a contract or lease on Exhibit 8.1(a) nor anything contained in this Plan shall constitute an admission by the Debtors that such lease or contract is an unexpired lease or executory contract or that any Debtor, or its respective Affiliates, has any liability thereunder. The Debtors reserve the right, subject to notice, to amend, modify, supplement, or otherwise change Exhibit 8.1(a) on or before the Confirmation Date.
     8.2 Payments Related To Assumption Of Executory Contracts And Unexpired Leases.
          (a) Material Supply Agreements. Any monetary amounts by which each Material Supply Agreement to be assumed pursuant to this Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code by Cure, and will be paid to the non-Debtor counterparty to the Material Supply Agreement. To the extent that Cure has not already been agreed to between the Debtor party to the agreement and the non-Debtor party, the Debtors or Reorganized Debtors shall provide each party whose Material Supply Agreement is being assumed or assumed and assigned pursuant to the Plan, in accordance with the Cure procedures established under the Solicitation Procedures Order, with a notice that will provide: (i) the contract or lease being assumed or assumed and assigned; (ii) the name of the proposed assignee, if any; (iii) the proposed cure amount (the “Cure Amount Claim”) if any, that the applicable Debtor or Reorganized Debtor believes it (or its assignee) would be obligated to pay in connection with such assumptions; (iv) an election for the payment terms of the Cure Amount Claim, and (v) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Claim Amount (the “Cure Amount Notice”). The Cure Amount Notice shall be in substantially the form approved by the Court under the Solicitation Procedures Order and shall be served on each non-~~debtor~~ Debtor party or parties to a Material Supply Agreement. If the non-~~debtor~~ Debtor party does not timely respond to the Cure
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Amount Notice, the Cure Amount Claim shall be paid in ~~Cash and~~ New Common Stock and Discount Rights in the same proportion as that received by holders of Allowed General Unsecured Claims on or as soon as reasonably practicable after the Effective Date. If the non-~~debtor~~ Debtor party responds to the Cure Amount Notice in accordance with the procedures set forth in the Solicitation Procedures Order and the non-~~debtor~~ Debtor party asserts a dispute regarding (x) the nature or amount of any Cure, (y) the ability of the Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (z) any other matter pertaining to assumptions, the Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided that if there is a dispute as to the amount of Cure that cannot be resolved consensually among the parties, the Debtors shall have the right to reject the contract or lease for a period of five days after entry of a final order establishing a Cure amount in excess of that provided by the Debtors.
     (b) Other Executory Contracts And Other Unexpired Leases. The provisions (if any) of each Other Executory Contract or Other Unexpired Lease to be assumed under this Plan which are or may be in default shall be satisfied solely by Cure. Any party to an Other Executory Contract or Other Unexpired Lease that wishes to assert that Cure shall be required as a condition to assumption shall file and serve a proposed Cure Claim so as to be received by the Debtors or Reorganized Debtors as applicable, and their counsel at the address set forth in Article 14.8 hereof within 45 days after entry of the Confirmation Order (the “Cure Claim Submission Deadline”), after which the Debtors or Reorganized Debtors, as the case may be, shall have 45 days to file any objections thereto. Should a party to an Other Executory Contract or Other Unexpired Lease not file a proposed Cure Claim by the Cure Claim Submission Deadline in accordance with the procedures set forth herein, then any default then existing shall be deemed cured as of the day following the Cure Claim Submission Deadline and such party shall forever be barred from asserting against the Debtors or the Reorganized Debtors, as applicable, a claim that arose on or prior to the Confirmation Date. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of any Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the matter shall be set for hearing in the Bankruptcy Court on the next available hearing date, or such other date as may be agreed upon, and Cure, if any, shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, however, that if there is a dispute as to the amount of Cure that cannot be resolved consensually among the parties, the Debtors shall have the right to reject the contract or lease for a period of five days after entry of a Final Order establishing a Cure amount in excess of that asserted by the Debtors. If the cure amount was filed and served in accordance with the procedures set forth herein and is not disputed, the Debtors or Reorganized Debtors, as the case may be, shall pay the Cure Claim, if any, to the claimant within 20 days after service of the Cure Claim. Disputed cure amounts that are resolved by agreement or Final Order shall be paid by the Debtors within 20 days of such agreement or Final Order.
     (c) Intercompany Executory Contracts and Intercompany Unexpired Leases. Any Claim outstanding at the time of assumption of an Intercompany Executory Contract or an Intercompany Unexpired Lease shall be Reinstated and shall be satisfied in a manner to be agreed to by the relevant Debtors and/or non-Debtor Affiliates.
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          ~~(c)~~(d)Assignment Pursuant To Restructuring Transaction. To the extent the Debtor who is party to an executory contract or unexpired lease is to be merged or liquidated as part of a Restructuring Transaction, the non-Debtor parties to such executory contract or unexpired lease shall, upon assumption as contemplated herein, be deemed to have consented to the assignment of such executory contract or unexpired lease to the Reorganized Debtor that is the surviving entity after such Restructuring Transaction. ~~The provisions (if any) of each Intercompany Executory Contract and Intercompany Unexpired Lease to be assumed under the Plan which are or may be in default shall be satisfied in a manner to be agreed to by the relevant Debtors and/or non-Debtor Affiliates.~~
     8.3 Rejection Damages Bar Date. If the rejection by the Debtors (pursuant to this Plan or otherwise) of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, or such entities’ properties unless a proof of claim is filed with the Claims Agent and served upon counsel to the Debtors and the Creditors’ Committee within 30 days after the later of (a) entry of the Confirmation Order or (b) notice that the executory contract or unexpired lease has been rejected, unless otherwise ordered by the Bankruptcy Court.
ARTICLE IX
PROVISIONS GOVERNING DISTRIBUTIONS
     9.1 Time Of Distributions. Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under this Plan shall be made on a Periodic Distribution Date.
     9.2 No Interest On Disputed Claims. Unless otherwise specifically provided for in this Plan or as otherwise required by Section 506(b) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim.
     9.3 Disbursing Agent. The Disbursing Agent shall make all distributions required under this Plan except with respect to any holder of a Claim or Interest whose ~~distribution~~Claim or Interest is governed by an agreement and is administered by a Servicer, which distributions shall be deposited with the appropriate Servicer, as applicable, who shall deliver such distributions to the holders of Claims or Interests in accordance with the provisions of this Plan and the terms of any governing agreement; provided, however, that if any such Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Servicer, shall make such distributions.
     9.4 Surrender Of Securities Or Instruments. On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim (a “Certificate”) shall surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by an agreement and administered by a Servicer, the respective Servicer, and such Certificate shall be cancelled solely with respect to the Debtors and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-a-vis one another to such instruments; provided, however, that this ~~[~~Article 9.4~~]~~ shall not apply to any Claims Reinstated pursuant to the terms of this Plan. No distribution of property hereunder shall
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be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective Servicer. Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective Servicer prior to the second anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.
     9.5 Services Of Indenture Trustees, Agents, And Servicers. The services, with respect to implementation of the distributions contemplated by this Plan, of Servicers under the relevant agreements that govern the rights of holders of Claims and Interests shall be as set forth elsewhere in this Plan. The Reorganized Debtors shall reimburse any Servicer (including ~~indenture trustees~~the Indenture Trustees) for reasonable and necessary services performed by it (including reasonable attorneys’ fees and documented out-of-pocket expenses) in connection with the making of distributions under this Plan to holders of Allowed Claims or Interests, without the need for the filing of an application with, or approval by, the Bankruptcy Court. ~~For purposes of reviewing the reasonableness of the fees and expenses of the Servicers (and their attorneys), the Debtors, the Statutory Committees, and the Office of the United States Trustee for the Southern District of New York shall be provided with copies of invoices of each Servicer (and its attorneys) in the form typically rendered in the regular course of the Servicers’ business or attorneys’ representation of the Servicers, provided, however, that the invoices contain narrative descriptions of the services rendered and itemization of expenses incurred.~~ To the extent that there are any disputes that the reviewing parties are unable to resolve with the Servicers, the reviewing parties shall report to the Bankruptcy Court as to whether there are any unresolved disputes regarding the reasonableness of the Servicers’ (and their attorneys’) fees and expenses. Any such unresolved disputes may be submitted to the Bankruptcy Court for resolution.
     9.6 Claims Administration Responsibility.
          (a) Reorganized Debtors. The Reorganized Debtors shall retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving all Claims against, and Interests in, the Debtors and making distributions (if any) with respect to all Claims and Interests, except as otherwise described in this Article IX.
          (b) Joint Claims Oversight Committee. On the Effective Date, there shall be formed a Joint Claims Oversight Committee. The Joint Claims Oversight Committee shall monitor the general unsecured claims reconciliation and settlement process conducted by the Reorganized Debtors, provide guidance to the Reorganized Debtors, and address the Bankruptcy Court if the Joint Claims Oversight Committee disagrees with the Reorganized Debtors’ determinations requiring claims resolution. The composition of the Joint Claims Oversight Committee shall be reasonably satisfactory to Appaloosa, but in any case, shall include at least one representative appointed by Appaloosa and one representative appointed by the Creditors’ Committee. For so long as the claims reconciliation process shall continue, the Reorganized Debtors shall make regular reports to the Joint Claims Oversight Committee. The Joint Claims Oversight Committee may employ, without further order of the Bankruptcy Court, professionals to
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assist it in carrying out its duties as limited above, including any professionals retained in these Chapter 11 Cases, and the Reorganized Debtors shall pay the reasonable costs and expenses of the Joint Claims Oversight Committee and its members, including reasonable professional fees, in the ordinary course without further order of the Bankruptcy Court.
          (c) Filing Of Objections. Unless otherwise extended by the Bankruptcy Court, any objections to Claims and/or Interests shall be served and filed on or before the Claims/Interests Objection Deadline. Notwithstanding any authority to the contrary, an objection to a Claim or Interest shall be deemed properly served on the holder of the Claim or Interest if the Debtors or Reorganized Debtors effect service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, (ii) to the extent counsel for a holder of a Claim or Interest is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or other representative identified on the proof of claim or any attachment thereto (or at the last known addresses of such holders of Claims if no proof of claim is filed or if the Debtors have been notified in writing of a change of address), or (iii) by first class mail, postage prepaid, on any counsel that has appeared on behalf of the holder of the Claim or Interest in the Chapter 11 Cases and has not withdrawn such appearance.
          (d) Determination Of Claims Or Interests. Any Claim or Interest determined and liquidated pursuant to (i) the ADR Procedures, (ii) an order of the Bankruptcy Court, or (iii) applicable non-bankruptcy law (which determination has not been stayed, reversed, or amended and as to which determination (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending) shall be deemed an Allowed Claim or an Allowed Interest in such liquidated amount and satisfied in accordance with this Plan. Nothing contained in this Article 9.6 shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Claim or Claims, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.
     9.7 Delivery Of Distributions.
          (a) Allowed Claims. Distributions to holders of Allowed Claims shall be made by the Disbursing Agent or the appropriate Servicer (a) at the addresses set forth on the proofs of claim filed by such holders of Claims (or at the last known addresses of such holders of Claims if no proof of claim is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of a holder of a Claim whose Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer.
          (b) Allowed Interests. For the purpose of making distributions (other than the Rights) to holders of Allowed Interests pertaining to Existing Common Stock, the transfer ledger in respect of the Existing Common Stock in Delphi shall be closed as of the close of business on the Effective Date, and the Disbursing Agent and its respective agents shall be entitled to recognize and deal for all purposes herein with only those holders of record stated on the
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transfer ledger maintained by the stock transfer agent for the Existing Common Stock in Delphi as of the close of business on the Effective Date.
          (c) Undeliverable Distributions. If any distribution to a holder of a Claim or Interest is returned as undeliverable, no further distributions to such holder of such Claim or Interest shall be made unless and until the Disbursing Agent or the appropriate Servicer is notified of the then-current address of such holder of the Claim or Interest, at which time all missed distributions shall be made to such holder of the Claim or Interest without interest. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed. The Debtors shall make reasonable efforts to locate holders of undeliverable distributions. All claims for undeliverable distributions must be made on or before the later to occur of (i) the second anniversary of the Effective Date or (ii) six months after such holder’s Claim or Interest becomes an Allowed Claim or Allowed Interest, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding federal or state escheat laws to the contrary.
     9.8 Procedures For Treating And Resolving Disputed And Contingent Claims.
          (a) No Distributions Pending Allowance. No payments or distributions shall be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by a Final Order of the Bankruptcy Court, and the Disputed Claim or Disputed Interest has become an Allowed Claim or Allowed Interest. All objections to Claims or Interests must be filed on or before the Claims Objection Deadline.
          (b) Distribution Reserve. The Debtors shall establish one or more Distribution Reserves, ~~including reserves aggregating $1.7 billion on account of General Unsecured Claims (other than Senior Note Claims~~New Common Stock, New Warrants, Oversubscription Cash, and ~~TOPrS Claims), Section 510(b) Note Claims, Section 510(b) Equity Claims, Section 510(b) ERISA Claims, and Cure Claims~~ Cash raised by the Par Value Rights Offering for the purpose of effectuating distributions to holders of Disputed Claims or Disputed Interests pending the allowance or disallowance of such claims or interests in accordance with this Plan.
               (i) Distribution Reserve Related To New Common Stock And New Warrants Distributed Pursuant To The Plan. The Debtors or the Disbursing Agent shall establish a reserve to hold the New Common Stock and New Warrants that would otherwise be distributed to holders of Disputed Claims or Disputed Interests based on the amounts estimated by the Bankruptcy Court of such Claims or Interests or agreed to by the holder of such Claim or Interest and the Debtors.
               (ii) Distribution Reserve For Oversubscription Cash. The Debtors or Disbursing Agent shall establish a Distribution Reserve for the Oversubscription Cash. The Distribution Reserve shall be equal to the Pro Rata portion of the Oversubscription Cash to which Non-exercising Creditors would be entitled under this Plan as of the Effective Date, as if the Disputed Claims of such Non-exercising Creditors
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were Allowed Claims in their (a) Face Amount or (b) estimated amounts of such Disputed Claim as approved by the Bankruptcy Court or agreed to by the holder of such Claim and Debtors. Payments and distributions from the Distribution Reserve for Oversubscription Cash shall be made as appropriate to (i) any Non-exercising Creditor holding a Disputed Claim that has become an Allowed Claim, as soon as reasonably practicable after the date such Disputed Claim becomes an Allowed Claim and (ii) any Non-exercising Creditors holding Allowed Claims if any Disputed Claim is disallowed in whole or in part.
     ~~(b)~~(iii) Estimation Of Claims For Distribution Reserves. To the extent that any Claims remain Disputed Claims as of the Effective Date, the Debtors or Reorganized Debtors shall seek an order from the Bankruptcy Court establishing the amounts to be withheld as part of the Distribution Reserves. Without limiting the foregoing, the Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim, including any such Claim arising from the Debtors’ or Reorganized Debtors’ rejection of an executory contract, pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors have previously objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Disputed Claim at any time during litigation concerning any objection to any Disputed Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount may, as determined by the Bankruptcy Court, constitute either (a) the Allowed amount of such Disputed Claim, (b) a maximum limitation on such Disputed Claim, or (c) in the event such Disputed Claim is estimated in connection with the estimation of other Claims within the same Class, a maximum limitation on the aggregate amount of Allowed Claims on account of such Disputed Claims so estimated; provided, however, that if the estimate constitutes the maximum limitation on a Disputed Claim, or on more than one such Claim within a Class of Claims, as applicable, the Debtors may elect to pursue supplemental proceedings to object to any ultimate allowance of any such Disputed Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Disputed Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.
     (c) No Recourse To Debtors Or Reorganized Debtors. Any Disputed Claim or Disputed Interest that ultimately becomes an Allowed Claim or Allowed Interest, as the case may be, shall be entitled to receive its applicable distribution under the Plan solely from the Distribution Reserve established on account of such Disputed Claim or Disputed Interest. In no event shall any holder of a Disputed Claim or Disputed Interest have any recourse with respect to distributions made, or to be made, under the Plan to holders of such Claims or Interests to any Debtor or Reorganized Debtor on account of such Disputed Claim or Disputed Interest, regardless of whether such Disputed Claim or Disputed Interest shall ultimately become an Allowed Claim or Allowed Interest, as the case may be, or regardless of whether sufficient Cash, New Common Stock, New Warrants, or other property remains available for distribution in the Distribution Reserve established on account of such Disputed Claim or Disputed Interest at the time such Claim or Interest becomes entitled to receive a distribution under the Plan.
     (d) Distributions After Allowance. Payments and distributions from the Distribution Reserve to each respective holder of a Claim or Interest on account of a Disputed
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Claim or Disputed Interest, to the extent that it ultimately becomes an Allowed Claim or an Allowed Interest, shall be made in accordance with provisions of this Plan that govern distributions to such holder of a Claim or Interest. On the first Periodic Distribution Date following the date when a Disputed Claim or Disputed Interest becomes undisputed, noncontingent and liquidated, the Disbursing Agent shall distribute to the holder of such Allowed Claim or Allowed Interest any Cash, New Common Stock, New Warrants, or other property, from the Distribution Reserve that would have been distributed on the dates distributions were previously made had such Allowed Claim or Allowed Interest been an Allowed Claim or Allowed Interest on such dates. After a Final Order of the Bankruptcy Court has been entered, or other final resolution has been reached with respect to all Disputed Claims and Disputed Interests, any remaining Cash in the Distribution Reserve shall revert to the Reorganized Debtors and(i) any remaining New Common Stock in the Distribution Reserve shall revert to the Reorganized Debtors and be held as treasury stock; provided, however, that, (ii) any Oversubscription Cash remaining in the Distribution Reserve shall be distributed on a Pro Rata basis based on the Allowed Claims of Non-exercising Creditors, and (iii) any property held in a distribution reserve established solely on account of Class 1G-1 shall not revert to the Debtors and shall be distributed to holders of Allowed Class 1G-1 Interests in accordance with Article 5.6 of this Plan. Subject to Article 9.2 hereof, all distributions made under this Article of this Plan on account of an Allowed Claim shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to holders of Allowed Claims included in the applicable class. The Disbursing Agent shall be deemed to have voted any New Common Stock held in the Distribution Reserve in the same proportion as shares previously disbursed by the Disbursing Agent. The Servicers shall be deemed to have voted any New Common Stock held by such Servicers in the same proportion as shares previously disbursed by such Servicers.
          (e) De Minimis Distributions. Neither the Disbursing Agent nor any Servicer shall have any obligation to make a distribution on account of an Allowed Claim or Allowed Interest from any Distribution Reserve or otherwise if (i) the aggregate amount of all distributions authorized to be made from such Distribution Reserve or otherwise on the Periodic Distribution Date in question is or has a value less than $250,000; provided that the Debtors shall make a distribution on a Periodic Distribution Date of less than $250,000 if the Debtors expect that such Periodic Distribution Date shall be the final Periodic Distribution Date, or (ii) the amount to be distributed to the specific holder of the Allowed Claim or Allowed Interest on the particular Periodic Distribution Date does not both (x) constitute a final distribution to such holder and (y) has a value less than $50.00.
     9.9 Section 510(b) Opt Out Claims. No Section 510(b) Opt Out Claim shall be an Allowed Claim unless and until such Claims has been allowed by Final Order of the Bankruptcy Court. Any Section 510(b) Opt Out Claim that ultimately becomes an Allowed Claim shall be entitled to receive its applicable distribution that would have otherwise been distributed under the Plan solely from the applicable portion of the Securities Settlement. In no event shall any holder of a Section 510(b) Opt Out Claim have any recourse with respect to distributions made, or to be made, under the Securities Settlement to holders of such Claims or Interests to any Debtor or Reorganized Debtor on account of such Section 510(b) Opt Out Claim, regardless of whether
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such Claim shall ultimately become an Allowed Claim or regardless of whether sufficient Cash or New Common Stock remains available for distribution at the time such Claim is Allowed.
     9.10 Fractional Securities.
          ~~(a) Distributions To Holders Of General Unsecured Claims.~~ Payments of fractions of shares of New Common Stock or New Warrants shall not be made ~~to holders of General Unsecured Claims~~. Fractional shares of New Common Stock or New Warrants that would otherwise be distributed ~~to holders of Allowed General Unsecured Claims~~under the Plan shall be rounded to the nearest whole number of shares in accordance with the following method: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number of shares and ~~the Cash distribution made to the holder of such Allowed General Unsecured Claim pursuant to Article 5.3 shall be reduced by the equivalent amount of such rounded up portion of such share (based on a $45 per share value); and~~ (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number of shares ~~and the Cash distribution made to the holder of such Allowed General Unsecured Claim pursuant to Article 5.3 shall be increased by the equivalent amount of such rounded down portion of such share (based on a $45 per share value).~~
~~Distributions To Holders Of Existing Common Stock. Payments of fractions of shares of New Common Stock and New Warrants shall not be made to holders of Existing Common Stock. Fractional shares of New Common Stock and New Warrants shall be rounded to the next greater or next lower number of shares in accordance with the following method: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number.~~
ARTICLE X
ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS
     10.1 DIP Facility Claims
          (a) DIP Facility Revolver Claim. On the Effective Date, the DIP Facility Revolver Claim shall be allowed in an amount to be agreed upon by the Debtors and, as applicable, the DIP Lenders, or as ordered by the Bankruptcy Court, at least five Business Days prior to the Effective Date, and all obligations of the Debtors thereunder shall be paid in full in Cash in accordance with the DIP Credit Agreement on the Effective Date.
          (b) DIP Facility First Priority Term Claim. On the Effective Date, the principal amount of the DIP Facility First Priority Term Claim shall be allowed in an amount agreed upon by the Debtors and, as applicable, the DIP Lenders, or as ordered by the Bankruptcy Court, at least five Business Days prior to the Effective Date, and all obligations of the Debtors thereunder shall be paid in full in Cash in accordance with the DIP Credit Agreement on the Effective Date; provided, however, that with respect to letters of credit issued under the DIP Facility, such claims may be satisfied in full by the cash collateralization of such letters of credit, or by procuring back-up letters of credit, in each case, ~~on terms reasonably satisfactory to~~in accordance with the DIP ~~Agent,~~Credit Agreement or as otherwise agreed to by the DIP Agent.
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Holdback Amount for all Professionals. The Disbursing Agent shall maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order. Such funds shall not be considered property of the Debtors, the Reorganized Debtors, or the Estates. The remaining amount of Professional Claims owing to the Professionals shall be paid to such Professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Bankruptcy Court. When all Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.
          (d) Post-Confirmation Date Retention. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors shall employ and pay Professionals in the ordinary course of business.
     10.4 Substantial Contribution Compensation And Expenses Bar Date. Any Person (including ~~indenture trustee for~~ the ~~Senior Notes and Subordinated Notes (collectively, the “Prepetition~~ Indenture Trustees~~”~~) who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code shall file an application with the clerk of the Bankruptcy Court on or before the 45th day after the Effective Date (the “503 Deadline”), and serve such application on counsel for the Debtors, the Statutory Committees, Plan Investors, the United States Trustee, and such other parties as may be decided by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement. Notwithstanding the foregoing, on or within fifteen (15) days after the Confirmation Date, the ~~Prepetition~~ Indenture Trustees shall deliver to the Debtors, ~~the Statutory Committees, Plan Investors and the United States Trustee,~~ either (a) a statement indicating such ~~Prepetition~~ Indenture Trustee’s prepetition fees and expenses are less than the amounts set forth on Exhibit 10.4 or (b) their invoices for their respective fees and expenses; and the ~~reviewing parties~~Debtor shall have the right to file an objection with the Bankruptcy Court, which objection must be filed with fifteen (15) days of receipt. If ~~a Prepetition~~ an Indenture Trustee has delivered notice that its prepetition fees and expenses are less than the amounts set forth on Exhibit 10.4 or absent any such objection, the ~~Prepetition~~ Indenture Trustees’ invoice for its fees and expenses shall be paid ~~in Cash~~ by the Debtors or Reorganized Debtors, as applicable, on the Effective Date, or as soon thereafter as practicable, without need to file an application for the payment of its fees and without need for further order of the Bankruptcy Court.
     10.5 Other Administrative Claims. All other requests for payment of an Administrative Claim (other than as set forth in Article 10.1, Article 10.2, Article 10.3, or Article 10.4 of this Plan) must be filed, in substantially the form of the Administrative Claim Request Form attached hereto as Exhibit 10.5, with the Claims Agent and served on counsel for the Debtors and the Statutory Committees no later than 45 days after the Effective Date. Any request for payment of an Administrative Claim pursuant to this Article 10.5 that is not timely filed and served shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors. The Debtors or the Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim within 60 days after the Administrative Claims Bar Date (unless such objection period is extended by the Bankruptcy Court), such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors
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object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable in the ordinary course of business.
ARTICLE XI
EFFECT OF THE PLAN ON CLAIMS AND INTERESTS
     11.1 Revesting Of Assets. Except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in each of the Debtors which owned such property or interest in property as of the Effective Date, free and clear of all Claims, liens, charges, encumbrances, rights, and Interests of creditors and equity security holders. As of and following the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and the Confirmation Order.
     11.2 Discharge Of The Debtors. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted this Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the occurrence of the Effective Date.
     11.3 Compromises And Settlements. In accordance with Article 9.6 of this Plan, pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various (a) Claims against, or Interests in, them and (b) Causes of Action that they have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors as contemplated in Article 11.1 of this Plan, without the need for further approval of the Bankruptcy Court, provided, however, that Bankruptcy Court approval shall be required after the Effective Date if the Joint Claims Oversight Committee objects to a proposed settlement based on criteria established by the board of directors of Reorganized Delphi.
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     11.4 Release By Debtors Of Certain Parties. Pursuant to section 1123(b)(3) of the Bankruptcy Code, but subject to Article 11.13 of this Plan, effective as of the Effective Date, each Debtor, in its individual capacity and as a debtor-in-possession for and on behalf of its Estate, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on, or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence, or event in any manner related to any such Claims, Interests, restructuring, or the Chapter 11 Cases. The Reorganized Debtors and any newly-formed entities that will be continuing the Debtors’ businesses after the Effective Date shall be bound, to the same extent the Debtors are bound, by the releases and discharges set forth above. Notwithstanding the foregoing, nothing in this Plan shall be deemed to release (i) any of the Debtors or GM from their obligations under the Delphi-GM Definitive Documents or the transactions contemplated thereby, (ii) any of the Debtors, the Unions, or GM from their obligations under the Union Settlement Agreements or the transactions contemplated thereby, or (iii) any of the Debtors or the Plan Investors or their affiliates from their obligations under the Investment Agreement or the transactions contemplated thereby.
     11.5 Release By Holders Of Claims And Interests. On the Effective Date, (a) each Person who votes to accept this Plan and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity (other than a Debtor), which has held, holds, or may hold a Claim against or Interest in the Debtors, in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and ~~the Cash,~~ New Common Stock, New Warrants, and other contracts, instruments, releases, agreements, or documents to be delivered in connection with this Plan (each, a “Release Obligor”), shall have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Released Parties for and from any claim or Cause of Action existing as of the Effective Date in any manner arising from, based on, or relating to, in whole or in part, the Debtors, the subject matter of, or the transaction or event giving rise to, the claim of such Release Obligor, the business or contractual arrangements between any Debtor and Release Obligor or any Released Party, the restructuring of the claim prior to the Chapter 11 Cases, or any act, omission, occurrence, or event in any manner related to such subject matter, transaction, obligation, restructuring, or the Chapter 11 Cases, including, but not limited to, any claim relating to, or arising out of the Debtors’ Chapter 11 Cases, the negotiation and filing of this Plan, the filing of the Chapter 11 Cases, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation or consummation of this Plan, the Disclosure Statement, the Plan Exhibits, the Union Settlement Agreements, any employee benefit plan, instrument, release or other agreement or document created, modified, amended or entered into in connection with either this Plan or any other agreement with the Unions, including but not limited to the Union Settlement Agreements, or any other act taken or not taken consistent with the Union Settlement Agreements in connection with the Chapter 11 cases; provided, however, that (A) this Article 11.5 is subject to and limited by Article 11.13 of this Plan and (B) this Article 11.5 shall not release any Released Party from
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any Cause of Action held by a governmental entity existing as of the Effective Date based on (i) the Internal Revenue Code or other domestic state, city, or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city, or municipality, (iii) any criminal laws of the United States or any domestic state, city, or municipality, (iv) the Exchange Act, the Securities Act, or other securities laws of the United States or any domestic state, city, or municipality, (v) the Employee Retirement Income Security Act of 1974, as amended, or (vi) the laws and regulations of the Bureau of Customs and Border Protection of the United States Department of Homeland Security. Notwithstanding the foregoing, all releases given by GM to (i) the Debtors and the Debtors’ Affiliates shall be as set forth in the Delphi-GM Global Settlement Agreement and (ii) the Unions shall be as set forth in the Union Settlement Agreements.
     11.6 Release By Unions. The releases provided for in (i) Section K.3 of the UAW-Delphi-GM Memorandum of Understanding, (ii) Section H.3 of the IUE-CWA-Delphi-GM Memorandum of Understanding, (iii) Section G.3 of the USW Memoranda of Understanding, (iv) Section F.3 of the IUOE Local 18S Memorandum of Understanding and IUOE Local 832S Memorandum of Understanding and Section E.3 of the IUOE Local 101S Memorandum of Understanding; (v) Section F.3 of the IBEW E&S Memorandum of Understanding and the IBEW Powertrain Memorandum of Understanding; and (vi) Section F.3 of the IAM Memorandum of Understanding are incorporated by reference herein in their entirety.
     11.7 Release Of GM By Debtors And Third Parties. On the Effective Date, GM shall receive all releases provided for in Article IV of the Delphi-GM Global Settlement Agreement, which provisions are incorporated by reference herein in their entirety.
     11.8 Release and Exculpation Of Plan Investors ~~By Debtors And Third Parties~~. In consideration of the contributions to the Debtors’ reorganization made by the Plan Investors, and pursuant to ~~section~~ 9(a)(~~xxviii)(A~~iv) of the Investment Agreement, ~~as of~~ on the Effective Date~~, each of~~ (a) ~~pursuant to section 1123(b)(3) of the Bankruptcy Code, each Debtor,~~each Plan Investor (in its ~~individual~~ capacity as such or otherwise), its Affiliates, shareholders, partners, directors, officers, employees and ~~as~~advisors shall be released by the Debtors and each entity (other than a ~~debtor~~-Debtor), which has held, holds, or may hold, a Clam against or Interest in~~-possession for and on behalf of its Estate, and (b) each Release Obligor shall have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Plan Investor, its Affiliates, shareholders, partners, directors, officers, employees, and advisors~~ the Debtors from ~~any~~ liability for participation ~~of~~in the transactions contemplated by the that certain Equity Purchase and Commitment Agreement, dated as of January 18, 2007 (the “Original Agreement”), the Investment Agreement, the preferred term sheet exhibit to the Investment Agreement, the Plan Framework Support Agreement, dated as of January 18, 2007 (the “Original PSA~~”~~), ~~Exhibit B to~~ “) and the ~~Investment Agreement, and this~~ Plan and any other investment in the Debtors discussed with the Debtors whether prior to or after the execution of the foregoing to the fullest extent permitted under applicable law ~~provided, however, that such release~~, (b) each Plan Investor (in its capacity as such or otherwise), its Affiliates, shareholders, partners, directors, officers, employees and advisors shall be not have or incur any liability to any party with respect to all of the foregoing actions set forth in subclause (a) and shall be additionally exculpated to the same extent as the Debtors directors, officers,
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employees, attorneys, advisors and ~~exculpation~~agents are otherwise exculpated under the Plan pursuant to Article 11.11, and (c) each Plan Investor (in its capacity as an investor), its Affiliates, shareholders, partners, Debtors’ directors, officers, employees and advisors shall be released to the same extent the Company’s directors, officers, employees, attorneys, advisors and agents are otherwise released under the Plan pursuant to Article 11.4 and Article 11.5; provided, that such releases and exculpations shall not prohibit or impede the Debtors’ or ~~Reorganized Debtors’~~ ability to assert defenses or counterclaims in connection with or relating to the Original Agreement or the Original PSA.
     11.9 Setoffs. Subject to Article 11.13 of this Plan, the Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder of such Claim.
     11.10 Subordination Rights.
          (a) All Claims against the Debtors and all rights and claims between or among holders of Claims relating in any manner whatsoever to distributions on account of Claims against or Interests in the Debtors, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date~~; provided, however, that in resolution of the subordination rights of the holders of the claims in Class 1C all Cash otherwise distributable to holders of TOPrS Claims pursuant to Article 5.3 of this Plan (the “TOPrS Cash”) shall be distributed to holders of Claims in Class 1C (subject to the proviso at the end of this sentence), and in the place and stead thereof the holders of TOPrS Claims shall receive the number of shares of New Common Stock equal to the TOPrS Cash divided by $45 (the “TOPrS Stock”) such that the Allowed TOPrS Claims shall be satisfied in full, including Postpetition Interest, solely through the issuance of New Common Stock (valued at $45.00 per share) to the holders of such Claims provided further, however, that in resolution of intercreditor issues between the Delphi-DAS Debtors and subsidiaries, the TOPrS Cash shall be reallocated among all holders of General Unsecured Claims (but not among the holders of TOPrS Claims) on a Pro Rata basis, and the distribution of New Common Stock to holders of General Unsecured Claims shall be reduced by such holders’ Pro Rata share of the TOPrS Stock. For the avoidance of doubt, TOPrS Cash does not include the Cash received by Appaloosa pursuant to Article 11.15~~. Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.
          (b) Except as otherwise provided in the Plan (including any Plan Exhibits) or the Confirmation Order, the right of any of the Debtors or Reorganized Debtors to seek subordination of any Claim or Interest pursuant to section 510 of the Bankruptcy Code, ~~other than TOPrS Claims,~~ is fully reserved, and the treatment afforded any Claim or Interest that becomes a subordinated Claim or Interest at any time shall be modified to reflect such subordination. Unless
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the Plan (including Plan Exhibits) or the Confirmation Order otherwise provide, no distributions shall be made on account of a Claim subordinated pursuant to this Article 11.~~10~~9(b) unless the Claims senior to such subordinated Claims are satisfied in full.
     11.11 Exculpation And Limitation Of Liability. Subject to Article 11.13 of this Plan, the Debtors, the Reorganized Debtors, the Statutory Committees, the members of the Statutory Committees, in their capacities as such, the UAW, the IUE-CWA, the USW, the IAM, the IBEW, the IUOE, the DIP Agent, the DIP Lenders in their capacities as such, GM, the ~~Plan Investors~~ Indenture Trustees in their capacities as such, ~~GM,~~ and any of such parties’ respective ~~present~~current or former members, officers, directors, committee members, affiliates, employees, advisors, attorneys, representatives, accountants, financial advisors, consultants, investment bankers, or agents, and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to any party, or any of its agents, employees, representatives, current or former members, financial advisors, attorneys or ~~Affiliates~~affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Debtors’ Chapter 11 Cases, the negotiation and filing of this Plan, the filing of the Chapter 11 Cases, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation or consummation of this Plan, the Disclosure Statement, the Plan Exhibits, the Union Settlement Agreements, any employee benefit plan, instrument, release or other agreement or document created, modified, amended or entered into in connection with either this Plan or any agreement with the Unions, including but not limited to the Union Settlement Agreements, or any other act taken or not taken consistent with the Union Settlement Agreements in connection with the Chapter 11 Cases, except for their willful misconduct and gross negligence and except with respect to obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Chapter 11 Cases, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan. Other than as provided for in this Article and in Article 11.13, no party or its agents, employees, representatives, ~~members~~current or former members, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the parties listed in this Article for any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation or consummation of this Plan, the Disclosure Statement, the Union Settlement Agreements, any employee benefit plan, instrument, release or other agreement or document created, modified, amended or entered into in connection with either this Plan or any agreement with the Unions, including but not limited to the Union Settlement Agreements, or any other act taken or not taken consistent with the Union Settlement Agreements in connection with the Chapter 11 Cases. For the avoidance of doubt, the exculpatory provisions of this Article, which apply to postpetition conduct, are not intended, nor shall they be construed, to bar any governmental unit from pursuing any police or regulatory action. Moreover, nothing in this Plan shall be deemed to release (i) any of the Debtors or GM from their obligations under the Delphi-GM Definitive Documents or the transactions contemplated thereby, (ii) any of the Debtors, the Unions, or GM from their obligations under the Union Settlement Agreements or the transactions contemplated thereby, ~~or~~ (iii) any of the Debtors or the Plan Investors or their affiliates from their obligations under the Investment Agreement or the transactions
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contemplated thereby, or (iv) any of the Debtors from their obligations under this Plan or the transactions contemplated thereby.
     11.12 Indemnification Obligations. Subject to Article 11.13 of this Plan, in satisfaction and compromise of the Indemnitees’ Indemnification Rights: (a) all Indemnification Rights shall be released and discharged on and as of the Effective Date except for Continuing Indemnification Rights (which shall remain in full force and effect to the fullest extent allowed by law or contract on and after the Effective Date and shall not be modified, reduced, discharged, or otherwise affected in any way by the Chapter 11 Cases); (b) the Debtors or the Reorganized Debtors, as the case may be, shall maintain directors’ and officers’ insurance providing coverage for those Indemnitees currently covered by such policies for the remaining term of such policy and shall maintain tail coverage under policies in existence as of the Effective Date for a period of six years after the Effective Date, to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors (the “Insurance Coverage”) and hereby further indemnify such Indemnitees without Continuing Indemnification Rights solely to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy in an aggregate amount not to exceed $10 million; (c) the insurers who issue the Insurance Coverage shall be authorized to pay any professional fees and expenses incurred in connection with any action relating to any Indemnification Rights and Continuing Indemnification Rights; and (d) the Debtors or the Reorganized Debtors, as the case may be, shall indemnify Indemnitees with Continuing Indemnification Rights and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy. Notwithstanding subclause (a) above, pursuant to the Stipulation and Agreement of Insurance Settlement (the “Insurance Stipulation”, a copy of which is attached as Exhibit 7.19(c)) the Delphi Officers’ and Directors’ (as defined in the Insurance Stipulation) indemnification claims related to the MDL Actions and related government investigations and proceedings have been estimated at $0 for all purposes in these cases, and the Delphi Officers and Directors have released all such indemnification claims against Delphi, subject to the Delphi Officers’ and Directors’ right to assert an indemnification claim against Delphi for legal fees and expenses incurred in the defense of unsuccessful claims asserted as a defense or set-off by Delphi against the Delphi Officers and Directors related to the MDL Actions or related government investigations and proceedings, all as more particularly set forth in the Insurance Stipulation.
     11.13 Exclusions And Limitations On Exculpation, Indemnification, And Releases. Notwithstanding anything in this Plan to the contrary, no provision of this Plan or the Confirmation Order, including, without limitation, any exculpation, indemnification, or release provision, shall modify, release, or otherwise limit the liability of any Person not specifically released hereunder, including, without limitation, any Person who is a co-obligor or joint tortfeasor of a Released Party or who is otherwise liable under theories of vicarious or other derivative liability.
     11.14 Injunction. Subject to Article 11.13 of this Plan, the satisfaction, release, and discharge pursuant to this Article XI shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset,
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or recover any Claim, Interest, or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.
     11.15 Proceeds Of Par Value Rights Offerings. The New Common Stock to be offered in the Par Value Rights Offering shall consist of New Common Stock otherwise distributable to the following ~~three~~ groups of holders of Claims in the following amounts (in each case at $~~45~~41.58 per share~~):~~ ): (a) ~~$50 million~~1,111,111 shares of New Common Stock otherwise distributable to Appaloosa, (b) all of the New Common Stock otherwise distributable to the UAW, IUE-CWA and USW, and (c) an amount of New Common Stock otherwise distributable to holders of Claims in Classes 1C through 12C as a whole -(excluding the -otherwise distributable New Common Stock referred to in clauses (a) and (b)) which is equal to the difference between ~~$572 million~~12,711,111 shares of New Common Stock and the sum of the ~~value~~number of ~~the otherwise distributable~~ shares of New Common ~~Stock~~ Stock referred to ~~in clauses~~in clause (a) and (b). As to each foregoing group as a whole, the Cash generated from the Par Value Rights Offering shall ~~increase the amount of Cash and~~ decrease the amount of New Common Stock otherwise distributable to such group as a whole on a Pro Rata basis based upon the amount of otherwise distributable New Common Stock referred to above by each group as a whole. Within each group, the Cash generated from the Par Value Rights Offering allocable to a group as a whole pursuant to the foregoing sentence shall ~~increase the amount of Cash and~~ decrease the amount of New Common Stock otherwise distributable to the holders of Claims within each group on a Pro Rata basis based upon the Allowed Amount of each holder’s Claims within a group~~.~~  Appaloosa (in its capacity as a stockholder of Delphi) ~~has~~ has agreed not to participate in the Par Value Rights Offering and has agreed to use commercially reasonable efforts to obtain such agreement from ~~the~~ other Plan Investors.
ARTICLE XII
CONDITIONS PRECEDENT
     12.1 Conditions To Confirmation. The following are conditions precedent to confirmation of this Plan that may be satisfied or waived in accordance with Article 12.3 of this Plan:
          (a) The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to this Plan in form and substance acceptable to the Debtors.
          (b) The Confirmation Order shall be in form and substance acceptable to the Debtors, and the Plan Investors shall be reasonably satisfied with the terms of the Confirmation Order to the extent such terms would have a material impact on the Plan Investors’ proposed investment in the Reorganized Debtors.
     12.2 Conditions To The Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 12.3 of this Plan:
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          (a) The Reorganized Debtors shall have entered into the Exit Financing ~~Facility~~Arrangements and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.
          (b) The Bankruptcy Court shall approve the settlement between the Debtors and GM as documented in the Delphi-GM Definitive Documents, the Delphi-GM Definitive Documents shall have become effective in accordance with their terms, and GM shall have received ~~payment from Delphi in~~ the ~~amount of $2.7 billion~~ consideration from Delphi pursuant to the terms ~~thereof~~of the Delphi-GM Global Settlement Agreement.
          (c) The Bankruptcy Court shall have entered one or more orders, which may include the Confirmation Order, authorizing the assumption and rejection of unexpired leases and executory contracts by the Debtors as contemplated by Article 8.1 of this Plan.
          (d) The Confirmation Order shall have been entered by the Bankruptcy Court and shall be a Final Order, the Confirmation Date shall have occurred, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.
          (e) Each Exhibit, document, or agreement to be executed in connection with this Plan shall be in form and substance reasonably acceptable to the Debtors.
          ~~(f) The Bankruptcy Court shall have entered one or more orders estimating Disputed Claims, if any, for the purposes of distributions and establishing Distribution Reserves, such that the maximum amount of allowable claims excluding Senior Note Claims and TOPr S Claims, and postpetition interest is less than the Unsecured Claims Threshold or the Debtors, the Plan Investors, and the Statutory Committees shall be reasonably satisfied that the amount of all Allowed General Unsecured Claims, excluding Senior Note Claims, TOPrS Claims, and postpetition interest shall not exceed the Unsecured Claims Threshold.~~
           ~~(g)~~ (f) The Bankruptcy Court shall have entered one or more orders, which may be the Confirmation Order, approving the MDL Settlements.
            ~~(h)~~ (g)The MDL Court shall have entered one or more orders approving the MDL Settlements.
          ~~(i)~~ (h) All conditions to ~~confirmation set forth in~~ the effectiveness of the Investment Agreement, including the satisfaction of the Trade and Other Unsecured Claims threshold described Section 9(a)(xxii) of the Investment Agreement, shall have been satisfied or waived in accordance with the terms of the Investment Agreement.
          ~~(j)~~ (i) All conditions to effectiveness in the Delphi-GM Definitive Documents shall have been satisfied or waived in accordance with the terms of the Delphi-GM Definitive Documents.
     12.3 Waiver Of Conditions To Confirmation Or Consummation. ~~With the exception of those~~ The conditions set forth in ~~Article~~Articles 12.1(a), 12.2~~(b), (f), (i~~c~~)~~, and ~~(j), the conditions set forth in Article 12.1 and Article~~ 12.2 ~~of this Plan~~(e) hereof may be waived, in whole
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or in part, by the Debtors without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing. ~~The failure to satisfy~~; provided, however that in connection with the satisfaction or ~~waive any~~ waiver of the condition ~~to the Confirmation Date or~~set forth in section 12.2(e) hereof, no material modification of the Investment Agreement, the ~~Effective Date may be asserted by~~ Delphi-GM Definitive Agreements and the ~~Debtors in their sole discretion regardless of~~ exhibits to each such agreements that have an effect on the ~~circumstances giving rise to~~recoveries of unsecured creditors may be made without the ~~failure~~consent of ~~such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion).~~Creditors’ Committee and the respective non-Debtor counterparty to the agreement. No other condition set forth in Articles 12.1 and 12.2 hereof may be waived. The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which ~~may~~ be asserted at any time.
ARTICLE XIII
RETENTION OF JURISDICTION
     Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and this Plan, including, among others, the following matters:
          (a) to hear and determine motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which any of the Debtors are a party or with respect to which any of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;
          (b) to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases, this Plan, or that were the subject of proceedings before the Bankruptcy Court prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;
          (c) to adjudicate any and all disputes arising from or relating to the distribution or retention of the Rights, New Common Stock, or other consideration under this Plan;
          (d) to ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished as provided herein;
          (e) to hear and determine any and all objections to the allowance or estimation of Claims or Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim or Interest, in whole or in part;
          (f) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, and/or vacated;
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          (g) to issue orders in aid of execution, implementation, or consummation of this Plan;
          (h) to consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;
          (i) to hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under this Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;
          (j) to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation and reimbursement of expenses of parties entitled thereto;
          (k) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan or the Confirmation Order including disputes arising under agreements, documents, or instruments executed in connection with this Plan; provided that retention of jurisdiction as to disputes involving GM shall be as set forth in Article XIII (u) ;
          (l) to hear and determine all suits or adversary proceedings to recover assets of any of the Debtors and property of their Estates, wherever located;
          (m) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
          (n) to resolve any matters relating to the pre- and post-confirmation sales of the Debtors’ assets;
          (o) to hear any other matter not inconsistent with the Bankruptcy Code;
          (p) to hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;
          (q) to enter a final decree closing the Chapter 11 Cases;
          (r) to enforce all orders previously entered by the Bankruptcy Court;
          (s) to hear and determine all matters relating to any Section 510(b) Note Claim, Section 510(b) Equity Claim, or Section 510(b) ERISA Claim and the implementation of the MDL Settlement for Plan distribution purposes;
          (t) to hear and determine all matters arising in connection with the interpretation, implementation or enforcement of the Investment Agreement; and
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Exhibit C
Historical Financial Results (Appendix B-2 to the Disclosure Statement) changed pages, blacklined against version filed on September 6, 2007

APPENDIX B-2
Consolidated Financial Statements And Notes To
Consolidated Financial Statements Included In The Delphi Corporation
Form 10-Q For The Quarter Ended ~~June~~ September 30, 2007,
~~Filed August 8, 2007~~
[To be included in Omnibus Reply filed November 7, 2007]

Exhibit D
Financial Projections (Appendix C to the Disclosure Statement) changed pages, blacklined against version filed on September 6, 2007

APPENDIX C
FINANCIAL PROJECTIONS

Financial Projections
     The Debtors believe that the Plan meets the Bankruptcy Code’s requirements that the Plan confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the development of the Plan, and for the purposes of determining whether the Plan satisfies this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. In this regard, the management of the Debtors developed and refined the Business Plan and prepared consolidated financial projections of Delphi Corporation (the “Projections”) for the years ending December 31, 2007 through December 31, 2011 (the “Projection Period”). Included in 2007 projected amounts are actual unaudited financial results through June 30, 2007. The Projections have been prepared on a consolidated basis consistent with the Company’s financial reporting practices and include all Debtor and non-Debtor entities.
     The Debtors do not, as a matter of course, make public projections of their anticipated financial position or results of operations. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or projections to holders of Claims or Interests after the Confirmation Date, or to include such information in documents required to be filed with the Securities and Exchange Commission or otherwise make such information public.
     ALTHOUGH EVERY EFFORT WAS MADE TO BE ACCURATE, THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES (“U.S. GAAP”), THE FINANCIAL ACCOUNTING STANDARDS BOARD, OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY THE DEBTORS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED ON A VARIETY OF ASSUMPTIONS, WHICH MAY NOT BE REALIZED, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY ANY OF THE REORGANIZED DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS. HOLDERS OF CLAIMS AND INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS IN REACHING THEIR DETERMINATIONS OF WHETHER TO ACCEPT OR REJECT THE PLAN. NEITHER THE DEBTORS’ INDEPENDENT AUDITIORS NOR THEIR FINANCIAL AND RESTRUCTURING ADVISORS HAVE EXPRESSED AN OPINION ON OR MADE ANY REPRESENTATIONS REGARDING THE ACHIEVABILITY OF THE FINANCIAL PROJECTIONS.
     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: These Projected Financial Statements contain statements which constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” in these Projected Financial Statements include the intent, belief or current expectations of the Debtors and members of their management team with respect to the timing of, completion of and scope of the current restructuring, reorganization plan, strategic business plan, bank financing, and debt and equity market conditions and the Debtors’ future liquidity, as well as the assumptions upon which such statements are based. While management believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that

1

could cause actual results to differ materially from those contemplated by the forward-looking statements in these Projected Financial Statements include, but are not limited to, those risks and uncertainties set forth in Section X of the Disclosure Statement and other adverse developments with respect to the Debtors’ liquidity position or operations of the various businesses of the Reorganized Debtors, adverse developments in the bank financing markets or public or private markets for debt or equity securities, or adverse developments in the timing or results of the Debtors’ current strategic business plan (including the current timeline to emerge from chapter 11) and the possible negative effects that could result from potential economic and political factors around the world in the various foreign markets in which the Reorganized Debtors operate.
Summary of Significant Assumptions
     The Projections were developed by management using a detailed, “bottoms-up” approach (see Section VI of the Disclosure Statement) and are based upon: a) current and projected market conditions in each of the Debtors’ respective markets; b) no material acquisitions or divestures other than as contemplated in the Plan; c) emergence from chapter 11 at or around December 31, 2007 under the terms expected in the Plan; and, d) the ability to raise exit financing at rates similar to those described in the notes to the Projections. Incorporated into the Projections are management’s estimates of the economic impact of the agreements reached with the Debtors’ Plan Investors, labor unions, GM, the IRS and PBGC, and other parties to the Debtors’ transformation plan (all as discussed in more detail in this Disclosure Statement).
     The Projections include certain operations expected to be sold or wound-down (the “Non-Continuing Businesses”) which are primarily comprised of the operations of the Debtors’ Steering and Automotive Holdings Group divisions. The Non-Continuing Businesses are assumed to either: a) be sold by December 31, 20081, or b) to operate in a wind-down mode until key customers are able to secure alternate production sources. The U.S. hourly labor costs of the UAW Non-Continuing Businesses will be subsidized by GM through December 31, 2007. To the extent that the Debtors are required to extend the operations of any of the U. S. UAW Non-Continuing Businesses beyond December 31, 2007, such businesses are projected to operate on a Production Cash Burn Breakeven basis2. Therefore, the Debtors believe that a delay in the sale of any of the U.S. held for sale businesses will not have a material adverse effect on the Debtors’ operations or financial condition. For those Non-Continuing Businesses which are anticipated to be sold, the Debtors have included estimated net proceeds in the Projections.
     Consistent with the Debtors’ financial reporting, the Projections are consolidated in U.S. dollars. Foreign exchange rate assumptions used in the Projections were developed by the Debtors. Projected exchange rates for 2007 are based on forecasts provided by Global Insight (“GI/DRI”), a third-party econometric firm. Projected exchange rates beyond 2007 are based on a combination of forward curves, bank forecasts and forecasts prepared by GI/DRI.
Income Statement Assumptions — Revenues
     Sales: The Debtors base their sales forecasts on projections of OEM automotive build rates and product mix provided by GI/DRI. Certain such OEM projections are adjusted by management for market considerations prior to being incorporated into the Debtors’ revenue projections.
     The Debtors’ sales to GM, its largest customer, are highly dependant on the build rate of GM light trucks and passenger cars in North America. The GMNA build rates used during the projection period range from a low of 3.7~~9~~9~~6~~ million vehicles in 2008 to a high of 4.23 million vehicles in 2011. These build rates exclude CAMI and NUMMI, GM partnerships in North America.

[1]	Accordingly, such businesses are not included the Projections beyond December 31, 2008.

[2]	Excludes the Electronics and Safety Milwaukee site closing December 31, 2008, which is not covered in Production Cash Burn Breakeven.

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     The Debtors’ sales to customers other than GM (“Non-GM Sales”), are also based on build rates from the GI/DRI vehicle build forecast.
     The Debtors’ sales include revenues from products for which contracts have already been awarded (“booked” sales), in addition to opportunities (“unbooked” sales) that management reasonably believes will be awarded in the future. Because OEMs typically award contracts years in advance of program launch, the Debtors’ 2007 through 2009 forecasts include approximately 80% and greater of booked sales. Delphi is not guaranteed production volumes by any OEM.
     OEM sales contracts typically include provisions for year-over-year market-based price reductions, commonly known as “price-downs,” from their suppliers. The Debtors’ Non-GM Sales reflect contractual pricing terms for booked sales and anticipated market-based pricing terms for unbooked sales expected to be awarded. Price-downs to OEMs are projected to be generally similar to historical rates. An exception to this is price-downs related to GMNA, which are assumed to be higher than typical for continuing businesses in 2008 and 2009. These years include incremental price-downs in recognition of the Debtors’ lower cost structure.
     Included within GM sales is the incremental revenue associated with the labor subsidy, relating to U.S. hourly labor related expenses, and Production Cash Burn Breakeven payments provided by GM. Such payments are expected to be approximately $0.1 billion annually in years 2008 through 2011. Actual U.S. GAAP accounting for these payments may differ.
Income Statement Assumptions — Expenses
     Cost of Goods Sold (“COGS”): The most significant portion of the Debtors’ COGS expenditures are direct material~~s~~ costs, including purchases of various commodity raw materials (primarily metals and plastics) used in the production of salable parts. Direct materials costs are strongly affected by unit cost assumptions regarding key commodities (e.g., copper, steel and resins). Key commodity prices for 2007 were developed by the Debtors taking into account pricing trends, market considerations and hedging positions. Commodity prices for 2008 and beyond are generally assumed to remain consistent with 2007 projected levels with the exception of copper. Copper is assumed to increase slightly in 2008, then decline modestly in 2009 and remain constant thereafter. The Debtors believe that the impact of price increases can be mitigated by performance initiatives, including competitive sourcing and engineering initiatives, to improve the overall efficiency of materials usage.
     Manufacturing expenditures comprise the next largest portion of COGS. Manufacturing expenditures include wages and benefit costs, along with outside services and other ancillary activities required in the Debtors’ production processes. In the U.S., manufacturing expenses are anticipated to be favorably impacted (relative to pre-reorganization levels) by the transformation of Delphi’s hourly workforce to a more competitive wage and benefit structure by the fourth quarter, 2007 through transition mechanisms (i.e., GM supported attrition and buydown programs), economic modifications to the existing labor agreements, the exit from designated non-continuing sites, and design changes to existing defined benefit hourly pension and post-retirement healthcare plans (discussed further in the “Balance Sheet Assumptions” section). In regions outside the U.S., manufacturing expenses are expected to be favorably impacted by various initiatives to consolidate manufacturing and migrate production to lower-cost geographic locations. Cost of goods sold also includes manufacturing related restructuring charges.
     Selling General and Administrative (“SG&A expense”): SG&A expense represents expenses incurred at corporate and divisional headquarters locations, along with various plant overhead functions, all IT expenses and SG&A related restructuring charges. As a percentage of sales, SG&A expenses (inclusive of restructuring items) range from a high of 7.8~~8~~% in 2008 to a low of 5.7% in 2011. The decline in such costs as a percentage of sales is attributed to recurring savings from cost reduction measures, including financial services and IT outsourcing activities for which one-time SG&A expenses will be incurred in 2007 and 2008.

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     Depreciation and Amortization: Depreciation and amortization (“D&A”) expenses are comprised of recurring depreciation expense using accelerated or straight line depreciation methods for fixed assets employed during the projection period. D&A also includes non–cash impairment charges related to reductions in carrying value of certain assets of the Debtors’ Non-Continuing Businesses. In addition, beginning in the first quarter following the Effective Date, expenses related to the amortization of intangible assets (other than goodwill) are recorded in conjunction with the implementation of Fresh Start accounting, as well as a write-off of in-process R&D of $0.3 billion in the first quarter of 2008. Excluding the write-off of in-process R&D, the amortization of intangible assets is estimated to be $0.3 billion annually in years 2008 through 2011.
     Restructuring Charges: Restructuring charges are included within the COGS, SG&A expense, D&A and other categories in the Projections. The following table illustrates the split of projected restructuring expenses between the aforementioned expense categories:
Restructuring Charges by Category

($ in millions)	2007	2008	2009	2010	2011

Restructuring Expense-COGS	$808	$(3)	$122	$100	$45
~~Restructuring Exnense-SG&A~~	~~238~~	~~239~~	~~24~~	~~—~~	 ~~—~~
Restructuring Expense-D&A	833	207	10	—	—
Restructuring Expense-Other[1]	332	81	—	—	—

Total Restructuring Expense	$2,211	$524	$156	$100	$45

[1]	Amounts are included in securities litigation charge and sales line items in the income statement.
Restructuring Charges by Category

($ in millions)	2007	2008	2009	2010	2011

Restructuring Expense-COGS	$808	$12	$122	$100	$45
Restructuring Expense-SG&A	238	239	24	—	—
Restructuring Expense-D&A	833	207	10	—	—
Restructuring Expense-Other[1]	332	81	—	—	—

Total Restructuring Expense	$2,211	$539	$156	$100	$45

[1]	Amounts are included in securities litigation charge and sales line items in the income statement.
           Restructuring charges are comprised of various income statement impacts of implementing the Debtors’ Transformation Plan, including:
•	Employee payout costs of the 2007 special attrition programs, which offers various transition and exit mechanisms to the U.S. hourly labor workforce;

•	Other employee severance (primarily U.S. salaried and non-U.S. hourly employees) costs resulting from the wind-down and sale of the Debtors’ Non-Continuing Businesses;

•	The consolidation and migration of various continuing businesses (primarily in Europe), resulting in expenses for employee severance and plant closing costs;

•	Non-cash impairment charges related to the reduction in carrying value of the assets of the Debtors’ Non-Continuing Businesses.

•	Various overhead cost reduction measures, including financial services and IT outsourcing and migration of IT systems resulting in one-time IT and employee severance costs; and,

•	One-time income and expense items recognized as a result of the agreement with GM, including:

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°	GM labor subsidy income retroactive to October 1, 2006, recognized in the first quarter of 2008; and,

°	Commercial price concessions retroactive to January 1, 2007, recognized in the first quarter of 2008.
     Restructuring expense in the Projections differs from that reported for U.S. GAAP purposes in certain respects; however, the Debtors’ believe that this presentation facilitates the use of EBITDAR, EBITDARP and EBITDARPO (operating income before depreciation, amortization, restructuring, pension and OPEB expense), as indicators of recurring operating income during the Projection Period.
     Reorganization Items: Reorganization items are primarily comprised of cancellation of debt (“COD”) income resulting from the settlement of the Debtors’ pre-petition liabilities at the Effective Date, partially offset by the recognition of approximately $4.0 billion of net unamortized losses related to predecessor pension, OPEB, and Extended Disability Benefits (“EDB”) liabilities. The largest component of COD income results from the termination of the Debtors’ hourly-post-retirement healthcare liability of approximately $8.3 billion, as part of the labor transformation. Bankruptcy-related professional fees are also included in reorganization items.
     Interest Expense: Interest expense is based upon projected debt levels and applicable interest rates, as outlined under debt structure below. Interest expense also includes the non-cash amortization of certain transaction fees associated with emergence.
     Other Income/(Expense): Other income/(expense) is primarily comprised of equity income from non-consolidated joint ventures, minority interest expense in consolidated joint ventures and interest income. The 2008 other income/(expense) includes the write-off of certain other assets at the Non-Continuing Businesses.
     Income Tax Expense: Outside of the U.S., effective income tax rates are used to forecast income tax expense. These tax rates take into consideration management estimates regarding the ability to utilize net operating loss carry-forwards to offset a portion of taxable income and the impact of changes in tax laws. U.S. income taxes were estimated by the Debtors after considering the application of pre-emergence tax attributes to offset any taxable income, subject to Section 382 limitations, and post-emergence net operating losses. The Debtors believe that they will have sufficient net operating losses to completely offset U.S. taxable income during the Projection Period and, therefore, no amounts relating to U.S. income taxes are included in the Projections.
     EBITDAR: EBITDAR improves from $0.4 billion in 2007 to $2.4 billion in 2009. amounting to an improvement of $2.0 billion. Reductions in Pension and OPEB expense contribute $1.0 billion to this improvement, while other transformation related activities amount to $0.4 billion. In addition, the impact of revenue growth combined with net improvements in operational factors amount to $0.6 billion.
Balance Sheet Assumptions (Should be read in conjunction with the Projected Pro Forma Consolidated Balance Sheet Assumptions)
     Cash and Cash Equivalents: The projections contain anticipated minimum cash balances required for operations as established by management. Excess cash is applied to the revolving credit facility, and then used to pay down term debt after 2008.
     Accounts Receivable: Accounts receivable decreases in 2008 as the working capital related to the Non-Continuing Businesses is monetized. After 2008, the increase increase in accounts receivable relates to the expected sales growth as customer terms are customer are projected to remain relatively constant throughout the period.

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     Inventory: Inventory decreases from 2007 to 2008, due primarily to the Debtors’ monetization of working capital related to Non-Continuing Businesses. From 2009 to 2011, inventory balances increase as a result of growth, as inventory turns are projected to remain relatively constant.
     Other Current Assets: Other current assets are primarily comprised of prepaid expenses, reimbursements due from GM under the Debtors’ agreement with GM and other assets which are short-term in nature.
     Property, Net: Changes in property, net are primarily driven by capital spending, which is derived based upon anticipated requirements emanating from the Debtors’ revenue plan, product migration, facilities maintenance and restructuring activities. Capital spending as a percentage of sales peaks in 2008 at 4.7~~6~~% and then declines each year over the Projection Period to 3.3% by 2011.
     Other Assets: Other assets are primarily comprised of identifiable intangible assets (e.g., patents, trade names, and customer relationships) and the book value of investments in non-consolidated joint ventures. Other assets increase significantly at the end of 2007 due to assumptions regarding the revaluation of intangible assets at the Effective Date in conjunction with the implementation of Fresh Start Accounting.
     Pension Prepaid Asset3: Pension prepaid asset represents the excess of plan assets over plan obligations for U.S. defined benefit pension plans. The pension prepaid asset increases over the Projection Period due to freezing of the U.S. hourly and salaried defined benefit plans (described in further detail under “Pension”), which results in a reduction in projected benefit obligations and the reduction of pension contributions to reach the full funding limit, as well as projected asset returns that exceed the liability discount rate.
     Goodwill: Goodwill was determined by subtracting the estimated fair market value of the reorganized Debtors’ identifiable tangible and intangible assets at the Effective Date from the sum of the projected reorganized equity value plus total liabilities upon emergence.
     Accounts Payable: The Projections reflect the return of the Debtors’ accounts payable to pre-petition terms in 2008, the effect of which is offset by the reduction of payables related to the monetization of working capital at certain Non-Continuing Businesses. In 2010 and 2011, the increase in accounts payable balances relates to growth, as vendor payment terms are projected to remain consistent with year-end 2008.
     Accrued Liabilities: Accrued liabilities are primarily comprised of employee benefit obligations (excluding pension), warranty, income and other tax, payroll, at risk compensation, restructuring, and attrition program obligations due within the following twelve months.
     Debt Structure: Upon emergence, the Debtors’ long-term debt structure is expected to include:
a)	A $1.6 billion revolving credit facility at an interest rate of LIBOR +225 (London Interbank Offered Rate plus 225 basis points) to serve as supplemental liquidity for general operating purposes~~n exit revolver to serve as supplemental liquidity for general operating purposes;~~

b)	$4.5 billion of exit financing facilities comprised of a $3.7 billion funded term loan at an interest rate of LIBOR +375 and a $0.75 billion second lien note at a 9.5% interest rate which will be raised in the capital markets to satisfy claims and other financing needs as contemplated in the Plan;

[3]	Since pension status is measured on a plan-by-plan basis, the Debtors’ consolidated balance sheet projections include both pension prepaid assets and pension liabilities in the same periods, due to the underfunded status of certain international and U.S. non-qualified plans.

6

c)	~~$7.1 billion of oxit financing facilities bearing a blondod intorost rate of 8.8% to satisfy claims and othor financing noods aa contemplated in tho Plan; and~~ $0.75 billion second lien note to GM at a 9.5% interest rate to satisfy a portion of the GM Claim,; and,

d)	Factoring, securitization, and other foreign debt, capital leases and industrial development bonds.
     Pension3: Pension liabilities represent the excess of plan obligations over plan assets for U.S. and foreign defined benefit pension plans. As part of the Debtors’ Transformation Plan, the U.S. hourly and salaried defined benefit plans are assumed to be frozen as of the Effective Date. The hourly plan is replaced with a 5.4% cash balance plan for the UAW and a 7% Defined Contribution (“DC”) plan for the IUE & USW. The salaried defined benefit plan is being replaced with a DC plan providing for employer non-elective and matching contributions. The SERP is also assumed to be frozen as of the Effective Date and replaced for active employees with a non-qualified DC SERP.
     The principal U.S. plan actuarial estimates are: asset return rates of 10.0% in 2007 and 8.75% thereafter and a discount rate of 5.9%.
     Underfunded obligations for foreign pension plans are included for the entire Projection Period assuming no design changes to existing benefits.
     OPEB: The termination of the U.S. hourly post-retirement healthcare plan and concurrent triggering of the GM Benefit Guarantees are assumed to occur on the Effective Date. Post-Effective Date OPEB liabilities reflect the Debtors’ obligations related to a) retiree medical accounts for certain U.S. hourly employees pursuant to U.S. labor agreements, and b) continuing obligations for certain U.S. salaried active and retired employees. These are projected based upon expected eligible employees and assumptions relating to future health care costs, mortality tables and discount rates.
     Other Liabilities: Other liabilities are primarily comprised of long-term obligations or reserves related to restructuring initiatives, customer warranties, workers compensation and environmental matters. Minority interest in consolidated joint-ventures is also included.
     ~~Stockholders’ Equity: Stockholders’ equity at the Effective Date includos tho offoct of $2.6 billion of new invested capital (including proceeds from the Rights Offerings and the sale of convertible preferred stock), aa woll aa tho iaauanco of common atock to propotition constituents at a negotiated Plan aharo price of $15 per aharo. aubioct to diacounta for certain conatituonta an negotiated in the Plan.~~Stockholders’ Equity: For purposes only of preliminary fresh start accounting estimates in these Projections, stockholders’ equity at the Effective Date is based on an assumed $13.5 billion enterprise value estimate along with pro forma emergence net debt, and includes the effect of $2.6 billion of new invested capital (including proceeds from the Rights Offerings and the sale of convertible preferred stock), as well as the issuance of i) common stock to pre-petition constituents and ii) $1.2 billion of preferred stock to GM as part of the total consideration in satisfaction of the GM Claim.
Cash Flow Assumptions
     Cash flow from operating activities: Cash flow from operating activities is projected to increase from an outflow of $0.8 billion in 2007 to an inflow of $1.~~5~~ 7billion in 2011. Significant sources and uses of cash from operations include:
•	EBITDARPO improves from $1.3 billion in 2007 to $2.9 billion in 2011;

7

•	Gobal restructuring cash outflows of approximately $1.6 billion, $0.5 billion and $0.2 billion in 2007, 2008 and 2009, respectively;

•	U.S. pension funding contributions of approximately $1.2 billion in 2008 made in accordance with the Pension Protection Act of 2006;

•	Projected net working capital monetization proceeds associated with the exit from certain Non-Continuing Businesses; and,

•	Net reimbursements from GM of $0.4 billion in first quarter 2008 resulting from the settlement with GM.
     Improved operating cash flows are generally the result of the implementation of the Debtors’ Transformation Plan, including product portfolio rationalization and migration, SG&A cost reduction initiatives, reduction in personnel costs as a result of negotiations with labor groups, the freezing of U.S. legacy defined benefit pension plans and agreement with GM regarding future business commitments and financial support for legacy costs, including hourly OPEB, as well as revenue growth in the continuing businesses.
     Cash flow from investing activities: Cash flow from investing activities primarily consists of capital expenditures. Capital expenditures are $0.9 billion in 2008, which includes various restructuring initiatives, and decline thereafter to approximately $0.8 billion per year following the wind-down and/or sale of Non-Continuing Businesses.
     Cash flow from financing activities: The Projections anticipate raising approximately $7~~9~~.0~~7~~ billion of incremental funding in the form of bank debt, ~~unsecured~~ second lien notes, convertible preferred stock, and rights to purchase equity on the Effective Date to satisfy the Debtors’ anticipated capital requirements offset by emergence payments of approximately $6~~9~~.4~~1~~- billion required under the Plan. Financing raised in excess of emergence payments on December 31, 2007 is used primarily to fund U.S. pension contributions shortly after emergence. Subsequent to December 31, 2007, cash flows from financing activities generally represent net draws or repayments under the Debtors’ revolving credit facilities and principal paydowns on the exit term loan due to both scheduled amortization and application of excess cash flow. Prior to the Effective Date, cash flows from financing activities are primarily comprised of borrowings under the Debtors’ DIP financing facility. Further detail of the various sources and uses of cash at the Effective Date are illustrated below:

8

Estimated Cash Sources and Uses at Emergence — 12/31/2007

($ in millions)	Adjustments
Cash Sources/(Uses):
New Invested Capital	$2,550
Exit Term Loan	3,700
Second Lien Note	750

Total Cash Sources	$7,000

DIP Term B	(250)
DIP Term C	(2,495)
DIP Revolver	(682)
Refinanced Note to GM (a)	(1,500)
Payments to GM	(750)
Administrative & Priority Claims (including cure, transaction fees and other)(b)	(735)

Total Cash (Uses)	$(6,411)

Cash Flow from Financing at Emergence	$589

a)	For purposes of the Projections, the payment of the $1.5 billion GM note is assumed to occur at the Effective Date.

b)	~~Payments to General Unsecured Creditors of $0.0 billion are based on estimated allowed claims of $3.5 billion (excluding TOPrS Claims), including accrued interest from the Petition Date to the Effective Date. Such claims are projected to receive 0% of their recoveries in cash and the remainder in stock using a deemed value of $45 per share.~~ Administrative and priority claims and transaction fees are estimated to be $0.7 billion and are projected to receive 100% of their total claim amount in cash. Transaction fees include payments to debt and equity capital providers for underwriting, as well as to legal and financial advisors involved in the Debtors’ Chapter 11 case.

9

Delphi Corporation
Select Projected Financial Metrics
CONSOLIDATED

($ in millions)	2007	2008	2009	2010	2011

GM Sales	$10,546	$5,996	$5,465	$5,479	$5,736
Non-GM Sales	15,423	13,712	14,821	16,484	17,923

Total Sales	25,969	19,708	20,286	21,963	23,659
Operating Income	(2,818)	(454)	1,067	1,493	1,805
Net Income	(1,669)	(1,266)	282	662	998
EBITDAR	420	1,577	2,432	2,814	3,085
EBITDARP (a)	692	1,424	2,189	2,526	2,760
EBITDARPO (b)	1,292	1,506	2,273	2,614	2,852
Net cash provided by (used in) operating activities	(783)	(17)	1,129	1,387	1,722
Net cash (used in) investing activities	(913)	(924)	(791)	(802)	(785)
Net cash provided by (used in) financing activities and FX impact	1,459	52	(439)	(585)	(938)
Increase (Decrease) in cash and cash equivalents (c)	(238)	(889)	(100)	—	—
CONTINUING BUSINESS

	2007	2008	2009	2010	2011

GM Sales	$6,679	$5,711	$5,465	$5,479	$5,736
Non-GM Sales	12,472	13,009	14,806	16,484	17,923
Intercompany Sales / Eliminations	(60)	(53)	—	—	—

Total Sales	19,091	18,666	20,270	21,963	23,659
Operating Income	(1,448)	(76)	1,100	1,509	1,805
Net Income	(289)	(776)	314	678	998
EBITDAR	396	1,595	2,434	2,817	3,085
EBITDARP (a)	668	1,442	2,191	2,529	2,760
EBITDARPO (b)	1,268	1,524	2,275	2,617	2,852
Net cash provided by (used in) operating activities	(877)	(384)	1,082	1,403	1,732
Net cash (used in) investing activities	(818)	(911)	(791)	(802)	(785)
Net cash provided by (used in) financing activities and FX Impact	1,459	52	(439)	(585)	(938)
Increase (Decrease) in cash and cash equivalents (c)	(237)	(1,243)	(147)	16	10
NON-CONTINUING BUSINESSES

	2007	2008	2009	2010	2011

GM Sales	$3,867	$285	$—	$—	$—
Non-GM Sales	2,951	703	16	—	—
Intercompany Sales / Eliminations	60	53	—	—	—

Total Sales	6,878	1,042	16	—	—
Operating Income	(1,370)	(378)	(32)	(16)	—
Net Income	(1,380)	(491)	(32)	(16)	—
EBITDAR	23	(18)	(2)	(4)	—
Net cash provided by (used in) operating activities (d)	94	367	47	(16)	(10)
Net cash (used in) investing activities (e)	(94)	(13)	—	—	—
Net cash provided by financing activities and FX impact (f)	—	—	—	—	—
Increase (Decrease) in cash and cash equivalents	(1)	354	47	(16)	(10)
Note: EBITDAR is calculated as operating income plus depreciation, amortization and restructuring expense. EBITDAR and its related metrics are calculated figures used as proxies by the Company for recurring operating income. However, neither EBITDAR nor its related metrics are measurements of performance under U.S. GAAP and may not be comparable to similarly titled measures of other companies.

(a)	Pension adjustments include U.S. Hourly and Salaried pension (excluding SERP), adjusted for PRP pension expense incurred in 2006. Non-U.S. pension expenses are not included in the adjustments.

(b)	Includes pension adjustments noted in footnote “a” plus adjustments to exclude U.S. OPEB expenses.

(c)	Excludes changes in restricted cash.

(d)	Non-Continuing Business cash flow from operating activities includes only net income and related non-cash adjustments, working capital cash, and cash spent on restructuring items. Corporate SG&A, pension, OPEB, and interest expenses attributable to Non-Continuing Businesses are included in the continuing businesses for purposes of the projections.

(e)	Non-Continuing Business cash flow from investing activities includes only cash spent on capital expenditures.

(f)	Capital Structure (including cash) assumed to be at continuing business for purposes of the projections; excess cash / shortfall generated by Non-Continuing Businesses assumed to be swept to / funded by continuing business.

10

Delphi Corporation
Projected Consolidated Statements of Operations

($ in millions)	2007	2008	2009	2010	2011

Net Sales:
GM Sales	$10,546	$5,996	$5,465	$5,479	$5,736
Non-GM Sales	15,423	13,712	14,821	16,484	17,923

Total Sales	$25,969	$19,708	$20,286	$21,963	$23,659

Operating Expenses:
Total COGS	24,892	16,917	16,796	17,985	19,271
Selling, General and Administrative	1,704	1,546	1,205	1,263	1,348
Securities Litigation Charge (a)	332	—	—	—	—
Depreciation and Amortization	1,859	1,698	1,218	1,221	1,235

Operating Income (EBIT)	$(2,818)	$(454)	$1,067	$1,493	$1,805
Operating Income %	(10.8%)	(2.3%)	5.3%	6.8%	7.6%

Reorganization Items (Income) / Expense	(1,596)	21	—	—	—
Interest Expense	347	572	561	518	452
Other Income / (Expense)	43	(78)	14	16	13

Pretax Income	$(1,525)	$(1,124)	$520	$991	$1,366

Income Tax Expense	144	143	238	329	367

Net Income	$(1,669)	$(1,266)	$282	$662	$998

Net Income %	(6.4%)	(6.4%)	1.4%	3.0%	4.2%

Memo: EBITDAR	$420	$1,577	$2,432	$2,814	$3,085
EBITDAR %	1.6%	8.0%	12.0%	12.8%	13.0%

Memo: EBITDARP (b)	$692	$1,424	$2,189	$2,526	$2,760
EBITDARP %	2.7%	7.2%	10.8%	11.5%	11.7%

Memo: EBITDARPO (c)	$1,292	$1,506	$2,273	$2,614	$2,852
EBITDARPO %	5.0%	7.6%	11.2%	11.9%	12.1%
Note:   EBITDAR is calculated as operating income plus depreciation, amortization and restructuring expense. EBITDAR and its related metrics are calculated figures used as proxies by the Company for recurring operating income. However, neither EBITDAR nor its related metrics are measurements of performance under U.S. GAAP and may not be comparable to similarly titled measures of other companies.

(a)	Excludes recoveries/distributions from Delphi’s director and officer liability insurance and reimbursement from a third-party. Net of recoveries, the net expense is estimated to be $206 million in 2007. The Projections contemplate payout of securities litigation as a general unsecured claim in an amount net of these recoveries/distributions.

(b)	Pension adjustments include U.S. Hourly and Salaried pension (excluding SERP), adjusted for PRP pension expense incurred in 2006. Non-U.S. pension expenses are not included in the adjustments.

(c)	Includes pension adjustments noted in footnote “a” plus adjustments to exclude U.S. OPEB expenses.

11

Delphi Corporation
Projected Consolidated Balance Sheets

($ in millions)	2007	2008	2009	2010	2011

Current Assets:
Cash and Cash Equivalents (a)	$1,589	$700	$600	$600	$600
GM Receivables	1,481	937	838	844	912
Non-GM Receivables	2,841	2,783	2,964	3,291	3,554

Total Receivables	$4,322	$3,720	$3,803	$4,135	$4,466

Inventory	2,026	1,779	1,699	1,796	1,907
Deferred Taxes	68	68	68	68	68
Other Current Assets	678	323	323	323	323

Total Current Assets	$8,683	$6,590	$6,492	$6,922	$7,364

Long Term Assets:
Property, net	$4,658	$4,509	$4,429	$4,357	$4,254
Deferred Taxes	94	94	94	94	94
Other Assets (b)	5,602	4,765	4,432	4,110	3,788
Pension Pre-Paid Asset	1	2	4	420	773
Goodwill	4,755	4,755	4,755	4,755	4,755

Total Long Term Assets	$15,110	$14,126	$13,715	$13,737	$13,665

Total Assets	$23,793	$20,715	$20,208	$20,659	$21,028

Current Liabilities:
Current Portion of Long-Term Debt	$787	$787	$787	$787	$787
Accounts Payable	2,724	2,634	2,640	2,901	3,162
Pension	1,284	216	198	158	89
OPEB	152	61	68	75	81
Accrued Liabilities	1,374	858	761	738	738

Total Current Liabilities	$6,322	$4,557	$4,455	$4,660	$4,857

Long Term Liabilities:
Debt	$5,238	$5,329	$4,930	$4,384	$3,485
Pension	1,422	1,072	638	641	626
OPEB	1,018	1,081	1,144	1,202	1,257
Other Liabilities	1,630	1,704	1,758	1,822	1,864

Total Long Term Liabilities	$9,308	$9,187	$8,470	$8,048	$7,232

Total Liabilities	$15,630	$13,743	$12,925	$12,708	$12,089

Stockholders’ Equity	$8,163	$6,972	$7,282	$7,951	$8,939

Total Liabilities & Stockholders’ Equity	$23,793	$20,715	$20,208	$20,659	$21,028

(a)	Cash and cash equivalents includes restricted cash.

(b)	Other assets includes intangible assets, except for goodwill.

12

Delphi Corporation
Projected Consolidated Statements of Cash Flows

($ in millions)	2007	2008	2009	2010	2011

Cash Flows from Operating Activities:

Net Income / (Loss)	$(1,669)	$(1,266)	$282	$662	$998

Non-Cash Expenses in Net Income:
Depreciation and Amortization (a)	1,026	1,491	1,208	1,221	1,235
Pension Expense	454	(72)	(179)	(230)	(269)
OPEB Expense	602	83	85	89	93
Reorganization Expense	(1,596)	21	—	—	—
Restructuring Expense	2,211	539	156	100	45

Changes in Assets and Liabilities:
Working Capital	250	759	4	(168)	(181)
Other, net	71	330	54	84	103

Pension Contributions	(313)	(1,284)	(216)	(198)	(158)
OPEB Cash Paid	(267)	(152)	(61)	(68)	(75)
Restructuring Cash Paid	(1,552)	(465)	(204)	(104)	(69)

Net cash provided by (used in) operating activities	$(783)	$(17)	$1,129	$1,387	$1,722

Net cash (used in) investing activities	$(913)	$(924)	$(791)	$(802)	$(785)

Net cash provided by (used in) financing activities	$1,421	$52	$(439)	$(585)	$(938)

FX Impact	38	—	—	—	—

(Decrease) increase in cash and cash equivalents	$(238)	$(889)	$(100)	$—	$—

Cash and cash equivalents at the beginning of the year	$1,813	$1,589	$700	$600	$600
Net Cash Flow	(238)	(889)	(100)	—	—
Change in Restricted Cash	13	—	—	—	—

Cash and cash equivalents at the end of the year	$1,589	$700	$600	$600	$600

(a)	Excludes asset impairment, which is classified within restructuring expense.

13

Delphi Corporation
Projected Pro Forma Consolidated Balance Sheet
(12/31/2007)

	Pre-		Capital
	Emergence	Debt / Equity	Transactions and	Fresh	Reorganized
($ in millions)	Balance Sheet	Discharge	Other	Start	Balance Sheet
Current Assets:
Cash and Cash Equivalents (a)	$1,000	$(6,075)	$6,664	$—	$1,589
GM Receivables	1,481	—	—	—	1,481
Non-GM Receivables	2,841	—	—	—	2,841

Total Receivables	$4,322	$—	$—	$—	$4,322

Inventory	1,926	—	—	100	2,026
Deferred Taxes	68	—	—	—	68
Other Current Assets	430	—	—	248	678

Total Current Assets	$7,746	$(6,075)	$6,664	$348	$8,683

Long Term Assets:
Property, net	3,858	—	—	800	4,658
Deferred Tax	94	—	—	—	94
Other Assets (b)	975	—	167	4,460	5,602
Pension Pre-Paid Asset	1	—	—	—	1
Goodwill	428	—	—	4,327	4,755

Total Long Term Assets	$5,356	$—	$167	$9,587	$15,110

Total Assets	$13,102	$(6,075)	$6,831	$9,936	$23,793

Current Liabilities:
Current Portion of Long Term Debt	$4,177	$(3,426)	$37	$—	$787
Accounts Payable	2,724	—	—	—	2,724
Pension	1,284	—	—	—	1,284
OPEB	152	—	—	—	152
Accrued Liabilities	1,352	22	—	—	1,374

Total Current Liabilities	$9,689	$(3,404)	$37	$—	$6,322

Long Term Liabilities:
Debt	11	814	4,413	—	5,238
Pension	3,540	(2,118)	—	—	1,422
OPEB	9,297	(8,279)	—	—	1,018
Other Liabilities	1,368	262	—	—	1,630

Total Long Term Liabilities	$14,216	$(9,321)	$4,413	$—	$9,308

Liabilities Subject to Compromise	4,417	(4,417)	—	—	—

Total Liabilities	$28,323	$(17,143)	$4,450	$—	$15,630

Stockholders’ Equity
Common Stock and Additional Paid-In Capital	2,782	4,191	1,624	(2,434)	6,163
Convertible Preferred — Plan Investors	—	—	800	—	800
Preferred Stock — GM	—	1,200	—	—	1,200
Retained Earnings	(15,415)	5,676	(43)	9,782	—
Treasury Stock	(96)	—	—	96	—
Accumulated Comprehensive Income	(2,602)	—	—	2,602	—
Other comprehensive income FAS133	109	—	—	(109)	—

Total Stockholders’ Equity	$(15,222)	$11,067	$2,381	$9,936	$8,163

Total Liabilities & Stockholders’ Equity	$13,102	$(6,075)	$6,831	$9,936	$23,793

(a)	Cash and cash equivalents includes restricted cash.

(b)	Other assets includes intangible assets, except for goodwill.

Projected Pro Forma Consolidated Balance Sheet Assumptions
     U.S. GAAP requires companies emerging from bankruptcy that meet certain criteria to apply Fresh-Start Reporting upon emergence in accordance with American Institute of Certified Public Accountants Statement of Position 90-7 Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”). The main principles of Fresh Start Reporting include the reorganization

14

value of the entity being allocated to the entity’s assets in conformity with the procedures specified by Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and any portion of the reorganization value that cannot be attributed to specific tangible or identified intangible assets of the emerging entity should be reported as goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.
     Solely for purposes of preliminary fresh start accounting estimates in these Projections, the reorganization value is based upon a $13.5 billion enterprise value estimate. The reorganization value ultimately used by the Debtors in implementing Fresh-Start Reporting may differ from this estimate. Likewise, the Debtors’ allocation of the reorganization value to individual assets and liabilities is based upon preliminary estimates by the Debtors, are subject to change upon the formal implementation of Fresh-Start Reporting and could result in material differences to the allocated values included in these Projections. ~~For purposes of the Projections, the reorganization value is based upon a deemed equity value of $45 per share, subject to discounts for certain constituents as negotiated in the Plan. The reorganization value ultimately used by the Debtors in implementing Fresh-Start Reporting may differ from this estimate. Likewise, the Debtors’ allocation of the reorganization value to individual assets and liabilities is based upon preliminary estimates by the Debtors, are subject to change upon the formal implementation of Fresh Start Reporting and could result in material differences to the allocated values included in these Projections.~~
     The significant projected pro forma consolidated balance sheet adjustments reflected in the Projections are summarized as follows:
a) Inventory: A Fresh-Start adjustment of approximately $0.1 billion was made due to a revaluation of materials inventory based on estimated fair market value.
b) Other Current Assets: An adjustment of $0.2 billion was made to mark up a receivable from GM for the 2007 pension normal cost reimbursement and the 2007/2008 OPEB cash cost reimbursement.
c) Property, net: A Fresh-Start adjustment of approximately $0.8 billion was made to write-up fixed assets to ~~its-~~estimated fair market value.
d) Other Assets: An adjustment of approximately $4.3 billion was made to recognize intangible assets based on the estimated fair market value of patents, trade names, customer relationships and in-process research and development. In addition, an adjustment of approximately $0.2 billion was made to write-up investments in non-consolidated joint ventures to estimated fair market value. Other Assets also includes the capitalization of certain exit financing fees in the amount of $0.2 billion.
e) Goodwill: Goodwill is estimated by subtracting the estimated fair market value of the reorganized Debtors’ identifiable tangible and intangible assets from the sum of the projected reorganized equity value plus total liabilities upon emergence. Adjustments were also made to record approximately $4.8 billion of excess reorganization value upon the Effective Date.
f) Short-term debt: Short-term debt at the Effective Date of $0.8 billion is primarily comprised of reinstated foreign debt.
g) Long-term debt: Long-term debt at the Effective Date includes approximately $-~~5~~3.7~~5~~- billion of term loans, $1.5 billion of second Iien~~unsecured~~ notes and $0.1 billion of reinstated other debt.
h) Pension (long-term): Adjustments were made to record reductions in the carrying value of pension liabilities, primarily due to the freeze of the U.S. hourly defined benefit plan, and the corresponding transfer of $ 1.5 billion net unfunded liability to GM. Other adjustments of approximately $0.6 billion were recorded to the Pension liability due to both the freeze of the U.S.

15

salaried defined benefit plan and separately, the satisfaction of approximately $0.1 billion of claims related to retiree SERP obligations.
i) OPEB (long-term): Adjustments of approximately $8.3 billion were made to record reductions in carrying value of OPEB liabilities resulting from the termination of the existing U.S. hourly post-retirement healthcare plans.
j) Other Liabilities: An adjustment of approximately $0.3 billion was made to reclassify warranty and environmental liabilities from Liabilities Subject to Compromise.
k) Liabilities Subject to Compromise: An adjustment of approximately $4.1 billion was made to record the settlement of accounts payable, short term and long term debt and other liabilities pursuant to the Plan. In addition, as noted above, approximately $0.3 billion of warranty and environmental liabilities were reclassified to other liabilities. The liabilities subject to compromise account shown on the balance sheet excludes pre-petition pension and OPEB liabilities. These liabilities are displayed separately on the balance sheet and related fresh-start adjustments are described in the “Pension (long-term)” and “OPEB (long-term)” sections in this exhibit.
1) Total Stockholders Equity (Deficit): Adopting fresh-start reporting results in a new reporting entity with no retained earnings/deficit or accumulated comprehensive income. All pre-existing common stock has been replaced by the new equity structure comprehended in the Plan, which includes the issuance of i) New Common Stock to the Plan Investors and Pre-Petition Claimants, ii) New Preferred Stock to the Plan Investors, and iii) preferred stock to GM as part of the total consideration in satisfaction of the GM Claim. ~~Total Stockholders Equity (Deficit): Adopting fresh start reporting results in a new reporting entity with no retained earnings/deficit or accumulated comprehensive income. All pre existing common stock has been replaced by the new equity structure comprehended in the Plan.~~

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      Exhibit E
Valuation Analysis (Appendix D to the Disclosure Statement) changed pages, blacklined against version filed on September 6, 2007

APPENDIX D
VALUATION ANALYSIS

Appendix D
Valuation Analysis
     Rothschild has performed an analysis of the estimated value of Reorganized Delphi on a going-concern basis.
     In preparing its analysis, Rothschild has, among other things: (i) reviewed certain recent publicly available financial results of the Debtors; (ii) reviewed certain internal financial and operating data of the Debtors, including the business projections prepared and provided by the Debtors’ management relating to is business and its prospects; (iii) discussed with certain senior executives the current operations and prospects of the Debtors; (iv) reviewed certain operating and financial forecasts prepared by the Debtors, including the business projections in this Disclosure Statement (the “Projections”); (v) discussed with certain senior executives of the Debtors key assumptions related to the Projections; (vi) prepared discounted cash flow analyses based on the Projections, utilizing various discount rates, and separately valued and accounted for he Debtors’ NOLs; (vii) considered he market value of certain publicly-traded companies in businesses reasonably comparable to the operating businesses of the Debtors; (viii) considered the value assigned to certain precedent change-in-control transactions for businesses similar to the Debtors; (ix) separately valued and accounted for the minority interests of third parties in consolidated joint ventures of the Debtors; (x) separately reviewed and accounted for the values estimated for Delphi’s ownership interests in unconsolidated joint ventures prepared for the Debtors fresh start accounting; and (xi) ~~; separately valued and accounted for the 5% warrants being issued to Existing Common Equity utilizing the standard Black Scholes methodology; and (xii)~~ conducted such other analyses as Rothschild deemed necessary under the circumstances. Rothschild also has considered a range of potential risk factors, including: (a) overhang and impact from operating under bankruptcy protection; (b) ability to execute and realize savings from planned operational initiatives; (c) Reorganized Delphi’s capital structure; and (d) ability to meet projected growth targets.
     Rothschild assumed, without independent verification, the accuracy, completeness, and fairness of all of the financial and other information available to it from public sources or as provided to Rothschild by the Debtors or their representatives. Rothschild also assumed that the Projections have been reasonably prepared on a bass reflecting he Debtors best estimates and judgment as to future operating and financial performance. Rothschild did not make any independent evaluation of he Debtors’ assets, nor did Rothschild verify any of he information it reviewed. To the extent the valuation is dependent upon he Recorganized Debtors achievement of the Projections, the valuation must be considered speculative. Rothschild does not make any representation or warranty as to the fairness of the terms of the Plan.
     In addition to the foregoing, Rothschild relied upon the following assumptions with respect to the valuation of the Debtors:
•	The Effective Date occurs on or about the end of ~~December 31~~ February, 2007.

•	The valuation date is as of December 31, 2007

•	The Debtors are able to recapitalize with adequate liquidity as of the Effective Date.

•	The Debtors are able to implement the Global Settlement and Master Restructuring Agreements reached with General Motors and the Delphi-Appaloosa EPCA.

•	The pro forma net debt levels of the Debtors will be approximately $~~7.1~~ 5.2 billion after adjusting to include Delphi’s projected U.S. pension funding payments that will become payable as of the Effective Date and the net payment that will become payable by General Motors to Delphi as of the Effective Date under the Global Settlement and Master Restructuring Agreements.

•	The Projections assume that a material portion of he Debtors’ NOLs will be available to the Reorganized Debtors, although subject to limitations under currently existing U.S. federal income tax laws.

•	General financial and market conditions as of the Effective Date will not differ materially from those conditions prevailing as of the date of this Disclosure Statement.
     As a result of such analyses, review, discussions, considerations, and assumptions, Rothschild estimates the total enterprise value (“TEV”) at approximately $11.~~4~~2 billion to $14.1~~4~~ billion, with a midpoint of $12.7~~9~~ billion, which incorporates adjustments to include the estimated value of Dephi’s interests in unconsolidated joint ventures, and deducts the estimated value of third party interests in consolidated joint ventures. Rothschild reduced such TEV estimates by the estimated pro forma net debt levels of Reorganized Delphi (approximately $~~7.1~~5.2 billion) to estimate the implied reorganized equity value of Reorganized Delphi. Rothschild estimates that Reorganzed Dephi’s implied total reorganized equity value will range from $6.0~~3~~ billion to $8.9 billion~~. After deducting estimated value for the 5% warrants of approximately $ million to $ million, Rothschild estimates the implied distributable reorganized equity value will range from $ billion to $1 billion,~~ with a midpoint of $7.5~~7~~ billion. The Plan provides for the distribution of 188,378,339~~,27,046 million~~ shares1 of New Common Stock assuming conversion of the $~~800~~ 2.0 billion ~~million~~ of convertible preferred stock. The implied potential price per share based on the implied distributable reorganized equity value ranges from $31.85 to $47.33 with a midpoint of $39.59~~8.28.~~ However, the value of those shares is subject to dilution as a result of the exercise of certain rights (including options and other rights to acquire shares, etc.) and conversions in connection with certain equity incentive plans. As stated in footnote 1, the ultimate amount of distributed shares will be determined through the claims reconciliation process. Any variance on the ultimate General Unsecured Claims pool could have a material impact on recoveries achieved.
     These estimated ranges of values and recoveries are based on a hypothetical value that reflects the estimated intrinsic value of Reorganized Delphi derived through the application of various valuation methodologies. The implied reorganized equity value ascribed in this analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the implied reorganized equity value ranges associated with Rothschild’s valuation analysis. Rothschild’s estimate is based on economic, market, financial, and other conditions as they exist on, and on the information made available as of, the date of this Disclosure Statement. It should be understood that, although subsequent developments, before or after the Confirmation Hearing, may affect Rothschild’s conclusions, Rothschild does not have any obligation to update, revise, or reaffirm its estimate.
     The summary set forth above does not purport to be a complete description of the analyses performed by Rothschild. The preparation of an estimate involves various

[1]	References to number of shares are estimates based on the Debtors’ assumptions regarding, among other things, the ultimate amount of unsecured claims, cure amounts, accrued interest, and the claims reserve.

determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of implied reorganized equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, estimates of implied reorganized equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates prepared by Rothschild assume that the Reorganized Debtors will continue as the owner and operator of their businesses and assets and that such assets are operated in accordance with the Debtors business plan. Depending on the results of the Debtors operations or changes in the financial markets, Rothschild’s valuation analysis as of the Effective Date may differ from that disclosed herein.
     In addition, the valuation of newly issued securities, such as the New Common Stock, is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of holders of General Unsecured Claims, General Motors and Existing Common Stock, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by other factors not possible to predict. Accordingly, the implied reorganized equity value estimated by Rothschild does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets.
THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR THE REORGANIZED DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.
THE ESTIMATED CALCULATION OF ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS AS SET FORTH IN THE DEBTORS BUSINE SS PROJECTIONS, AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED AND MANY OF WHICH ARE OUTSIDE OF THE DEBTORS CONTROL, AS FURTHER DISCUSSED IN ARTICLE X [GENERAL CONSIDERATIONS AND RISK FACTORS TO BE CONSIDERED] OF THE DISCLOSURE STATEMENT.
THE CALCULATIONS OF VALUE SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE STATED HEREIN DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE

REORGANIZED EQUITY VALUE RANGES ASSOCIATED WITH THIS VALUATION ANALYSIS. NO RESPONSIBILITY IS TAKEN BY ROTHSCHILD FOR CHANGES IN MARKET CONDITIONS AND NO OBLIGATIONS ARE ASSUMED TO REVISE THIS CALCULATION OF REORGANIZED DELPHI’S VALUE TO REFLECT EVENTS OR CONDITIONS THAT SUBSEQUENTLY OCCUR. THE CALCULATIONS OF VALUE DO NOT CONFORM TO THE UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE OF THE APPRAISAL FOUNDATION.

      Exhibit F
Liquidation Analysis (Appendix E to the Disclosure Statement) changed pages, blacklined against version filed on September 6, 2007

APPENDIX E
LIQUIDATION ANALYSIS

inter-company allocations, charges, and other ordinary course transactions. Inter-company receivable activity is separated between pre- and postpetition amounts and setoff rights have been applied on the same basis.

Prepetition inter-company receivables include only net prepetition inter-company trade and net inter-company notes receivable, which are recovered in full if owed by a non-Debtor entity or treated as general unsecured claims if owed by a Debtor entity.

Postpetition inter-company receivables include net postpetition inter-company trade, net inter-company notes receivable, and debit cross-charge balances. Such amounts are recovered in full when owed by a non-Debtor entity or treated as administrative claims when owed by a Debtor entity. The Debtors acknowledge that pursuant to the Final Order Under 11 U.S.C. §§363 and 553 Authorizing (I) Continued Maintenance of Existing Bank Accounts, (II) Continued Use of Existing Cash Management System, (III) Continued Use of Business Forms, (IV) Preservation and Exercise of Intercompany Setoff Rights, and (V) Grant of Administrative Status for Postpetition Intercompany Transactions (Docket No. 882), certain postpetition inter-company claims may be entitled to a junior secured interest in the Debtors. Although the Liquidation Analysis treats postpetition inter-company claims as administrative claims, the treatment of these claims as junior secured claims in the Liquidation Analysis would have no material impact on recoveries to general unsecured creditors.

5.	Inventories include raw material, work-in-process, and finished goods, as well as spare parts and non-productive inventory. Due to the limited immediate availability of alternative product (which in many cases is none), the Liquidation Analysis assumes that customers will continue to purchase product from the Debtors until their business can be adequately resourced to another automotive parts supplier, allowing the Debtors to convert much of their inventory into finished goods. In addition, it is assumed that the remaining inventory is sold to the new suppliers at approximately net book value.

The liquidation values for inventory are based on the inventory balances from each Debtor’s respective books and records, adjusting for items that would have limited recoveries in a liquidation, such as rework (parts not yet meeting quality control standards), excess and obsolete, damaged and defective and packaging goods. The resulting liquidation values employed in the Liquidation Analysis are equal to a blended recovery of 75% to 83% of net book value.

6.	Prepaid Expenses and Other Current Assets include supplier loans, futures contracts, deposits, investments in other non-affiliated companies, the fair value of derivative contracts, deferred charges, and other miscellaneous prepaid expenses. Recovery estimates for prepaid expenses and other current assets vary depending upon their nature and assessment of their quality during an orderly liquidation. The estimated blended recovery for this category is approximately 33%.

Exhibit G
Management Compensation Plan (to be included in Plan Exhibit 7.8)

Compensation Committee Philosophy and Strategy

Delphi Corporation
Compensation Philosophy and Strategy
The Compensation Committee of the Board (the “Committee”) is committed to providing a total compensation program that supports Delphi’s business and people strategies and aligns with the interests of Delphi’s key stakeholders during the Chapter 11 and shareholders thereafter.
Objectives. The Committee’s overall objectives regarding executive compensation can be summarized as follows:
•	Provide a target total reward opportunity sufficient to attract and retain high-caliber executives (see the Definitions section below for an explanation of the various executive groups referred to herein) who can effectively manage Delphi’s complex global businesses, taking into account the competitive marketplace, as well as each executive’s experience and performance. In general, this involves developing and adjusting, in conjunction with the Committee’s independent compensation consultant, a target pay structure that provides median total direct compensation at planned levels of performance and total direct compensation above the median when Delphi achieves performance that exceeds plan. In this regard, the Committee assesses both total direct compensation, which is the sum of salary + annual incentive opportunity + long-term incentive opportunity, and total compensation, which includes other aspects of pay, including retirement benefits. Market total direct compensation comparisons for the members of the Delphi Strategy Board (DSB) are developed from proxy data from a comparable group of large, diversified companies, as well as from manufacturing and auto industry survey data. Market total direct compensation comparisons for non-DSB executives are developed from survey data only.

•	Link the majority of the total compensation opportunity to performance-based incentives, annual financial and strategic goals, and the creation of sustainable shareholder value consistent with Delphi’s long-term strategic goals.

•	Align Delphi executives’ interests with those of shareholders by making stock-based incentives a core element of our executives’ compensation and requiring that they retain a meaningful amount of common stock during their tenure.

•	Recognize the cyclical nature of Delphi’s businesses and the need to manage for value throughout the business cycle.

•	Provide flexibility to recognize, differentiate, and reward individual performance.
Reward Philosophy. The Committee believes the following items should be rewarded, and the Delphi compensation programs are customized to recognize company and individual performance and contribution regarding these items.
•	Financial — financial goals established by the Board of Directors are primary indicators of whether the company and its business units are achieving their annual and long-term business strategies and objectives.

1

Delphi Corporation
Compensation Philosophy and Strategy
•	Customer/Operational — customer important operating metrics are quality, delivery, product launch performance, as well as internal measures of efficiency such as manufacturing performance, engineering performance, safety performance, etc.
•	People — Delphi’s executives’ leadership attributes, including development of people, ethical conduct, and development of a diverse workforce are periodically assessed and evaluated.
Elements of Compensation. The Committee intends to structure an executive compensation program that consists primarily of the following integrated components, which together make up an executive’s total compensation.
•	Salary — The Committee intends to provide executives with salaries commensurate with their job responsibilities, experience, and performance, subject to the competitive marketplace.

•	Annual Incentive — Awards under the annual plan provide a direct link between executive compensation and the annual performance of the company and each executive. A target incentive pool will be created each year based on achievement of financial or operational metrics selected from time to time by the Board of Directors. Each executive will receive an award opportunity, with the award being earned based first on the company and division (if applicable) achieving specific financial goals and second on an assessment of the executive’s performance for the year. That assessment can result in the award being reduced to zero or increased to a specified maximum of an executive’s target opportunity.

•	Long-term Incentive — Awards under the long-term plan align the economic interest of executives and shareholders and are designed to encourage achievement of Delphi’s long-term strategic objectives. Each executive will receive a long-term incentive award opportunity each year consistent with competitive data, adjusted from time to time for his or her performance, leadership potential, and contribution, as well as changes in the competitive data.

The Committee will determine the vesting criteria for each award, including the duration of the vesting period, whether the vesting is graded or cliff, whether vesting is conditioned upon achievement of performance goals or continued service only, etc.

The Committee intends to use a variety of award vehicles, which could include stock options, stock appreciation rights, restricted stock or units, performance shares or units, cash awards, etc, as it deems appropriate from time to time.

The Committee also intends to make long-term incentive awards at approximately the same time each year to focus executives on the importance of creating long-term shareholder value.

•	Employment and Change in Control Agreements — To retain and attract highly- qualified executives and to protect the Company’s interests, the Committee believes that executive employment agreements are appropriate and that these objectives are achieved by offering each DSB member a competitive severance benefit in return for covenants not to compete and not to solicit.

2

Delphi Corporation
Compensation Philosophy and Strategy
The Committee also believes that separate change in control (CIC) agreements are appropriate. By entering into these CIC agreements before the occurrence of a CIC, the Committee expects each DSB member’s full attention and dedication to shareholders’ interests in the event any CIC is contemplated or occurs, and willingness to remain in his or her position until the completion of the CIC, even if it may mean the loss of his or her position.

•	Retirement Benefits — Retirement benefits also fulfill an important role with the Committee’s overall total compensation objectives because they provide a financial security component and promote retention. The Committee intends for Delphi’s retirement programs, including the amount of benefits, to be competitive and for employees and executives to bear a portion of the responsibility for funding their retirement benefits.

•	Perquisites — Perquisites and related benefits are consistent with the Committee’s overall total compensation objectives because they ensure competitiveness at the top executive level. The Committee, however, believes that any perquisites should be modest, reasonable in terms of cost, and aligned with business needs.
Performance Management. Each executive’s performance for the year is assessed under Delphi’s performance system. The assessment affects any merit increases in salary, the payment of annual incentive awards, and the amount of any long-term incentive awards. Indicated below is the person, or persons, including the Compensation Committee, responsible for each executive’s performance review:
•	Executive Chairman — by the Compensation Committee, subject to the review and approval of the Board of Directors
•	CEO — by the Compensation Committee, subject to the review and approval of the Board of Directors
•	Each DSB Member — by the CEO, subject to the review and approval of the Compensation Committee
•	Non-DSB Executives — by their direct supervisors, subject to the review and approval of the DSB officer to whom such executive ultimately reports. A non-DSB executive subject to Section 16 of the Securities Exchange Act of 1934 also has his or her compensation reviewed and approved (in the case of equity awards) by the Compensation Committee.
Definitions. Each of the key terms referred to above is defined as follows:
•	Delphi Strategy Board (DSB) — Delphi’s officer group (Vice Presidents and above), approximately 21 individuals, which includes the functional and staff heads of various Corporate functions
•	Non-DSB executives — Approximately 535 global executives who are eligible for compensation under Delphi’s Executive Compensation and Benefit programs. This group comprises Bands A-F under Delphi’s compensation structure.

3

Delphi Corporation
Compensation Philosophy and Strategy
•	Executives — The combined Delphi Strategy Board and non-DSB executives, approximately 560 executives

4

Summary Of Management Compensation Plans

Delphi Corporation Short-Term Incentive Plan

Authority, Delegation and Eligibility	•	administered by the Compensation Committee

	•	the Compensation Committee may delegate its administrative authority to the CEO, the Delphi Strategy Board or any other committee or individual to determine individual award grants to employees who are not members of the Delphi Strategy Board and not Section 16 officers

	•	only employees are eligible to receive awards under the plan

Term	•	10 years (effective on the consummation of the Company’s Plan of Reorganization)

Determination of the Annual Incentive Award	•	Annual target award and performance levels are established by the Compensation Committee before the commencement of or within the first 25% of the performance period (including minimum and maximum award performance levels)

	•	Awards are based on specified financial measures, including return on assets, return on equity, total stockholder return, net income and earning per share.

	•	The Committee may adjust performance levels upward or downward

Determination and Payment of the Final Annual Incentive Award	•	final awards will be based on the performance achieved versus the goals established at the beginning of the period

	•	adjustments to the final performance award may be made based on individual performance (“covered officer” adjustments may only be made to reduce, not increase, an award)

	•	awards are limited to an annual individual maximum of $7.5 million per year

Termination	•	if an employee quits or is dismissed for cause, the employee will not be eligible to receive a final award

	•	if employment terminates due to death, retirement, permanent disability or other reason approved by the Committee, the Committee may pay a reduced award based on a partial year’s employment

Change in Control	•	on the effective date of a change in control, all awards will be paid on a pro-rata basis based on the greater of the target award or actual performance

Amendments or Changes to Plan	•	the Committee has the right to amend, modify, suspend or terminate the plan

	•	stockholder approval required for certain amendments to preserve the exemption under Section 162(m) of the Code

Restatements	•	if the Company’s financial results are materially restated, the Committee may require repayment of past awards; if restatement is due to fraud and the employee participated in the fraud, the employee must repay any amounts that would not have been paid based upon the restated results

Delphi Corporation Long-Term Incentive Plan

Authority, Delegation and Eligibility	•	administered by the Compensation Committee

	•	the Compensation Committee may delegate its administrative authority to the CEO, the Delphi Strategy Board or any other committee or individual to determine individual award grants to employees who are not members of the Delphi Strategy Board and not Section 16 officers

	•	only employees are eligible to receive awards under the plan

Term	•	10 years (effective on the consummation of the Company’s Plan of Reorganization)

Types of Awards	•	Options and SARS
o	the exercise price of a SAR or an option must be equal to or greater than the fair market value of the Company’s common stock on the date of grant

o	the term of any SAR or option may not exceed 10 years

o	options may be exercised by payment of cash, through delivery of previously acquired shares of the Company’s common stock or a combination of cash and such previously acquired shares

o	participants may satisfy any withholding taxes in connection with the exercise of an option or SAR in cash or stock
•	restricted stock and restricted stock units

•	cash-based awards
o	Performance goals established prior to the granting of the award target and prior to the expiration of 25% of the specified performance period

o	awards to “covered officers” may only be adjusted to reduce, not increase, the award

o	no award will be paid to a “covered officer” unless the performance is certified by the Compensation Committee

Annual Individual Limits	•	options or SARS: 1,000,000 shares

	•	restricted stock or RSUs: 500,000 shares

	•	cash awards: $10,000,000

Termination	•	Options and SARS
o	Generally, awards are cancelled when an employee terminates employment for any reason prior to first anniversary of grant date

o	upon retirement more than 1 year after grant, the award remains outstanding until the earlier of the expiration date or five years from the date of retirement

o	upon death or permanent disability more than one year after grant, the award remains outstanding until the earlier of the expiration date or three years from the date of death or permanent disability

•	restricted stock and restricted stock units
o	generally, awards are cancelled when an employee terminates employment for any reason prior to first anniversary of grant date

o	upon retirement, permanent disability or death, more than 1 year after grant, the award will vest immediately
•	cash-based awards
o	award must be outstanding for one year from the date of grant to remain outstanding upon eligible termination from the company

o	pro-rated based on the number of eligible months employed over the total award period

Clawback Provision	•	any employee or former employee who engages in misconduct prior to the second anniversary of his or her termination of employment will be required to forfeit outstanding awards, forfeit the right to receive any future awards and repay any amounts received in connection with previous awards, including any profits realized on the sale of company stock received pursuant to an award.

Transferability	•	awards granted under the plan may not be transferred other than by will or by the laws of descent and distribution

Amendments or Changes to Plan	The Committee may amend the plan in its discretion. However, stockholder approval is required to
•	to increase the maximum number of shares of common stock for which awards may be granted

•	grant options or SARS at a discount

•	permit exercise of an option without full payment at the time of exercise

•	extend the exercise period of an option or SAR

•	make an award to non-employees

•	reprice any outstanding option or grant an option with a lower exercise price

•	increase the annual individual limit on cash awards

•	grant any award after the plan’s expiration date

Adjustments or Changes in Capitalization	•	the Compensation Committee may adjust the individual award limits or the number and exercise price of shares of common stock subject to outstanding awards

Change in Control	•	upon the occurrence of a change in control, all outstanding time-based equity awards will vest

	•	it is contemplated that award agreements will provide that performance-based equity awards will vest upon a sale of more than 50% of the Company’s then-outstanding shares or upon a sale of all or substantially all of the assets of the Company, if certain targets relating to internal rate of return are achieved in connection with such sale. Any performance-based cash awards will be paid on a pro-rata basis based on the greater of the target award and actual performance.

•	if consideration to shareholders in the change in control transaction is paid solely in cash, each award shall be cancelled in exchange for a payment equal to the excess of the per share consideration over the per share exercise price (if any), multiplied by the number of shares granted under the award

Change In Control1 Agreements

Term	•	effective on the consummation of the Company’s Plan of Reorganization through December 31, 2009

	•	automatically renews each 1/1 commencing 1/1/2009 for additional one year term unless notice of non-renewal is given by either party before 9/30 of preceding year

	•	automatically renews for 2 years upon the occurrence of a change in control

Severance Benefits upon Termination without Cause[2] or Resignation for Good Reason[3]	• •	lump sum cash payment equal to 2 to 3 times (based on the executive’s position) the executive’s base salary and target bonus

24 to 36 months (based on the executive’s position) of benefit continuation coverage for the executive and his/her dependents

	•	lump sum cash payment equal to the sum of (i) any unpaid cash incentive

[1]	Generally, “Change in Control” means (i) any person (or entity) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who constitute the Board on the Effective Date with any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended, (iii) a merger of the Company or any direct or indirect subsidiary of the Company with any other entity, other than a merger which results in the voting securities of the Company outstanding immediately prior to such merger continuing to represent more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately before the sale. “Change in Control” does not include consummation of the Plan of Reorganization or transactions contemplated thereunder.

[2]	Under the CIC agreement, the term “Cause” includes any of the following actions (if not cured by the executive within ten business days of the receipt of written notice thereof): (i) continued failure by the executive to satisfactorily perform his/her duties, (ii) willful misconduct or gross negligence, (iii) the commission of a felony or of a misdemeanor involving moral turpitude, (iv) the commission of an act involving dishonesty that results in harm to the Company, or (v) a material breach of the agreement.

[3]	Under the CIC agreement, the term “Good Reason” includes: (i) the assignment to the executive either of duties materially inconsistent with his status or substantially adversely different in nature or status (but ceasing to be a publicly-held corporation will not constitute Good Reason), (ii) a reduction in the executive’s base salary or a material reduction in the executive’s incentive compensation (except for an across-the-board reduction affecting all executives), (iii) the relocation of the executive’s principal place of employment more than 25 miles from its current location (unless the relocation is of the executive’s business unit or is due to the executive’s transfer to a position that the Company believes in good faith will enhance the executive’s career opportunities), (iv) the Company’s failure to pay the executive any current or deferred compensation within seven days of its due date or (v) a failure of a successor to assume the agreement. “Good Reason” also includes in the case of the CEO, any termination by him of his employment during the 30-day period commencing on the first anniversary of the Change in Control.

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compensation allocated to executive for completed fiscal years and (ii) a pro-rata portion of any unpaid cash incentive compensation for uncompleted periods (assuming performance at target levels)

	•	lump sum cash payment equal to the contributions that would have been made to any of the Company’s tax-qualified supplemental or excess defined contribution plans on behalf of the executive in the 2 to 3 years (based on the executive’s position) following the date of termination (assuming maximum contribution levels)

	•	outplacement services until the earlier of 1 year or the executive’s acceptance of employment

	•	upon a change in control, vesting acceleration of service-based equity awards and vesting acceleration of performance-based equity awards upon a sale of more than 50% of the Company’s then-outstanding shares or upon a sale of all or substantially all of the assets of the Company if certain targets relating to internal rate of return are achieved in connection with such sale

Gross Up	•	if any of the payments and/or benefits will be subject to excise tax on “golden parachute” payments, the executive shall be entitled to a gross up payment (but only if the executive’s total payments and benefits exceeds 110% of the greatest pre-tax amount the executive could be paid without causing the executive to be liable for any excise taxes in connection with such payment)

Legal Fees	•	the Company is obligated to pay all of executive’s legal fees with respect to any good faith dispute of any issue under the CIC agreement

Restrictive Covenants	•	the agreement includes perpetual non-disclosure and invention assignment covenants

2

Executive Employment Agreements

Term	•	effective on the consummation of the Company’s Plan of Reorganization through December 31, 2010

	•	automatically renews each 1/1 commencing 1/1/2011 for additional one year term unless 60 days advanced written notice of non-renewal is given by either party

Position and Duties	•	executive shall serve in an executive position reasonably consistent with his/her current position

Place of Performance	•	current work location; but can be relocated in connection with relocation of Executive’s principal business unit

Compensation and Benefits	•	executive shall receive a base salary at an annual rate equal to his/her current salary
o	base salary is subject to annual review and increase

o	base salary may not be reduced except pursuant to across-the-board salary reductions

	•	executive shall be eligible to participate in annual bonus plans at a level comparable to similarly situated executives

	•	executive shall be eligible to participate in long-term incentive compensation plans at a level comparable to similarly situated executives

	•	executive shall be eligible to participate in all employee benefit plans and arrangements made available by the Company to similarly-situated executives, including the defined benefit SERP

Compensation upon Termination without Cause[4] or Resignation for Good Reason[5]	•	18 months base salary and bonus (at target levels) paid over 18 months

	•	lump sum cash payment of any unvested amounts credited to the executive’s accounts under the Company’s tax-qualified supplemental or excess defined contribution plans

	•	vesting acceleration on all service-based equity awards

[4]	Under the employment agreement, the term “Cause” includes any of the following actions (if not cured by the executive within ten business days of the receipt of written notice thereof): (i) continued failure by the executive to satisfactorily perform his/her duties, (ii) willful misconduct or gross negligence, (iii) the commission of a felony or of a misdemeanor involving moral turpitude, (iv) the commission of an act involving dishonesty that results in harm to the Company, or (v) a material breach of the employment agreement.

[5]	Under the employment agreement, the term “Good Reason” means an event constituting a material breach of the employment agreement and includes: (i) the assignment to the executive either of duties materially inconsistent with his status or substantially adversely different in nature or status (but ceasing to be a publicly-held corporation will not constitute Good Reason), (ii) a reduction in the executive’s base salary or a material reduction in the executive’s incentive compensation (except for an across-the-board reduction affecting all executives), (iii) the relocation of the executive’s principal place of employment more than 25 miles from its current location (unless the relocation is of the executive’s business unit or is due to the executive’s transfer to a position that the Company believes in good faith will enhance the executive’s career opportunities), or (iv) the Company’s failure to pay the executive any current or deferred compensation within seven days of its due date.

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Release	•	receipt of severance is conditioned on executive executing a release of claims in favor of the Company

Restrictive Covenants	•	receipt of severance is conditioned on executive’s compliance with a perpetual non-disclosure provision, invention assignment provision, 18 month non-competition provision and a 12 month non-solicitation (customers and employees) provision

2

Supplemental Executive Retirement Program

Administration	•	the plan is administered by the Company

	•	claims for benefits under the plan can be appealed to the Compensation Committee

Effective Date	•	effective on the consummation of the Company’s Plan of Reorganization

Amendment, Modification, Suspension or Termination	•	the company may amend, modify, suspend or terminate the plan at any time

Eligibility	•	to be eligible for a benefit, an executive employee must be (i) a regular executive employee at retirement, and (ii) have at least 10 years of service and be 55 years old at retirement.

	•	an executive employee will be entitled to a benefit under the plan if he/she is involuntarily separated from service without cause (or with good reason if the executive employee has an employment agreement) and has at least 5 years of service and is at least 55 years old on the date he/she was involuntarily separated from service

	•	the plan is closed to new participants

	•	for a period of 2 years following separation from employment, any retired executive employee shall not compete with the Company without the Company’s consent

Regular Formula	•	2% of average monthly base salary multiplied by the employee’s total years of SRP Part B and Part C service less the sum of (i) the unreduced monthly SRP pension benefits to which the executive is entitled and (ii) 2% multiplied by the maximum allowable social security benefit multiplied by the total of the executive’s SRP Part A and Part C service as of the effective date

Alternative Formula	•	1.5% of the average monthly base salary plus average monthly annual incentive compensation multiplied by the employee’s total years of SRP Part B and Part C service (not to exceed 35) less the sum of (i) the unreduced monthly SRP benefits to which the executive is entitled and (ii) the maximum allowable social security benefit

Amount of and Form of	•	the benefit under the plan will be paid as a 5-year monthly annuity

Distribution	•	the amount of the payment will be reduced for early retirement prior to age 62

Payment of Benefits	•	benefit payment will commence on the later of (i) the 1st day of the month at least 15 days after the employee’s separation from service or (ii) the 1st day of the 1st month following the employee’s 55th birthday

	•	any payment to a “specified employee” will be delayed 6 months

	•	benefits under the plan may be reduced by any amounts owed by the employee to the Company (no greater than $5,000 in any calendar year)

Death Benefits	•	death benefits will be paid in a lump sum to the spouse and/or beneficiary of an executive employee who was eligible for benefits under the plan at the time of his/her death

Salaried Retirement Equalization Savings Program

Grandfathering of Amounts Not Subject to 409A	•	amounts deferred before 1/1/05 that were earned and vested on 12/31/04 are separately accounted for

Participation	•	only directors and “management” or “highly compensated” employees may participate in the plan

Deferral Agreement	•	a deferral agreement must be timely executed for each plan year for which the participant wishes to defer compensation

	•	a deferral agreement may only be changed or revoked during the period specified by the administrator

	•	a participant must elect a distribution event and a form of payment for the compensation subject to the deferral agreement and for any employer contributions that may be credited to the participants account in the plan year

	•	if a participant fails to execute a deferral election for a particular plan year, the participant will be deemed to have elected to receive a lump sum distribution upon separation of service

Employer Contributions	•	the employer may credit a participant’s account with such contributions as it shall specify

	•	the employer may credit a participant’s account with a matching contribution

Investment of Contributions	•	the amounts in a participant’s account shall be treated as invested in the investment options designated by the administrator

	•	the amount in a participant’s account will be adjusted for hypothetical investment earnings, expenses, gains or losses attributed to the investment options selected

Right to Benefits	•	a participant will vest in his employer and matching contributions as set forth in the adoption agreement

	•	a participant is always 100% vested in the amounts credited to his/her account that are attributable to participant deferrals

Distribution of Benefits	•	distributions will be made according to elections, made or deemed made by, the participant

	•	a participant may elect at least 12 months before a scheduled distribution event to delay the payment date for a minimum of 5 years from the original payment date, as well as to change the form of payment

	•	a participant who experiences a separation from service before retirement will receive the vested amount credited to his/her account in a single lump sum

	•	distributions to key employees will not be made before a date that is six months after the key employee’s separation from service

	•	in the event of a change of control, the participant will receive the vested amount credited to his/her account in a lump sum

Permissible Delays in Payment	•	an employer may delay a distribution if it reasonably anticipates that its deduction with respect to such payment would be limited or restricted under Section 162(m) of the Code or the employer reasonably anticipates that the payment will violate the terms of a loan agreement or other similar contract

Amendment and Termination	•	the employer may terminate the plan and distribute all amounts credited to participant accounts within 30 days prior to or 12 months after a change of control (provided that all substantially similar arrangements are also terminated)

	•	the employer may terminate the plan if all substantially similar arrangements are terminated, no payments (except required payments )are made within 12 months of termination, all payments are made within 24 months of termination, and the employer does not adopt a new substantially similar arrangement within 5 years following termination

Trust	•	the employer may establish a grantor trust to hold amounts contributed by the employer to correspond to amounts credited to participant accounts

Administration	•	the administrator has the full power and responsibility to administer the plan

	•	any person who believes he/she is being denied any rights or benefits may file a claim with the administrator

Form Of Change In Control Agreement

CHANGE IN CONTROL AGREEMENT
          THIS AGREEMENT, dated                     , 2007, is made by and between Delphi Corporation, a Delaware corporation (the “Company”), and                      (the “Executive”).
          WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of members of the Delphi Strategy Board; and
          WHEREAS, the Executive is a member of the Delphi Strategy Board; and
          WHEREAS, the Board recognizes that the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among members of the Delphi Strategy Board, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and
          WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Delphi Strategy Board, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
     1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof to the extent not otherwise defined herein.
     2. Term of Agreement. The Term of this Agreement shall commence on the consummation of the Company’s Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code and shall continue in effect through December 31, 2009; provided, however, that commencing on January 1, 2009 and each January 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than [twenty-four (24) months]1 [twelve (12) months]2 beyond the month in which such Change in Control occurred.
     3. Compensation Other Than Severance Payments
          3.1 Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive’s employment is terminated by the Company for Disability.
          3.2 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of

[1]	3x employees

[2]	2x employees

Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.
          3.3 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason. Without limiting the generality of the foregoing and notwithstanding anything in Section 4, below, to the contrary, during the Term and upon the Executive’s termination of employment for any reason following a Change in Control and during the Term, the Executive shall be entitled to participate in the DB SERP in accordance with its terms as in effect on the date hereof, without regard to any amendment or termination of the DB SERP after the date hereof.
     4. Severance Payments Upon Termination of Employment Following a Change in Control.
          4.1 Subject to Section 4.2 hereof, if the Executive’s employment is terminated during the Term following a Change in Control, other than (a) by the Company for Cause, (b) by reason of death or Disability, or (c) by the Executive without Good Reason, then, the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 4.1 (“Severance Payments”) and Section 4.2, in addition to any payments and benefits to which the Executive is entitled under Section 3 hereof. For all purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (provided, however, that such Change in Control referred to in clause (i), (ii) or (iii), as applicable, actually occurs). Notwithstanding the foregoing, payment of all amounts payable under this Section 4.1 shall be delayed, if necessary, until the Executive has incurred a separation from service under Code Section 409A.
               (A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to [ ]3 times the sum of (i) the Executive’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the Executive’s target annual incentive compensation

[3]	The relevant multiplier will range from two to three.

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under any incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, the fiscal year in which occurs the first event or circumstance constituting Good Reason. Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Code Section 409A, then an amount equal to the amount that would have been paid under the Executive’s Employment Agreement upon a termination other than for cause (as defined in the Employment Agreement) or by the Executive for good reason (as defined in the Employment Agreement) had a Change in Control not occurred, shall be paid in installments for an eighteen (18) month period commencing on the first day of the month next following the Date of Termination and the remaining amounts payable under this clause (A) shall be paid in lump sum.
               (B) For the [       ]4 month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Executive than the after-tax cost to the Executive immediately prior to such date or occurrence. Benefits otherwise receivable by the Executive pursuant to this Section 4.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the [ ] month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the after-tax cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason. If the Severance Payments shall be decreased pursuant to Section 4.2 hereof, and the Section 4.1(B) benefits which remain payable after the application of Section 4.2 hereof are thereafter reduced pursuant to the immediately preceding sentence, the Company shall, no later than five (5) business days following such reduction, pay to the Executive the least of (i) the amount of the decrease made in the Severance Payments pursuant to Section 4.2 hereof, (ii) the amount of the subsequent reduction in these Section 4.1(B) benefits, or (iii) the maximum amount which can be paid to the Executive without being, or causing any other payment to be, nondeductible by reason of section 280G of the Code.
               (C) Notwithstanding any provision of any annual or long term cash incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date and (ii) a pro rata portion to the Date of Termination of the aggregate value of all contingent, cash incentive compensation awards to the Executive for all then uncompleted periods under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period.

[4]	The relevant period will range from twenty-four to thirty-six months and will correspond to the severance multiplier.

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               (D) In addition to the benefits to which the Executive is entitled under each DC Pension Plan, the Company shall pay the Executive a lump sum amount, in cash, equal to the amount that would have been contributed thereto or allocated thereunder by the Company on the Executive’s behalf in respect of the [      ]5 years immediately following the Date of Termination, determined (i) as if the Executive made the maximum permissible contributions thereto during such period, (ii) as if the Executive earned compensation during such period at a rate equal to the Executive’s compensation (as defined in the DC Pension Plan) during the twelve (12) months immediately preceding the Date of Termination or, if higher, during the twelve (12) months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (iii) without regard to any amendment to the DC Pension Plan made subsequent to a Change in Control, which amendment adversely affects in any manner the computation of benefits thereunder.
               (E) The Company shall provide the Executive with reasonable outplacement services suitable to the Executive’s position for a period of one year or, if earlier, until the first acceptance by the Executive of an offer of employment.
     4.2 (A) Whether or not the Executive becomes entitled to the Severance Payments, if any payment or benefit received or to be received by the Executive (including any payment or benefit received or to be received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject (in whole or part) to the Excise Tax, then, subject to the provisions of subsection (B) of this Section 4.2, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-up Payment is calculated for purposes of this Section 4.2), net of the maximum reduction in federal income tax which could be obtained from deduction of such state and local taxes.
               (B) In the event that, after giving effect to any redeterminations described in subsection (D) of this Section 4.2, the aggregate Total Payments do not equal or exceed 110% of the Safe Harbor Amount (as defined below), then subsection (A) of this Section 4.2 shall not apply and the cash Severance Payments shall first be reduced (if necessary, to zero), and the noncash Severance Benefits shall thereafter be reduced (if necessary, to zero) to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax; provided, however, that the Executive may elect to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments. “Safe Harbor Amount” means the greatest pre-tax amount of Total Payments that could be paid to the Executive without causing the Executive to become liable for any Excise Tax in connection therewith.

[5]	The relevant multiplier will range from two to three years and will correspond to the severance multiplier.

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          (C) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, unless in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. Prior to the payment date set forth in Section 4.3 hereof, the Company shall provide the Executive with its calculation of the amounts referred to in this Section 4.2(C) and such supporting materials as are reasonably necessary for the Executive to evaluate the Company’s calculations. If the Executive disputes the Company’s calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute shall prevail.
          (D) In the event that (i) amounts are paid to the Executive pursuant to subsection (A) of this Section 4.2, (ii) the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, and (iii) after giving effect to such redetermination, the Severance Payments are to be reduced pursuant to subsection (B) of this Section 4.2, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in (i) no portion of the Total Payments being subject to the Excise Tax and (ii) a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes) plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that (x) the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment) and (y) after giving effect to such redetermination, the Severance Payments should not have been reduced pursuant to subsection (B) of this Section 4.2, the Company shall make an additional Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which the Company had not previously made a Gross-Up Payment (plus any interest, penalties or additions payable by the Executive with respect to such excess and such portion) within five (5) business days following the time that the amount of such excess is finally determined.
     4.3 The payments provided in subsections (A), (C) and (D) of Section 4.1 hereof and in Section 4.2 hereof shall be made not later than the fifth business day following the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of Section 4.2 hereof); provided, however, that in no event shall payments be made later than the end of the Executive’s taxable year following the taxable year in which the Executive remits the related Excise Tax; provided, further, that if the amounts of such payments, and the limitation on such payments set forth in Section 4.2 hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Executive (or, in the case of payments under Section 4.2 hereof, in accordance with Section 4.2 hereof, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder

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(or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).
          4.4 The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided, however, that in no event shall payments be made later than the last day of the Executive’s taxable year following the taxable year in which the fee or expense was incurred. Notwithstanding the foregoing, in the event that the Executive does not prevail on at least one material issue in the relevant dispute or other proceeding, the Executive shall repay any amount previously paid by the Company pursuant to this Section 4.4 in respect of such dispute or other proceeding within ten (10) days of the final resolution thereof.
          4.5 Notwithstanding anything in this Agreement to the contrary, to the extent required by Section 409A, payment of the amounts payable under this Agreement shall commence no earlier than the earlier of (i) the first day of the first month commencing at least six (6) months following the Executive’s separation from service with the Company (within the meaning of Code Section 409A) or (ii) the Executive’s date of death. During the six month waiting period, such amounts payable will accumulate with interest (at 120% of the rate provided in Code Section 1274(b)(2)(B)) and be paid as soon as possible.
          4.6 Notwithstanding the foregoing, the Company’s obligations to pay or provide any benefits, other than as required by Section 3.2 and Section 3.3, shall (1) cease as of the date the Executive breaches any of the provisions of Section 5 and (2) be conditioned on the Executive signing a general release of claims in favor of the Company and its affiliates, which is satisfactory to the Company, and the expiration of any revocation period provided for in such release. In addition, in the event the Executive breaches any of the provisions of Section 5 herein, Executive shall repay the Company an amount equal to the payments made under Section 4.1 (A) herein (reduced by an amount equal to the total such payments divided by [ ],6 which the Executive acknowledges is adequate consideration for the general release provided pursuant to clause (2) of the immediately preceding sentence) multiplied by a fraction, the numerator being the number of days remaining in the Restriction Period from the date of breach and the denominator being the number of days in the Restriction Period. Such repayment shall be made within ten (10) days of notice from the Company.
     4A. Vesting of Equity and Equity-Based Awards. If the Executive is employed by the Company through the date of a Change in Control:
               (A) The Company shall accelerate the vesting and cause the restrictions to lapse on all unvested or restricted time-vested equity or equity-based awards held by the

[6]	Either twenty-four or thirty-six (corresponding to the severance multiplier).

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Executive as of such Change in Control and permit each time-vested stock option to acquire common stock of the Company and each time-vested stock appreciation right held by the Executive as of such Change in Control to remain exercisable for a period of nine months following such Change in Control (but in no event beyond the remainder of its term).
          (B) If such Change in Control constitutes a Sale of the Company in which the Company’s investors as of the Effective Date realize a net internal rate of return (“IRR”) on their equity investment in the Company (using a cost basis equal to $45 per share) of at least 10%, assuming full vesting of all outstanding Company stock and stock options, the Company shall accelerate the vesting and cause the restrictions to lapse on all then-outstanding unvested or restricted performance-vested equity or equity-based awards held by the Executive as of such Sale of the Company and permit each performance-vested stock option to acquire common stock of the Company and each performance-vested stock appreciation right held by the Executive as of such Sale of the Company to remain exercisable for a period of six months following such Sale of the Company (but in no event beyond the remainder of its term). The Board or its compensation committee shall, in its discretion, adjust such IRR threshold at least every three years following the Effective Date, (i) with respect to awards granted after the date of such adjustment, or (ii) to appropriately reflect the effects of any mergers, acquisitions, recapitalizations or other corporate transactions involving the Company.
     5. Restrictive Covenants. In recognition of the compensation to be paid to the Executive pursuant to Sections 3, 4 and 4A of this Agreement, and Section 5 of the Employment Agreement, the Executive agrees to be bound by the provisions of this Section 5 (the “Restrictive Covenants”). The Restrictive Covenants will apply without regard to whether any termination or cessation of the Executive’s employment is initiated by the Company or the Executive, and without regard to the reason for that termination or cessation.
          5.1 Return of Company Property. The Executive agrees that following the termination of the Executive’s employment for any reason, or at any time prior to the Executive’s termination upon the request of the Company, he or she shall return all property of the Company, its parent, subsidiaries, affiliates and any divisions thereof, which is then in or thereafter comes into his or her possession, including, but not limited to, any Confidential Information (as defined below) or Intellectual Property (as defined below), or any other documents, contracts, agreements, plans, photographs, projections, books, notes, records, electronically stored data and all copies, excerpts or summaries of the foregoing, as well as any automobile or other materials or equipment supplied by the Company, its parent, subsidiaries, affiliates and any divisions thereof to the Executive, if any.
          5.2 Confidentiality.
               (A) The Executive acknowledges and agrees that: (A) the Executive holds a position of trust and confidence with the Company and that his or her employment by the Company will require that the Executive have access to and knowledge of valuable and sensitive information, material, and devices relating to the Company and/or its business, activities, products, services, customers and vendors, including, but not limited to, the following, regardless of the form in which the same is accessed, maintained or stored: the identity of the Company’s actual and prospective customers and their representatives; prior, current or future research or development activities of the Company and/or its customers; the products and services provided or offered by the Company to customers or potential customers and the manner in which such services are performed or to be performed; the product and/or service needs of actual or prospective customers; pricing and cost information; information concerning the development, engineering, design, specifications, acquisition or disposition of products and/or services of the Company; unique and/or proprietary computer equipment, programs, software and source codes, licensing information, personnel information, vendor information, marketing plans and techniques, forecasts, and other trade secrets (“Confidential Information”); (B) the direct and indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the

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Company’s business; and (C) the engaging by the Executive in any of the activities prohibited by this Section 5.2(A) may constitute misappropriation and/or improper use of trade secrets in violation of the Michigan Uniform Trade Secrets Act, as well as a violation of this Agreement.
          (B) During the Term and at all times thereafter, the Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, consultant, principal or agent of any business, or in any other capacity, publish or make known, disclose, furnish, reproduce, make available, or utilize any of the Confidential Information without the prior express written approval of an officer of the Company, other than in the proper performance of the duties contemplated herein, unless and until such Confidential Information is or shall become general public knowledge through no fault of the Executive.
          (C) In the event that the Executive is required by law to disclose any Confidential Information, the Executive agrees to give the Company prompt advance written notice thereof and to provide the Company with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.
          (D) The failure to mark any Confidential Information as confidential shall not affect its status as Confidential Information under this Agreement.
     5.3 Intellectual Property.
          (A) The Executive hereby assigns to the Company or its designees, without further consideration and free and clear of any lien or encumbrance, the Executive’s entire right, title and interest (within the United States and all foreign jurisdictions), to any and all inventions, discoveries, improvements, developments, works of authorship, concepts, ideas, plans, specifications, software, formulas, databases, designees, processes and contributions to Confidential Information created, conceived, developed or reduced to practice by the Executive (alone or with others) during the Term which (A) are related to the Company’s current or anticipated business, activities, products, or services, (B) result from any work performed by Executive for the Company, or (iii) are created, conceived, developed or reduced to practice with the use of Company property, including any and all Intellectual Property Rights (as defined below) therein (“Work Product”). Any Work Product which falls within the definition of “work made for hire”, as such term is defined in the Copyright Act (17 U.S.C. Section 101), shall be considered a “work made for hire”, the copyright in which vests initially and exclusively in the Company. The Executive waives any rights to be attributed as the author of any Work Product and any “droit morale” (moral rights) in Work Product. The Executive agrees to immediately disclose to the Company all Work Product. For purposes of this Agreement, “Intellectual Property” shall mean any patent, copyright, trademark or service mark, trade secret, or any other proprietary rights protection legally available.
          (B) The Executive agrees to execute and deliver any instruments or documents, and to do all other things reasonably requested by the Company in order to more fully vest the Company with all ownership rights in the Work Product. If any Work Product is deemed by the Company to be patentable or otherwise registrable, the Executive shall assist the Company (at the Company’s expense) in obtaining letters of patent or other applicable registration therein and shall execute all documents and do all things, including testifying (at the Company’s expense) necessary or appropriate to apply for, prosecute, obtain, or enforce any Intellectual Property Right relating to any Work Product. Should the Company be unable to secure the Executive’s signature on any document deemed necessary to accomplish the foregoing, whether due to the Executive’s disability or other reason, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Executive’s agent and attorney-in-fact to act for and on the Executive’s behalf and stead to take any of the actions required of Executive under the previous sentence, with the same effect as if executed and delivered by the Executive, such appointment being coupled with an interest.

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     5.4 Non-Competition.
          (A) The Executive acknowledges and agrees that: (1) the Business (as defined below) is intensely competitive and conducted by the Company throughout the world; and (2) reasonable limits on the Executive’s ability to engage in activities which are competitive with the Company are warranted in order to, among other things, reasonably protect trade secrets and proprietary information of the Company and to maintain and develop the Company’s reputation, customer relationships, goodwill and overall status in the marketplace.
          (B) During the period of the Executive’s employment with the Company and for a period of [       ]7 months (the “Restriction Period”) following the termination of the Executive’s employment for any reason, and provided that the Company is making the payments, if any, required under Section 4.1(A), subject to Section 4.6, the Executive shall not engage in Competition (as defined below) with the Company.
          (C) For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting the Executive’s name to be used in connection with the activities of any other business or organization anywhere in the world which competes, directly or indirectly, with the Company in the Business; provided, however, it shall not be a violation of this Section 5.4(C) for the Executive to become the registered or beneficial owner of up to three percent (3%) of any class of the capital stock of a corporation in Competition with the Company that is registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not otherwise participate in the business of such corporation.
For purposes of this Agreement, “Business” means the creation, development, manufacture, sale, promotion and distribution of vehicle electronics, transportation components, integrated systems and modules and other electronic technology and any other business which the Company engages in, or is preparing to become engaged in, at the time of the Executive’s termination.
     5.5 Non-Solicitation; Non-interference. During the period of the Executive’s employment with the Company and for a period of [       ]8 months following the termination of the Executive’s employment for any reason the Executive agrees that he will not, directly or indirectly, for the Executive’s benefit or for the benefit of any other person, firm or entity, do any of the following:
          (A) solicit from any customer doing business with the Company as of the Executive’s termination or within six (6) months prior to the Date of Termination, business of the same or of a similar nature to the Business;
          (B) solicit from any known potential customer of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to the Date of Termination;

[7]	The relevant period will be 12 or 18 months depending upon the Executive’s severance period.

[8]	The relevant period will be 12 or 18 months depending upon the Executive’s severance period.

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               (C) solicit the employment or services of, or hire or engage, any person who was employed or engaged by the Company as of the Date of Termination, or within 6 months thereof; or
               (D) otherwise interfere with the business or accounts of the Company, including, but not limited to, with respect to any relationship or agreement between the Company and any vendor or supplier.
          5.6 Injunctive Relief; Indemnity of Company. The Executive agrees that any breach or threatened breach of Sections 5.2, 5.3, 5.4 or 5.5 would result in irreparable injury and damage to the Company for which an award of money to the Company would not be an adequate remedy. The Executive therefore also agrees that in the event of said breach or any reasonable threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages. The Executive and the Company further agree that the provisions of this Section 5 are reasonable. The Executive agrees to indemnity and hold harmless the Company from and against all reasonable expenses (including reasonable fees and disbursements of counsel) which may be incurred by the Company in connection with, or arising out of, any violation of this Agreement by the Executive.
          5.7 Definition of Company: For purposes of this Section 5, the “Company,” as used above, shall be construed to include the Company and its parent, subsidiaries and affiliates, including, without limitation, any divisions managed or supervised by the Executive.
          5.8 Survival: The provisions of this Section 5 survive the termination of Executive’s employment with the Company, regardless of the reason for such termination, for the duration expressly stated in any such provision or, if no duration is stated, then indefinitely.
     6. Termination Procedures and Compensation During Dispute.
          6.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 9 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. A purported termination of the Executive’s employment by the Company for Cause shall not be treated as a termination for Cause hereunder unless, within thirty (30) days following the Company’s delivery of a Notice of Termination for Cause, the Company provides the Executive with a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and a reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the opinion of the Board, the Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail.
          6.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance

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of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which shall not be less than thirty (30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).
          6.3 Compensation During Dispute. With respect to any termination of the Executive’s employment during the Term and following a Change in Control, if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that this Section 6.3 shall be applicable in the event of a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence. Amounts paid under this Section 6.3 are not in addition to other amounts due under this Agreement and shall be offset against and reduce any amounts otherwise due under Section 4.1 hereof.
     7. No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 3 or 4 hereof. Further, except as specifically provided in Section 4.1(B) hereof, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise, except for amounts actually owed by the Executive to the Company as of the Date of Termination.
     8. Successors; Binding Agreement.
          8.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
          8.2 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     9. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive’s signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either

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party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:

Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098
Attention: General Counsel
     10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party [including but not limited to the Change in Control Agreement entered into between the Company and the Executive dated as of [ ]]; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason; and provided, further, that prior to a Change in Control, this Agreement shall not affect or supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company or the termination thereof prior to a Change in Control. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 4, 5 and 6 hereof) shall survive such expiration.
     11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     13. Settlement of Disputes; Claims.
          13.1 All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.
          13.2 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan, without regard to its conflicts of law principles. The parties hereby irrevocably consent and submit to the jurisdiction of the federal

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and state courts located within the state of Michigan in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement.
     14. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
               (A) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
               (B) “Auditor” shall have the meaning set forth in Section 4.2 hereof.
               (C) “Base Amount” shall have the meaning set forth in section 280G(b)(3)of the Code.
               (D) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
               (E) “Board” shall mean the Board of Directors of the Company.
               (F) “Cause” for termination by the Company of the Executive’s employment shall mean (I) continued failure by the Executive to satisfactorily perform his duties; (II) willful misconduct or gross negligence by the Executive in the performance of his duties hereunder, including insubordination; (III) the Executive’s commission of any felony or the Executive’s commission of any misdemeanor involving moral turpitude (including entry of a guilty or nolo contendere plea); (IV) the Executive’s commission of any act involving dishonesty that results in financial, reputational or other harm, monetary or otherwise, to the Company or its affiliates and subsidiaries, including but not limited to an act constituting misappropriation or embezzlement of the property of the Company or its parent, affiliates or subsidiaries, as determined in good faith by the Board; or (V) any material breach by the Executive of this Agreement. The occurrence of any of the foregoing shall be a reason for Cause, provided that, if the Company determines that the circumstances constituting Cause are curable, then such circumstances shall not constitute Cause unless and until the Executive has been informed by the Company of the existence of Cause and given an opportunity of ten business days to cure, and such Cause remains uncured at the end of such ten-day period.
               (G) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
                         (I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than 50% of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below;
                         (II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose

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appointment, election or nomination for election was previously so approved or recommended;
                         (III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (i) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or
                         (IV) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of (i) the consummation of the Company’s Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code, including, but not limited to, the issuance of the Company’s Series A-l Preferred Stock, Series A-2 Preferred Stock, and Series B Preferred Stock (the “Preferred Stock”), (ii) the consummation of any of the transactions contemplated by [insert appropriate reference to the purchase agreement, Company charter or other documentation setting forth the terms of the preferred stock and other corporate governance provisions] including, but not limited to, the conversion of the Preferred Stock into common stock of the Company and the conversion of Series B Preferred Stock into Series
A-l Preferred Stock or Series A-2 Preferred Stock, or (iii) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
          (H) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          (I) “Company” shall mean Delphi Corporation and, except in determining under Section 14(G) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
          (J) “DB SERP” shall mean the Company’s frozen defined benefit Supplemental Executive Retirement Program.
          (K) “DC Pension Plan” shall mean any tax-qualified, supplemental or excess defined contribution plan maintained by the Company and any other defined contribution plan

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or agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits.
               (L) “Date of Termination” shall have the meaning set forth in Section 6.2 hereof.
               (M) “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.
               (N) “Employment Agreement” shall mean the employment agreement entered into by and between the Company and the Executive.
               (O) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
               (P) “Excise Tax” shall mean any excise tax imposed under section 4999 of the Code.
               (Q) “Executive” shall mean the individual named in the first paragraph of this Agreement.
               (R) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 4.1 hereof (provided, however, that a Change in Control actually occurs), without the written consent of the Executive, of any of the following events that has not been fully cured within ten (10) business days after written notice thereof has been given by the Executive to the Company setting forth in sufficient detail the conduct or activities the Executive believes constitute grounds for Good Reason:
                         (I) the assignment to the Executive of any duties materially inconsistent with the Executive’s status as a senior officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities; provided, however, that any such assignment or substantial adverse alteration that occurs merely as a result of the Company’s ceasing to be a publicly-held corporation shall not constitute Good Reason within the meaning of this Section 14(R)(I);
                         (II) a reduction by the Company in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all executives of the Company;
                         (III) a material reduction in the Executive’s incentive compensation opportunity or benefits, except for, in each case, across-the-board reductions similarly affecting all executives of the Company;
                         (IV) the relocation of the Executive’s principal place of employment to a location more than 25 miles from the Executive’s principal place of employment as of immediately prior to such relocation or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted

15

relocation thereof) except for (i) required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations, (ii) the relocation of the Executive’s principal place of employment, in connection with the relocation of all or substantially all of the operations of the Executive’s principal business unit, to the new location of such principal business unit or (iii) the relocation of the Executive’s principal place of employment in connection with a transfer of the Executive to a new position that in the Company’s reasonable, good faith belief, enhances the career opportunities of the Executive through additional responsibilities and management experiences (provided that such transfer does not otherwise constitute Good Reason (including under clause (I) above));
                         (V) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; or
                         (VI) a failure of a successor to assume this Agreement in accordance with Section 8.1 of this Agreement.
[Any termination by the Executive of his employment during the 30-day period commencing on the first anniversary of the occurrence of a Change in Control shall be deemed to be for Good Reason for all purposes of this Agreement.]9
               (S) “Gross-Up Payment” shall have the meaning set forth in Section 4.2 hereof.
               (T) “Notice of Termination” shall have the meaning set forth in Section 6.1 hereof.
               (U) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
               (V) “Sale of the Company” shall mean any transaction or series of transactions (whether structured as a stock sale, merger, consolidation, reorganization, asset sale or otherwise), which results in the sale or transfer of (i) beneficial ownership of more than 50% of the Company’s then-outstanding shares of capital stock (determined based on fair market value), or (ii) all or substantially all of the assets of the Company and its subsidiaries taken as a whole (determined based on fair market value), in each case, other than to a Person, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or transfer.
               (W) “Severance Payments” shall have the meaning set forth in Section 4.1 hereof.

[9]	CEO agreement only.

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               (X) “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).
               (Y) “Total Payments” shall mean those payments so described in Section 4.2 hereof.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DELPHI CORPORATION

By:

Name:
Title:

EXECUTIVE

Address:

(Please print carefully)

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Form Of Employment Agreement

EMPLOYMENT AGREEMENT
     AGREEMENT, dated [      ], 2007 by and between Delphi Corporation, a Delaware corporation (the “Company”), and [     ] (the “Executive”).
     WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of members of the Delphi Strategy Board;
     WHEREAS, the Executive is a member of the Delphi Strategy Board;
     WHEREAS, the Company wishes to secure the employment of the Executive pursuant to the terms and conditions set forth in this Agreement and the Executive desires to be employed by the Company pursuant to the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:
     1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.
     2. Term. The Executive’s employment with the Company pursuant to this Agreement will commence upon the consummation of the Company’s Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (the “Effective Date”) and will end on December 31, 2010, unless earlier terminated as provided herein. Notwithstanding the foregoing, commencing on January 1, 2011 and each January 1 thereafter (each, an “Extension Effective Date”), the term of this Agreement shall be extended, without further action by the Company or the Executive, for successive periods of twelve months each, unless either party shall have given 60 days advance written notice to the other party, in the manner set forth in Section 14 below, prior to the Extension Effective Date in question, that the term of this Agreement that is in effect at the time such written notice is given is not to be extended or further extended, as the case may be (the period during which this Agreement is effective being referred to as the “Term”).
     3. Position and Duties. During the Term, the Executive shall serve in an executive position reasonably consistent with his or her current position with the Company or in such other position or positions with a level of duties and responsibilities consistent with the foregoing with the Company and/or its subsidiaries and affiliates as the Board may specify from time to time. During the Term, the Executive shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which the Executive serves hereunder. The Executive agrees to devote all of his or her working time and efforts to the performance of his or her duties for the Company.
     4. Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the Company location or facility at which he or she is currently based, except for travel necessary in connection with the requirements of the Executive’s position; provided, however, that in connection with the relocation of all or substantially all the operations of the Executive’s principal business unit the Executive’s place of performance may be changed to the new location or facility of such business unit; provided further, however, that the Company may relocate the Executive’s principal place of employment in connection with a transfer of the Executive to a new position that in the Company’s reasonable, good faith belief, enhances the career opportunities of the Executive through additional responsibilities and management experiences.
     5. Compensation and Related Matters.
          (a) Base Salary. As compensation for the performance by the Executive of his or her obligations hereunder, during the Term, the Company shall pay the Executive a base salary at an annual rate equal to the annual rate in effect on the date hereof. Base salary shall be payable in accordance with the Company’s customary payroll practices for executives, as in effect from time to time. The Board may conduct an annual review of the base salary and may increase such base salary in its discretion. Once increased, base salary shall not thereafter be decreased, except pursuant to across-the-board salary reductions similarly affecting other Company executives. The term “Base Salary” shall refer to the annual base salary as in effect from time to time.

          (b) Annual Incentive Compensation. During the Term, the Executive shall be eligible to participate, at a level comparable to similarly situated executives of the Company, in such discretionary annual (or such shorter period) incentive compensation plans as may be authorized from time to time by the Board.
          (c) Long-Term Incentive Compensation. During the Term, the Executive shall be eligible to participate, at a level comparable to similarly situated executives of the Company, in such long-term compensation arrangements as may be authorized from time to time by the Board.
          (d) Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred during the Term by the Executive in performing his or her duties hereunder provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.
          (e) Other Benefits. During the Term, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Company to its similarly situated executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Without limiting the generality of the foregoing and notwithstanding anything in Section 9, below, to the contrary, during the Term and thereafter the Executive shall be entitled to participate in (1) the Company’s frozen defined benefit Supplemental Executive Retirement Program (the “DB SERP”) in accordance with its terms as in effect on the date hereof, without regard to any amendment or termination of the DB SERP after the date hereof and (2) the Company’s defined contribution Supplemental Executive Retirement Program in accordance with its terms as in effect from time to time.
     6. Offices. The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any parent or subsidiaries of the Company, as a member of any committees of the board of directors of any such entity, and in one or more executive positions of any of the Company’s subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided to any other director of the Company or any of its subsidiaries, or any such executive position, as the case may be.
     7. Termination. The Executive’s employment hereunder may be terminated as follows:
          (a) Death. The Executive’s employment hereunder shall terminate upon his death.
          (b) Cause. The Company may terminate the Executive’s employment hereunder for Cause. The occurrence of any of the following, as reasonably determined by the Company, shall be a reason for Cause, provided that, if the Company determines that the circumstances constituting Cause are curable, then such circumstances shall not constitute Cause unless and until the Executive has been informed by the Company of the existence of Cause and given an opportunity of ten business days to cure, and such Cause remains uncured at the end of such ten-day period:
                         (i) continued failure by the Executive to satisfactorily perform his duties;
                         (ii) willful misconduct or gross negligence by the Executive in the performance of his duties hereunder, including insubordination;
                         (iii) the Executive’s commission of any felony or the Executive’s commission of any misdemeanor involving moral turpitude (including entry of a guilty or nolo contendere plea);
                         (iv) the Executive’s commission of any act involving dishonesty that results in financial, reputational or other harm, monetary or otherwise, to the Company or its affiliates and subsidiaries, including but not limited to an act constituting misappropriation or embezzlement of the property of the Company or its parent, affiliates or subsidiaries, as determined in good faith by the Board; or
                         (v) any material breach by the Executive of this Agreement.

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          (c) Good Reason. The Executive may terminate his employment hereunder for “Good Reason” upon the occurrence, without the written consent of the Executive, of an event constituting a material breach of this Agreement (including a failure of a successor to assume this Agreement in accordance with Section 13 hereof) by the Company that has not been fully cured within ten (10) business days after written notice thereof has been given by the Executive to the Company setting forth in sufficient detail the conduct or activities the Executive believes constitute grounds for Good Reason, including but not limited to:
(1)	the assignment to the Executive of any duties materially inconsistent with the Executive’s status as a senior officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities; provided, however, that the Company’s ceasing to be a publicly-held corporation shall not constitute Good Reason within the meaning of this Section 7(c)(1);

(2)	a reduction by the Company in the Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all executives of the Company;

(3)	a material reduction in the Executive’s incentive compensation opportunity or benefits, except for, in each case, across-the-board reductions similarly affecting all executives of the Company

(4)	the relocation of the Executive’s principal place of employment to a location more than 25 miles from the Executive’s principal place of employment as of immediately prior to such relocation or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for (i) required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations, (ii) the relocation of the Executive’s principal place of employment, in connection with the relocation of all or substantially all of the operations of the Executive’s principal business unit, to the new location of such principal business unit or (iii) the relocation of the Executive’s principal place of employment in connection with a transfer of the Executive to a new position that in the Company’s reasonable, good faith belief, enhances the career opportunities of the Executive through additional responsibilities and management experiences (provided that such transfer does not otherwise constitute Good Reason (including under clause (1) above)); or

(5)	the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due.
          (d) Without Cause by the Company; Without Good Reason by the Executive. The Company may terminate the Executive’s employment hereunder at any time without Cause in accordance with Section 8. The Executive may terminate the Executive’s employment voluntarily for any reason or no reason at any time in accordance with Section 8.
     8. Termination Procedure.
          (a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Section 7(a)) shall be communicated by a written notice (“Notice of Termination”) to the other party hereto in accordance with Section 14.

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          (b) Date of Termination. The “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of his death, (ii) if the Executive’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination and (iii) if the Executive’s employment is terminated under any circumstances other than those described in clause (i) or (ii) immediately preceding, the date specified in the Notice of Termination (which shall not be less than [sixty (60) days]1 [thirty (30) days]2, nor more than ninety (90) days, respectively, from the date such Notice of Termination is given.
     9. Compensation upon Termination
          (a) Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Company shall have no further obligations to the Executive under this Agreement and the Executive’s benefits shall be determined under the Company’s retirement, insurance and other benefit and compensation plans or programs then in effect in accordance with the terms of such plans and programs.
          (b) By Company without Cause or by the Executive for Good Reason. If during the Employment Period the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason, the Company shall:
                         (i) continue to pay and otherwise provide to the Executive, during any notice period (in accordance with Section 8), all compensation, base salary and previously earned but unpaid incentive compensation (e.g., pro-rata) if any, and shall continue to allow the Executive to participate in any benefit plans in accordance with the terms of such plans;
                         (ii) pay to the Executive any accrued unused vacation pay;
                         (iii) pay to the Executive, in lieu of benefits under any severance plan or policy of the Company, an amount equal to the sum of the Executive’s Base Salary as in effect as of the Date of Termination and the Executive’s annual target incentive compensation as in effect for the year in which the Date of Termination occurs (annualized in the event the incentive compensation plan in which the Executive then participates is based on a period less than one year), divided by twelve (12). Such amount shall be paid monthly for an eighteen (18) month period commencing on the first day of the month next following the Date of Termination;
                         (iv) pay to the Executive a lump sum amount, in cash, equal to the excess, if any, of the Executive’s total account balance in the DC Pension Plan (as defined below) over the portion of the Executive’s account balance in the DC Pension Plan that is vested as of the Date of Termination. For purposes of this section, “DC Pension Plan” shall mean any tax-qualified, supplemental or excess defined contribution plan maintained by the Company and any other defined contribution plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits; and
                         (v) accelerate the vesting and cause the restrictions to lapse on all unvested or restricted time-vested equity or equity-based awards held by the Executive as of the Date of Termination and permit each time-vested stock option to acquire common stock of the Company and each time-vested stock appreciation right held by the Executive as of the Date of Termination to remain exercisable for a period of nine (9) months following the Date of Termination (but in no event beyond the remainder of its term).
     All amounts payable under this Section 9(b) shall be paid (in the case of subsections (ii) and (iv)) or commence to be paid (in the case of subsections (i) and (iii)), as applicable, as soon as practicable following the Executive’s termination of employment; provided that if the period during which the Executive is legally entitled to consider the terms of the release required under Section 11 hereof expires in the calendar year following the calendar year in which such termination of employment occurs

[1]	3x employees

[2]	2x employees

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(whether or not the Executive waives some or all of such period), then the amounts payable under this Section 9(b) shall be paid or commence to be paid on the later of January 2 of such later year or the date on which such amounts would otherwise have been paid under this agreement without regard to this sentence. Notwithstanding the foregoing, payment of all amounts payable under this Section 9(b) shall be delayed, if necessary, until the Executive has incurred a separation from service under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
          (c) By Company for Cause or by the Executive other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay the Executive his Base Salary (at the rate in effect at the time Notice of Termination is given) through the Date of Termination, and the Company shall have no additional obligations to the Executive under this Agreement except as set forth in Section 9(d).
          (d) Compensation Upon any Termination. Following any termination of the Executive’s employment, the Company shall pay the Executive all amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or benefit plan or program of the Company, at the time such payments are due in accordance with the terms of such plans or programs.
          (e) Return of Company Property. The Executive agrees that following the termination of the Executive’s employment for any reason, or at any time prior to the Executive’s termination upon the request of the Company, he or she shall return all property of the Company, its parent, subsidiaries, affiliates and any divisions thereof, which is then in or thereafter comes into his possession, including, but not limited to, any Confidential Information (as defined below) or Intellectual Property (as defined below), or any other documents, contracts, agreements, plans, photographs, projections, books, notes, records, electronically stored data and all copies, excerpts or summaries of the foregoing, as well as any automobile or other materials or equipment supplied by the Company, its parent, subsidiaries, affiliates and any divisions thereof to the Executive, if any.
          (f) Requirement for a Release. Notwithstanding the foregoing, the Company’s obligations to pay or provide any benefits, other than as required by Section 9(d), shall (1) cease as of the date the Executive breaches any of the provisions of Section 12, other than the first monthly payment due under Section 9(b)(iii), which the Executive acknowledges is adequate consideration for the general release provided pursuant to clause (2) of this sentence; and (2) be conditioned on the Executive signing a general release of claims in favor of the Company and its affiliates, which is satisfactory to the Company, and the expiration of any revocation period provided for in such release.
     10. Disability. If the Executive becomes “disabled” (within the meaning of the applicable disability plan, program or arrangement of the Company, as in effect from time to time), the Executive shall be entitled to such benefits as may be provided under such plan, policy or arrangement, but shall not be entitled to any payments under Section 9(b) hereof (unless the Executive returns to active employment and becomes entitled to such payments as a result of a subsequent termination of the Executive’s active employment).
     11. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for the Executive hereunder by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for the Executive hereunder be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise, except for amounts actually owed by the Executive to the Company as of the Date of Termination.
     12. Confidentiality; Intellectual Property; Non-Competition Requirement; etc. In recognition of the compensation to be paid to the Executive pursuant to Sections 5 and 9 of this Agreement, the Executive agrees to be bound by the provisions of this Section 12 (the “Restrictive Covenants”). The Restrictive Covenants will apply without regard to whether any termination or cessation of the Executive’s employment is initiated by the Company or the Executive, and without regard to the reason for that termination or cessation.
          (a) Confidentiality.

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               (i) The Executive acknowledges and agrees that: (A) the Executive holds a position of trust and confidence with the Company and that his employment by the Company will require that the Executive have access to and knowledge of valuable and sensitive information, material, and devices relating to the Company and/or its business, activities, products, services, customers and vendors, including, but not limited to, the following, regardless of the form in which the same is accessed, maintained or stored: the identity of the Company’s actual and prospective customers and their representatives; prior, current or future research or development activities of the Company and/or its customers; the products and services provided or offered by the Company to customers or potential customers and the manner in which such services are performed or to be performed; the product and/or service needs of actual or prospective customers; pricing and cost information; information concerning the development, engineering, design, specifications, acquisition or disposition of products and/or services of the Company; unique and/or proprietary computer equipment, programs, software and source codes, licensing information, personnel information, vendor information, marketing plans and techniques, forecasts, and other trade secrets (“Confidential Information”); (B) the direct and indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business; and (C) the engaging by the Executive in any of the activities prohibited by this Section 12(a) may constitute misappropriation and/or improper use of trade secrets in violation of the Michigan Uniform Trade Secrets Act, as well as a violation of this Agreement.
               (ii) During the Employment Period and at all times thereafter, the Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, consultant, principal or agent of any business, or in any other capacity, publish or make known, disclose, furnish, reproduce, make available, or utilize any of the Confidential Information without the prior express written approval of an officer of the Company, other than in the proper performance of the duties contemplated herein, unless and until such Confidential Information is or shall become general public knowledge through no fault of the Executive.
               (iii) In the event that the Executive is required by law to disclose any Confidential Information, the Executive agrees to give the Company prompt advance written notice thereof and to provide the Company with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.
               (iv) The failure to mark any Confidential Information as confidential shall not affect its status as Confidential Information under this Agreement.
          (b) Intellectual Property.
               (i) The Executive hereby assigns to the Company or its designees, without further consideration and free and clear of any lien or encumbrance, the Executive’s entire right, title and interest (within the United States and all foreign jurisdictions), to any and all inventions, discoveries, improvements, developments, works of authorship, concepts, ideas, plans, specifications, software, formulas, databases, designees, processes and contributions to Confidential Information created, conceived, developed or reduced to practice by the Executive (alone or with others) during the Employment Period which (A) are related to the Company’s current or anticipated business, activities, products, or services, (B) result from any work performed by Executive for the Company, or (iii) are created, conceived, developed or reduced to practice with the use of Company property, including any and all Intellectual Property Rights (as defined below) therein (“Work Product”). Any Work Product which falls within the definition of “work made for hire”, as such term is defined in the Copyright Act (17 U.S.C. Section 101), shall be considered a “work made for hire”, the copyright in which vests initially and exclusively in the Company. The Executive waives any rights to be attributed as the author of any Work Product and any “droit morale” (moral rights) in Work Product. The Executive agrees to immediately disclose to the Company all Work Product. For purposes of this Agreement, “Intellectual Property” shall mean any patent, copyright, trademark or service mark, trade secret, or any other proprietary rights protection legally available.

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               (ii) The Executive agrees to execute and deliver any instruments or documents, and to do all other things reasonably requested by the Company in order to more fully vest the Company with all ownership rights in the Work Product. If any Work Product is deemed by the Company to be patentable or otherwise registrable, the Executive shall assist the Company (at the Company’s expense) in obtaining letters of patent or other applicable registration therein and shall execute all documents and do all things, including testifying (at the Company’s expense) necessary or appropriate to apply for, prosecute, obtain, or enforce any Intellectual Property Right relating to any Work Product. Should the Company be unable to secure the Executive’s signature on any document deemed necessary to accomplish the foregoing, whether due to the Executive’s disability or other reason, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Executive’s agent and attorney-in-fact to act for and on the Executive’s behalf and stead to take any of the actions required of Executive under the previous sentence, with the same effect as if executed and delivered by the Executive, such appointment being coupled with an interest.
          (c) Non-Competition.
               (i) The Executive acknowledges and agrees that: (A) the Business (as defined below) is intensely competitive and conducted by the Company throughout the world; and (B) reasonable limits on the Executive’s ability to engage in activities which are competitive with the Company are warranted in order to, among other things, reasonably protect trade secrets and proprietary information of the Company and to maintain and develop the Company’s reputation, customer relationships, goodwill and overall status in the marketplace.
               (ii) During the Employment Period and for a period of eighteen (18) months following the termination of the Executive’s employment for any reason, and provided that the Company is making the payments, if any, required under Section 9(b), subject to Section 9(f), the Executive shall not engage in Competition (as defined below) with the Company.
               (iii) For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting the Executive’s name to be used in connection with the activities of any other business or organization anywhere in the world which competes, directly or indirectly, with the Company in the Business; provided, however, it shall not be a violation of this Section 12(c) for the Executive to become the registered or beneficial owner of up to three percent (3%) of any class of the capital stock of a corporation in Competition with the Company that is registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not otherwise participate in the business of such corporation.
For purposes of this Agreement, “Business” means the creation, development, manufacture, sale, promotion and distribution of vehicle electronics, transportation components, integrated systems and modules and other electronic technology and any other business which the Company engages in, or is preparing to become engaged in, at the time of the Executive’s termination.
          (d) Non-Solicitation; Non-Interference. During the Employment Period and for a period of eighteen (18) months following the termination of the Executive’s employment for any reason the Executive agrees that he or she will not, directly or indirectly, for the Executive’s benefit or for the benefit of any other person, firm or entity, do any of the following:
               (i) solicit from any customer doing business with the Company as of the Executive’s termination or within six (6) months prior to the Date of Termination, business of the same or of a similar nature to the Business;
               (ii) solicit from any known potential customer of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to the Date of Termination;

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               (iii) solicit the employment or services of, or hire or engage, any person who was employed or engaged by the Company as of the Date of Termination, or within 6 months thereof; or
               (iv) otherwise interfere with the business or accounts of the Company, including, but not limited to, with respect to any relationship or agreement between the Company and any vendor or supplier.
          (e) Injunctive Relief; Indemnity of Company. The Executive agrees that any breach or threatened breach of subsections (a), (b), (c) or (d) of this Section 12 would result in irreparable injury and damage to the Company for which an award of money to the Company would not be an adequate remedy. The Executive therefore also agrees that in the event of said breach or any reasonable threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages. The Executive and the Company further agree that the provisions of this Section 12 are reasonable. The Executive agrees to indemnify and hold harmless the Company from and against all reasonable expenses (including reasonable fees and disbursements of counsel) which may be incurred by the Company in connection with, or arising out of, any violation of this Agreement by the Executive.
          (f) Definition of Company: For purposes of this Section 12, the “Company,” as used above, shall be construed to include the Company and its parent, subsidiaries and affiliates, including, without limitation, any divisions managed or supervised by the Executive.
          (g) Survival: The provisions of this Section 12 survive the termination of Executive’s employment with the Company, regardless of the reason for such termination, for the duration expressly stated in any such provision or, if no duration is stated, then indefinitely.
     13. Assignment; Successors. This Agreement and all rights hereunder are personal to the Executive and may not, unless otherwise specifically permitted herein, be assigned by the Executive. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate. The Company will require any and all successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
     14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
     If to the Executive, at the Executive’s most recent address shown in the records of the Company; and
If to the Company:
Delphi Corporation
5725 Delphi Drive
Troy Michigan 48098
Attention: General Counsel

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     or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     15. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by its Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement is not intended and shall not be construed to confer any rights or remedies upon any other person or entity, other than the parties hereto.
     16. No Duplication of Benefits. Nothing in this Agreement shall be construed in a manner that would result in a duplication of benefits to the Executive.
     17. Taxes.
          (a) Any amounts payable pursuant to this Agreement shall be subject to applicable withholdings.
          (b) Notwithstanding anything in this Agreement to the contrary, to the extent required by Section 409A, payment of the amounts payable under this Agreement shall commence no earlier than the earlier of (i) the first day of the first month commencing at least six (6) months following the Executive’s separation from service with the Corporation (within the meaning of Code Section 409A) or (ii) the Executive’s date of death. During the six month waiting period, such amounts payable will accumulate without interest and be paid as soon as possible.
     18. Validity; Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, without limiting the generality of the foregoing, if any one or more of the provisions contained in this agreement shall be held to be unreasonable or unenforceable in any respect, including excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.
     19. Governing Law; Consent to Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan, without regard to its conflicts of law principles. The parties hereby irrevocably consent and submit to the jurisdiction of the federal and state courts located within the state of Michigan in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement.
     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     21. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, understandings, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled [including but not limited to the Employment Agreement entered into between the Company and the Executive dated as of [     ]]; provided, however, that this Agreement shall not supersede the Change in Control Agreement entered into with the Company on [     ], 2007; and provided further that if the Executive becomes entitled to payments and benefits under the Change in Control Agreement as a result of his termination of employment, he shall not be entitled to receive any payments or benefits under Section 9(b) of this Agreement. Except as noted above, the compensation and benefits payable to the Executive under Section 9 of this Agreement shall be in lieu of any other severance benefits to which the Executive may

9

otherwise be entitled upon the Executive’s termination of employment under any severance plan, program, policy or arrangement of the Company or any of its subsidiaries or affiliates.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date below.

Delphi Corporation

By:

Name:
Title:

Date:

10

Exhibit H
Amendment to the Investment Agreement (to be included in Plan Exhibit 7.11)

FIRST AMENDMENT TO THE EQUITY PURCHASE AND COMMITMENT AGREEMENT
          THIS FIRST AMENDMENT TO THE EQUITY PURCHASE AND COMMITMENT AGREEMENT (this “Amendment”), dated as of [___], 2007, is made by and among A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware (“ADAH”), Harbinger Del-Auto Investment Company, Ltd., an exempted company incorporated in the Cayman Islands (“Harbinger”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation (“Merrill”), UBS Securities LLC, a Delaware limited liability company (“UBS”), Goldman, Sachs & Co., a New York limited partnership (“GS”), Pardus DPH Holding LLC, a Delaware limited liability company (“Pardus”), and Delphi Corporation, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”). ADAH, Harbinger, Merrill, UBS, GS and Pardus are each individually referred to herein as an “Investor” and collectively as the “Investors”. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings assigned thereto in the EPCA (as defined below).
          WHEREAS, the Company and certain of its subsidiaries and affiliates commenced the Chapter 11 Cases under the Bankruptcy Code in the Bankruptcy Court;
          WHEREAS, the Company and the Investors have entered into that certain Equity Purchase and Commitment Agreement dated as of August 3, 2007 (the “EPCA”); and
          WHEREAS, the Company has proposed certain changes to the Company’s plan of reorganization and in connection therewith the Investors and the Company have agreed to amend the EPCA pursuant to this Amendment.
          NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the parties hereto hereby agrees as follows:
1.	Amended Provisions of EPCA.
(a)	The sixth WHEREAS clause of the EPCA is hereby amended and restated in its entirety as follows:
“WHEREAS, the Company filed its motion (the “Approval Motion”) seeking an order from the Bankruptcy Court that, among other things, all of the findings, conclusions and rulings contained in the Original Approval Order (i) apply to this Agreement (including the Commitment Fees, the Arrangement Fee, the Alternate Transaction Fees and the Transaction Expenses provided for herein), the parties hereto and the transactions contemplated hereby, and (ii) continue in full force and effect with respect thereto (as so granted and issued on August 2, 2007; the “Approval Order”);”.
(b)	The seventh WHEREAS clause of the EPCA is hereby amended and restated in its entirety as follows:
“WHEREAS, the Company filed its motion (the “Subsequent Approval Motion”) seeking an order from the Bankruptcy Court that (i) all the findings, conclusions and rulings contained in the Original Approval Order and the Approval Order (A) apply to this Agreement as amended (including the Commitment Fees, the Arrangement Fees, the Alternate Transaction Fees and the Transaction Expenses provided for herein), the Plan of Reorganization attached hereto as Exhibit B (the “Plan”), the parties hereto and the transactions contemplated hereby and (B) continue in full force and effect with respect thereto, and (ii) the disclosure statement attached hereto as Exhibit C (“Disclosure Statement”) is approved as containing adequate information pursuant to Section 1125 of the Bankruptcy Code, which Subsequent Approval Motion was granted and order issued on November [8], 2007 (as so issued, the “Subsequent Approval Order” and the date of such order being the “Subsequent Approval Date”);”
(c)	The eighth WHEREAS clause of the EPCA is hereby amended and restated in its entirety as follows:
“WHEREAS, the Company has proposed and submitted the Plan to the Bankruptcy Court for its approval;”
(d)	The ninth WHEREAS clause of the EPCA is hereby amended by deleting the words “plan of reorganization” at each occurrence of such words therein and replacing such words with the word “Plan”.

(e)	The tenth WHEREAS clause of the EPCA is hereby amended by: (i) deleting the words “will provide, on the date hereof,” and replacing them with the words “have provided”; and (ii) deleting the words “will confirm,” and replacing them with the word “confirms”.

(f)	Section 1 of the EPCA is hereby amended and restated in its entirety as follows:

“1. Rights Offering.
(a)	The Company proposes to offer and sell shares of its new common stock, par value $0.01 per share (the “New Common Stock”), pursuant to a rights offering

(the “Rights Offering”). Pursuant to the Rights Offering, the Company will distribute at no charge to each Eligible Holder (as defined below), including, to the extent applicable, the Investors, that number of rights (each, a “Right”) that will enable each Eligible Holder to purchase up to its pro rata portion of 45,026,801 shares in the aggregate of New Common Stock (each, a “Share”) at a purchase price of $34.98 per Share (the “Purchase Price”). The term “Eligible Holder” means the holder of a General Unsecured Claim (as such term is defined in the Plan), which claim has been allowed or otherwise estimated for the purpose of participating in the Rights Offering on or before the date established by the Bankruptcy Court for determining all Eligible Holders of record.

(b)	The Company will conduct the Rights Offering pursuant to the Plan, which shall reflect the Company’s proposed restructuring transactions described in this Agreement and the Summary of Terms of Preferred Stock attached hereto as Exhibit A (the “Preferred Term Sheet”).

(c)	The Rights Offering will be conducted as follows:
(i)	On the terms and subject to the conditions of this Agreement and subject to applicable law, the Company shall offer Shares for subscription by the holders of Rights as set forth in this Agreement.

(ii)	Promptly, and no later than four (4) Business Days, following the occurrence of both (1) the date that the Confirmation Order shall have been entered by the Bankruptcy Court and (2) the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the Rights Offering Registration Statement filed with the Securities and Exchange Commission (the “Commission”) relating to the Rights Offering, the Company shall issue (the date of such distribution, the “Rights Distribution Date”) to each Eligible Holder, Rights to purchase up to its pro rata portion of 45,026,801 Shares in the aggregate (the “Basic Subscription Privilege”). The Company will be responsible for effecting the distribution of certificates representing the Rights, the Rights Offering Prospectus and any related materials to each Eligible Holder.

(iii)	Each Eligible Holder who exercises in full its Basic Subscription Privilege will be entitled to subscribe for additional Shares offered in the Rights Offering for an amount as provided in the Plan to the extent the other Eligible Holders do not exercise all of their Rights in the Basic Subscription Privilege (the “Over-Subscription Privilege”) with amounts in excess of the Purchase Price per Share paid pursuant to an Over- Subscription Privilege to be aggregated and distributed as provided for in the Plan.

(iv)	The Rights may be exercised during a period (the “Rights Exercise Period”) commencing on the Rights Distribution Date and ending at the Expiration Time. The Rights shall not separately be transferable. “Expiration Time” means the date that is 30 days after the Rights Distribution Date, or such later date and time as the Company, subject to the prior written approval of ADAH, may specify in a notice provided to the Investors before 9:00 a.m., New York City time, on the Business Day before the then-effective Expiration Time. The Company shall use its reasonable best efforts to cause the effective date of the Plan (the “Effective Date”) to occur as promptly as reasonably practicable after the Expiration Time. For the purpose of this Agreement, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close. Each Eligible Holder who wishes to exercise all or a portion of its Rights shall (i) during the Rights Exercise Period return a duly executed document to a subscription agent reasonably acceptable to the Company and ADAH (the “Subscription Agent”) electing to exercise all or a portion of such Eligible Holder’s Basic Subscription Privilege and specifying the number of Shares, if any, such Eligible Holder wishes to purchase pursuant to its Over-Subscription Privilege and (ii) pay an amount, equal to the full Purchase Price of the number of Shares that the Eligible Holder elects to purchase pursuant to its Basic Subscription Privilege and Over-Subscription Privilege, by wire transfer of immediately available funds by the Expiration Time to an escrow account established for the Rights Offering.

(v)	As soon as reasonably practicable following the Effective Date, the Company will issue to each Eligible Holder who validly exercised its Basic Subscription Privilege and, if applicable, its Over-Subscription Privilege, the number of Shares to which such holder of Rights is entitled based on the terms of the Rights Offering.

(vi)	The Company hereby agrees and undertakes to give each Investor by electronic facsimile transmission the certification by an executive officer of the Company of either (i) the number of Shares elected to be purchased by Eligible Holders under their Basic Subscription Privilege and, if applicable, their Over-Subscription Privilege, the aggregate Purchase Price therefor, the number of Unsubscribed Shares and the aggregate Purchase Price therefor (a “Purchase Notice”) or (ii) in the absence of any Unsubscribed Shares, the fact that there are no Unsubscribed Shares and that the commitment set forth in Section 2(a)(iv) is terminated (a “Satisfaction Notice”) as soon as practicable after the Expiration Time and, in any event, reasonably in advance of the Closing Date (the date of transmission of confirmation of a Purchase Notice or a Satisfaction Notice, the “Determination Date”).

(vii)	The Rights Offering will provide each Eligible Holder who validly exercised its Rights with the right to withdraw a previous exercise of Rights after the withdrawal deadline established in the Rights Offering Registration Statement if there are changes to the Plan after the withdrawal deadline that the Bankruptcy Court determines are materially adverse to the holders of the Rights and the Bankruptcy Court requires resolicitation of votes under Section 1126 of the Bankruptcy Code or an opportunity to change previously cast acceptances or rejections of the Plan.”.
(g)	Section 2(a)(i) of the EPCA is hereby amended by replacing the number “4,558,479” with the number “5,002,978” and by replacing the number “$38.39” with the number “$34.98”.

(h)	Section 2(a)(iii) of the EPCA is hereby amended by replacing the number “$31.28” with the number “$29.67” and by replacing the number “12,787,724” with the number “13,481,313”.

(i)	Section 2(a)(iv) of the EPCA is hereby amended by adding the words “pursuant to the Basic Subscription Privileges and Over-Subscription Privileges” after the words “Rights Exercise Period”.

(j)	Section 2(i) of the EPCA is hereby amended (i) by replacing the words “Disclosure Statement Filing Date.” with the words “original filing on September 6, 2007 of the Company’s disclosure statement. The Arrangement Fee and the first fifty percent (50%) of the Commitment Fees have been paid to ADAH.” and (ii) by replacing the words “Disclosure Statement Approval Date. The Arrangement Fee shall be paid to ADAH upon entry of the Approval Order.” with the words “Subsequent Approval Date.”.

(k)	The introductory paragraph to Section 3 of the EPCA is hereby amended (i) to delete the words “to be delivered pursuant to
Section 5(s)” appearing in the first sentence and replacing them with the following words “delivered by the Company to the Investors on October 29, 2007” and (ii) to delete the “:” appearing at the end thereof and replace it with the following words “. References in this Agreement to the Company SEC Documents filed prior to the date hereof shall mean Company SEC Documents filed prior to the Disclosure Letter Delivery Date and the Company’s Quarterly Report on Form 10-Q filed on November [6], 2007.[1]”.

(l)	Section 3(a) of the EPCA is hereby amended in clause (vi) by replacing the words “or any failure to timely file periodic reports or timely prepare financial statements and the costs and effects of completing the preparation of the Company’s financial statements and periodic reports” and replacing them with the words “, the Company’s failure to timely file its Form 10-Ks for the years ended December 31, 2005 and 2004, and its Form 10-Qs for the quarters ended September 30, 2006, March 31, 2006, March 31, 2005 and September 30, 2004, respectively, or timely prepare the corresponding required financial statements (and the costs and effects of completing the preparation of those aforementioned financial statements and periodic reports)”.

(m)	Section 3(b)(ii) of the EPCA is hereby amended (i) by deleting the words “Prior to the execution by the Company and filing with the Bankruptcy Court of the Plan, the” and replacing them with the word “The” and (ii) by adding the words “had and” after the words “into the Plan”.

(n)	Section 3(c)(ii) of the EPCA is hereby amended by replacing the words “will be” with the words “has been”.

(o)	Section 3(d) in the fifth sentence thereof, Section 3(f), Section 3(g), Section 4(h), Section 4(i), Section 5(d), Section 8(c)(v), Section 9(a)(xv), Section 9(c)(iii) and Section 12(c) of the EPCA are hereby amended by deleting the word “Terms” after the word “Plan” at each occurrence of such words therein.

(p)	Section 3(d) in the seventh sentence thereof, Section 3(nn), Section 3(oo), Section 5(b), Section 5(j), Section 6(d) the introductory paragraph to Section 8, Section 9(a)(vi), Section 9(a)(xiv), Section 9(a)(xix), Section 9(c)(x) and Section 12(f) of the EPCA are hereby amended by deleting the words “, the Plan Terms” at each occurrence of such words therein.

[1]	Brackets to be deleted prior to execution if Investors accept 10-Q filing prior to hearing date.

(q)	Section 3(d) of the EPCA is hereby amended by (i) replacing the word “June” in the second sentence thereof with the word “September”, (ii) replacing the number “561,781,500” in the second sentence thereof with the number “561,781,590”, (iii) replacing the number “85,978,864” in the second sentence thereof with the number “77,847,906”, (iv) replacing the number “23,207,104” in the eighth sentence thereof with the number “51,583,358”, (v) replacing the number “124,400,000” with the number “136,794,982” in the ninth sentence thereof, (vi) replacing the number “12,787,724” with the number “13,481,313” in the ninth sentence thereof and (vii) deleting the words “and (iii) 10,419,380 shares of Series B Preferred Stock will be issued and outstanding” and replacing them with the words “, (iii) 11,435,378 shares of Series B Preferred Stock and (iv) 26,666,667 shares of Series C Convertible Preferred Stock, par value $0.01 per share, will be issued and outstanding” in the ninth sentence thereof.

(r)	Section 3(i) of the EPCA is hereby amended by (i) inserting the words “included or incorporated by reference or” immediately preceding the words “to be included” at each occurrence of such words therein and (ii) replacing the words “will be set forth in the Disclosure Statement,” with the words “the Disclosure Statement and will be set forth in the”.

(s)	Section 3(j) of the EPCA is hereby amended by (i) inserting the words “conformed and” immediately prior to the words “will conform” appearing in the fifth sentence thereof and (ii) by inserting the words “did not and” immediately preceding the words “will not” appearing in the sixth sentence thereof.

(t)	Section 3(m)(vii)(A) of the EPCA is hereby amended by inserting the words “and dated August 21, 2007” immediately after the words “April 5, 2007”.

(u)	Section 3(m)(vii)(A) and Section 3(m)(viii)(A) of the EPCA are hereby amended by replacing the words “satisfaction of the condition with respect to the Business Plan in accordance with Section 9(a)(xxviii) of this Agreement” with the words “Disclosure Letter Delivery Date”.

(v)	Section 3(m)(vii)(B) and Section 3(m)(viii)(B) of the EPCA are hereby amended by replacing the words “after the satisfaction of the condition with respect to the Business Plan in accordance Section 9(a)(xxviii) of this Agreement, the Business Plan approved by ADAH in accordance with this Agreement,” with the words “from and after the Disclosure Letter Delivery Date, the Business Plan (and if amended in a manner that satisfies the condition with respect to the Business Plan set forth in Section 9(a)(xxviii), as so amended),”.

(w)	Section 3(n) of the EPCA is hereby amended by replacing the words “or the Approval Order” with the words “, the Approval Order, the Subsequent Approval Order”.

(x)	Section 3(ii) of the EPCA is hereby amended by adding the words “the Preferred Term Sheet or the Plan,” immediately following the words “Section 8(c)(iv),” appearing therein.

(y)	Section 3(pp) of the EPCA is hereby amended and restated in its entirety to read as follows:
“(pp) Labor MOUs. On June 22, 2007, the Company entered into a Memorandum of Understanding (the “UAW MOU”) with the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) and GM. On August 5, 2007, the Company entered into a Memorandum of Understanding (the “IUE-CWA MOU”) with the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers-Communication Workers of America (“IUE-CWA”) and GM. On August 16, 2007, the Company entered into two Memoranda of Understanding (the “USW MOUs”, and collectively with the UAW MOU and the IUE-CWA MOU, as each such agreement has been amended through the Disclosure Letter Delivery Date, the “Labor MOUs”) with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union and its Local Union 87L (together, the “USW”) and GM. The UAW MOU, IUE-CWA MOU and the USW MOUs have been ratified by the membership of the UAW, IUE-CWA and USW, respectively, and true and complete copies of the Labor MOUs have been made available to ADAH.”.
(z)	The following paragraph should be inserted in its entirety immediately following Section 3(pp):
“(qq) Debt Financing. The Company has delivered to ADAH a correct and complete copy of an executed “best efforts” financing letter (the “Financing Letter”) from [identify banks] attached hereto as Exhibit D (on the terms indicated, the “Bank Financing” and, together with the GM Debt (as defined below), the “Debt Financing”). The Financing Letter is a legal, valid and binding obligation of the Company, and to the knowledge of the Company, the other parties thereto, and is in full force and effect. The Financing Letter has not been withdrawn, terminated or otherwise amended or modified in any respect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company under the Financing Letter.  The Company has fully paid any and all fees required by the Financing Letter to be paid as of the date hereof.”

(aa)	The introductory paragraph to Section 4 of the EPCA is hereby amended to replace the word “Each” in the first sentence thereof with the words “Except as set forth in a disclosure letter delivered by the Investors to the Company on the Disclosure Letter Delivery Date (the “Investor Disclosure Letter”), each”.

(bb)	Section 5(a) of the EPCA is hereby amended by adding the word “Subsequent” immediately after the words “cause the” and the words “filing of the”.

(cc)	Section 5(b) of the EPCA is hereby amended by (i) replacing the words “shall authorize, execute, file with the Bankruptcy Court and seek confirmation of, a Plan (and a related disclosure statement (the “Disclosure Statement”))” with the words “has authorized, executed and filed with the Bankruptcy Court and shall seek confirmation of, the Plan”, (ii) replacing the words “, the Preferred Term Sheet and the Plan Terms,” and the words “, the Preferred Term Sheet and the Plan Terms” with the words “and the Preferred Term Sheet” and (iii) replacing the words “entry of an order by the Bankruptcy Court approving the Disclosure Statement (the “Disclosure Statement Approval Date”) and the effectiveness under the Securities Act of the Rights Offering Registration Statement” with the words “Subsequent Approval Date”.

(dd)	Section 5(d) of the EPCA is hereby amended by replacing the words “date the GM Settlement is agreed” with the words “Subsequent Approval Date” in the second sentence thereof.

(ee)	Section 5(i) of the EPCA are hereby amended by replacing the words “Disclosure Statement” with the word “Subsequent”.

(ff)	The introductory paragraph of Section 5(n) of the EPCA is hereby amended and restated in its entirety as follows:
“(n) Conduct of Business. During the period from the date of this Agreement to the Closing Date (except as otherwise expressly provided by the terms of this Agreement including the Disclosure Letter, the Plan or any other order of the Bankruptcy Court entered on or prior to the date hereof in the Chapter 11 Cases), the Company and its Subsidiaries shall carry on their businesses in the ordinary course (subject to any actions which are consistent with the, at any time prior to the Disclosure Letter Delivery Date, Draft Business Plan or, at any time from and after the Disclosure Letter Delivery Date, the Business Plan and at all times from and after the Disclosure Letter Delivery Date, the Business Plan (and, if amended in a manner that satisfies the condition with respect to the Business Plan set forth in Section 9(a)(xxviii), as so amended) and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in the Disclosure Letter, the Company and its Subsidiaries shall carry on their businesses in all material respects in accordance with, at any time prior to the Disclosure Letter Delivery Date, the Draft Business Plan and at all times from and after the Disclosure Letter Delivery Date, the Business Plan (and, if amended in a manner that satisfies the condition with respect to the Business Plan set forth in Section 9(a)(xxviii), as so amended) and shall not enter into any transaction that, at any time prior to the Disclosure Letter Delivery Date, would be inconsistent with the Draft Business Plan (and, if amended in a manner that satisfies the condition with respect to the Business Plan set forth in Section 9(a)(xxviii), as so amended) and shall use its commercially reasonable efforts to effect such Draft Business Plan and the Business Plan. Without limiting the generality of the foregoing, and except as otherwise expressly provided or permitted by this Agreement (including the Disclosure Letter), the Plan or any other order of the Bankruptcy Court entered as of the date of the Original Agreement in these Chapter 11 Cases, prior to the Closing Date, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions without the prior written consent of ADAH, which consent shall not be unreasonably withheld, conditioned or delayed:”.
(gg)	Section 5(n)(vi) of the EPCA is hereby amended (i) by replacing the word “satisfying” with the words “(and, if amended in a manner that satisfies”, (ii) by replacing the word “of” with the words “, as so amended)” and (iii) by deleting the words “this Agreement, the Plan Terms,”.

(hh)	Section 5(p) of the EPCA is hereby amended and restated in its entirety as follows:
“(p) GM Settlement. The Company has delivered to ADAH and its counsel a copy of the Global Settlement Agreement between the Company and GM dated September 6, 2007, the Master Restructuring Agreement between the Company and GM, dated September 6, 2007 each as amended by amendments (the “GM Amendments”) dated as of October 29, 2007 (collectively, the “GM Settlement”). Other than the GM Amendments, the Company shall not enter into any other agreement with GM that (i) is materially inconsistent with this Agreement and the Plan, (ii) is outside the ordinary course of business or (iii) the terms of which would have a material impact on the Investors’ proposed investment in the Company. The Company has not entered into any material written agreements between or among the Company or any of its Subsidiaries and GM or any of its Subsidiaries directly relating to the Plan or the GM Settlement or the performance of the Transaction Agreements, and any such written agreements hereafter entered into will be disclosed promptly to ADAH.”.
(ii)	Section 5(s) of the EPCA is hereby amended and restated in its entirety as follows:

“(s) Business Plan. The Company has delivered to ADAH a final five-year business plan dated the Disclosure Letter Delivery Date (the “Business Plan”). The Company represents and warrants to the Investors that the Business Plan was approved by the Company’s board of directors and prepared in good faith and based on reasonable assumptions.”.
(jj)	Section 5(t) of the EPCA is hereby amended and restated in its entirety as follows:
“(t) Financing Assistance. (i) The Company shall use its reasonable best efforts to arrange the Bank Financing and the second lien debt to be issued to GM set forth in Exhibit E (the “GM Debt”) on the terms and conditions described in the Financing Letter and in Exhibit E, including using its reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein, (ii) satisfy on a timely basis all conditions applicable to the Company in such definitive agreements that are within its control and (iii) consummate the Debt Financing at the Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Financing Letter or in Exhibit E, the Company shall promptly (and in any event within one Business Day) notify ADAH of such unavailability and the reasons therefore. The Company shall give ADAH prompt notice of any breach by any party of the Financing Letter or any termination of the Financing Letter. The Company shall keep ADAH informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, in each case, to the extent adverse to the Company or the Investors, the Financing Letter or the terms set forth in Exhibit E. The Company shall provide notice to ADAH promptly upon receiving the Debt Financing and shall furnish correct and complete copies of the definitive agreements with respect thereto to ADAH promptly upon their execution. Subject to applicable regulatory or NASD requirements, Merrill and UBS (or their Affiliates) shall be entitled to participate in the Debt Financing on market terms. The Company and its Subsidiaries shall execute and deliver any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents, or other requested certificates or documents necessary or desirable to obtain the Debt Financing. The Company will (i) provide to ADAH and its counsel a copy of all marketing information, term sheets, commitment letters and agreements related to the Debt Financing and a reasonable opportunity to review and comment on such documents prior to such document being distributed, executed or delivered or filed with the Bankruptcy Court, (ii) duly consider in good faith any comments of ADAH and its counsel consistent with the Agreement, the Preferred Term Sheet and the Plan and any other reasonable comments of ADAH and its counsel and shall not reject such comments without first discussing the reasons therefor with ADAH or its counsel and giving due consideration to the views of ADAH and its counsel, and (iii) keep ADAH reasonably informed on a timely basis of developments in connection with the Debt Financing and provide the Investors with an opportunity to attend and participate in meetings and/or roadshows with potential providers of the Debt Financing.”.

(kk)	Section 5(u), Section 12(d)(ii) and Section 12(d)(iv) of the EPCA are hereby amended by deleting such section and replacing it with the word “[Reserved].”.

(ll)	Section 5(w) of the EPCA is hereby amended and restated in its entirety as follows:
“(w) Agreement on Key Documentation. The Company shall use its commercially reasonable efforts to agree on or prior to the date of issuance of the Confirmation Order on the terms of the Amended and Restated Constituent Documents, the Series A Certificate of Designations, the Series B Certificate of Designations and the Series C Certificate of Designations, the Shareholders Agreement and the Registration Rights Agreement with ADAH and any other Transaction Agreements.”.
(mm)	Section 5(y) of the EPCA is hereby amended and restated in its entirety as follows:
“(y) Termination of Commitment Letters. The Company acknowledges and agrees that (i) the various commitment letters of Appaloosa in favor of ADAH and the Company, and of Harbinger Fund in favor of Harbinger and the Company, each dated January 18, 2007 and August 3, 2007, respectively, and (ii) the commitment letter of Pardus Special Opportunities Master Fund L.P. in favor Pardus and the Company dated as of August 3, 2007, have been terminated and are of no further force or effect and that each of Appaloosa, Harbinger Fund and Pardus Special Opportunities Master Fund L.P. shall have no further liability or obligation under those commitment letters.”.
(nn)	Section 6(a) of the EPCA is hereby amended by inserting the words “any amendments to” prior to the words “the Disclosure Statement”.

(oo)	Section 6(b), in the second sentence thereof, and Section 7, in the first sentence thereof, of the EPCA are hereby amended by replacing the words “Disclosure Statement Filing Date” with the words “Subsequent Approval Date”.

(pp)	Section 8(b) and Section 8(c) of the EPCA is hereby amended by deleting the words “the PSA,”.

(qq)	Section 8(c) of the EPCA is hereby amended by (i) in (c)(iii), replacing the words “, and certain of the Investors” with the words “ and ADAH”, (ii) in (c)(iv) deleting the words “among the Company and the Investors”, (iii) in (c)(iv)(a), replacing the words “by the Investors, any Related Purchasers and the Ultimate Purchasers of the Unsubscribed Shares, the Direct Subscription Shares and the Series B Preferred Shares” with the words “of Registrable Securities (as defined in the Preferred Term Sheet)”, (iv) in (c)(iv)(c) and (c)(iv)(d), inserting the words “and GM and, to the extent customary and appropriate, the selling shareholders under the Resale Registration Statement” after the words “Investors” and “Investor”, respectively, and (v) in (c)(vi), by replacing the words “and the Series B” with the words “, the Series B Certificate of Designations and the Series C”.

(rr)	Section 9(a)(i) of the EPCA is hereby amended by (i) in the first sentence, inserting the word “Subsequent” between the words “The” and “Approval” and (ii) in the second sentence, replacing the words “Approval Order” with the word “order”.

(ss)	Section 9(a)(iv) of the EPCA is hereby amended and restated in its entirety as follows:
“(iv) Release. The Confirmed Plan shall provide for (A) the release of each Investor (in its capacity as such or otherwise), its Affiliates, shareholders, partners, directors, officers, employees and advisors from liability for participation in the transactions contemplated by the Original Agreement, this Agreement, the Preferred Term Sheet, the Original PSA and the Plan and any other investment in the Company discussed with the Company whether prior to or after the execution of the foregoing to the fullest extent permitted under applicable law, (B) the exculpation of each Investor (in its capacity as such or otherwise), its Affiliates, shareholders, partners, directors, officers, employees and advisors with respect to all of the foregoing actions set forth in subclause (A) and additionally to the same extent the Company’s directors, officers, employees, attorneys, advisors and agents are otherwise exculpated under the Plan, and (C) the release of each Investor (in its capacity as an investor), its Affiliates, shareholders, partners, directors, officers, employees and advisors to the same extent the Company’s directors, officers, employees, attorneys, advisors and agents are otherwise released under the Plan; provided, that such releases and exculpations shall not prohibit or impede the Company’s ability to assert defenses or counterclaims in connection with or relating to the Original Agreement or the Original PSA.”.
(tt)	Section 9(a)(v) of the EPCA is hereby amended by deleting the words “the Plan Terms and”.

(uu)	Section 9(a)(ix) of the EPCA is hereby amended by deleting the words “Confirmed Plan” appearing therein and replacing them with the words “Plan approved by the Bankruptcy Court in the Confirmation Order (the “Confirmed Plan”)”.

(vv)	Section 9(a)(xix) of the EPCA is hereby amended and restated in its entirety as follows:

“(xix) Financing. (A) The Company shall have received the proceeds of the Debt Financings and the Rights Offering that, together with the proceeds of the sale of the Investor Shares, are sufficient to fund fully the transactions contemplated by this Agreement, the Preferred Term Sheet, the GM Settlement (to the extent the Company is to fund such transactions) and the Plan; and (B) undrawn availability under, plus any open letters of credit pursuant to, the asset backed revolving loan facility described in Exhibit D shall be no less than $1.4 billion; provided, that such open letters of credit shall not exceed, in the aggregate, $100 million.”.
(ww)	Section 9(a)(xx) of the EPCA is hereby amended and restated in its entirety as follows:
“(xx) Interest Expense. The Company shall have demonstrated, to the reasonable satisfaction of ADAH, that the proforma interest expense for the Company during 2008 on the Company’s Indebtedness will not exceed $575 million and ADAH shall have received from Delphi a certificate of a senior executive officer with knowledge of the foregoing to this effect with reasonably detailed supporting documentation to support such amount.”.
(xx)	Section 9(a)(xxii) of the EPCA is hereby amended and restated in its entirety as follows:
“(xxii) Trade and Other Unsecured Claims. The aggregate amount of all Trade and Other Unsecured Claims (as defined in the Plan) that have been asserted or scheduled but not yet disallowed shall be allowed or estimated for distribution purposes by the Bankruptcy Court to be no more than $1.45 billion, excluding all allowed accrued post-petition interest thereon; provided, that if ADAH waives this condition and the Company issues any shares of Common Stock pursuant to the Plan (after giving effect to any cash or other consideration provided to holders of Trade and Other Unsecured Claims under the Plan) as a result of Trade and Other Unsecured Claims aggregating in excess of $1.45 billion (“Excess Shares”), then (i) the Company shall issue to the Investors additional Direct Subscription Shares (in the proportions set forth in Schedule 2), without the payment of any additional consideration therefor, in such amount in the aggregate that is sufficient to ensure that the percentage of shares of outstanding Common Stock that such Investors would have owned on the Closing Date had such Excess Shares not been issued (assuming for this purpose that all Excess Shares are issued on the Closing Date) is maintained and (ii) the issuance of shares of Common Stock described in this Section 9(a)(xxii) shall be treated as an issuance of Common Stock without consideration for purposes of the anti-dilution provisions of the Preferred Shares and shall result in an adjustment to the conversion price of the Preferred Shares pursuant to the Series A Certificate of Designation and Series B Certificate of Designations.”.

(yy)	Section 9(a)(xxvi) of the EPCA is hereby amended by inserting the words “after the Disclosure Letter Delivery Date” immediately after to the words “shall not have occurred” at each occurrence of such words therein.

(zz)	Section 9(a)(xxvii) of the EPCA is hereby amended (i) by, in the first sentence, replacing the words “the final Business Plan satisfying the condition with respect to the Business Plan set forth in Section 9(a)(xxviii) of this Agreement” with the words “the Business Plan” at each occurrence of such words therein and (ii) by, in the third sentence, replacing the words “$7,159 million” with the words “$5.2 billion”.

(aaa)	Section 9(a)(xxviii) of the EPCA is hereby amended and restated in its entirety as follows:

“(xxviii) Plan, Delivered Investment Documents and Material Investment Documents.
(A)	(i) The Company shall have delivered to ADAH prior to each Relevant Date and ADAH shall have made the determination referred to in Section 9(a)(xxviii)(B) with respect to all Material Investment Documents. The term “Material Investment Documents” shall mean the Confirmation Order, the Rights Offering Registration Statement, any amendments or supplements to the Delivered Investment Documents, the Amended and Restated Constituent Documents, the Series A Certificate of Designations, the Series B Certificate of Designations, Series C Certificate of Designations, the Shareholders Agreement, the Registration Rights Agreement, the Transaction Agreements and any amendments and/or supplements to the foregoing. The term “Delivered Investment Documents” shall mean, the GM Settlement, the Plan, the Disclosure Statement, the Business Plan and the Labor MOUs. The term “Relevant Date” shall mean the date of issuance of the Confirmation Order and the Closing Date.
(ii) With respect to any agreement that is a Material Investment Document or a Delivered Investment Document and was or is entered into in satisfaction of the condition set forth in Section 9(a)(xxviii), at each Relevant Date (i) such agreement shall remain in full force and effect and shall not have been rescinded, terminated, challenged or repudiated by any party thereto and (ii) the parties to such agreement, shall have performed and complied with all of their respective covenants and agreements contained in such agreement in all material respects through the Closing Date. The Business Plan (and, if amended in a manner that satisfies the condition with respect to the Business Plan set forth in this Section 9(a)(xxviii), as so amended) shall not have been rescinded or repudiated in any material respect by the Company or its Board of Directors.
(B)	With respect to any Material Investment Document (other than amendments or supplements to the GM Settlement), ADAH shall have determined within the time frames set forth in Section 9(a)(xxviii)(C), that it is reasonably satisfied with the terms thereof to the extent such terms would have a material impact on the Investors’ proposed investment in the Company. With respect to any amendments or supplements to the GM Settlement ADAH shall have determined that it is satisfied with the GM Settlement as so amended or supplemented in its reasonable discretion taking into account whether it has a material impact on the Investors’ proposed investment in the Company and other relevant factors.

(C)	The conditions referred to in clause (A) above shall be deemed to have been conclusively satisfied without further action by any Party unless:
(1)	[Reserved];

(2)	[Reserved];

(3)	with respect to any Material Investment Document (or any amendment or supplement thereto) delivered to ADAH by the Company prior to the date of issuance of the Confirmation Order, ADAH has delivered (and has not withdrawn), within ten (10) days of delivery by the Company of the final form of such document, accompanied by a written request for approval of such document, a written deficiency notice to the Company reasonably asserting with reasonable specificity that such condition is not satisfied, and the Company shall not have cured such deficiency within ten (10) days of the Company’s receipt of such notice (the “Cure Period”); and

(4)	with respect to any Material Investment Document (or any amendment or supplement thereto) delivered to ADAH by the Company after the date of issuance of the Confirmation Order and prior to the Closing Date, ADAH has delivered

(and has not withdrawn), within five (5) Business Days of delivery by the Company of the final form of such document accompanied by a written request for approval of such documents, a written deficiency notice to the Company reasonably asserting with reasonable specificity that such condition is not satisfied and the Company shall not have cured such deficiency during the Cure Period.”.
(bbb)	Inserting the following immediately after Section 9(a)(xxiii) of the EPCA:

“(xxix) PBGC Liens. The Company shall have obtained full releases, or made provisions therefor of all liens set forth on Schedule 3(t) and Schedule 3(z) of the Disclosure Letter (or required to be set forth thereon) and shall have delivered to ADAH evidence in form and substance reasonably satisfactory to ADAH, with respect thereto.”.

(ccc)	Section 9(c)(i) of the EPCA is hereby amended by inserting the word “Subsequent” between the word “The” and the word “Approval”.

(ddd)	Section 11(b) of the EPCA is hereby amended by replacing (i) the words “Disclosure Statement” with the words “Subsequent” at each occurrence of such words therein and (ii) the words “Filing Date” with the words “Approval Date” at each occurrence of such words therein.

(eee)	Section 12(d)(i) of the EPCA is hereby amended (i) by deleting the words “August 16, 2007” and replacing them with the words “November 20, 2007”, (ii) by deleting the words “August 31, 2007” and replacing them with the words “December 14, 2007”, and (iii) by inserting the word “Subsequent” between the word “the” and the word “Approval” at each occurrence therein.

(fff)	Section 13(b) is hereby amended by inserting the words “Facsimile: (212) 521-6972” directly beneath the words “Attn: Philip A. Falcone”.

(ggg)	(i) Section 13(e) and the signature bloc of the EPCA are hereby amended by inserting a “,” after the word “Goldman” at each occurrence of such word therein and (ii) Section 13(e) is hereby amended by inserting “LLP” after the word “Cromwell”.

(hhh)	Section 15 of the EPCA is hereby amended by inserting the following after the first paragraph:

“Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto), if any of the terms of the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) conflict with any of the terms of this Agreement, the terms of this Agreement shall govern.”.

(iii)	Schedule 1 to the EPCA is replaced in its entirety with Schedule 1 hereto.

(jjj)	Schedule 2 to the EPCA is replaced in its entirety with Schedule 2 hereto.

(kkk)	Exhibit A to the EPCA is replaced in its entirety with Exhibit A hereto.

(lll)	Exhibit B to the EPCA is replaced in its entirety with Exhibit B hereto.

(mmm)	Exhibit C hereto should be inserted immediately following Exhibit B to the EPCA.

(nnn)	Exhibit D hereto should be inserted immediately following Exhibit C to the EPCA.

(ooo)	Exhibit E hereto should be inserted immediately following Exhibit D to the EPCA.
2.	Effectiveness. This Amendment shall become effective (the “Effective Date”) immediately upon (i) its execution by all the parties hereto and (ii) upon entry by the Bankruptcy court of the Subsequent Approval Order. On and after the Effective Date, each reference in the EPCA to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the EPCA, shall mean and be a reference to the EPCA as amended by this Amendment. This Amendment shall operate as an amendment of the provisions of the EPCA referred to specifically herein. Except as specifically amended by this Amendment and as set forth in the preceding sentence, the EPCA shall remain in full force and effect. Except as expressly provided herein, this Amendment shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the EPCA.

3.	Assignment. Neither this Amendment nor any of the rights, interests or obligations under this Amendment will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except in accordance with Section 14 of the EPCA.

4.	Third Party Beneficiaries. Except as otherwise provided in the EPCA, this Amendment (including the documents and instruments referred to in this Amendment) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Amendment.

5.	Prior Negotiations; Entire Agreement. This Amendment (including the documents and instruments referred to in this Amendment) constitutes the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the parties with respect to the to the subject matter of this Amendment.

6.	Miscellaneous. The provisions of Sections 13, 16, 17, 18, 20 and 21 of the EPCA shall apply to this Amendment.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DELPHI CORPORATION
By:
Name:
Title:

A-D ACQUISITION HOLDINGS, LLC
By:
Name:
Title:

HARBINGER DEL-AUTO INVESTMENT COMPANY, LTD.
By:
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:
Name:
Title:

UBS SECURITIES LLC
By:
Name:
Title:

By:
Name:
Title:

GOLDMAN, SACHS & CO.
By:
Name:
Title:

PARDUS DPH HOLDING LLC
By:
Name:
Title:

SCHEDULE 1

Defined Term	Section
ADAH	Preamble
Additional Investor Agreement	Section 2 (k)
Affiliate	Section 2 (a)
Agreement	Preamble
Alternate Transaction	Section 9 (a)(v)
Alternate Transaction Agreement	Section 9 (a)(v)
Alternate Transaction Fee	Section 12 (g)
Alternative Financing	Section 2 (b)
Amended and Restated Constituent Documents	Section 8 (c)
Appaloosa	Recitals
Approval Motion	Recitals
Approval Order	Recitals
Arrangement Fee	Section 2 (h)(iii)
Assuming Investor	Section 11 (b)
Available Investor Shares	Section 2 (b)
Bank Financing	Section 3 (qq)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bankruptcy Rules	Section 3 (b)(i)
Basic Subscription Period	Section 1 (c)(ii)
Breaching Investor	Section 11 (b)
Business Day	Section 1 (c)(iv)
Business Plan	Section 5 (s)
Capital Structure Date	Section 3 (d)
Cerberus	Recitals
Change of Recommendation	Section 9 (a)(vi)
Chapter 11 Cases	Recitals
Closing Date	Section 2 (d)
Closing Date Outside Date	Section 12 (d)(iii)
Code	Section 3 (z)(ii)
Commission	Section 1 (c)(ii)
Commitment Fees	Section 2 (h)(ii)
Commitment Parties	Recitals
Company	Preamble
Company ERISA Affiliate	Section 3 (z)(ii)
Company Plans	Section 3 (z)(i)
Company SEC Documents	Section 3 (j)
Confirmation Order	Section 9 (a)(vii)
Confirmed Plan	Section 9 (a)(ix)
Consideration Period	Section 12 (f)(ii)
Cure Period	Section 9 (a)(xxviii)(C)(3)
Debt Financing	Section 3 (qq)
Debtors	Recitals
Delivered Investment Documents	Section 9(a)(xxviii)(A)(i)

SCHEDULE 1

Defined Term	Section
Determination Date	Section 1 (c)(vi)
DGCL	Section 3 (oo)
Direct Subscription Shares	Section 2 (a)(i)
Disclosure Letter	Section 3
Disclosure Letter Delivery Date	Section 3
Disclosure Statement	Recitals
Disinterested Director	Section 8 (c)
Dolce	Recitals
Draft Business Plan	Section 3 (m)(vii)
Effective Date	Section 1 (c)(iv)
Eligible Holder	Section 1 (a)
Environmental Laws	Section 3 (x)(i)
Equity Commitment Letter	Section 4 (o)
ERISA	Section 3 (z)(i)
Exchange Act	Section 3 (i)
Existing Shareholder Rights Plan	Section 3 (d)
Expiration Time	Section 1 (c)(iv)
E&Y	Section 3 (q)
Final Approval Order	Section 9 (a)(i)
Financing Letter	Section 3 (qq)
Financing Order	Section 2 (j)
GAAP	Section 3 (i)
GM	Recitals
GM Debt	Section 5 (t)
GM Settlement	Section 5 (p)
GS	Preamble
Harbinger	Preamble
Harbinger Fund	Recitals
HSR Act	Section 3 (g)
Indebtedness	Section 9 (a)(xxvii)
Indemnified Person	Section 10 (a)
Indemnifying Party	Section 10 (a)
Intellectual Property	Section 3 (s)
Investment Decision Package	Section 3 (k)(iii)
Investor	Preamble
Investor Default	Section 2 (b)
Investor Disclosure Letter	Section 4
Investors	Preamble
Investor Shares	Section 2 (a)
Issuer Free Writing Prospectus	Section 3 (k)(iv)
IUE-CWA	Section 3 (pp)
IUE-CWA MOU	Section 3 (pp)
knowledge of the Company	Section 22
Labor MOUs	Section 3 (pp)

SCHEDULE 1

Defined Term	Section
Limited Termination	Section 12 (d)
Losses	Section 10 (a)
Material Adverse Effect	Section 3 (a)
Material Investment Documents	Section 9 (a)(xxviii)
Maximum Number	Section 2 (a)
Merrill	Preamble
Money Laundering Laws	Section 3 (ee)
Monthly Financial Statements	Section 5 (r)
Multiemployer Plans	Section 3 (z)(ii)
Net Amount	Section 9 (a)(xxvii)
New Common Stock	Section 1 (a)
OFAC	Section 3 (ff)
Option	Section 3 (d)
Options	Section 3 (d)
Original Agreement	Recitals
Original Approval Motion	Recitals
Original Approval Order	Recitals
Original Investors	Recitals
Original PSA	Recitals
Over-Subscription Privilege	Section 1 (c)(iii)
Pardus	Preamble
Plan	Recitals
Preferred Commitment Fee	Section 2 (h)(i)
Preferred Shares	Section 2 (a)
Preferred Term Sheet	Section 1 (b)
Preliminary Rights Offering Prospectus	Section 3 (k)(v)
Proceedings	Section 10 (a)
Purchase Notice	Section 1 (c)(vi)
Purchase Price	Section 1 (a)
Registration Rights Agreement	Section 8 (c)
Related Purchaser	Section 2 (a)
Relevant Date	Section 9 (a)(xxviii)(A)(i)
Resale Registration Documents	Section 8 (c)
Resale Registration Statement	Section 8 (c)
Restricted Period	Section 5 (j)
Right	Section 1 (a)
Rights Distribution Date	Section 1 (c)(ii)
Rights Exercise Period	Section 1 (c)(iv)
Rights Offering	Section 1 (a)
Rights Offering Prospectus	Section 3 (k)(ii)
Rights Offering Registration Statement	Section 3 (k)(i)
Satisfaction Notice	Section 1 (c)(vi)
Securities Act	Section 1 (c)(ii)
Securities Act Effective Date	Section 3 (k)(vi)

SCHEDULE 1

Defined Term	Section
Series A Certificate of Designations	Section 2 (a)(iii)
Series A Preferred Stock	Section 2 (a)(iii)
Series A Purchase Price	Section 2 (a)(iii)
Series B Certificate of Designations	Section 2 (a)(i)
Series B Preferred Stock	Section 2 (a)(i)
Share	Section 1 (a)
Shareholders Agreement	Section 8 (c)
Significant Subsidiary	Section 3 (a)
Single-Employer Plan	Section 3 (z)(ii)
Standby Commitment Fee	Section 2 (h)(ii)
Stock Plans	Section 3 (d)
Subscription Agent	Section 1 (c)(iv)
Subsequent Approval Date	Recitals
Subsequent Approval Motion	Recitals
Subsequent Approval Order	Recitals
Subsidiary	Section 3 (a)
Superior Transaction	Section 12 (f)
Takeover Statute	Section 3 (oo)
Taxes	Section 3 (y)
Tax Returns	Section 3 (y)(i)
Transaction Agreements	Section 3 (b)(i)
Transaction Expenses	Section 2 (j)
Transformation Plan	Section 3 (m)(vi)
UAW	Section 3 (pp)
UAW MOUs	Section 3 (pp)
UBS	Preamble
Ultimate Purchasers	Section 2 (k)
Unsubscribed Shares	Section 2 (a)(iv)
USW	Section 3 (pp)
USW MOUs	Section 3 (pp)

SCHEDULE 2

		Direct
		Subscription			Maximum	Maximum
	Direct	Shares	Maximum	Maximum	Total	Total Common	Series A		Series B
	Subscription	Purchase	Backstop	Backstop Shares	Common	Shares	Preferred	Purchase	Preferred	Purchase	Total
Investor	Shares	Price	Shares	Purchase Price	Shares	Purchase Price	Stock[2]	Price	Stock[3]	Price	Purchase Price
ADAH	1,933,680	$67,638,500	17,403,120	$608,746,500	19,336,800	$676,385,000	13,481,313	$400,000,000	—	$—	$1,076,385,000
Del-Auto	771,104	$26,972,600	6,939,939	$242,753,400	7,711,043	$269,726,000	—	—	3,645,027	$127,500,000	$397,226,000
Merrill	291,221	$10,186,650	2,620,988	$91,679,850	2,912,209	$101,866,500	—	—	1,858,249	$65,000,000	$166,866,500
UBS	291,221	$10,186,650	2,620,988	$91,679,850	2,912,209	$101,866,500	—	—	1,858,249	$65,000,000	$166,866,500
GS	1,043,478	$36,500,000	9,391,300	$328,500,000	10,434,778	$365,000,000	—	—	1,000,596	$35,000,000	$400,000,000
Pardus	672,274	$23,515,600	6,050,466	$211,640,400	6,722,740	$235,156,000	—	—	3,073,257	$107,500,000	$342,656,000

Total	5,002,978	$175,000,000	45,026,801	$1,575,000,000	50,029,779	$1,750,000,000	13,481,313	$400,000,000	11,435,378	$400,000,000	$2,550,000,000
Proportionate Share of Preferred Commitment Fee:
ADAH	50.4861%
Del-Auto	15.9375%
Merrill	8.1250%
UBS	8.1250%
GS	3.8889%
Pardus	13.4375%

Total	100%
Proportionate Share of Standby Commitment Fee:
ADAH	40.3977%
Del-Auto	15.4712%
Merrill	6.0769%
UBS	6.0769%
GS	18.5397%
Pardus	13.4375%

Total	100%
Proportionate Share of Alternate Transaction Fee:[4]	If full Commitment Fee received	If no Commitment Fee received
ADAH	54.3750%	46.8555%
Del-Auto	15.9375%	15.7150%
Merrill	8.1250%	7.1475%
UBS	8.1250%	7.1475%
GS	0%	9.6970%
Pardus	13.4375%	13.4375%

Total	100%	100%

[2]	Common stock equivalent units.

[3]	Common stock equivalent units.

[4]	Percentages will fluctuate depending on the amount of any Commitment Fee received.

EXHIBIT A
Summary of Terms of Preferred Stock

EXHIBIT B
The Plan

EXHIBIT C
Disclosure Statement

EXHIBIT D
[Financing Letter]

EXHIBIT E
EXHIBIT E
     The terms of the GM Note shall be determined as follows:
o	2nd lien exit financing of $1.5 billion (net of OID1) having a maturity of 8 years from the date of initial issuance, and issued under a single credit facility, allocated as follows:
▪	At least $750 million (net of OID) in a note with market clearing terms and covenants acceptable to Delphi to be raised from a third-party financing source prior to emergence. All cash proceeds from the 2nd lien financing to be paid to GM.[2]

▪	$750 million (net of OID), as reduced by any cash proceeds above $750 million as referred to above or as reduced below, in a note provided to GM having the same terms as provided in connection with the third-party financing. The 2nd lien credit agreement will provide that at any time that GM holds more than $500 million (net of OID) of the Notes that any matter requiring approval of less than 100% of the Noteholders shall require the following approvals to be effective: (1) if GM votes in favor of the matter, the approval of at least one-third of the non-GM Noteholders (determined by principal amount); or (2) if GM does not vote in favor of the matter, the approval of at least two-thirds of the non-GM Noteholders (determined by principal amount). No other special voting rights shall be included in the 2nd lien credit agreement.

▪	Third party financing source (i.e., the initial purchaser or underwriter) will have the right, through the emergence date, to replace GM on up to $500 million (net of OID) of the note being provided to GM in which case cash in the amount of any such replacement shall be paid to GM and its note (net of OID) shall be reduced by such amount.

▪	If the 1st lien exit financing is greater than $3.7 billion (net of OID), an amount of cash equal to such excess (the “Excess Amount”) will be paid to GM as part of its recovery and the 2nd lien financing will be reduced by such amount (with at least 50% of the remaining 2nd lien financing allocated to the third party financing source), provided that the sum of (i) undrawn availability plus any open letters of credit up to $100 million pursuant to an ABL revolving credit facility and (ii) Delphi’s pro forma consolidated cash as of the Effective Date (excluding the Excess Amount and after giving pro forma effect to the $1.5 billion cash payment to GM

[1]	For all purposes of this Exhibit, OID excludes any fees paid to underwriters or agents

[2]	To the extent that the ABL revolving credit facility (to the exclusion of any other portion of the 1st lien exit facility) has a first priority lien on any assets and the term loan portion of the 1st lien financing has a 2nd lien, the notes subject to the 2nd lien financing shall have a third lien on such assets.

EXHIBIT E

in connection with the 414(l) transaction) (the “Liquidity Amount”) is at least $3.189 billion. In the event that the Liquidity Amount is less than $3.189 billion, then any Excess Amount shall be retained by Delphi up to the point that the amount of such Excess Amount retained plus the Liquidity Amount equals $3.189 billion and the remaining amount shall be paid to GM and the 2nd lien financing will be reduced by such amount paid to GM as provided above.

o	GM shall not have registration rights with respect to the GM Note.

o	Subject to the following sentence, the collateral and guarantee package for the 2nd lien financing will be substantially the same as that for the 1st lien financing. The 2nd lien facility shall not have a lien on the assets (other than the stock of the first tier foreign subsidiaries) solely securing the European portions of the 1st lien facility.

o	The GM Note shall be subject to a 6 month lock-up from the effectiveness of the Plan of Reorganization, provided however that, during such lock-up period, GM shall not be restricted from selling second lien notes if such notes are sold to investors at a price at least equal to par less any original issue discount (the “Threshold Price”), or below the Threshold Price, if GM makes a pro rata payment to the other holders of 2nd lien notes equal to the product of (i) the absolute difference (measured in basis points) between the actual price at which GM notes are sold by GM and the Threshold Price and (ii) the face amount of the 2nd lien notes held by others prior to giving effect to the sale of the GM notes.

Exhibit I
Plan Exhibit 8.1(a) changed pages, blacklined against version filed on September 6, 2007

Exhibit 8.1(a)
Executory Contracts And Unexpired Leases To Be Rejected
[To be ~~filed~~ updated on or before the Exhibit Filing Date]

Exhibit 8.1(a)
Executory Contracts And Unexpired Leases To Be Rejected
All Plan Exhibits are subject to all of the provisions of the Joint Plan of Reorganization of Delphi Corporation and Its Affiliated Debtors and Debtors-in-Possession (Docket No. 9263) (as subsequently modified or amended, the “Plan”), including, without limitation, Article 14.3, under which the Debtors have reserved the right to alter, amend or modify the Plan or any Exhibits thereto under § 1127(a) of the Bankruptcy Code at any time on or prior to the Confirmation Date.
1. All Change In Control Agreements between the Debtors and any person entered into prior to the Petition Date.
2. All Employment Agreements between the Debtors and any person entered into prior to the Petition Date.
Subject To Revision And Update On Or Before The Exhibit Filing Date

Exhibit J
Amendment to the Delphi-GM Global Settlement Agreement (to be included in Plan Exhibit 7.20(a))

EXECUTION COPY
FIRST AMENDMENT TO THE GLOBAL SETTLEMENT AGREEMENT
THIS FIRST AMENDMENT TO THE GLOBAL SETTLEMENT
AGREEMENT (this “Amendment”), is dated as of October 29, 2007, by and between Delphi Corporation (“Delphi”), on behalf of itself and its subsidiaries and Affiliates operating as debtors and debtors in possession in the Chapter 11 Cases (together with Delphi, the “Debtors”), and General Motors Corporation (“GM”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement.
          WHEREAS, the Debtors commenced jointly administered cases under the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as amended and in effect on October 8, 2005, in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);
          WHEREAS, Delphi, on behalf of itself and its subsidiaries and Affiliates operating as debtors and debtors in possession in the Chapter 11 Cases, and GM have entered into a Global Settlement Agreement dated as of September 6, 2007 (the “Agreement”);
          WHEREAS the Debtors have withdrawn without prejudice all of the 1113/1114 Motions; and
          WHEREAS, Delphi and GM have agreed to amend the Agreement pursuant to this Amendment.
          NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the parties hereto hereby agrees as follows:
1.	Nineteenth WHEREAS Clause. The date “September ___, 2007” in the nineteenth whereas clause of the Agreement is hereby replaced with the date “September 6, 2007”.

2.	New Twenty-Second WHEREAS Clause. The following new whereas clause shall be added to the Agreement after the twenty first whereas clause thereof: “WHEREAS, on or about October 29, 2007, the Debtors filed with the Bankruptcy Court certain proposed amendments to the Disclosure Statement and Plan and to certain exhibits thereto, including this Agreement and the Restructuring Agreement;”

3.	Section 1.10 “Benefit Guarantee Term Sheets”. In the definition of “Benefit Guarantee Term Sheets”, the words “Non-Represented Term Sheet” are hereby deleted and replaced with the words “Non-Represented Employees Term Sheet”.

4.	New Section 1.24(a) “DHMO”. The following Section 1.24(a) shall be added to the Agreement after Section 1.24 thereof:

““DHMO” shall mean “dental health maintenance organization.””

5.	Section 1.30 “Effective Date”. Section 1.30 is hereby replaced in its entirety with the following: ““Effective Date” shall mean the Business Day determined by the Debtors as provided in Article 1.68 of the Plan on which all conditions to the consummation of the Plan set forth in Article 12.2 of the Plan have been either satisfied or waived and the day upon which the Plan is substantially consummated.”

6.	Section 1.32 “EPCA”. Section 1.32 is hereby replaced in its entirety with the following: ““EPCA” shall mean that certain Equity Purchase and Commitment Agreement, dated August 3, 2007 as amended pursuant to an amendment filed with the Bankruptcy Court on October 29, 2007, between Delphi and the Plan Investors, without giving effect to any subsequent amendments, waivers, or other modifications thereto.”

7.	New Section 1.45(a) “HMO”. The following Section 1.45(a) shall be added to the Agreement after Section 1.45 thereof:

““HMO” shall mean “health maintenance organization.””

8.	Section 1.54 “IP License”. The date “September ___, 2007” in Section 1.54 of the Agreement is hereby replaced with the date “September 6, 2007”.

9.	Section 1.89 “Plan”. Section 1.89 is amended by adding the words “and amended as per the amended terms filed with the Bankruptcy Court on October 29, 2007” after the words “September 6, 2007”.

10.	Section 1.96 “Restructuring Agreement”. Section 1.96 is hereby replaced in its entirety with the following: ““Restructuring Agreement” shall mean the Master Restructuring Agreement between Delphi and GM, dated as of September 6, 2007, as amended.”

11.	Section 2.01 “The Labor MOUs”. In Section 2.01, the words “Non-Represented Term Sheet” are hereby deleted and replaced with the words “Non-Represented Employees Term Sheet”.

12.	Section 2.02(b)(v). In Section 2.02(b)(v), the word “Final” is hereby deleted and replaced with the word “final”.

13.	Section 4.04 “Cash to Be Paid to GM”. Section 4.04 is replaced in its entirety with the following:
          “Consideration to be Received by GM.
          (a) On the Effective Date, and pursuant to the Plan, Delphi shall provide the following consideration to GM (collectively, the “Consideration”): (i) $1.5 billion in a combination of at least $750 million in cash and a 2nd lien note (the “GM Note”) with the amount of such cash and the terms of the GM Note established as set forth in Exhibit F hereto; provided, however, that terms other than those set forth in Exhibit F and the form of the GM Note must be satisfactory to GM to the extent that such terms (it being understood that none of the terms on Exhibit F may be changed without GM’s written consent) or form would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or this Agreement, or on the ability of the Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, this Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement, and (ii) $1.2 billion in junior preferred convertible stock with the terms set forth in Exhibit G hereto; provided, however, that terms other than those set forth in Exhibit G and the form of the certificate of designation of the junior preferred convertible stock must be satisfactory to GM to the extent that such terms (it being understood that none of the terms on Exhibit G may be changed without GM’s written consent) or form would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or this Agreement, or on the ability of the Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, this Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement.
          (b) The Consideration to be received by GM pursuant to this section 4.04 and the survival of the GM Surviving Claims shall be in (i) satisfaction of all claims asserted or assertable under sections 501, 502, 503, 506, and 507 of the Bankruptcy Code or otherwise by the GM-Related Parties against the Debtors in the Chapter 11 Cases, including those asserted in the GM Proof of Claim, and (ii) settlement of the GM Proof of Claim.”
14.	Section 5.01 “Bankruptcy Court Filing”. The following sentence shall be added to the Agreement at the end of Section 5.01 thereof: “Simultaneously with the filing of the proposed amendments to the Plan with the Bankruptcy Court on or about October 29, 2007, the Debtors shall file an amendment to this Agreement with the Bankruptcy Court as an exhibit to the Plan.”

15.	Section 6.01(d). Section 6.01(d) is replaced in its entirety with the following: “The Effective Date shall have occurred and GM shall have received the Consideration;”.

16.	Section 7.03(e). Section 7.03(e) is replaced in its entirety with the following: “by GM if it shall not have received the Consideration by March 31, 2008 or, if the EPCA has not been terminated by such date, the first to occur of the termination of the EPCA or April 30, 2008.”

17.	Section 7.25 October Amendments. The following Section 7.25 shall be added to the Agreement after Section 7.24 thereof:
          “Notwithstanding anything contained herein, the Parties agree that amendments to be made to the Plan or the EPCA in the form (other than immaterial and non-substantive changes) of the drafts of the amendment to the Plan filed with the Bankruptcy Court on October 29, 2007 and the EPCA amendment filed with the Bankruptcy Court on October 29, 2007, shall not result in the non-satisfaction of the condition set forth in Section 6.01(c) hereof or in the triggering of the termination right set forth in Section 7.03(b) hereof.”
18.	Effect of Amendment. On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Agreement shall be deemed to mean the Agreement as amended by this Amendment.

This Amendment shall operate as an amendment of the provisions of the Agreement referred to specifically herein. The amendments to the Agreement contemplated by this Amendment are limited precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Agreement. Except as specifically amended by this Amendment and as set forth in the preceding sentence, the Agreement, subject to the provisions of Article VI thereof, shall remain in full force and effect. Except as expressly provided herein, this Amendment shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement.

19.	Termination of Amendment. Notwithstanding anything to the contrary in this Amendment, (i) if the EPCA amendment in the form filed with the Bankruptcy Court on October 29, 2007 (other than with immaterial and non-substantive changes), has not have been signed by all parties to the EPCA by November 17, 2007 or the Bankruptcy Court has not entered an order approving such amendment that has become a Final Order by November 30, 2007, this Amendment shall be terminable by either Delphi or GM upon the provision of written notice to the other party, and (ii) upon provision of such written notice, this Amendment shall be null and void as if it had never been entered into by Delphi and GM.

20.	Miscellaneous. The provisions of Sections 7.05, 7.06, 7.08, 7.09, 7.10, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19, 7.20, 7.21, 7.22 and 7.24 of the Agreement shall apply to this Amendment.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DELPHI CORPORATION,			GENERAL MOTORS CORPORATION
including on behalf of its Debtor subsidiaries
and Debtor Affiliates

By:			By:

	Name:	John D. Sheehan		Name:	Frederick A. Henderson
	Title:	Vice President, Chief Restructuring Officer		Title:	Vice Chairman and Chief Financial Officer

EXHIBIT F
     The terms of the GM Note shall be determined as follows:
o	2nd lien exit financing of $1.5 billion (net of OID1) having a maturity of 8 years from the date of initial issuance, and issued under a single credit facility, allocated as follows:
▪	At least $750 million (net of OID) in a note with market clearing terms and covenants acceptable to Delphi to be raised from a third-party financing source prior to emergence. All cash proceeds from the 2nd lien financing to be paid to GM.[2]

▪	$750 million (net of OID), as reduced by any cash proceeds above $750 million as referred to above or as reduced below, in a note provided to GM having the same terms as provided in connection with the third-party financing. The 2nd lien credit agreement will provide that at any time that GM holds more than $500 million (net of OID) of the Notes that any matter requiring approval of less than 100% of the Noteholders shall require the following approvals to be effective: (1) if GM votes in favor of the matter, the approval of at least one-third of the non-GM Noteholders (determined by principal amount); or (2) if GM does not vote in favor of the matter, the approval of at least two-thirds of the non-GM Noteholders (determined by principal amount). No other special voting rights shall be included in the 2nd lien credit agreement.

▪	Third party financing source (i.e., the initial purchaser or underwriter) will have the right, through the emergence date, to replace GM on up to $500 million (net of OID) of the note being provided to GM in which case cash in the amount of any such replacement shall be paid to GM and its note (net of OID) shall be reduced by such amount.

▪	If the 1st lien exit financing is greater than $3.7 billion (net of OID), an amount of cash equal to such excess (the “Excess Amount”) will be paid to GM as part of its recovery and the 2nd lien financing will be reduced by such amount (with at least 50% of the remaining 2nd lien financing allocated to the third party financing source), provided that the sum of (i) undrawn availability plus any open letters of credit up to $100 million pursuant to an ABL revolving credit facility and (ii) Delphi’s pro forma consolidated cash as of the Effective Date (excluding the Excess Amount

[1]	For all purposes of this Exhibit, OID excludes any fees paid to underwriters or agents

[2]	To the extent that the ABL revolving credit facility (to the exclusion of any other portion of the 1st lien exit facility) has a first priority lien on any assets and the term loan portion of the 1st lien financing has a 2nd lien, the notes subject to the 2nd lien financing shall have a third lien on such assets.

and after giving pro forma effect to the $1.5 billion cash payment to GM in connection with the 414(l) transaction) (the “Liquidity Amount”) is at least $3.189 billion. In the event that the Liquidity Amount is less than $3.189 billion, then any Excess Amount shall be retained by Delphi up to the point that the amount of such Excess Amount retained plus the Liquidity Amount equals $3.189 billion and the remaining amount shall be paid to GM and the 2nd lien financing will be reduced by such amount paid to GM as provided above.
o	GM shall not have registration rights with respect to the GM Note.

o	Subject to the following sentence, the collateral and guarantee package for the 2nd lien financing will be substantially the same as that for the 1st lien financing. The 2nd lien facility shall not have a lien on the assets (other than the stock of the first tier foreign subsidiaries) solely securing the European portions of the 1st lien facility.

o	The GM Note shall be subject to a 6 month lock-up from the effectiveness of the Plan of Reorganization, provided however that, during such lock-up period, GM shall not be restricted from selling second lien notes if such notes are sold to investors at a price at least equal to par less any original issue discount (the “Threshold Price”), or below the Threshold Price, if GM makes a pro rata payment to the other holders of 2nd lien notes equal to the product of (i) the absolute difference (measured in basis points) between the actual price at which GM notes are sold by GM and the Threshold Price and (ii) the face amount of the 2nd lien notes held by others prior to giving effect to the sale of the GM notes.

2

Cooperation with Marketing	At any time and from time to time after the six month anniversary of the effectiveness of the Plan of Reorganization (or sooner after such effectiveness if the anticipated sales of the notes shall be in accordance with the foregoing provisions of Exhibit F), upon the delivery of a notice from GM that it intends to market no less than $175 million in principal amount of the Notes with a proposed closing date no less than 20 days from the date of such notice, the Company shall use commercially reasonable efforts to take all actions that GM may reasonably request as being required in connection with the marketing, sale or syndication of the Notes, including, as soon as reasonably practical, (i) assisting in the preparation of a confidential information memorandum and other marketing material, and if the Notes are not then rated, rating agency material, (ii) making appropriate officers of the Company available for meetings and/or calls with potential lenders, and if the Notes are not then rated, rating agencies, at such times and places as GM may reasonably request, (iii) subject to reasonably satisfactory confidentiality arrangements, provide all information concerning the Company reasonably requested by GM for the successful marketing, sale or syndication of the Notes, and (iv) subject to reasonably satisfactory confidentiality arrangements, provide to GM the names, and contact details of, and the amount of Notes held by all other holders of Notes. In connection with any marketing, sale or syndication of the Notes, the Company will cause its officers to execute and deliver all customary documents reasonably requested under the circumstances by GM, its counsel and any book running managers or syndication agents and to the extent requested by GM will otherwise provide GM with reasonable and customary cooperation and assistance under the circumstances. GM and the Company shall each bear their own out of pocket expenses and other costs incurred in connection with the foregoing (it being understood that GM shall pay the fees and expenses of any book running mangers or syndication agents engaged in the marketing of the Notes that GM holds).

3

Notwithstanding the foregoing, in no event shall the Company be required to (A) take any actions that are not customarily taken by issuers in connection with the initial issuance of indebtedness similar to the Notes, (B) enter into any agreements with any book running manager or syndication agent other than, if the conditions set forth in the following sentence are satisfied, any such agreement that both (I) is with one or more nationally recognized investment banks, and (II) does not impose any obligation on the Company other than (x) customary and reasonable indemnifications under the circumstances and (y) other obligations consistent with the foregoing provisions of this section, (C) amend or otherwise modify the terms of the Notes or (D) agree to not issue or market other indebtedness during the marketing period for the Notes

The Company shall not be obligated to enter into any such agreements with any such book running manager or syndication agent unless: (i) the Company has approved such book running manager or syndication agent, such approval not to be unreasonably withheld; (ii) the Company has the right to approve, such approval not to be unreasonably withheld, any confidential offering memorandum and all other marketing material and, if the Notes are not then rated, rating agency material to be used in connection with such marketing, sale or syndication of the Notes; and (iii) the indemnifications by the Company set forth therein have exceptions for willful misconduct or gross negligence on the part of GM, the book running manager(s) or syndication agent(s) and other customary and reasonable exceptions.

4

EXHIBIT G
SUMMARY OF TERMS OF SERIES C PREFERRED STOCK
     Set forth below is a summary of indicative terms for the preferred stock of Delphi Corporation to be issued to General Motors Corporation pursuant to a Plan of Reorganization of Delphi Corporation under chapter 11 of the Bankruptcy Code. No party shall be bound by the terms hereof and only execution and delivery of definitive documentation relating to the transaction shall result in any binding or enforceable obligations of any party relating to the transaction.

Issuer:	Delphi Corporation (the “Company”), a corporation organized under the laws of Delaware and a successor to Delphi Corporation, as debtor in possession in the chapter 11 reorganization case (the “Bankruptcy Case”) pending in the United States Bankruptcy Court for the Southern District of New York.

Series C Preferred	General Motors Corporation (“GM”).
Stock Holder:

Securities to be Issued:	26,666,667 shares of Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”) with a stated value of $45 per share (the “Stated Value”).

Liquidation Preference:	In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each share of Series C Preferred Stock shall receive, out of legally available assets of the Company, a preferential distribution in cash in an amount equal to the Stated Value plus any unpaid dividends to which it is entitled. Consolidation or merger or sale of all or substantially all of the assets of the Company shall not be a liquidation, dissolution or winding up of the Company.

Ranking:	Junior to the Company’s Series A-1 Senior Convertible Preferred Stock, Series A-2 Senior Convertible Preferred Stock and Series B Senior Convertible Preferred Stock (the “Senior Preferred Stock”) with respect to any distributions upon liquidation, dissolution or winding up of the Company. Senior to Common Stock with respect to any distributions upon liquidation, dissolution, winding up of the Company. The Company shall be permitted to issue new capital stock that is senior to or pari passu with the Series C Preferred Stock with respect to distributions upon liquidation, dissolution or winding up and other rights.

While any bankruptcy event is pending: (i) there shall be no dividends or other distributions on shares of Common Stock or other securities that do not, by their terms, rank senior to or pari passu with the Series C Preferred Stock (“Junior Stock”) or any purchase, redemption, retirement or other acquisition for value or other payment in respect of Junior Stock unless the Series C Preferred Stock is paid its Stated Value plus any dividends to which it is entitled in full; and (ii) there shall be no such dividends, distributions, purchases, redemptions, retirement, acquisitions or payments on Junior Stock in each case in cash unless the Series C Preferred Stock has first been paid in full in cash its Stated Value plus any unpaid dividends to which it is entitled.

Conversion of Preferred Stock into Common Stock:	Each share of Series C Preferred Stock shall be convertible at any time, without any payment by the Series C Preferred Stock Holder, into a number of shares of Common Stock equal to (i) the Stated Value divided by (ii) the Conversion Price. The Conversion Price shall initially be $45, subject to adjustment from time to time pursuant to the anti-dilution provisions of the Series C Preferred Stock (as so adjusted, the “Conversion Price”). The anti-dilution provisions will be identical to the anti-dilution protection afforded to the Series B Senior Convertible Preferred Stock.[1] Any unpaid dividends to which the Series C Preferred Stock is entitled shall be paid upon any such conversion.

Any Series C Preferred Stock held by GM or its affiliates that is converted into Common Stock shall be converted into shares of Common Stock which, so long as such shares are held by GM or its affiliates, cannot be voted other than with respect to (a) an NPIF Transaction (as defined below) and (b) a Change of Control Transaction (as defined below) in which the consideration to be paid for such shares of Common Stock held by GM or its affiliates is not (i) equal to or greater than $45 per share of such Common Stock (with such $45 per share consideration to be proportionally adjusted to reflect any stock splits or stock recombinations effecting such shares of Common Stock) and (ii) paid in full in cash; provided, that upon the transfer by GM or its affiliates of such Common Stock to a transferee that is not GM or an affiliate of GM, the restriction on voting such Common Stock shall no longer apply.

Dividends:	None, except that if any dividends are declared and paid on the Common Stock, each share of Series C Preferred Stock shall be entitled to receive the dividends that would have been payable on the number of shares of Common Stock that would have been issued with respect to such share had it been converted into Common Stock immediately prior to the record date for such dividend (“Dividend Participation”). At such time as the Company has declared and paid four consecutive quarterly cash

[1]	If a “Fundamental Change” occurs (i.e., merger, consolidation, asset sale, etc.) in which all or substantially all Common Stock is exchanged for or converted into stock, other securities, cash or assets, the Senior Preferred Stock has the right upon any subsequent conversion to receive the kind and amount of stock, other securities, cash and assets that it would have received if it had been converted immediately prior thereto. Series C Preferred Stock will also get this.

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dividends on Common Stock and paid the Dividend Participation in full on the Series C Preferred Stock, the Series C Preferred Stock shall no longer be entitled to Dividend Participation.

Voting Rights:	The Series C Preferred Stock will not have any voting rights, except with respect to a Change of Control Transaction (as defined below) in which adequate provision is not made for the Series C Preferred Stock to be paid Stated Value and any unpaid dividends to which it is entitled in full in cash (an “NPIF Transaction”), it being understood that the making of the cash tender offer referred to in “Change of Control” below shall be deemed to constitute adequate provision being made for payment in full in cash; provided, that nothing shall prohibit the Series C Preferred Stock from being voted in any manner to the extent required by Section 242(b)(2) of the Delaware General Corporation Law. With respect to an NPIF Transaction, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the votes that it would otherwise have on an “as converted” basis. Upon a transfer by GM or its affiliates of the Series C Preferred Stock to someone other than GM or its affiliates in which there is no automatic conversion into Common Stock, as provided below under “Transferability,” the Series C Preferred Stock will vote, on an “as converted” basis, together with the holders of the Common Stock, on all matters submitted to the holders of Common Stock.

Mandatory Redemption:	So long as no bankruptcy event is pending, the Company shall redeem up to $1 billion of outstanding Series C Preferred Stock to the extent of the proceeds received from exercise, within the six months following the effective date of the Company’s plan of reorganization, of warrants to be issued to the existing Common Stock holders pursuant to the Company’s plan of reorganization. Any such redemption of shares of Series C Preferred Stock shall be by payment in cash equal to the Stated Value plus any unpaid dividends to which it is entitled.

Transferability:	Upon any direct or indirect sale, transfer, assignment, pledge or other disposition (a “Transfer”) of any Series C Preferred Stock (other than a Transfer to an affiliate of GM or any Transfer completed at a time when there is a pending acceleration under the Company’s exit financing facility or any refinancing thereof), such Transferred Series C Preferred Stock shall automatically be converted into Common Stock at the then applicable Conversion Price.

The Series C Preferred Stock and the shares of Common Stock underlying such Series C Preferred Stock, or any interest or participation therein shall be subject to the same 90-day transfer restriction applicable to Series B Senior Convertible Preferred Stock.

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Amendments:	No provision of the certificate of designations for the Series C Preferred Stock may be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of a majority in aggregate Stated Value of the then outstanding Series C Preferred Stock.

Registration Rights:	GM shall be a party to the Registration Rights Agreement to which the holders of the Senior Preferred Stock are a party and GM and its affiliates shall be entitled to the same registration rights with respect to Common Stock underlying Series C Preferred Stock, which shall be deemed to be registrable securities, as are available with respect to the shares of Common Stock underlying the Series B Preferred Stock (other than with respect to the demand registration granted to holders of a majority of shares of Series B Preferred Stock). As a party to the Registration Rights Agreement, GM and its affiliates shall also be entitled to one demand registration (without the consent of any holders of the Senior Preferred Stock) in addition to the demand registrations after the Company is eligible to use Form S-3; provided, however, that any transferees of the shares of Common Stock underlying the Series C Preferred Stock, other than GM or an affiliate of GM, shall not be entitled to such demand registration (but shall be entitled to piggyback rights under the Registration Rights Agreement, subject to customary cutback provisions).

Change of Control:	In a merger, consolidation or sale of the Company involving a change of control of the Company (a “Change of Control Transaction”), holders of Series C Preferred Stock may elect to require (the “Change of Control Put”) that such holder’s shares of Series C Preferred Stock be redeemed by the Company for consideration, payable in cash and/or freely tradable marketable securities equal to the greater of (i) the consideration with a value equal to the fair market value of the Series C Preferred Stock and (ii) the Stated Value plus any unpaid dividends to which it is entitled. The Series C Preferred Stock may only receive payment with respect to its Change of Control Put if each holder of Senior Preferred Stock who has elected to exercise its redemption option in a Change of Control Transaction has first received payment in full in cash and/or freely tradable marketable securities upon exercise of its redemption option. The Company may not engage in any Change of Control Transaction unless adequate provision is made for the payment of the Change of Control Put in full. For the purpose of this provision, equity securities that are listed on a national stock exchange and debt that is registered, or 144A debt instruments which contain customary A/B exchange registration rights, shall be marketable securities.

The holders of Senior Preferred Stock also have a redemption right with respect to a Change of Control Transaction (the “Senior Put Option”).

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The holders of Series C Preferred Stock shall be entitled to receive, as consideration in a Change of Control Put, the same percentage of cash consideration as was paid or, but for the failure of the holders of Senior Preferred Stock to exercise the Senior Put Option, would have been paid to the holders of Senior Preferred Stock in connection with the exercise of a Senior Put Option; provided, that no holder of Series C Preferred Stock shall be entitled to any cash consideration upon exercise of a Change of Control Put if such cash consideration would result in Series C Preferred Stock receiving more cash, in the aggregate, than would have been payable to all holders of Senior Preferred Stock upon exercise of their Senior Put Options (unless holders of Senior Preferred Stock are entitled to receive payment on the exercise of the Senior Put Option of 100% in cash, in which case there shall be no limit on the cash payable to Series C Preferred Stock with respect to a Change of Control Put).

In the event of a Change of Control Put where all or a part of the consideration to be received is marketable securities, the fair market value of such securities shall be determined as follows:

• If the consideration to be received is an existing publicly traded security, the fair market value shall be determined based on the market value of such security.

•     If the consideration to be received is not an existing publicly traded security, the fair market value (taking into account the liquidity of such security) shall reasonably be determined by the board of directors of the Company in good faith. If the holders of the Series A, B or C Preferred Stock object to the valuation of the board of directors, they may request that an appraisal be conducted to determine the fair market value of the consideration (taking into account the liquidity of such security). If such a request is made, the determination of the fair market value of the consideration shall be made by a nationally recognized investment banking, appraisal or valuation firm selected by the holders of the Series A, B and C Preferred Stock. If such holders cannot agree on a mutually acceptable appraisal firm, then the holders of the Series A-1 and A-2 Senior Convertible Preferred Stock, on the one hand, and the Series C Preferred Stock, on the other hand, shall each choose one appraisal firm and the respective chosen firms shall agree on another appraisal firm which shall make the determination. The cost of such appraisal shall be borne by the Company.

• The determination of the fair market value of the consideration received in a Change of Control Transaction shall be determined within appropriate time periods to be agreed upon.

If, in connection with any Change of Control, the Company (or the

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acquiring company) makes a cash tender offer for all outstanding Senior Preferred Stock and Series C Preferred Stock, for at least the Stated Value of such securities (plus any accrued and/or unpaid dividends to which such securities are entitled), then the Change of Control Put right shall be deemed to have been satisfied.

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Exhibit K
Amendment to the Delphi-GM Master Restructuring Agreement (to be included in Plan Exhibit 7.20(b))

EXECUTION COPY
FIRST AMENDMENT TO THE MASTER RESTRUCTURING AGREEMENT
          THIS FIRST AMENDMENT TO THE MASTER RESTRUCTURING AGREEMENT (this “Amendment”), is dated as of October 29, 2007, by and between Delphi Corporation (“Delphi”) and General Motors Corporation (“GM”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement.
          WHEREAS, the Debtors commenced jointly administered cases under the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as amended and in effect on October 8, 2005, in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);
          WHEREAS, Delphi and GM have entered into a Master Restructuring Agreement dated as of September 6, 2007 (the “Agreement”); and
          WHEREAS, Delphi and GM have agreed to amend the Agreement pursuant to this Amendment.
          NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the parties hereto hereby agrees as follows:
1.	Section 1.64 “Delphi Retained Employment Liabilities”. The words “Employment Transfer Date” in the last sentence of the definition of “Delphi Retained Employment Liabilities” are hereby deleted and replaced with the words “the date the Employment Transfer takes place”.

2.	Section 1.82 “Excess Steering Proceeds”. In the fourth line of the definition of “Excess Steering Proceeds”, the words “Steering Business” are hereby deleted and replaced with the words “Global Steering Business”.

3.	New Section 1.119(a) “JOBs”. The following Section 1.119(a) shall be added to the Agreement after Section 1.119 thereof:
          ““JOBs banks” shall mean the Job Opportunity Bank — Security Program as defined in the applicable Labor MOU.”

4.	Section 1.123 “Labor Cost Amount”. In the two instances in which they appear in the definition of “Labor Cost Amount”, the words “UAW Keep Sites” are hereby deleted and replaced with the words “UAW Keep Facilities”.

5.	Section 1.152 “Plan”. Section 1.152 is amended by adding the words “and amended as per the amended terms filed with the Bankruptcy Court on October 29, 2007” after the words “September 6, 2007”.

6.	Section 1.180 “Settlement Agreement”. Section 1.180 is hereby replaced in its entirety with the following: ““Settlement Agreement” shall mean the Global Settlement Agreement, by and between Delphi, on behalf of itself and certain of its subsidiaries and Affiliates, and GM, dated as of September 6, 2007, as amended.”

7.	Section 3.01(c). The words “UAW Sale Facilities” in Section 3.01(c) are hereby deleted and replaced with the words “Sale Facilities”.

8.	Section 3.04. In the two instances in which they appear, the words “UAW Facilities” in Section 3.04 are hereby deleted and replaced with the words “UAW Keep Facilities”.

9.	Section 3.05. In the two instances in which they appear, the words “IUE-CWA Facilities” in Section 3.05 are hereby deleted and replaced with the words “IUE-CWA Keep Facilities”.

10.	Section 4.01(a)(i). The words “Keep Facilities” in Section 4.01(a)(i) are hereby deleted and replaced with the words “ UAW Keep Facilities, the IUE-CWA Keep Facilities”.

11.	Section 4.02(d). The words “Footprint Sites” in Section 4.02(d) are hereby deleted and replaced with the words “Footprint Facilities”.

12.	Section 4.02(e). The words “Base Monthly Warranty Cost” in Section 4.02(e) are hereby deleted and replaced with the words “Base Monthly Warranty Level”.

13.	Section 5.01(a)(iii) “Financial Services Supply Agreement”. Section 5.01(a)(iii) is hereby replaced in its entirety with the following: “Reserved;”

14.	Section 5.01(a)(xii) “Technology Transfer Agreement”. Section 5.01(a)(xii) is hereby replaced in its entirety with the following: ““Technology Transfer Agreement. The GM-Delphi Technology Transfer Agreement between Delphi Technologies, Inc. and GM dated December 4, 1998 (the “Technology Transfer Agreement”), which is attached hereto as Exhibit 5.01(a)(xii);”

15.	Section 7.05. Section 7.05 is hereby replaced in its entirety with the following:

“Cooperation with Financial Reporting.
     (a) Delphi acknowledges that (i) GM may have various reporting and disclosure obligations under US generally accepted accounting principles and US federal securities rules and regulations as a result of GM’s commercial relationship with Delphi and GM’s entry into and obligations under this Agreement and the Settlement Agreement, and (ii) GM’s compliance with such reporting and disclosure requirements may require Delphi to, among other things, provide GM with certain information and access to information. Delphi shall cooperate with GM to reach an agreement as soon as practicable on the parameters of Delphi’s obligation to reasonably cooperate with GM to enable GM to comply with its reporting and disclosure requirements under the US generally accepted accounting principles and US federal securities rules and regulations.
     (b) Defaults and disputes arising under this section 7.05 or the agreement referred to in subsection (a) hereto governing Delphi’s cooperation with GM’s reporting and disclosure requirements shall be governed by and settled in accordance with section 7.11 of this Agreement.”
16.	Effect of Amendment. On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Agreement shall be deemed to mean the Agreement as amended by this Amendment. This Amendment shall operate as an amendment of the provisions of the Agreement referred to specifically herein. The amendments to the Agreement contemplated by this Amendment are limited precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Agreement. Except as specifically amended by this Amendment and as set forth in the preceding sentence, the Agreement, subject to the provisions of Article VI thereof, shall remain in full force and effect. Except as expressly provided herein, this Amendment shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement.

17.	Miscellaneous. The provisions of Sections 7.10, 7.11, 7.12, 7.13, 7.14, 7.16, 7.17, 7.18, 7.19, 7.20, 7.21, 7.22, 7.23, 7.24, 7.25, 7.26 and 7.27 of the Agreement shall apply to this Amendment.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DELPHI CORPORATION			GENERAL MOTORS CORPORATION

By:			By:

	Name:	John D. Sheehan		Name:	Frederick A. Henderson
	Title:	Vice President, Chief		Title:	Vice Chairman and Chief
		Restructuring Officer			Financial Officer